Exhibit 4.1.

Private and Confidential

Dated 16 July 2020

THE ENTITIES LISTED IN SCHEDULE 1

as Borrowers

ABN AMRO BANK N.V.

CITIGROUP GLOBAL MARKETS LIMITED

NORDEA BANK ABP, FILIAL I NORGE

and

HSBC BANK PLC

as mandated lead arrangers

and

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK

UNICREDIT BANK AG

and

NATIONAL AUSTRALIA BANK LIMITED

as arrangers

(together, the Arrangers)

with

ABN AMRO BANK N.V.

as Agent

ABN AMRO BANK N.V.

as Security Agent

ABN AMRO BANK N.V.

CITIGROUP GLOBAL MARKETS LIMITED

and

NORDEA BANK ABP, FILIAL I NORGE

as Bookrunners

guaranteed by

GASLOG LTD.

GASLOG CARRIERS LTD.

GASLOG PARTNERS LP

and

GASLOG PARTNERS HOLDINGS LLC

FACILITIES AGREEMENT

for

$576,887,500

Term Loan and Revolving Credit Facilities

Contents

Clause		Page

1	Definitions and interpretation	1

2	The Facilities	29

3	Purpose	31

4	Conditions of Utilisation	31

5	Utilisation	33

6	Repayment	36

7	Illegality, prepayment and cancellation	38

8	Interest	43

9	Interest Periods	44

10	Changes to the calculation of interest	44

11	Fees	46

12	Tax gross-up and indemnities	46

13	Increased Costs	51

14	Other indemnities	52

15	Mitigation by the Lenders	55

16	Costs and expenses	55

17	Guarantee and indemnity	56

18	Representations	62

19	Information undertakings	70

20	Financial covenants	74

21	General undertakings	78

22	Dealings with Ship	85

23	Condition and operation of Ship	89

24	Insurance	93

25	Minimum security value	97

26	Chartering undertakings	100

27	Bank accounts	102

28	Business restrictions	103

29	Events of Default	106

30	Changes to the Lenders	112

31	Changes to the Obligors/Restriction on Debt Purchase Transactions	116

32	Roles of Agent, Security Agent and Arrangers	118

33	Conduct of business by the Finance Parties	139

34	Sharing among the Finance Parties	140

35	Payment mechanics	141

36	Set-off	146

37	Notices	146

38	Calculations and certificates	149

39	Partial invalidity	149

40	Remedies and waivers	149

41	Amendments and grant of waivers	149

42	Counterparts	155

43	Confidentiality	155

44	Governing law	160

45	Enforcement	161

Schedule 1 The original parties		162

Schedule 2 Ship information		172

Schedule 3 Conditions precedent		173

Schedule 4 Utilisation Request		179

Schedule 5 Selection Notice		181

Schedule 6 Form of Compliance Certificate		183

Schedule 7 Form of Transfer Certificate		185

Schedule 8 Forms of Notifiable Debt Purchase Transaction Notice		188

Schedule 9 Table of Repayment Instalments		190

THIS AGREEMENT is dated 16 July 2020, and made between:

(1)                    THE ENTITIES listed in Schedule 1 (The original parties) as borrowers (the Borrowers);

(2)                    GASLOG LTD. (the Parent);

(3)                    GASLOG CARRIERS LTD. (GasLog Carriers);

(4)                    GASLOG PARTNERS LP (MLP);

(5)                    GASLOG PARTNERS HOLDINGS LLC (GPHL);

(6)                    ABN AMRO BANK N.V., CITIGROUP GLOBAL MARKETS LIMITED, NORDEA BANK ABP, FILIAL I NORGE and HSBC BANK PLC as mandated lead arrangers and CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, NATIONAL AUSTRALIA BANK LIMITED and UNICREDIT BANK AG as arrangers (whether acting individually or together, the Arrangers);

(7)                    THE FINANCIAL INSTITUTIONS listed in Schedule 1 (The original parties) as lenders (the Original Lenders);

(8)                    ABN AMRO BANK N.V., CITIGROUP GLOBAL MARKETS LIMITED and NORDEA BANK ABP, FILIAL I NORGE as bookrunners (whether acting individually or together, the Bookrunner);

(9)                    ABN AMRO BANK N.V. as Agent of the other Finance Parties (the Agent); and

(10)             ABN AMRO BANK N.V., as security agent and trustee for and on behalf of the other Finance Parties (the Security Agent).

IT IS AGREED as follows:

1                            Definitions and interpretation

1.1                   Definitions

In this Agreement and (unless otherwise defined in the relevant Finance Document) the other Finance Documents:

Acceptable Bank means:

(a)                    a bank or financial institution which has a rating for its long-term unsecured and non credit-enhanced debt obligations of “A-” or higher by Standard & Poor’s Rating Services or Fitch Ratings Ltd or “Baa1” or higher by Moody’s Investor Services Limited or a comparable rating from another internationally recognised credit rating agency; or

(b)                   any other bank or financial institution approved by the Majority Lenders,

and which is approved by the Borrowers.

Account means any bank account, deposit or certificate of deposit opened, made or established in accordance with clause 27 (Bank accounts).

Account Bank means, in relation to any Account, ABN AMRO Bank N.V., acting through its office at Gustav Mahlerlaan 10, 1082 PP Amsterdam, The Netherlands (or any of its Affiliates) or otherwise another bank or financial institution approved by the Majority Lenders at the request of the Borrowers.

Account Holder(s) means, in relation to any Account, the Obligor(s) in whose name(s) that Account is held.

Account Security means, in relation to an Account, a deed or other instrument executed by the relevant Account Holder(s) in favour of the Security Agent and/or any other Finance Parties in an agreed form conferring a Security Interest over that Account.

Accounting Reference Date means 31 December or such other date as may be approved by the Majority Lenders.

Active Guarantor means, at any relevant time, a Guarantor who is at that time liable under the Guarantee for amounts owing under, or in relation to the Loans (having regard for that purpose to the provisions of clauses 17.10 (Limited recourse) and 17.11 (Termination of limited recourse)).

Affiliate means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

Agent includes any person who may be appointed as agent for the other Finance Parties under clause 32.12 (Resignation of the Agent) or any other provision of this Agreement.

Annual Financial Statements has the meaning given to it in clause 19.1 (Financial statements).

Approved Brokers means each of Affinity LNG LLP, Clarksons Platou Group, Braemar ACM Shipbroking, Fearnleys AS, Simpson, Spence & Young Ltd and Poten & Partners (London) or any other independent firm of shipbrokers agreed in writing from time to time between the Borrowers and the Agent (acting on the instructions of the Majority Lenders).

Approved Exchange means NYSE or NASDAQ or any other reputable stock exchange agreed by the Parent and the Majority Lenders.

Approved Flag State means each of Bermuda, Cayman Islands, Hellenic Republic, Cyprus, Hong Kong, Malta, Marshall Islands, Panama, Singapore or the United Kingdom.

Approved Technical Managers means each of the Parent, any wholly-owned subsidiary of the Parent or any other independent technical manager entity agreed in writing from time to time between the Borrowers and the Agent (acting on the instructions of the Majority Lenders).

Auditors means one of PricewaterhouseCoopers, Ernst & Young, KPMG or Deloitte & Touche or another firm proposed by the Borrowers and approved by the Majority Lenders from time to time (provided that if the approval of Auditors as set out in this definition becomes contrary to any applicable law, directive or regulation, and the Majority Lenders so require, the Obligors agree that they will make such amendment to this definition as will be agreed between the Borrower and the Majority Lenders so as to ensure compliance with such law, directive or regulation).

Available Facility means the Available Term Loan Facility and the Available Revolving Loan Facility.

Available Revolving Loan Facility means, at any relevant time, such part of the Total Revolving Loan Commitments (drawn and undrawn) which is available for borrowing under this Agreement at such time in accordance with clause 4 (Conditions of Utilisation) to the extent that such part of the Total Revolving Loan Commitments is not cancelled or reduced under this Agreement.

Available Term Loan Facility means, at any relevant time, such part of the Total Term Loan Commitments (drawn and undrawn) which is available for borrowing under this Agreement at such time in accordance with clause 4 (Conditions of Utilisation) to the extent that such part of the Total Term Loan Commitments is not cancelled or reduced under this Agreement.

Basel II Accord means the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 as updated prior to, and in the form existing on, the date of this Agreement, excluding any amendment thereto arising out of the Basel III Accord or Reformed Basel III.

Basel II Approach means, in relation to any Finance Party, either the Standardised Approach or the relevant Internal Ratings Based Approach (each as defined in the Basel II Regulations applicable to such Finance Party) adopted by that Finance Party (or any of its Affiliates) for the purposes of implementing or complying with the Basel II Accord.

Basel II Regulation means:

(a)                    any law or regulation in force as at the date hereof implementing the Basel II Accord (including the relevant provisions of CRD IV and CRR) to the extent only that such law or regulation re-enacts and/or implements the requirements of the Basel II Accord but excluding any provision of such law or regulation implementing the Basel III Accord; and

(b)                   any Basel II Approach adopted by a Finance Party or any of its Affiliates.

Basel III Accord means, together:

(a)                     the agreements on capital requirements, a leverage ratio and liquidity standards contained in “Basel III: A global regulatory framework for more resilient banks and banking systems”, “Basel III: International framework for liquidity risk measurement, standards and monitoring” and “Guidance for national authorities operating the countercyclical capital buffer” published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

(b)                    the rules for global systemically important banks contained in “Global systemically important banks: assessment methodology and the additional loss absorbency requirement - Rules text” published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(c)                     any further guidance or standards published by the Basel Committee on Banking Supervision relating to “Basel III”,

other than, in each such case, the agreements, rules, guidance and standards set out in Reformed Basel III as amended, supplemented or restated.

Basel III Increased Cost means an Increased Cost which is attributable to the implementation or application of or compliance with any Basel III Regulation (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates).

Basel III Regulation means any law or regulation implementing the Basel III Accord (including the relevant provisions of CRD IV and CRR) save and to the extent that it re-enacts a Basel II Regulation and excluding any such law or regulation which implements Reformed Basel III.

Break Costs means the amount (if any) by which:

(a)                    the interest (excluding the Margin) which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)                   the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

Business Day means a day (other than a Saturday or Sunday) on which banks are open for general business in London, Oslo, Amsterdam, Athens, Paris, Munich and (in relation to any date for payment or purchase of dollars) New York.

Change of Control occurs if:

(a)                    a person or persons, acting in concert (other than the Permitted Holders or any of them) have or acquire the right or the ability to control, either directly or indirectly, the affairs or composition of the majority of the board of directors (or equivalent) of the Parent; or

(b)                   the Parent ceases to control, directly or indirectly, the affairs or the composition of the board of directors (or equivalent) of the Holding Company of any of the Borrowers; or

(c)                    the Parent ceases to control, directly or indirectly, the affairs or the composition of the board of directors (or equivalent) of the MLP; or

(d)                   GasLog Carriers ceases to control, directly or indirectly, any Borrower, unless (following a Dropdown relating to a Borrower and provided no Reverse Dropdown has occurred relating to the same Borrower) all of the issued and outstanding shares (including the voting shares) of such Borrower are legally and beneficially (directly or indirectly through GPHL) owned by MLP; or

(e)                    any of the issued and outstanding shares (including the voting shares) of any Borrower cease to be legally and beneficially owned by the Parent or GasLog Carriers unless (following a Dropdown relating to a Borrower and provided no Reverse Dropdown has occurred relating to the same Borrower) all of the issued and outstanding shares (including the voting shares) of such Borrower are legally and beneficially (directly or indirectly through GPHL) owned by MLP; or

(f)                      GasLog Carriers ceases to be a wholly-owned subsidiary of the Parent; or

(g)                   GPHL ceases to be a wholly-owned subsidiary of MLP; or

(h)                    GasLog Partners GP LLC ceases to be a wholly-owned subsidiary of the Parent; or

(i)                        GasLog Partners GP LLC ceases to be the general partner of MLP,

in any case without the prior written consent of the Agent (acting with the authorisation of the Majority Lenders).

Charged Property means all of the assets of the Obligors which from time to time are, or are expressed or intended to be, the subject of the Security Documents.

Charter means, in relation to a Ship, the charter commitment (if any) for that Ship details of which are provided in Schedule 2 (Ship information), or (where the conditions in proviso (ii) of clause 29.21 (Charters) have been satisfied in accordance with such proviso in respect of that Ship), the relevant Replacement Charter for that Ship, in each case as it may be amended from time to time.

Charter Assignment means, in relation to a Ship and its Charter Documents, an assignment by the relevant Owner of its interest in such Charter Documents in favour of the Security Agent in the agreed form.

Charter Documents means, in relation to a Ship, the Charter (if any) of that Ship, any documents supplementing it and any guarantee or security given by any person to the relevant Owner for the relevant Charterer’s obligations under it.

Charter Guarantee means, in relation to a Ship and a Charter for that Ship, any guarantee issued by any person to the relevant Owner for the relevant Charterer’s obligations under the relevant Charter.

Charter Guarantor means, in relation to a Ship and a Charter Guarantee relevant to it, the person giving such guarantee.

Charterer means, in relation to a Ship, the charterer named in Schedule 2 (Ship information) as charterer of that Ship or (where the conditions specified in proviso (ii) of clause 29.21 (Charters) have been satisfied in accordance with such proviso in respect of that Ship), the person chartering that Ship under the relevant Replacement Charter for that Ship.

Classification means, in relation to a Ship, the classification specified in respect of such Ship in Schedule 2 (Ship information) with the relevant Classification Society or another classification approved by the Majority Lenders as its classification (such approval not to be unreasonably withheld), at the request of the relevant Owner.

Classification Society means, in relation to a Ship, the classification society specified in respect of such Ship in Schedule 2 (Ship information) or any one of Det Norske Veritas, American Bureau of Shipping, Lloyd’s Register of Shipping, Bureau Veritas, Korean Register, China Classification Society, Nippon Kaiji Kyokai or another classification society which is member of the International Association of Classification Societies (IACS) (or, if such association no longer exists, any similar association nominated by the Agent) approved by the Majority Lenders as its Classification Society (such approval not to be unreasonably withheld or delayed), at the request of the relevant Owner.

Code means the US Internal Revenue Code of 1986, as amended.

Commercial Manager means, in relation to a Ship, (a) the Parent (up to the first Utilisation Date) or (b) GasLog LNG Services Ltd. of Bermuda (whose appointment as Commercial Manager of each Ship shall be effective on and from the first Utilisation Date) or (c) another manager appointed as the commercial manager of that Ship by the relevant Owner in accordance with clause 22.3 (Manager).

Commitment means, in relation to a Lender, its Term Loan Commitment and its Revolving Loan Commitment.

Compliance Certificate means a certificate substantially in the form set out in Schedule 6 (Form of Compliance Certificate) or otherwise approved.

Confidential Information means all information relating to an Obligor, the Group, the MLP Group, the Finance Documents, the Charter Documents for each Ship or any other charter commitments (to the extent such information is confidential as a matter of law or contract) for each Ship or the Facilities of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or the Facilities from either:

(a)                      any Group Member or any of its advisers; or

(b)                     another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any Group Member or any of its advisers,

in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes:

(i)                           information that:

(A)                   is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of clause 43 (Confidentiality); or

(B)                   is identified in writing at the time of delivery as non-confidential by any Group Member or any of its advisers; or

(C)                   is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that

Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Group or the MLP Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality; and

(ii)                        any Funding Rate.

Confidentiality Undertaking means a confidentiality undertaking substantially in the form recommended by the Loan Market Association or in any other form agreed between the Borrowers and the Agent.

Constitutional Documents means, in respect of an Obligor, such Obligor’s memorandum and articles of association, by-laws or other constitutional documents including as referred to in any certificate relating to an Obligor delivered pursuant to Schedule 3 (Conditions precedent).

CRD IV means the directive 2013/36/EU of the European Union on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms.

CRR means the regulation 575/2013 of the European Union on prudential requirements for credit institutions and investment firms.

Debt Purchase Transaction means, in relation to a person, a transaction where such person:

(a)                    purchases by way of assignment or transfer;

(b)                   enters into any sub-participation in respect of; or

(c)                    enters into any other agreement or arrangement having an economic effect substantially similar to a sub-participation in respect of,

any Commitment or amount outstanding under this Agreement.

Deed of Covenant means, in relation to a Ship, a first deed of covenant (including a first assignment of its interest in the Ship’s Insurances, Earnings and Requisition Compensation) in respect of such Ship by the relevant Owner in favour of the Security Agent in the agreed form.

Default means an Event of Default or any event or circumstance which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of them) be an Event of Default.

Defaulting Lender means any Lender:

(a)                    which has failed to make its participation in a Loan available or has notified the Agent that it will not make its participation in a Loan available by the Utilisation Date of that Loan in accordance with clause 5.4 (Lenders’ participation);

(b)                   which has otherwise rescinded or repudiated a Finance Document; or

(c)                    with respect to which an Insolvency Event has occurred and is continuing,

unless, in the case of paragraph (a) above:

(i)                           its failure to pay is caused by:

(A)                     administrative or technical error; or

(B)                     a Payment Disruption Event; and,

payment is made within 3 Business Days of its due date; or

(ii)                        the Lender is disputing in good faith whether it is contractually obliged to make the payment in question.

Delegate means any delegate, agent, attorney, additional trustee or co-trustee appointed in writing by the Security Agent under the terms of any Finance Document.

Disposal Repayment Date means, in relation to:

(a)                       a Total Loss of a Mortgaged Ship, the applicable Total Loss Repayment Date; or

(b)                      a sale of a Mortgaged Ship by the relevant Owner, the date upon which such sale is completed by the transfer of title to the purchaser in exchange for payment of all or part of the relevant purchase price (and upon or immediately prior to such completion).

Dropdown means a transfer of the shares in one or more Borrowers from GasLog Carriers or the Parent to GPHL or MLP (whether directly or indirectly), in accordance with the provisions of, and as defined in, paragraph (b) of clause 21.5 (Change of business or ownership).

Earnings means, in relation to a Ship and a person, all money at any time payable to that person for or in relation to the use or operation of such Ship including (without limitation) freight, hire and passage moneys, money payable to that person for the provision of services by or from such Ship or under any charter commitment, requisition for hire compensation, remuneration for salvage and towage services, demurrage and detention moneys and damages for breach and payments for termination or variation of any charter commitment and contributions of any nature whatsoever in respect of general average.

Earnings Account means each of the interest bearing dollar accounts of a Borrower with the Account Bank designated as an Earnings Account under clause 27 (Bank accounts), and Earnings Accounts means all of them.

Environmental Claims means:

(a)                    enforcement, clean-up, removal or other governmental or regulatory action or orders or claims instituted or made pursuant to any Environmental Laws or resulting from a Spill; or

(b)                   any claim made by any other person relating to a Spill.

Environmental Incident means any Spill from any vessel in circumstances where:

(a)                    any Fleet Vessel or its owner, operator or manager may be liable for Environmental Claims arising from the Spill (other than Environmental Claims arising and fully satisfied before the date of this Agreement); and/or

(b)                   any Fleet Vessel may be arrested or attached in connection with any such Environmental Claim.

Environmental Laws means all laws, regulations and conventions concerning pollution or protection of human health or the environment.

Event of Default means any event or circumstance specified as such in clause 29 (Events of Default).

Existing Indebtedness means, at any relevant time, the aggregate principal amounts owing by the Borrowers or any of them and secured on the Ships or any of them by way of first priority ship mortgage or mortgages, under certain credit facilities as disclosed by or on behalf of the Borrowers to the Lenders prior to the date of this Agreement, together with interest thereon and any other amounts owing thereunder or in connection therewith.

Existing Indebtedness Lender means any bank, financial institution or other person, who is a lender of Existing Indebtedness.

Facilities means the Term Loan Facility and the Revolving Loan Facility and Facility means any of them.

Facility Office means:

(a)      in respect of a Lender, the office or offices notified by that Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five (5) Business Days’ written notice) as the office through which it will perform its obligations under this Agreement; and

(b)      in respect of any other Finance Party, the office in the jurisdiction in which it is resident for Tax purposes.

Facility Period means the period from and including the date of this Agreement to and including the date on which the Total Commitments have reduced to zero and all indebtedness of the Obligors under the Finance Documents has been irrevocably and unconditionally paid and discharged in full.

FATCA means:

(a)      sections 1471 to 1474 of the Code or any associated regulations;

(b)      any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c)      any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.

FATCA Application Date means:

(a)      in relation to a “withholdable payment” described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 July 2014; or

(b)      in relation to a “passthru payment” described in section 1471(d)(7) of the Code not falling within paragraph (a) above, the first date from which such payment may become subject to a deduction or withholding required by FATCA.

FATCA Deduction means a deduction or withholding from a payment under a Finance Document required by FATCA.

FATCA Exempt Party means a Party that is entitled to receive payments free from any FATCA Deduction.

Fee Letters means any letters entered into between (a) any Finance Parties and (b) any Obligors by reference to this Agreement in relation to any fees payable to any Finance Parties and Fee Letter means any one of them.

Final Maturity Date means the Final Repayment Date which falls due last.

Final Repayment Date means, subject to clause 35.7 (Business Days):

(a)      in respect of each Term Loan, the earlier of (i) 1 August 2025 and (ii) the date falling  53 months after the First Repayment Date for that Term Loan; or

(b)      in respect of the Revolving Loans, the earlier of (i) 1 August 2025 and (ii) the date falling 59 months after the date of this Agreement.

Finance Documents means this Agreement, any Fee Letter, the Security Documents, any Transfer Certificate and any other document designated as such by the Agent and the Borrowers.

Finance Party means the Agent, the Security Agent, the Bookrunner, any Arranger or a Lender.

Financial Indebtedness means any indebtedness for or in respect of:

(a)      moneys borrowed and debit balances at banks or other financial institutions;

(b)      any amount raised by acceptance under any acceptance credit or bill discounting facility (or dematerialised equivalent);

(c)      any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)      the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a balance sheet liability;

(e)      receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)       any Treasury Transaction (and, when calculating the value of that Treasury Transaction, only the marked to market value (or, if any actual amount is due as a result of the termination or close-out of that Treasury Transaction, that amount) shall be taken into account);

(g)      any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution;

(h)      any amount of any liability under an advance or deferred purchase agreement if (a) one of the primary reasons behind entering into the agreement is to raise finance or (b) the agreement is in respect of the supply of assets or services and payment is due more than 180 days after the date of supply;

(i)       any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing or otherwise classified as borrowings under GAAP; and

(j)       the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (i) above.

First Repayment Date means, in respect of each Term Loan and subject to clause 35.7 (Business Days), the earlier of (a) 28 February 2021 and (b) the date falling 6 months after the date of this Agreement.

Flag State means, in relation to a Ship, the country specified in respect of such Ship in Schedule 2 (Ship information), or another Approved Flag State (provided that the provisions of clause 22.1(b) are complied with) or such other state or territory as may be approved by all the Lenders (acting reasonably), at the request of the relevant Owner, as being the Flag State of such Ship for the purposes of the Finance Documents.

Fleet Vessel means each Mortgaged Ship and any other vessel directly or indirectly owned, wholly or partly, by any Group Member (for so long as the Parent is an Active Guarantor) or by any MLP Group Member (for as long as MLP is an Active Guarantor).

Funding Rate means any individual rate notified by a Lender to the Agent pursuant to paragraph (a)(ii) of clause 10.3 (Cost of funds).

GAAP means International Accounting Standards, International Financial Reporting Standards and related interpretations as amended, supplemented, issued or adopted from time to time by the International Accounting Standards Board to the extent applicable to the relevant financial statements.

GasLog Carriers means the company described as such in Schedule 1 (The original parties).

General Assignment means, in relation to a Ship in respect of which the mortgage is not an account current form, a first assignment of its interest in the Ship’s Insurances, Earnings and Requisition Compensation by the relevant Owner in favour of the Security Agent and/or any of the other Finance Parties in the agreed form.

GPHL means the company described as such in Schedule 1 (The original parties).

Group means the Parent and its Subsidiaries for the time being (including the MLP Group) and, for the purposes of clause 19.1 (Financial statements) and clause 20 (Financial covenants), any other entity required to be treated as a subsidiary in the Parent’s consolidated accounts in accordance with GAAP and/or any applicable law.

Group Member means any Obligor and any other entity which is part of the Group.

Guarantee means the obligations of the Guarantors under clause 17 (Guarantee and indemnity).

Guarantors means, together, the Parent, GasLog Carriers, MLP and GPHL and Guarantor means any of them.

Holding Company means, in relation to a company or corporation or other person, any other company or corporation or other person in respect of which it is a Subsidiary.

Impaired Agent means the Agent at any time when:

(a)      it has failed to make (or has notified a Party that it will not make) a payment required to be made by it under the Finance Documents by the due date for payment;

(b)      the Agent otherwise rescinds or repudiates a Finance Document;

(c)      (if the Agent is also a Lender) it is a Defaulting Lender under paragraph (a) or (b) of the definition of Defaulting Lender; or

(d)      an Insolvency Event has occurred and is continuing with respect to the Agent,

unless, in the case of paragraph (a) above:

(i)       its failure to pay is caused by:

(A)      administrative or technical error; or

(B)      a Payment Disruption Event; and

payment is made within 3 Business Days of its due date; or

(ii)      the Agent is disputing in good faith whether it is contractually obliged to make the payment in question.

Increased Costs has the meaning given to it in clause 13.1(b).

Indemnified Person means:

(a)      each Finance Party, each Receiver, any Delegate and any other attorney, agent or other person appointed by them under the Finance Documents;

(b)      each Affiliate of each Finance Party, each Receiver and each Delegate; and

(c)      any officers, directors, employees, representatives or agents of each Finance Party, each Receiver and each Delegate.

Insolvency Event in relation to a Finance Party means that the Finance Party:

(a)      is dissolved (other than pursuant to a consolidation, amalgamation or merger);

(b)      becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due (in each case as determined in accordance with the laws applicable to such Finance Party);

(c)      makes a general assignment, arrangement or composition with or for the benefit of its creditors;

(d)      institutes or has instituted against it, by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organisation or the jurisdiction of its head or home office, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by it or such regulator, supervisor or similar official;

(e)      has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition is instituted or presented by a person or entity not described in paragraph (d) above and:

(i)       results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation; or

(ii)      is not dismissed, discharged, stayed or restrained in each case within 30 days of the institution or presentation thereof;

(f)      has exercised in respect of it one or more of the stabilisation powers pursuant to Part 1 of the Banking Act 2009 and/or has instituted against it a bank insolvency proceeding pursuant to Part 2 of the Banking Act 2009 or a bank administration proceeding pursuant to Part 3 of the Banking Act 2009;

(g)      has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger);

(h)      seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all its assets;

(i)      has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 30 days thereafter;

(j)      causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in paragraphs (a) to (i) above; or

(k)      takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

Insurance Notice means, in relation to a Ship, a notice of assignment in the form scheduled to that Ship’s General Assignment or Deed of Covenant or in another approved form.

Insurances means, in relation to a Ship:

(a)      all policies and contracts of insurance; and

(b)      all entries in a protection and indemnity or war risks or other mutual insurance association,

in the name of such Ship’s Owner or the joint names of its Owner and any other person in respect of or in connection with such Ship and/or its Owner’s Earnings from the Ship and includes all benefits thereof (including the right to receive claims and to return of premiums).

Interbank Market means the London interbank market.

Interest Period means, in relation to a Loan, each period determined in accordance with clause 9 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with clause 8.3 (Default interest).

Interpolated Screen Rate means, in relation to LIBOR for an Interest Period with respect to any Loan or any part of it or any Unpaid Sum, the rate (rounded to the same number of decimal places as the two (2) relevant Screen Rates) which results from interpolating on a linear basis between:

(a)      the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the relevant Interest Period of that Loan (or the relevant part of it) or the relevant Unpaid Sum; and

(b)      the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the relevant Interest Period of that Loan (or the relevant part of it) or the relevant Unpaid Sum, each as of 11:00 a.m. on the relevant Quotation Day, and if that applicable interpolated rate is less than zero (0), Interpolated Screen Rate shall be deemed to be zero (0).

Inventory of Hazardous Materials means, in relation to a Mortgaged Ship, a document describing the materials present in that Mortgaged Ship’s structure and equipment that may be hazardous to human health or the environment along with their respective location and approximate quantities.

Last Availability Date means:

(a)      in relation to the Term Loan Facility and each Term Loan, the earlier of (i) the date falling 2 months after the date of this Agreement and (ii) 31 August 2020; or

(b)      in relation to the Revolving Facility and each Revolving Loan, the date 3 months before the Final Maturity Date,

or, in each such case, such later date as may be approved by all the Lenders.

Legal Opinion means any legal opinion delivered to the Agent and the Security Agent under clause 4 (Conditions of Utilisation).

Legal Reservations means:

(a)      the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;

(b)      the time barring of claims under the Limitation Act 1980 and Foreign Limitation Periods Act 1984, the possibility that an undertaking to assume liability for, or indemnify a person against, non-payment of UK stamp duty may be void and defences of set-off or counterclaim;

(c)      similar principles, rights and defences under the laws of any Relevant Jurisdiction; and

(d)      any other matters which are set out as qualifications or reservations as to matters of law of general application in a Legal Opinion.

Lender means:

(a)      any Original Lender; and

(b)      any bank, financial institution, trust, fund or other entity which has become a Party as a lender in accordance with clause 30 (Changes to the Lenders),

which in each case has not ceased to be a Lender in accordance with the terms of this Agreement, and Lenders mean all of them.

LIBOR means, in relation to any Loan or any part of it or any Unpaid Sum:

(a)      the applicable Screen Rate as at 11:00 a.m. on the relevant Quotation Day for a period equal in length to the Interest Period for that Loan (or the relevant part of it) or Unpaid Sum; or

(b)      as otherwise determined pursuant to clause 10.1 (Unavailability of Screen Rate),

and if, in either case, that rate is less than zero (0), LIBOR shall be deemed to be zero (0).

Loans mean the Term Loans and the Revolving Loans and Loan means any one of them.

Loss Payable Clauses means, in relation to a Ship, the provisions concerning payment of claims under the Ship’s Insurances in the form scheduled to the Ship’s General Assignment or (as the case may be) Deed of Covenant or in another approved form.

Losses means any costs, expenses (including, but not limited to, legal fees), payments, charges, losses, demands, liabilities, taxes (including VAT) claims, actions, proceedings, penalties, fines, damages, judgments, orders or other sanctions.

Major Casualty means any casualty to a vessel for which the total insurance claim, inclusive of any deductible, exceeds or may exceed the Major Casualty Amount.

Major Casualty Amount means, in relation to a Ship, the amount specified as such against the name of that Ship in Schedule 2 (Ship information) or the equivalent in any other currency.

Majority Lenders means:

(a)      if no Loans are then outstanding, a Lender or Lenders whose Commitments aggregate more than 66.66% of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66.66% of the Total Commitments immediately prior to the reduction); or

(b)      at any other time, a Lender or Lenders whose participations in the Loans aggregate more than 66.66% of the aggregate Loans.

Manager means, in relation to a Ship, the Commercial Manager or the Technical Manager for that Ship and Managers means both of them.

Manager’s Undertaking means, in relation to a Ship, an undertaking by any manager of the Ship to the Security Agent in the agreed form, including if required pursuant to clause 22.3 (Manager).

Margin means 2.85 per cent per annum.

Material Adverse Effect means a material adverse effect on:

(a)      the business, operations, property, financial condition or performance of:

(i)        any Obligor; or

(ii)       at any time when the Parent is an Active Guarantor, the Group taken as a whole; or

(iii)      at any time when MLP is an Active Guarantor, the MLP Group taken as a whole; or;

(b)      the ability of an Obligor to perform its obligations under any of the Finance Documents; or

(c)      the legality, validity or enforceability of, or the effectiveness or ranking of any Security Interest granted or purporting to be granted pursuant to any of, the Finance Documents or any of the rights or remedies of any Finance Party under any of the Finance Documents.

Minimum Value means, at any time, the amount in dollars which is 120% of the aggregate of (a) all Loans and (b) any undrawn portion of the Available Facility.

MLP means the company described as such in Schedule 1 (The original parties).

MLP Group means the MLP and its Subsidiaries for the time being and, for the purposes of clause 19.1 (Financial statements) and clause 20 (Financial covenants), any other entity required to be treated as a subsidiary in the MLP’s consolidated accounts in accordance with GAAP and/or any applicable law.

MLP Group Member means any entity which is part of the MLP Group.

MLP Relevant Borrower means, at any relevant time, a Borrower:

(a)      controlled at such relevant time by MLP and/or by GPHL; and/or

(b)      the majority of the voting share capital of which is owned (whether directly or indirectly) by MLP and/or by GPHL at such relevant time.

Mortgage means, in relation to a Ship, a first priority or (as the case may be) first preferred mortgage of the Ship in the agreed form by the relevant Owner in favour of the Security Agent and/or any of the other Finance Parties.

Mortgage Period means, in relation to a Mortgaged Ship, the period from the date the Mortgage over that Ship is executed and registered until the date such Mortgage is released and discharged or, if earlier, its Total Loss Date.

Mortgaged Ship means, at any relevant time, any Ship which is subject to a Mortgage and/or whose Earnings, Insurances and Requisition Compensation are subject to a Security Interest under the Finance Documents.

New Lender has the meaning given to that term in clause 30 (Changes to the Lenders).

Non-Acceptable Charterer means a charterer who:

(a)      is subject to Sanctions or otherwise a Prohibited Person, other than any such charterer with whom the relevant chartering activity by an Owner is not in breach of Sanctions; or

(b)      (to the Borrowers’ knowledge) is subject to a final, non appealable order or judgment of a court of competent jurisdiction being the outcome of proceedings regarding Sanctions, anti bribery, anti corruption, securities or environmental laws violations, to the extent such order or judgment would reasonably be expected to have a material adverse effect on the standing and reputation of such charterer.

Notifiable Debt Purchase Transaction has the meaning given to that term in clause 31.3(b) (Disenfranchisement of Debt Purchase Transactions entered into by Affiliates).

Obligors means the Borrowers, the Managers and the Guarantors and Obligor means any one of them.

Original Financial Statements means:

(a)      the audited consolidated financial statements of the Parent for its financial year ended on 31 December 2019; and

(b)      the audited consolidated financial statements of GasLog Carriers for the financial year ended on 31 December 2019.

Original Security Documents means:

(a)      the Mortgages over each of the Ships;

(b)      the Deeds of Covenant in relation to each of the Ships in respect of which the Mortgage is in account current form;

(c)      the General Assignments in relation to each of the Ships in respect of which the Mortgage is in preferred form;

(d)      the Charter Assignment in relation to each Ship’s Charter Documents;

(e)      any Quiet Enjoyment Agreement in relation to any Ship;

(f)      the Account Security in relation to each Account;

(g)      the Share Security in relation to each Borrower;

(h)      any assignment in respect of any charter commitment in respect of any Ship entered into pursuant to clause 22.7(b) (Chartering); and

(i)      any Manager’s Undertaking in relation to a Ship, including if required under clause 22.3 (Manager).

Owner means, in relation to a Ship, the Borrower specified against the name of that Ship in Schedule 2 (Ship information) and Owners means all of them.

Parent means the company described as such in Schedule 1 (The original parties).

Parent Affiliate means the Parent, the MLP, each of their respective Affiliates, any trust of which the Parent or the MLP or any of their respective Affiliates is a trustee, any partnership of which the Parent or the MLP or any of their respective Affiliates is a partner and any trust, fund or other entity which is managed by, or is under the control of, the Parent or the MLP or any of their respective Affiliates.

Parent Relevant Borrower means, at any relevant time, a Borrower:

(a)      controlled at such relevant time by the Parent and/or GasLog Carriers; and/or

(b)      the majority of the voting share capital of which is owned (whether directly or indirectly) by the Parent and/or by GasLog Carriers at such relevant time,

and which is not an MLP Relevant Borrower at that time.

Participating Member State means any member state of the European Union that has adopted the euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

Party means a party to this Agreement.

Payment Disruption Event means either or both of:

(a)      a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facilities (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, any of the Parties; or

(b)      the occurrence of any other event which results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of a Party preventing that, or any other Party:

(i)       from performing its payment obligations under the Finance Documents; or

(ii)      from communicating with other Parties in accordance with the terms of the Finance Documents,

and which (in either such case) is not caused by, and is beyond the control of, the Party whose operations are disrupted.

Permitted Holders means the person disclosed by the Obligors to the Lenders in the negotiation of this Agreement as the person controlling the affairs and composition of the majority of the board of directors of the Parent (as such person is set out in item 7 (headed “Major Shareholder and related party transactions”) of the form 20-F relevant to the annual report submitted to the United States Securities and Exchange Commission by the Parent for the financial year ended on 31 December 2019).

Permitted Maritime Liens means, in relation to a Ship:

(a)      unless a Default is continuing, any ship repairer’s or outfitter’s possessory lien in respect of such Ship for an amount not exceeding the Major Casualty Amount for such Ship;

(b)      any lien on such Ship for master’s, officer’s or crew’s wages outstanding in the ordinary course of its trading;

(c)      any lien on such Ship for salvage; and

(d)      liens for master’s disbursements incurred in the ordinary course of business and any other lien arising by operation of law in the ordinary course of the business, repair or maintenance of such Ship, each securing obligations not more than 30 days overdue.

Permitted Security Interests means, in relation to any Mortgaged Ship, any Security Interest over it or any assets of the relevant Owner which is:

(a)      granted by the Finance Documents; or

(b)      a Permitted Maritime Lien; or

(c)      created in favour of a claimant or defendant in any proceedings or arbitration as security for costs and expenses while the relevant Owner is actively pursuing a claim or defending such proceedings or arbitration in good faith; or

(d)      a Security Interest arising by operation of law in respect of taxes which are not overdue for payment or in respect of taxes being contested in good faith by appropriate steps; or

(e)      created in connection with the Existing Indebtedness, until the Existing Indebtedness is discharged in full and in any event not later than the first Utilisation Date;

(f)      any right of pledge the Account Bank may have in respect of the Bank Account Rights (as defined in any relevant Account Security) in respect of any Account of that Owner by virtue of the general banking conditions (Algemene Bankvoorwaarden) applicable to it; or

(g)      approved by the Majority Lenders,

PROVIDED that in the case of (c) and (d) above the relevant liens (or any claim relating thereto) are, in the reasonable opinion of the Agent (acting on the instructions of the Majority Lenders), covered by insurance or, as the case may be, appropriate reserves have been made.

Pollutant means and includes crude oil and its products, any other polluting, toxic or hazardous substance and any other substance whose release into the environment is regulated or penalised by Environmental Laws.

Pool Arrangement has the meaning given to such term in clause 22.9 (Sharing of Earnings).

Prohibited Person has the meaning given to in in clause 21.11 (Sanctions).

Quiet Enjoyment Agreement means, in relation to a Ship and a Charter or any other charter commitment with an original term in excess of 36 months for that Ship, a letter by the Security Agent addressed to, and acknowledged by, the relevant Owner and Charterer or other charterer (as relevant) of that Ship in the agreed form.

Quotation Day means, in relation to any period for which an interest rate is to be determined, two days on which banks are open for general business in London (other than Saturday and Sunday) before the first day of that period unless market practice differs in the Interbank Market for a currency, in which case the Quotation Day for that currency shall be determined by the Agent in accordance with market practice in the Interbank Market (and if quotations would normally be given by leading banks in the Interbank Market on more than one day, the Quotation Day will be the last of those days).

Receiver means a receiver or a receiver and manager or an administrative receiver appointed in relation to the whole or any part of any Charged Property under any relevant Security Document.

Reformed Basel III means the measures and agreements contained in “Basel III: Finalising post-crisis reforms” published by the Basel Committee on Banking Supervision in December 2017, as amended, supplemented or restated.

Reformed Basel III Increased Cost means an Increased Cost which is attributable to the implementation or application of or compliance with any other law or regulation which implements Reformed Basel III (whether such implementation, application or compliance is by a government, regulator, Finance Party or any of its Affiliates.

Registry means, in relation to each Ship, such registrar, commissioner or representative of the relevant Flag State who is duly authorised and empowered to register the relevant Ship, the relevant Owner’s title to such Ship and the relevant Mortgage under the laws of its Flag State.

Related Fund in relation to a fund (the first fund), means a fund which is managed or advised by the same investment manager or investment adviser as the first fund or, it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.

Relevant Jurisdiction means, in relation to an Obligor:

(a)                       its jurisdiction of incorporation;

(b)                      any jurisdiction where any Charged Property owned by it is situated;

(c)                       any jurisdiction where it conducts its business; and

(d)                      any jurisdiction whose laws govern the perfection of any of the Security Documents entered into by it.

Repayment Date means, in respect of each Term Loan:

(a)                       the First Repayment Date for that Term Loan;

(b)      each of the dates falling at 3 monthly intervals thereafter up to but not including the Final Repayment Date for that Term Loan; and

(c)                       the Final Repayment Date for that Term Loan.

Repeating Representations means each of the representations and warranties set out in clauses 18.1 (Status) to 18.10 (Ranking and effectiveness of security), 18.16 (No breach of laws), 18.19 (Anti-corruption law), 18.20 (Security and Financial Indebtedness), 18.21(a) (Legal and beneficial ownership), 18.22 (Shares), 18.24 (No adverse consequences), 18.25 (Copies of documents), 18.27 (No immunity) and 18.31 (Money laundering).

Replacement Charter means, in relation to a Ship, any replacement charter commitment for that Ship referred to as such in paragraph (b) of clause 29.21 (Charters).

Representative means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.

Requisition Compensation means, in relation to a Ship, any compensation paid or payable by a government entity for the requisition for title, confiscation or compulsory acquisition of such Ship.

Reverse Dropdown means, in respect of any Borrower which is owned by GPHL or MLP (directly or indirectly) following a Dropdown, a transfer of its shares to the Parent or GasLog Carriers in accordance with the provisions of, and as defined in, paragraph (c) of clause 21.5 (Change of business or ownership).

Revolving Loan means a loan (being part of the Revolving Loan Ship Tranche for that Ship) made or to be made under the Revolving Loan Facility and under the Revolving Loan Ship Commitment for a Ship or (as the context may require) the outstanding principal amount of that loan.

Revolving Loan Commitment means:

(a)      in relation to an Original Lender, the amount set opposite under its name opposite the heading “Revolving Loan Commitment” in Schedule 1 (The original parties) and the amount of any other Revolving Loan Commitment transferred to it under this Agreement; and

(b)      in relation to any other Lender, the amount of any Revolving Loan Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

Revolving Loan Facility means the revolving credit facility made available by the Lenders under this Agreement as described in clause 2 (The Facilities), in six (6) Revolving Loan Ship Tranches, one in respect of each Ship.

Revolving Loan Ship Commitment means, in relation to a Ship, the amount specified as such in respect of such Ship in Schedule 2 (Ship information), being a part of the Total Revolving Loan Commitments, as cancelled or reduced pursuant to any provision of this Agreement and available for Utilisation under the Revolving Loan Ship Tranche for that Ship.

Revolving Loan Ship Tranche A means, at any relevant time, the aggregate of the Revolving Loans drawn in respect of Ship A which are then outstanding, up to the Revolving Loan Ship Commitment in respect of Ship A.

Revolving Loan Ship Tranche B means, at any relevant time, the aggregate of the Revolving Loans drawn in respect of Ship B which are then outstanding, up to the Revolving Loan Ship Commitment in respect of Ship B.

Revolving Loan Ship Tranche C means, at any relevant time, the aggregate of the Revolving Loans drawn in respect of Ship C which are then outstanding, up to the Revolving Loan Ship Commitment in respect of Ship C.

Revolving Loan Ship Tranche D means, at any relevant time, the aggregate of the Revolving Loans drawn in respect of Ship D which are then outstanding, up to the Revolving Loan Ship Commitment in respect of Ship D.

Revolving Loan Ship Tranche E means, at any relevant time, the aggregate of the Revolving Loans drawn in respect of Ship E which are then outstanding, up to the Revolving Loan Ship Commitment in respect of Ship E.

Revolving Loan Ship Tranche F means, at any relevant time, the aggregate of the Revolving Loans drawn in respect of Ship F which are then outstanding, up to the Revolving Loan Ship Commitment in respect of Ship F.

Revolving Loan Ship Tranches means Revolving Loan Ship Tranche A, Revolving Loan Ship Tranche B, Revolving Loan Ship Tranche C, Revolving Loan Ship Tranche D, Revolving Loan Ship Tranche E and Revolving Loan Ship Tranche F, and:

(a)                       in relation to Ship A, it means Revolving Loan Ship Tranche A;

(b)                      in relation to Ship B, it means Revolving Loan Ship Tranche B;

(c)                       in relation to Ship C, it means Revolving Loan Ship Tranche C;

(d)                      in relation to Ship D, it means Revolving Loan Ship Tranche D;

(e)                       in relation to Ship E, it means Revolving Loan Ship Tranche E; and

(f)                         in relation to Ship F, it means Revolving Loan Ship Tranche F,

and Revolving Loan Ship Tranche means any of them.

Rollover Loan means one or more Revolving Loans under a Revolving Loan Ship Tranche:

(a)      made or to be made on the same day that a maturing Revolving Loan under that Revolving Loan Ship Tranche is due to be repaid;

(b)      the aggregate amount of which is equal to or less than the maturing Revolving Loan under that Revolving Loan Ship Tranche; and

(c)      made or to be made for the purpose of refinancing a maturing Revolving Loan under that Revolving Loan Ship Tranche.

Sanctions has the meaning given to it in clause 21.11 (Sanctions).

Sanctions Authority has the meaning given to it in clause 21.11 (Sanctions).

Screen Rate means the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person who takes over the administration of that rate) for dollars and the relevant period displayed (before any correction, recalculation or republication by the administrator) on pages LIBOR01 or LIBOR02 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters. If such page or service ceases to be available, the Agent (acting on the instructions of the Majority Lenders) may specify another page or service displaying the relevant rate after consultation with the Borrowers.

Security Agent includes any person as may be appointed as security agent and trustee for the other Finance Parties under this Agreement and the other Finance Documents.

Security Documents means:

(a)      the Original Security Documents;

(b)      each Security Power of Attorney; and

(c)      any other document as may be executed to guarantee and/or secure any amounts owing to the Finance Parties under this Agreement or any other Finance Document.

Security Interest means a mortgage, charge, pledge, lien, assignment, trust, hypothecation or other security interest of any kind securing any obligation of any person or any other agreement or arrangement having a similar effect.

Security Power of Attorney means a power of attorney in the agreed form issued by each relevant Obligor in favour of the Security Agent, collateral to that Obligor’s Security Documents.

Security Value means, at any time, the amount in dollars which, at that time, is the aggregate of (a) the value of all the Mortgaged Ships which have not then become a Total Loss (or, if less, the maximum amount capable of being secured by the Mortgages over the Mortgaged Ships) and (b) the value of any additional security then held by the Security Agent or any other Finance Party provided under clause 25 (Minimum security value) or paragraph (a)(ii) of clause 29.21 (Charters), in each case as most recently determined in accordance with this Agreement.

Selection Notice means a notice substantially in the form set out in Schedule 5 (Selection Notice) given in accordance with clause 9 (Interest Periods).

Semi-Annual Financial Statements has the meaning given to it in clause 19.1 (Financial statements).

Share Security means, in relation to each Borrower, the document constituting a first Security Interest in respect of all the shares of such Borrower executed by GasLog Carriers or (as the case may be) GPHL, in favour of the Security Agent in the agreed form.

Ship A means the ship described as such in Schedule 2 (Ship information).

Ship Aggregate Commitments means, in relation to a Ship, the aggregate of the Term Loan Ship Commitment for that Ship and the Revolving Loan Ship Commitment for that Ship.

Ship Aggregate Loans means, in relation to a Ship, the aggregate of the Term Loan for that Ship and all the Revolving Loans under the Revolving Loan Ship Tranche for that Ship.

Ship B means the ship described as such in Schedule 2 (Ship information).

Ship C means the ship described as such in Schedule 2 (Ship information).

Ship D means the ship described as such in Schedule 2 (Ship information).

Ship E means the ship described as such in Schedule 2 (Ship information).

Ship F means the ship described as such in Schedule 2 (Ship information).

Ship Representations means each of the representations and warranties set out in clauses 18.28 (Ship status) and 18.29 (Ship’s employment).

Ships means each of the ships described in Schedule 2 (Ship information), being each of Ship A, Ship B, Ship C, Ship D, Ship E and Ship F, and:

(a)      in relation to Term Loan A and/or Revolving Loan Ship Tranche A (or any Revolving Loan under it), it means Ship A;

(b)      in relation to Term Loan B and/or Revolving Loan Ship Tranche B (or any Revolving Loan under it), it means Ship B;

(c)      in relation to Term Loan C and/or Revolving Loan Ship Tranche C (or any Revolving Loan under it), it means Ship C;

(d)      in relation to Term Loan D and/or Revolving Loan Ship Tranche D (or any Revolving Loan under it), it means Ship D;

(e)      in relation to Term Loan E and/or Revolving Loan Ship Tranche E (or any Revolving Loan under it), it means Ship E; and

(f)      in relation to Term Loan F and/or Revolving Loan Ship Tranche F (or any Revolving Loan under it), it means Ship F,

and Ship means any of them.

Spill means any spill, release or discharge of a Pollutant into the environment.

Subsidiary of a person means any other person:

(a)      directly or indirectly controlled by such person; or

(b)      of whose dividends or distributions on ordinary voting share capital such person is entitled to receive more than 50%.

Tax means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same) and Taxation shall be construed accordingly.

Technical Manager means, in relation to a Ship, GasLog LNG Services Ltd. of Bermuda, or any other person who is an Approved Technical Manager appointed as the technical manager of that Ship by the relevant Owner in accordance with clause 22.3 (Manager).

Term Loan A means a borrowing of a part of the Total Term Loan Commitments by the Borrowers up to the Term Loan Ship Commitment in respect of Ship A, which is to be made available in relation to Ship A, or (as the context may require) the outstanding principal amount of such borrowing.

Term Loan B means a borrowing of a part of the Total Term Loan Commitments by the Borrowers up to the Term Loan Ship Commitment in respect of Ship B, which is to be made available in relation to Ship B, or (as the context may require) the outstanding principal amount of such borrowing.

Term Loan C means a borrowing of a part of the Total Term Loan Commitments by the Borrowers up to the Term Loan Ship Commitment in respect of Ship C, which is to be made available in relation to Ship C, or (as the context may require) the outstanding principal amount of such borrowing.

Term Loan Commitment means:

(a)      in relation to an Original Lender, the amount set under its name opposite the heading “Term Loan Commitment” in Schedule 1 (The original parties) and the amount of any other Term Loan Commitment transferred to it under this Agreement; and

(b)      in relation to any other Lender, the amount of any Term Loan Commitment assigned to it under this Agreement,

to the extent not cancelled, reduced or assigned by it under this Agreement.

Term Loan D means a borrowing of a part of the Total Term Loan Commitments by the Borrowers up to the Term Loan Ship Commitment in respect of Ship D, which is to be made available in relation to Ship D, or (as the context may require) the outstanding principal amount of such borrowing.

Term Loan E means a borrowing of a part of the Total Term Loan Commitments by the Borrowers up to the Term Loan Ship Commitment in respect of Ship E, which is to be made available in relation to Ship E, or (as the context may require) the outstanding principal amount of such borrowing.

Term Loan F means a borrowing of a part of the Total Term Loan Commitments by the Borrowers up to the Term Loan Ship Commitment in respect of Ship F, which is to be made available in relation to Ship F, or (as the context may require) the outstanding principal amount of such borrowing.

Term Loan Facility means the term loan facility made available by the Lenders under this Agreement as described in clause 2 (The Facilities), in six (6) Term Loans, one in respect of each Ship.

Term Loan Ship Commitment means, in relation to a Ship, the amount specified as such in respect of such Ship in Schedule 2 (Ship information), being a part of the Total Term Loan Commitments, as cancelled or reduced pursuant to any provision of this Agreement.

Term Loans means Term Loan A, Term Loan B, Term Loan C, Term Loan D, Term Loan E, and Term Loan F, and:

(a)      in relation to Ship A, it means Term Loan A;

(b)      in relation to Ship B, it means Term Loan B;

(c)      in relation to Ship C, it means Term Loan C;

(d)      in relation to Ship D, it means Term Loan D;

(e)      in relation to Ship E, it means Term Loan E; and

(f)      in relation to Ship F, it means Term Loan F,

and Term Loan means any of them.

Total Commitments means the aggregate of the Total Term Loan Commitments and the Total Revolving Loan Commitments, being $576,887,500 at the date of this Agreement.

Total Loss means, in relation to a vessel, its:

(a)      actual, constructive, compromised, agreed or arranged total loss; or

(b)      requisition for title, confiscation or other compulsory acquisition by a government entity; or

(c)      condemnation, capture, seizure, arrest or detention for more than 30 days; or

(d)      hijacking, piracy or theft for more than 60 days.

Total Loss Date means, in relation to the Total Loss of a vessel:

(a)      in the case of an actual total loss, the date it happened or, if such date is not known, the date on which the vessel was last reported;

(b)      in the case of a constructive, compromised, agreed or arranged total loss, the earliest of:

(i)       the date notice of abandonment of the vessel is given to its insurers; or

(ii)      if the insurers do not admit such a claim, the date later determined by a competent court of law to have been the date on which the total loss happened; or

(iii)     the date upon which a binding agreement as to such compromised or arranged total loss has been entered into by the vessel’s insurers;

(c)      in the case of a requisition for title, confiscation or compulsory acquisition, the date it happened;

(d)      in the case of condemnation, capture, seizure, arrest or detention, the date 30 days after the date upon which it happened; and

(e)      in the case of hijacking, piracy or theft, the date 60 days after the date upon which it happened.

Total Loss Repayment Date means, where a Mortgaged Ship has become a Total Loss, the earlier of:

(a)      the date falling 180 days after its Total Loss Date; and

(b)      the date upon which insurance proceeds or Requisition Compensation for such Total Loss are paid by insurers or the relevant government entity.

Total Revolving Loan Commitments means the aggregate of the Revolving Loan Commitments, being $82,412,500 as at the date of this Agreement.

Total Term Loan Commitments means the aggregate of the Term Loan Commitments, being $494,475,000 as at the date of this Agreement.

Transfer Certificate means a certificate substantially in the form set out in Schedule 7 (Form of Transfer Certificate) or any other form agreed between the Agent and the Borrowers or, at any time after the occurrence of an Event of Default, required by the Agent.

Transfer Date means, in relation to an assignment pursuant to a Transfer Certificate, the later of:

(a)      the proposed Transfer Date specified in the Transfer Certificate; and

(b)      the date on which the Agent executes the Transfer Certificate.

Treasury Transaction means any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price.

Trust Property means, collectively:

(a)      all moneys duly received by the Security Agent under or in respect of the Finance Documents;

(b)      any portion of the balance on any Account held by or charged to the Security Agent at any time;

(c)      the Security Interests, guarantees, security, powers and rights given to the Security Agent under and pursuant to the Finance Documents including, without limitation, the covenants given to the Security Agent in respect of all obligations of any Obligor and any Manager;

(d)      all assets paid or transferred to or vested in the Security Agent or its agent or received or recovered by the Security Agent or its agent in connection with any of the Finance Documents whether from any Obligor, any Manager or any other person; and

(e)      all or any part of any rights, benefits, interests and other assets at any time representing or deriving from any of the above, including all income and other sums at any time received or receivable by the Security Agent or its agent in respect of the same (or any part thereof).

Unpaid Sum means any sum due and payable but unpaid by an Obligor under the Finance Documents.

US means the United States of America.

US Tax Obligor means:

(a)      a Borrower if it is resident for tax purposes in the US; or

(b)      an Obligor some or all of whose payments under the Finance Documents are from sources within the US for US federal income tax purposes.

Utilisation means the making of a Loan.

Utilisation Date means the date on which a Utilisation is made.

Utilisation Request means a notice substantially in the form set out in Schedule 4 (Utilisation Request).

VAT means:

(a)      any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and

(b)      any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in paragraph (a) above, or imposed elsewhere.

1.2            Construction

(a)      Unless a contrary indication appears, any reference in any of the Finance Documents to:

(i)       Sections, clauses and Schedules are to be construed as references to the Sections and clauses of, and the Schedules to, the relevant Finance Document and references to a Finance Document include its Schedules;

(ii)      a Finance Document or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as it may from time to time be amended, restated, novated or replaced, however fundamentally;

(iii)     words importing the plural shall include the singular and vice versa;

(iv)     a time of day is to London time;

(v)      any person includes its successors in title, permitted assignees or transferees;

(vi)     the knowledge, awareness and/or beliefs (and similar expressions) of any Obligor shall be construed so as to mean the knowledge, awareness and beliefs of the director and officers of such Obligor, having made due and careful enquiry;

(vii)    two or more persons are acting in concert if pursuant to an agreement or understanding (whether formal or informal) they actively co-operate, through the acquisition (directly or indirectly) of shares, partnership interest or units or limited liability company interests in an entity by any of them, either directly or indirectly, to obtain or consolidate control of that entity;

(viii)   a document in agreed form means:

(A)     where a Finance Document has already been executed by all of the relevant parties to it, such Finance Document in its executed form; and

(B)     prior to the execution of a Finance Document, the form of such Finance Document separately agreed in writing between the Agent (acting on the instructions of all the Lenders) and the Borrowers, whether before or after the date of this Agreement, as the form in which that Finance Document is to be executed or another form approved at the request of the Borrowers or, if not so agreed or approved, in the form reasonably required by the Agent;

(ix)     approved by the Majority Lenders or approved by the Lenders means approved in writing by the Agent acting on the instructions of the Majority Lenders or, as the case may be, all of the Lenders (on such conditions as they may respectively impose) and otherwise approved means approved in writing by the Agent acting on the instructions of the Majority Lenders (on such conditions as the Agent (acting on the instructions of the Majority Lenders) may impose) and approval and approve shall be construed accordingly;

(x)      assets includes present and future properties, revenues and rights of every description;

(xi)     an authorisation means any authorisation, consent, concession, approval, resolution, licence, exemption, filing, notarisation or registration;

(xii)    charter commitment means, in relation to a vessel, any charter or contract for the use, employment or operation of that vessel or the carriage of people and/or cargo or the provision of services by or from it and includes any agreement for pooling or sharing income derived from any such charter or contract;

(xiii)   control of an entity means:

(A)      the power (whether by way of ownership of shares, partnership interest or units or limited liability company interest or by proxy, contract, agency or otherwise, directly or indirectly) to:

(1)      cast, or control the casting of, more than 50% of the maximum number of votes that might be cast at a general meeting (or equivalent) of that entity; or

(2)      appoint or remove all, or the majority, of the directors or other equivalent officers of that entity; or

(3)      give directions with respect to the operating and financial policies of that entity with which the directors or other equivalent officers of that entity are obliged to comply; and/or

(B)      the holding beneficially of more than 50% of the issued share capital, partnership interest or units or limited liability company interest of that entity, as the case may be, (excluding any part of that issued share capital, partnership interest or units or limited liability company interest that carries no right to participate beyond a specified amount in a distribution of either profits or capital) (and, for this purpose, a Security Interest over share capital, partnership interest or units or limited liability company interest shall be disregarded in determining the beneficial ownership of such share capital, partnership interest or units or limited liability company interest), and controlled shall be construed accordingly;

(xiv)   the term disposal or dispose means a sale, transfer or other disposal (including by way of lease or loan but not including by way of loan of money) by a person of all or part of its assets, whether by one transaction or a series of transactions and whether at the same time or over a period of time, but not the creation of a Security Interest;

(xv)   dollar, $ and USD mean the lawful currency of the United States of America;

(xvi)  environment means humans, animals, plants and all other living organisms including the ecological systems of which they form part and the following media:

(A)      air (including, without limitation, air within natural or man-made structures, whether above or below ground);

(B)      water and (including, without limitation, territorial, coastal and inland waters, water under or within land and water in drains and sewers); and

(C)      land (including, without limitation, land under water and the sea bed);

(xvii)  the equivalent of an amount specified in a particular currency (the specified currency amount) shall be construed as a reference to the amount of the other relevant currency which can be purchased with the specified currency amount in the London foreign exchange market at or about 11 a.m. on the date the calculation falls to be made for spot delivery, as conclusively determined by the Agent (with the relevant exchange rate of any such purchase being the Agent’s spot rate of exchange);

(xviii)  a government entity means any government, state or agency of a state;

(xix)   a group of Lenders includes all the Lenders;

(xx)    a guarantee means any guarantee, letter of credit, bond, indemnity or similar assurance against loss, or any obligation, direct or indirect, actual or contingent, to purchase or assume any indebtedness of any person or to make an investment in or loan to any person or to purchase assets of any person where, in each case, such obligation is assumed in order to maintain or assist the ability of such person to meet its indebtedness;

(xxi)   indebtedness includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(xxii)  month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month or the calendar month in which it is to end, except that:

(A)      if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that month (if there is one) or on the immediately preceding Business Day (if there is not); and

(B)      if there is no numerically corresponding day in that month, that period shall end on the last Business Day in that month,

and the above rules in paragraphs (A) to (B) will only apply to the last month of any period;

(xxiii)      an obligation means any duty, obligation or liability of any kind;

(xxiv)      something being in the ordinary course of business of a person means something that is in the ordinary course of that person’s current day-to-day operational business (and not merely anything which that person is entitled to do under its Constitutional Documents);

(xxv)         pay, prepay or repay in clause 28 (Business restrictions) includes by way of set-off, combination of accounts or otherwise;

(xxvi)      a person includes any individual, firm, company, corporation, government entity or any association, trust, joint venture, consortium or partnership or other entity (whether or not having separate legal personality);

(xxvii)   a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation and, in relation to any Lender, includes (without limitation) any Basel II Regulation or Basel III Regulation or any law or regulation which implements Reformed Basel III, in each case which is applicable to that Lender;

(xxviii) right means any right, privilege, power or remedy, any proprietary interest in any asset and any other interest or remedy of any kind, whether actual or contingent, present or future, arising under contract or law, or in equity;

(xxix)      a shareholder includes any member and (as the case may be) unitholders or holders of any other rights of similar nature;

(xxx)         trustee, fiduciary and fiduciary duty has in each case the meaning given to such term under applicable law;

(xxxi)      (i) the liquidation, winding up, dissolution, or administration of person or (ii) a receiver or administrative receiver or administrator in the context of insolvency proceedings or security enforcement actions in respect of a person shall be construed so as to include any equivalent or analogous proceedings or any equivalent and analogous person or appointee (respectively) under the law of the jurisdiction in which such person is established or incorporated or any jurisdiction in which such person carries on business including (in respect of proceedings) the seeking or occurrences of liquidation, winding-up, reorganisation, dissolution, administration, arrangement, adjustment, protection or relief of debtors;

(xxxii)     a wholly-owned subsidiary has the meaning given to that term in section 1159 of the Companies Act 2006; and

(xxxiii)  a provision of law is a reference to that provision as amended or re-enacted.

(b)      The determination of the extent to which a rate is for a period equal in length to an Interest Period shall disregard any inconsistency arising from the last day of that Interest Period being determined pursuant to the terms of this Agreement.

(c)      Where in this Agreement a provision includes a monetary reference level in one currency, unless a contrary indication appears, such reference level is intended to apply equally to its equivalent in other currencies as of the relevant time for the purposes of applying such reference level to any other currencies.

(d)      Section, clause and Schedule headings are for ease of reference only.

(e)      Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(f)      A Default (other than an Event of Default) is continuing if it has not been remedied or waived and an Event of Default is continuing if it has not been waived or remedied to the satisfaction of the Agent (acting on the instructions of all the Lenders).

(g)      Unless a contrary indication appears, in the event of any inconsistency between the terms of this Agreement and the terms of any other Finance Document when dealing with the same or similar subject matter, the terms of this Agreement shall prevail.

1.3                   Third party rights

(a)      Unless expressly provided to the contrary in a Finance Document, a provision expressed to be for the benefit of a Finance Party or another Indemnified Person, a person who is not a party to a Finance Document has no right under the Contracts (Rights of Third Parties) Act 1999 (the Third Parties Act) to enforce or enjoy the benefit of any term of the relevant Finance Document.

(b)      Any Finance Document may be rescinded or varied by the parties to it without the consent of any person who is not a party to it.

(c)      An Indemnified Person who is not a party to a Finance Document may only enforce its rights under that Finance Document through a Finance Party and if and to the extent and in such manner as the Finance Party may determine.

1.4                   Finance Documents

Where any other Finance Document provides that this clause 1.4 shall apply to that Finance Document, any other provision of this Agreement which, by its terms, purports to apply to all or any of the Finance Documents and/or any Obligor shall apply to that Finance Document as if set out in it but with all necessary changes.

1.5                   Conflict of documents

The terms of the Finance Documents (other than as relates to the creation and/or perfection of security) are subject to the terms of this Agreement and, in the event of any conflict between any provision of this Agreement and any provision of any Finance Document (other than in relation to the creation and/or perfection of security) the provisions of this Agreement shall prevail.

2                   The Facilities

2.1                   The Term Loan Facility

Subject to the terms of this Agreement, the Lenders make available to the Borrowers a term loan facility in an aggregate amount equal to the Total Term Loan Commitments.

2.2                   The Revolving Loan Facility

Subject to the terms of this Agreement, the Lenders make available to the Borrowers a revolving credit facility in an aggregate amount equal to the Total Revolving Loan Commitments.

2.3                   Finance Parties’ rights and obligations

(a)      The obligations of each Finance Party under the Finance Documents are several.  Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents.  No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)      The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt in respect of which a Finance Party shall be entitled to enforce its rights in accordance with paragraph (c) below. The rights of each Finance Party include any debt owing to that Finance Party under the Finance Documents and, for the avoidance of doubt, any part of the Loan or any other amount owed by an Obligor which relates to a Finance Party’s participation in a Facility or its role under a Finance Document (including any such amount payable to the Agent on its behalf) and which is a debt owing to that Finance Party by that Obligor.

(c)      A Finance Party may, except as specifically provided in the Finance Documents (including clauses 32.30 (All enforcement action through the Security Agent) and 33.2 (Finance Parties acting together)), separately enforce its rights under or in connection with the Finance Documents.

2.4                   Borrowers’ rights and obligations

(a)      The obligations of each Borrower under this Agreement are joint and several.  Failure by a Borrower to perform its obligations under this Agreement shall constitute a failure by all of the Borrowers.

(b)      Each Borrower irrevocably and unconditionally jointly and severally with each other Borrower:

(i)       agrees that it is responsible for the performance of the obligations of each other Borrower under this Agreement;

(ii)      acknowledges and agrees that it is a principal and original debtor in respect of all amounts due from the Borrowers under this Agreement; and

(iii)     agrees with each Finance Party that, if any obligation of another Borrower under this Agreement is or becomes unenforceable, invalid or illegal for any reason it will, as an independent and primary obligation, indemnify that Finance Party immediately on demand against any and all Losses it incurs as a result of another Borrower not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by that other Borrower under this Agreement. The amount payable under this indemnity shall be equal to the amount which that Finance Party would otherwise have been entitled to recover.

(c)      The obligations of each Borrower under the Finance Documents shall continue until all amounts which may be or become payable by the Borrowers under or in connection with the Finance Documents have been irrevocably and unconditionally paid or discharged in full, regardless of any intermediate payment or discharge in whole or in part.

(d)      If any discharge, release or arrangement (whether in respect of the obligations of a Borrower or any security for those obligations or otherwise) is made by a Finance Party in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of the Borrowers under this Agreement will continue or be reinstated as if the discharge, release or arrangement had not occurred.

(e)      The obligations of each Borrower under the Finance Documents shall not be affected by an act, omission, matter or thing which, but for this clause (whether or not known to it or any Finance Party), would reduce, release or prejudice any of its obligations under the Finance Documents including:

(i)       any time, waiver or consent granted to, or composition with, any Obligor or other person;

(ii)      the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any other Obligor;

(iii)     the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(iv)      any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(v)      any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of a Finance Document or any other document or security;

(vi)     any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(vii)     any insolvency or similar proceedings.

(f)      Each Borrower waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Borrower under any Finance Document. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

(g)      Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably and unconditionally paid or discharged in full, each Finance Party (or any trustee or agent on its behalf) may:

(i)       refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Borrower will be entitled to the benefit of the same; and

(ii)      hold in an interest-bearing suspense account any money received from any Borrower or on account of any Borrower’s liability under any Finance Document.

(h)      Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs (on such terms as it may require), no Borrower shall exercise any rights (including rights of set-off) which it may have by reason of performance by it of its obligations under the Finance Documents:

(i)       to be indemnified by another Obligor; and/or

(ii)      to claim any contribution from any other Obligor or any guarantor of any Obligor’s obligations under the Finance Documents; and/or

(iii)     to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party; and/or

(iv)     to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which that Borrower is liable under this Agreement or any of the other Finance Documents; and/or

(v)      to exercise any right of set-off against any other Obligor; and/or

(vi)     to claim or prove as a creditor of any other Obligor in competition with any Finance Party.

If a Borrower receives any benefit, payment or distribution in relation to such rights it will promptly pay an equal amount to the Agent for application in accordance with clause 35 (Payment mechanics). This only applies until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full.

3                   Purpose

3.1                   Purpose

The Borrowers shall apply all amounts borrowed under the Facilities in accordance with and subject to clause 3.2 (Use).

3.2                   Use

(a)      The Term Loan Facility shall be made available to the Borrowers solely for the purpose of assisting the Borrowers to refinance in full the Existing Indebtedness.

(b)      The Revolving Loan Facility shall be made available to the Borrowers initially for the purpose of assisting the Borrowers to refinance in full the Existing Indebtedness, but only if and to the extent that the proceeds of the Term Loan Facility are not sufficient for such purpose, and, following the full refinancing of the Existing Indebtedness, for general corporate and working capital purposes of the Group and, in the case of Rollover Loans under a Revolving Loan Ship Tranche, to repay maturing Revolving Loans under the same Revolving Loan Ship Tranche.

3.3                   Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4                   Conditions of Utilisation

4.1                   Conditions precedent to delivering of a Utilisation Request

The Borrowers may not deliver a Utilisation Request unless the Agent, or its duly authorised representative, has received all of the documents and other evidence listed in Part 1 of Schedule 3 (Conditions precedent to any Utilisation) in form and substance satisfactory to the Agent.

4.2                   Conditions precedent to Utilisation

The Term Loan Ship Commitment and the Revolving Loan Ship Commitment in respect of a Ship may only be drawn down under this Agreement if, on or before the Utilisation of the relevant Term Loan for that Ship and the Utilisation of the first Revolving Loan for that Ship, respectively, the Agent, or its duly authorised representative, has received all of the documents and evidence listed in Schedule 3, Part 2 (Conditions precedent to initial Utilisation) in relation to such Ship, in form and substance satisfactory to the Agent.

4.3                   Notice to Lenders

The Agent shall notify the Borrowers and the Lenders promptly upon receiving and being satisfied with all of the documents and evidence delivered to it under this clause 4. Other than to the extent that the Majority Lenders notify the Agent in writing to the contrary before the Agent gives any such notification, the Lenders authorise (but do not require) the Agent to give that notification. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such notification.

4.4                   Further conditions precedent

The Lenders will only be obliged to comply with clause 5.4 (Lenders’ participation):

(a)      in respect of a Term Loan or a Revolving Loan which is not a Rollover Loan, if on the date of the Utilisation Request and on the proposed Utilisation Date:

(i)       no Default is continuing or would result from the proposed Utilisation;

(ii)      the Repeating Representations are true and, in relation to the first Utilisation under this Agreement, all of the other representations set out in clause 18 (Representations) (except the Ship Representations) are true;

(iii)     where the proposed Utilisation Date is to be the first day of the Mortgage Period for a Ship, the Ship Representations are true;

(iv)     no events, facts, conditions or circumstances shall exist or have arisen or occurred (and neither the Agent nor any Lender shall have become aware of other events, facts, conditions or circumstances not previously known to it), which the Agent (acting on the instructions of the Majority Lenders) shall determine, have had or might have, a Material Adverse Effect;

(v)      no Total Loss Date has occurred in relation to any Ship;

(vi)     the Security Value is not lower than the Minimum Value, nor will it be lower immediately after the proposed Utilisation; and

(vii)     no prepayment or cancellation event has occurred under clause 7.9 (Mandatory prepayment and cancellation following non-compliance with Sanctions); or

(b)      in respect of a Rollover Loan, if on the date of the Utilisation Request and on the proposed Utilisation Date:

(i)      no Event of Default is continuing or would result from the proposed Utilisation;

(ii)      the Repeating Representations are true;

(iii)     no Total Loss Date has occurred in relation to any Ship; and

(iv)     no prepayment or cancellation event has occurred under clause 7.9 (Mandatory prepayment and cancellation following non-compliance with Sanctions).

4.5                   Waiver of conditions precedent

The conditions in this clause 4 are inserted solely for the benefit of the Finance Parties and may be waived on their behalf in whole or in part and with or without conditions by the Agent acting on the instructions of the Majority Lenders provided however that the conditions set out under clauses 2, 3, 4 and 7 of Part 1 and clauses 2, 3(a), 4, 5, 6 and 8 of Part 2 of Schedule 3 (Conditions precedent) may only be waived by the Agent, acting on the instructions of all the Lenders.

5                   Utilisation

5.1                   Delivery of a Utilisation Request

The Borrowers may utilise the Facilities by delivery to the Agent of a duly completed Utilisation Request not later than (a) 11:00 a.m. three Business Days before the proposed Utilisation Date (in the case of the first Utilisation), or (b) 11:00 a.m. five Business Days before the proposed Utilisation Date (in the case of subsequent Utilisations).

5.2                   Completion of a Utilisation Request

(a)      A Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(i)       it identifies the Facility to be utilised;

(ii)      in relation to a Utilisation under the Term Loan Facility, it identifies the Term Loan Ship Commitment, the Term Loan and the Ship to which it relates;

(iii)     in relation to a Utilisation under the Revolving Loan Facility, it identifies the Revolving Loan Ship Commitment, the Revolving Loan Ship Tranche and the Ship to which it relates;

(iv)     the proposed Utilisation Date in respect of a Loan under a Facility is a Business Day falling not later than the Last Availability Date for that Facility;

(v)      in relation to a Utilisation of any Revolving Loan under the Revolving Loan Facility, a Utilisation of all the Term Loans has been made or will be made before or simultaneously with such Utilisation;

(vi)     the currency and amount of the Utilisation comply with this clause 5.2 and with clause 5.3 (Currency and amount);

(vii)     the proposed Interest Period complies with clause 9 (Interest Periods); and

(viii)    it identifies the purpose for the Utilisation and that purpose complies with clause 3 (Purpose).

(b)      All Term Loans will be requested in a single Utilisation Request for Utilisation on the same Utilisation Date and at the same time, and only one Term Loan may be made in respect of each Ship under the relevant Term Loan Ship Commitment.

(c)      No Revolving Loan Ship Tranche (nor any Revolving Loan thereunder) shall be requested in a Utilisation Request or made available under the Revolving Loan Facility, unless all Term Loans and Term Loan Ship Commitments under the Term Loan Facility have been utilised in full or will be so utilised simultaneously with such Utilisation of a Revolving Loan.

(d)      Only one Revolving Loan under each Revolving Loan Ship Tranche may be requested in each Utilisation Request.

(e)      The Borrowers may not deliver a Utilisation Request if, at the time of the proposed Utilisation, more than two (2) Revolving Loans would be outstanding under the same Revolving Loan Ship Tranche.

(f)      If a Utilisation Request is not provided for a Revolving Loan under a Revolving Loan Ship Tranche and the Borrowers have not stated that such Revolving Loan will be repaid at the end of the Interest Period applicable to it, the Agent shall (provided that the Borrowers would not otherwise be restricted from utilising the Revolving Loan Facility and/or that Revolving Loan Ship Tranche) treat that Revolving Loan as a Rollover Loan under that Revolving Loan Ship Tranche, in which case a Utilisation Request shall be deemed to have been submitted in an amount equal to the amount of such Revolving Loan and with a proposed Interest Period of three months.

5.3                   Currency and amount

(a)      The currency specified in a Utilisation Request must be dollars.

(b)      The total amount available and advanced under the Facilities on the first Utilisation under this Agreement shall not exceed the lower of:

(i)        the Total Commitments; and

(ii)      the amount in dollars which is equal to 66.5% of the aggregate of the market values of all Ships as at the first Utilisation Date as demonstrated by valuations obtained pursuant to Part 2 of Schedule 3 (Conditions precedent to initial Utilisation).

(c)      The total amount available and advanced under the Term Loan Facility shall not exceed the lower of:

(i)       the Total Term Loan Commitments; and

(ii)      the amount in dollars which, when aggregated with the amount of the Revolving Loans utilised on the first Utilisation Date, is equal to 66.5% of the aggregate of the market values of all Ships as at the first Utilisation Date as demonstrated by valuations obtained pursuant to Schedule 3, Part 2 (Conditions precedent to initial Utilisation).

(d)      The total amount available and advanced under all the Revolving Loan Ship Tranches under the Revolving Loan Facility, assuming they are all utilised on the first Utilisation Date together with the Term Loans, shall not exceed the lower of:

(i)        the Total Revolving Loan Commitments; and

(ii)      the amount in dollars which, when aggregated with the amount of all Term Loans utilised on the first Utilisation Date, is equal to 66.5% of the aggregate of the market values of all Ships as at the first Utilisation Date as demonstrated by valuations obtained pursuant to Schedule 3, Part 2 (Conditions precedent to initial Utilisation.

(e)      A proposed Term Loan specified in a Utilisation Request in relation to a Ship and the Term Loan in relation to that Ship shall not exceed the lower of:

(i)       the Term Loan Ship Commitment for that Ship; and

(ii)      the amount in dollars which, when aggregated with the amount of all Revolving Loans of the Revolving Loan Ship Tranche for that Ship utilised on the first Utilisation Date, is equal to 66.5% of the market value of that Ship as at the first Utilisation Date as demonstrated by valuations obtained pursuant to Schedule 3, Part 2 (Conditions precedent to initial Utilisation).

(f)                          A Term Loan shall be used for the purpose specified in clause 3 (Purpose) and utilised under the Term Loan Ship Commitment for the Ship to which that Term Loan relates, namely:

(i)       Term Loan A shall be made available under the Term Loan Ship Commitment for Ship A;

(ii)      Term Loan B shall be made available under the Term Loan Ship Commitment for Ship B;

(iii)     Term Loan C shall be made available under the Term Loan Ship Commitment for Ship C;

(iv)     Term Loan D shall be made available under the Term Loan Ship Commitment for Ship D;

(v)      Term Loan E shall be made available under the Term Loan Ship Commitment for Ship E; and

(vi)     Term Loan F shall be made available under the Term Loan Ship Commitment for Ship F.

(g)      The Revolving Loan Facility shall be sub-divided into six (6) Revolving Loan Ship Tranches, one in relation to each Ship and each one in the maximum amount of the Revolving Loan Ship Commitment for that Ship, and each made available in up to 2 Revolving Loans at any time.

(h)      The total amount available and advanced under each Revolving Loan Ship Tranche in respect of a Ship under the Revolving Loan Facility, if utilised on the first Utilisation Date together with the Term Loans, shall not exceed the lower of:

(i)      the Revolving Loan Ship Commitment for that Ship; and

(ii)      the amount in dollars which, when aggregated with the amount of the Term Loan for that Ship utilised on the first Utilisation Date, is equal to 66.5% of the market value of that Ship as at the first Utilisation Date as demonstrated by valuations obtained pursuant to Schedule 3, Part 2 (Conditions precedent to initial Utilisation).

(i)      A proposed Revolving Loan specified in a Utilisation Request in relation to a Ship after the first Utilisation Date, must be a minimum of $5,000,000 or, if less, the amount of the Revolving Loan Ship Commitment for that Ship which is then available for Utilisation under this Agreement, less the amount of the outstanding Revolving Loan Ship Tranche for that Ship, and must not exceed (when aggregated with the other outstanding Revolving Loans under that Revolving Loan Ship Tranche) the Revolving Loan Ship Commitment for that Ship.

(j)      A Revolving Loan under a Revolving Loan Ship Tranche shall be used for the purpose specified in clause 3 (Purpose) and utilised under the Revolving Loan Ship Commitment for the Ship to which that Revolving Loan Ship Tranche relates, namely:

(i)       each Revolving Loan made under Revolving Loan Ship Tranche A shall be made available under the Revolving Loan Ship Commitment for Ship A;

(ii)      each Revolving Loan made under Revolving Loan Ship Tranche B shall be made available under the Revolving Loan Ship Commitment for Ship B;

(iii)      each Revolving Loan made under Revolving Loan Ship Tranche C shall be made available under the Revolving Loan Ship Commitment for Ship C;

(iv)      each Revolving Loan made under Revolving Loan Ship Tranche D shall be made available under the Revolving Loan Ship Commitment for Ship D;

(v)      each Revolving Loan made under Revolving Loan Ship Tranche E shall be made available under the Revolving Loan Ship Commitment for Ship E; and

(vi)      each Revolving Loan made under Revolving Loan Ship Tranche F shall be made available under the Revolving Loan Ship Commitment for Ship F.

5.4                   Lenders’ participation

(a)      If the conditions set out in this Agreement have been met, each Lender shall make its participation in each Loan available by 11:00 am on the Utilisation Date through its Facility Office.

(b)      The amount of each Lender’s participation in a Term Loan will be equal to the proportion borne by its Term Loan Commitment to the Total Term Loan Commitments immediately prior to making the relevant Term Loan.

(c)      The amount of each Lender’s participation in a Revolving Loan will be equal to the proportion borne by its Revolving Loan Commitment to the Total Revolving Loan Commitments immediately prior to making the relevant Revolving Loan.

(d)      The Agent shall promptly notify each Lender of the amount of each Loan and the relevant Facility under which it is utilised (and, in the case of a Revolving Loan, the Revolving Loan Ship Tranche to which it relates) and the amount of its participation in such Loan, in each case by 16:00 pm (London time) on the day before the Quotation Day.

(e)      The Agent shall pay all amounts received by it in respect of each Loan (and its own participation in it, if any) to the Borrowers or for the account of any of them or to any Existing Indebtedness Lender, in each case in accordance with the instructions contained in the relevant Utilisation Request.

6                   Repayment

6.1                   Repayment of Revolving Loan Facility and Term Loan Facility

(a)      The Borrowers shall repay each Revolving Loan on the last day of its Interest Period.

(b)      Without prejudice to the Borrowers’ obligation under paragraph (a) above, if one or more Revolving Loans under a Revolving Loan Ship Tranche are to be made available to the Borrowers on the same day that a maturing Revolving Loan for that same Revolving Loan Ship Tranche is due to be repaid by the Borrowers and the proportion borne by each Lender’s participation in the maturing Revolving Loan to the amount of that maturing Revolving Loan is the same as the proportion borne by that Lender’s participation in the new Revolving Loans to the aggregate amount of those new Revolving Loans, the aggregate amount of the new Revolving Loans shall be treated as if applied in or towards repayment of the maturing Revolving Loan, so that:

(i)       if the amount of the maturing Revolving Loan exceeds the aggregate amount of the new Revolving Loans:

(A)      the Borrowers will only be required to make a payment under clause 35.1 (Payments to the Agent) in an amount equal to that excess; and

(B)      each Lender’s participation in the new Revolving Loans shall be treated as having been made available and applied by the Borrowers in or towards repayment of that Lender’s participation in the maturing Revolving Loan and that Lender will not be required to make a payment under clause 35.1

(Payments to the Agent) in respect of its participation in the new Revolving Loans; and

(ii)      if the amount of the maturing Revolving Loan is equal to or less than the aggregate amount of the new Revolving Loans:

(A)      the Borrowers will not be required to make a payment under clause 35.1 (Payments to the Agent); and

(B)      each Lender will be required to make a payment under clause 35.1 (Payments to the Agent) in respect of its participation in the new Revolving Loans only to the extent that its participation in the new Revolving Loans exceeds that Lender’s participation in the maturing Revolving Loan and the remainder of that Lender’s participation in the new Revolving Loans shall be treated as having been made available and applied by the Borrowers in or towards repayment of that Lender’s participation in the maturing Revolving Loan.

(c)      On the Final Repayment Date for the Revolving Loans, the Borrowers shall repay to the Lenders all the Revolving Loans in full.

(d)      Subject to the other provisions of this Agreement, the Borrowers shall on each Repayment Date for a Term Loan, repay to the Lenders, such part of that Term Loan as is required to be repaid by clause 6.2 (Scheduled repayment of Term Loans).

(e)      On the Final Maturity Date (without prejudice to any other provision of this Agreement) the Loans and any amounts owing by the Borrowers to any Finance Party under any of the Finance Documents (as conclusively certified by the Agent) shall be repaid in full.

6.2                   Scheduled repayment of Term Loans

(a)      The Borrowers shall repay to the Lenders each Term Loan by 19 instalments, one such instalment to be repaid on each of the Repayment Dates relative to such Term Loan. To the extent not previously reduced, the amount of each such repayment instalment for each Term Loan due on each such Repayment Date for such Term Loan is that shown in the relevant table of Schedule 9 (Table of Repayment Instalments).

(b)      On the Final Repayment Date in relation to a Term Loan (without prejudice to any other provision of this Agreement), such Term Loan shall be repaid in full.

6.3                   Scheduled reduction of Revolving Loan Facility

To the extent not previously reduced, the Total Revolving Loan Commitments (and each Revolving Loan Ship Commitment) shall be cancelled and reduced to zero on the Final Repayment Date for the Revolving Loans and on that day the Borrowers shall repay all Revolving Loan Ship Tranches in full.

6.4                   Adjustment of scheduled repayments

If the Total Term Loan Commitments in relation to a Term Loan have been partially reduced under this Agreement and/or any part of any Term Loan is prepaid (other than under clause 6.2 (Scheduled repayment of Term Loans)) before any Repayment Date for that Term Loan, then the amount of the instalments by which the relevant Term Loan shall be repaid under clause 6.2 (Scheduled repayment of Term Loans) on any such Repayment Date for that Term Loan (as reduced by any earlier operation of this clause 6.4) shall be reduced pro rata to such reduction in the Total Term Loan Commitments in relation to that Term Loan or (as the case may be) pro rata to such prepayment of that Term Loan. In such cases, the Agent may update Schedule 9 (Table of Repayment Instalments) accordingly and distribute the same to the Parties for ease of reference.

7                     Illegality, prepayment and cancellation

7.1                   Illegality

If it becomes unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or any of the other Finance Documents, or for any Lender to fund or maintain its participation in any Loan or it becomes unlawful for any Affiliate of a Lender for that Lender to do so:

(a)      that Lender shall promptly notify the Agent upon becoming aware of that event;

(b)      upon the Agent notifying the Borrowers, the Commitments of that Lender will be immediately cancelled and the Total Commitments and the remaining Ship Aggregate Commitments shall be reduced accordingly; and

(c)      the Borrowers shall repay that Lender’s participation in the Loans on the last day of the Interest Period for each of those Loans occurring after the Agent has notified the Borrowers or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law).

7.2                   Change of Control; de-listing

(a)      If there is a Change of Control

(i)       the Borrowers shall promptly notify the Agent upon any Obligor becoming aware of a Change of Control occurring; and

(ii)      upon becoming notified by any Party of a Change of Control in respect of the Parent, GasLog Carriers, GPHL or MLP, the Agent shall, if instructed by the Majority Lenders, by notice to the Borrowers, cancel the Total Commitments immediately and declare the Loans to be payable within ten (10) Business Days from the date of such notice. Upon such notice being given, the Total Commitments shall be forthwith cancelled and the Borrowers shall, within such ten (10) Business Day period, prepay the Loans in full together with all other amounts owing under this Agreement or any of the other Finance Documents; and

(iii)     upon becoming notified by any Party of a Change of Control in respect of a Borrower, the Agent shall, if instructed by the Majority Lenders, by notice to the Borrowers:

(A)      declare the Ship Aggregate Loans relevant to the Ship owned by such Borrower to be payable forthwith, whereupon the Borrowers shall forthwith prepay such Loans in full together with all interest thereon and all other amounts payable together with such prepayment under this Agreement and the other Finance Documents; and

(B)      cancel the Ship Aggregate Commitments for that Ship whereupon such Ship Aggregate Commitments shall be reduced to zero, the Total Commitments shall be reduced accordingly and the Commitments reduced pro rata.

(b)      If the Parent ceases to be listed on an Approved Exchange, the Borrowers shall notify the Agent of the same upon its occurrence, and the Agent, upon being notified shall, if instructed by the Majority Lenders, cancel the Total Commitments immediately and declare the Loans to be payable within ten (10) Business Days from the date of such notice. Upon such notice being given, the Total Commitments shall be immediately cancelled and the Borrowers shall, within such ten (10) Business Day period, prepay the Loans in full together with all other amounts owing under this Agreement or any of the other Finance Documents.

(c)      If the MLP ceases to be listed on an Approved Exchange, the Borrowers shall notify the Agent of the same upon its occurrence. Immediately upon such event occurring, clause 17.11 (Termination of limited recourse) shall apply and clause 17.10 (Limited recourse)

shall be disapplied to the extent and as specified in such clause 17.11 (Termination of limited recourse) in respect of the Parent and GasLog Carriers.

7.3                   Voluntary cancellation

(a)      The Borrowers may, if they give the Agent not less than 5 Business Days’ (or such shorter period as the Majority Lenders may agree) prior written notice, cancel the whole or any part (being a minimum amount of $5,000,000 and a multiple of $1,000,000) of the Term Loan Facility or the Revolving Loan Facility (or a combination of both Facilities) which is undrawn at the proposed date of cancellation, such cancellation being applied to reduce one or more Term Loan Ship Commitments and/or one or more Revolving Loan Ship Commitments (as designated by the Borrowers at their option). Upon any such cancellation the Total Commitments shall be reduced by the same amount and the relevant Commitments of the Lenders under the relevant Facility or Facilities reduced on a pro rata basis.

(b)      The Borrowers shall be entitled to cancel the whole or any part of the Available Revolving Loan Facility which is then drawn under a Revolving Loan Ship Commitment, only if the Borrowers prepay such amount of the Revolving Loans under the relevant Revolving Loan Ship Tranche as may be necessary to ensure that the outstanding Revolving Loans under such Revolving Loan Ship Tranche after such cancellation will not exceed the then available amount of such Revolving Loan Ship Commitment (as so reduced by this clause 7.3).

7.4                   Voluntary prepayment

The Borrowers may, if they give the Agent not less than 5 Business Days (or such shorter period as the Majority Lenders may agree) prior written notice, prepay the whole or any part of a Term Loan or a Revolving Loan (but if in part, (a) in the case of a Term Loan being an amount that reduces the amount of that Term Loan by a minimum amount equal to a repayment instalment falling due under clause 6.2 (Scheduled repayment of Term Loans) in respect of that Term Loan or is a multiple of any such repayment instalment or (b) in the case of a Revolving Loan, being an amount equal to $5,000,000 or an integral multiple of $1,000,000), on the last day of an Interest Period in respect of the amount to be prepaid (or any other date subject to payment of any Break Costs).

7.5                   Right of replacement or cancellation and prepayment in relation to a single Lender/Right of cancellation in relation to a Defaulting Lender

(a)      If:

(i)       any sum payable to any Lender by an Obligor is required to be increased under clause 12.2 (Tax gross-up); or

(ii)      any Lender claims indemnification from the Borrowers under clause 12.3 (Tax indemnity) or clause 13.1 (Increased Costs),

the Borrowers may, whilst the circumstance giving rise to the requirement for that increase or indemnification continues, give the Agent notice of cancellation of the Commitments of that Lender and their intention to procure the repayment of that Lender’s participation in the Loans or give the Agent notice of their intention to replace that Lender in accordance with clause 7.5(d).

(b)      On receipt of a notice referred to in clause 7.5(a) above, the Commitments of that Lender shall immediately be reduced to zero and (unless the Commitments of the relevant Lender are replaced in accordance with clause 7.5(d)) the Total Commitments shall be reduced accordingly (and the Term Loan Ship Commitments and the Revolving Loan Ship Commitments shall each be reduced rateably). The Agent shall as soon as practicable after receipt of a notice referred to in clause 7.5(a) above, notify all the Lenders.

(c)      On the last day of each Interest Period which ends after the Borrowers have given notice under clause 7.5(a) above in relation to a Lender (or, if earlier, the date specified by the Borrowers in that notice), the Borrowers shall repay that Lender’s participation in the Loans.

(d)      The Borrowers may, in the circumstances set out in clause 7.5(a), on 15 Business Days’ prior notice to the Agent and that Lender, replace that Lender by requiring that Lender to assign (and, to the extent permitted by law, that Lender shall assign) pursuant to clause 30 (Changes to the Lenders) all (and not part only) of its rights under this Agreement to a Lender or other bank, financial institution, trust, fund or other entity selected by the Borrowers which confirms its willingness to assume and does assume all the obligations of the assigning Lender in accordance with clause 30 (Changes to the Lenders) for a purchase price in cash payable at the time of the assignment equal to the aggregate of:

(i)       the outstanding principal amount of such Lender’s participation in the Loans;

(ii)      all accrued interest owing to such Lender to the extent that the Agent has not given a notification under clause 30.8 (Pro rata interest settlement);

(iii)     the Break Costs which would have been payable to such Lender pursuant to clause 10.5 (Break Costs) had the Borrowers prepaid in full that Lender’s participation in the Loans on the date of the assignment; and

(iv)     all other amounts payable to that Lender under the Finance Documents on the date of the assignment.

(e)      The replacement of a Lender pursuant to clause 7.5(d) shall be subject to the following conditions:

(i)       the Borrowers shall have no right to replace the Agent;

(ii)      neither the Agent nor any Lender shall have any obligation to find a replacement Lender;

(iii)     in no event shall the Lender replaced under clause 7.5(d) be required to pay or surrender any of the fees received by such Lender pursuant to the Finance Documents; and

(iv)     the Lender shall only be obliged to assign its rights pursuant to clause 7.5(d) above once it is satisfied that it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to that assignment.

(f)      A Lender shall perform the checks described in clause 7.5(e) above as soon as reasonably practicable following delivery of a notice referred to in clause 7.5(d) above and shall notify the Agent and the Borrowers when it is satisfied that it has complied with those checks.

(g)      If any Lender becomes a Defaulting Lender, the Borrowers may, at any time whilst the Lender continues to be a Defaulting Lender, give the Agent 5 Business Days’ notice of cancellation of the undrawn Commitments of that Lender.

(h)      On the notice referred to in clause 7.5(g) above becoming effective, the undrawn Commitments of the Defaulting Lender shall immediately be reduced to zero and (unless the Commitments of the relevant Lender are replaced in accordance with 41.5 (Replacement of a Defaulting Lender)) the remaining Ship Aggregate Commitments and the Total Commitments shall be reduced accordingly, and the Agent shall as soon as practicable after receipt of such notice, notify all the Lenders.

7.6                   Sale or Total Loss

(a)      Subject to paragraph (b) below, on a Mortgaged Ship’s Disposal Repayment Date:

(i)      the Borrowers shall prepay in full the Term Loan relevant to that Ship and all the Revolving Loans relevant to that Ship; and

(ii)      the Ship Aggregate Commitments for that Ship shall be reduced to zero, the Total Commitments shall be reduced accordingly and the Commitments reduced pro rata.

(b)      If, on the relevant Mortgaged Ship’s Disposal Repayment Date referred to in paragraph (a) above, the relevant Mortgaged Ship is one other than Ship F and on such day;

(i)       Ship F is still a Mortgaged Ship; and

(ii)      at least one of the other Ships is no longer a Mortgaged Ship,

then, in addition to the prepayment and reduction referred to in paragraph (a) above, on the same Mortgaged Ship’s Disposal Repayment Date:

(A)      the Ship Aggregate Commitments for Ship F shall be reduced by $2,500,000 (or by such lower amount as would reduce such Ship Aggregate Commitments for Ship F to zero), such reduction shall be allocated and applied as between the Revolving Loan Ship Commitment and the Term Loan Ship Commitment in a manner requested by the Borrowers, the Total Commitments shall be reduced accordingly and the Commitments reduced pro rata; and

(B)      the Borrowers shall prepay (1) such amount of the Term Loan relevant to Ship F as is equal to the reduction of the Term Loan Ship Commitment for Ship F made under paragraph (A) above and (2) such amount of the Revolving Loans relevant to Ship F as may be necessary to ensure that the outstanding  Revolving Loans under the Revolving Loan Ship Tranche of Ship F after the reduction made under paragraph (A) above will not exceed the then available amount of the Revolving Loan Ship Commitment for Ship F (as so reduced by paragraph (A) above).

7.7                   Automatic cancellation

Any part of the Total Commitments relating to a Facility which has not become available by, or which is undrawn on, the Last Availability Date applicable to it shall be automatically cancelled at close of business in London on the Last Availability Date applicable to it.

7.8                   Restrictions

(a)      Any notice of cancellation or prepayment given by any Party under this clause 7 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment and, in the case of a cancellation or prepayment under clause 7.3 (Voluntary cancellation) or clause 7.4 (Voluntary prepayment), the relevant Facility, Loan, Term Loan Ship Commitment or Revolving Loan Ship Commitment to be cancelled or prepaid (as the case may be).

(b)      Any prepayment under this Agreement shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

(c)      Unless a contrary indication appears in this Agreement, any part of the Revolving Loan Facility which is drawn under a Revolving Loan Ship Commitment for a Ship and is prepaid or repaid may be re-borrowed under the same Revolving Loan Ship Commitment in accordance with the terms of this Agreement. The Borrowers may not re-borrow any part of the Term Loan Facility which is prepaid or repaid.

(d)      The Borrowers shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(e)      No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

(f)      If the Agent receives a notice under this clause 7 it shall promptly forward a copy of that notice to either the Borrowers or the affected Lender, as appropriate.

(g)      If the Total Commitments are partially reduced under this Agreement (other than under clause 7.1 (Illegality), clause 7.5 (Right of replacement or cancellation and prepayment in relation to a single Lender/Right of cancellation in relation to a Defaulting Lender) and clause 7.9 (Mandatory prepayment and cancellation following non-compliance with Sanctions) in respect of a Borrower), the Commitments of all the Lenders under both Facilities shall be reduced pro rata (except where otherwise expressly specified in this Agreement).

(h)      In all cases where the Total Commitments are partially reduced under this Agreement (other than in relation to a cancellation of all of the Term Loan Ship Commitment for a Ship and/or all of the Revolving Loan Ship Commitment for a Ship under clause 7.6 (Sale or Total Loss) or where the Borrowers have so selected under clause 7.3 (Voluntary cancellation) or except where otherwise expressly specified in this Agreement (including in clause 7.6(b) (Sale or Total Loss)), the remaining Term Loan Ship Commitments and the remaining Revolving Loan Ship Commitments for all Ships shall be reduced pro rata.

(i)      If the Term Loans are partially prepaid under this Agreement (other than under clause 7.1 (Illegality), clause 7.5 (Right of replacement or cancellation and prepayment in relation to a single Lender / right of cancellation in relation to a Defaulting Lender) and clause 7.9 (Mandatory prepayment and cancellation following non-compliance with Sanctions) in respect of a Borrower), the amount prepaid shall reduce the participation of all the Lenders in the Term Loans rateably (except where otherwise expressly specified in this Agreement).

(j)      If the Revolving Loans are partially prepaid under this Agreement (other than under clause 7.1 (Illegality), clause 7.5 (Right of replacement or cancellation and prepayment in relation to a single Lender / right of cancellation in relation to a Defaulting Lender) and clause 7.9 (Mandatory prepayment and cancellation following non-compliance with Sanctions) in respect of a Borrower), the amount prepaid shall reduce the participation of all the Lenders in the Revolving Loans rateably (except where otherwise expressly specified in this Agreement).

(k)      Any prepayment of the Term Loans for the account of all the Lenders shall be applied pro rata to each Lender’s participation in the Term Loans (other than a prepayment under clause 7.6 (Sale or Total Loss) or clause 7.2(a)(iii) (Change of Control; de-listing) in respect of a Borrower, where the Borrowers have so selected under clause 7.4 (Voluntary prepayment), where such prepayment will be applied to the Term Loan in relation to the relevant Ship only).

(l)       Any prepayment of the Revolving Loans for the account of all the Lenders shall be applied pro rata to each Lender’s participation in the Revolving Loans (other than a prepayment under clause 7.6 (Sale or Total Loss) or clause 7.2(a)(iii) (Change of Control; de-listing) or where the Borrowers have so selected under clause 7.4 (Voluntary prepayment), where such prepayment will be applied to the Revolving Loans in relation to the relevant Ship only).

7.9                   Mandatory prepayment and cancellation following non-compliance with Sanctions

If the Borrowers or any Obligor is at any time not in compliance with the provisions of clause 21.11 (Sanctions) or at any time when a representation made or repeated under clause 18.32 (Sanctions) is not true, correct or accurate, then, without prejudice to any other rights of the

Finance Parties under this Agreement and the other Finance Documents, following instructions to this effect by a Lender to the Agent, by notice of the Agent to the Borrowers (with a copy to the other Lenders):

(a)      the Commitments of that Lender will be immediately cancelled and the Total Commitments and the Ship Aggregate Commitments shall be reduced accordingly; and

(b)      the Borrowers shall repay that Lender’s participation in the Loans on the earlier of (i) the date falling 10 Business Days after the Agent notifies the Borrowers of such non-compliance and (ii) the date falling 10 Business Days after the Borrowers become aware of such non-compliance and (iii) the last day of the Interest Period falling after the said non-compliance has occurred.

8                     Interest

8.1                   Calculation of interest

The rate of interest on each Loan for its Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)                        Margin; and

(b)                       LIBOR.

8.2                   Payment of interest

The Borrowers shall pay accrued interest on each Loan on the last day of each Interest Period for that Loan.

8.3                   Default interest

(a)      If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to clause 8.3(b) below, is 2 per cent. per annum higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this clause 8.3 shall be immediately payable by the Obligors on demand by the Agent.

(b)      If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan or the relevant part of it:

(i)       the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)      the rate of interest applying to the overdue amount during that first Interest Period shall be 2 per cent. per annum higher than the rate which would have applied if the overdue amount had not become due.

(c)      Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.

8.4                   Notification of rates of interest

(a)      The Agent shall promptly notify the Lenders and the Borrowers of the determination of a rate of interest under this Agreement.

(b)      The Agent shall notify the Borrowers of each Funding Rate relating to the Loan (or any relevant part of it) or Unpaid Sum.

9                     Interest Periods

9.1                   Selection of Interest Periods

(a)      The Borrowers may select an Interest Period for a Loan in the Utilisation Request for that Loan or (in relation to a Term Loan, if such Term Loan has already been borrowed) in a Selection Notice. In any event, the first Interest Period for each Term Loan shall be six (6) months and each subsequent Interest Period for such Term Loan shall be three (3) months.

(b)      Each Selection Notice is irrevocable and must be delivered to the Agent by the Borrowers not later than 11:00 a.m. three (3) Business Days before the last day of the then current Interest Period.

(c)      If the Borrowers fail to deliver a Selection Notice to the Agent in accordance with clause 9.1(b), the relevant Interest Period will, subject to clause 9.2 (Interest Periods overrunning Repayment Dates), be three (3) months and, in the case of the first Interest Period of each Term Loan only, six (6) months.

(d)      Subject to this clause 9, the Borrowers may select an Interest Period of three (3) months or any other period not exceeding three (3) months agreed between the Borrowers and the Agent on the instructions of all the Lenders.

(e)      No Interest Period in respect of a Term Loan shall extend beyond the Final Repayment Date for that Term Loan. No Interest Period for any Loan shall extend beyond the Final Maturity Date.

(f)      The first Interest Period for a Term Loan shall start on the Utilisation Date of such Term Loan and each subsequent Interest Period for such Term Loan shall start on the last day of its preceding Interest Period.

(g)      The Interest Period for a Revolving Loan shall start on its Utilisation Date. A Revolving Loan has one Interest Period only.

9.2                   Interest Periods overrunning Repayment Dates

If the Borrowers select an Interest Period in respect of a Term Loan which would overrun any later Repayment Date for that Term Loan, the relevant Term Loan shall be divided into parts corresponding to the amounts by which the Total Term Loan Commitments for that Term Loan are scheduled to be reduced under clause 6.2 (Scheduled repayment of Term Loans) on each of the Repayment Dates for that Term Loan falling during such Interest Period (each of which shall have a separate Interest Period ending on the relevant Repayment Date for that Term Loan) and to the balance of that Term Loan (which shall have the Interest Period selected by the Borrowers).

9.3                   Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

10            Changes to the calculation of interest

10.1            Unavailability of Screen Rate

(a)      If no Screen Rate is available for LIBOR for an Interest Period of a Loan, LIBOR for that Interest Period of that Loan shall be the Interpolated Screen Rate for a period equal in length to that Interest Period.

(b)      If no Screen Rate is available for LIBOR for:

(i)       dollars; or

(ii)      the relevant Interest Period of a Loan and it is not possible to calculate the Interpolated Screen Rate,

there shall be no LIBOR for that Interest Period and clause 10.3 (Cost of funds) shall apply for that Interest Period.

10.2            Market disruption

If before close of business in London on the Quotation Day for an Interest Period of a Loan the Agent receives notification from a Lender or Lenders (whose participations in all the Loans exceed 50% of all Loans or, if prior to the first Utilisation, whose Commitments exceed 50% of the Total Commitments), that the cost to it or them of funding its participation in that Loan (or relevant part of it) from whatever source it may reasonably select, would be in excess of LIBOR, then clause 10.3 (Cost of funds) shall apply to that Loan for the relevant Interest Period.

10.3            Cost of funds

(a)      If this clause 10.3 applies, the rate of interest on each Lender’s share of the relevant Loan (or relevant part of it) for the Interest Period shall be the percentage rate per annum which is the sum of:

(i)       the Margin; and

(ii)      the rate notified to the Agent by that Lender as soon as practicable and in any event by close of business on the date falling ten (10) Business Days after the Quotation Day (or, if earlier, on the date falling ten (10) Business Days before the date on which interest is due to be paid in respect of that Interest Period), to be that which expresses as a percentage rate per annum the cost which the relevant Lender would have in order to fund an amount equal to its participation in the Loans (or relevant part of it) from whatever source it may reasonably select.

(b)      If this clause 10.3 applies and the Agent or the Borrowers so require, the Agent and the Borrowers shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

(c)      Subject to clause 41.8 (Replacement of Screen Rate), any substitute or alternative basis agreed pursuant to paragraph (b) above shall, with the prior consent of all the Lenders and the Borrowers, be binding on all Parties.

(d)      If this clause 10.3 applies pursuant to clause 10.2 (Market disruption) and:

(i)       a Lender’s Funding Rate is less than LIBOR; or

(ii)      a Lender does not supply a quotation by the time specified in paragraph (a)(ii) above,

the cost to that Lender of funding its participation in the relevant Loan (or relevant part of it) for that Interest Period shall be deemed, for the purposes of paragraph (a) above, to be LIBOR.

(e)      Any distributions to the Lenders pursuant to this clause 10.3 shall be made on the basis of that Lender’s Funding Rate.

10.4            Notification to the Borrowers

If clause 10.3 (Cost of funds) applies, the Agent shall, as soon as is practicable, notify the Borrowers.

10.5            Break Costs

(a)      The Borrowers shall, within three Business Days of demand by a Finance Party, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by the Borrowers on a day other than the last day of an Interest Period for that Loan or Unpaid Sum or relevant part of it.

(b)      Each Lender shall, as soon as reasonably practicable after a demand by the Agent, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

11            Fees

11.1            Commitment commission

(a)      The Borrowers shall pay to the Agent a fee in dollars computed at the rate of 0.40 multiplied by the Margin, on the undrawn and uncancelled portion of that Lender’s Commitments under each Facility, calculated on a daily basis from the date of this Agreement (start date).

(b)      The Borrowers shall pay the accrued commitment fee referred to in paragraph (a) above in respect of each Facility on each 31 March, 30 June, 30 September and 31 December of each calendar year, on the Last Availability Date in respect of that Facility and, if cancelled in full, on the cancelled amount of the relevant Lender’s Commitments under the relevant Facility at the time the cancellation is effective.

(c)      No commitment fee is payable to the Agent (for the account of a Lender) on any undrawn Commitments of that Lender for any day on which that Lender is a Defaulting Lender.

11.2            Agency fee

The Borrowers shall pay to the Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.

11.3            Other fees

The Borrowers shall pay any other fees set out in a Fee Letter in the amount and at the times agreed in the applicable Fee Letter.

12            Tax gross-up and indemnities

12.1            Definitions

(a)      In this Agreement:

Protected Party means a Finance Party or, in relation to clause 14.4 (Indemnity concerning security) and clause 14.7 (Interest) insofar as it relates to interest on any amount demanded by that Indemnified Person under clause 14.4 (Indemnity concerning security), any Indemnified Person, which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

Tax Credit means a credit against, relief or remission for, or repayment of any Tax.

Tax Deduction means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.

Tax Payment means either the increase in a payment made by an Obligor to a Finance Party under clause 12.2 (Tax gross-up) or a payment under clause 12.3 (Tax indemnity).

(b)      Unless a contrary indication appears, in this clause 12 a reference to determines or determined means a determination made in the absolute discretion of the person making the determination acting in good faith.

12.2            Tax gross-up

(a)      Each Obligor shall make all payments to be made by it under any Finance Document without any Tax Deduction, unless a Tax Deduction is required by law.

(b)      The Borrowers shall, promptly upon any of them becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction), notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the Borrowers and that Obligor.

(c)      If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor under the relevant Finance Document shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)      If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(e)      Within 30 days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

12.3            Tax indemnity

(a)      Each Obligor shall (within three Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party determines will be or has been (directly or indirectly) suffered for or on account of Tax by that Protected Party in respect of a Finance Document.

(b)      Clause 12.3(a) above shall not apply:

(i)       with respect to any Tax assessed on a Finance Party:

(A)      under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)      under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the overall net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(ii)      to the extent a loss, liability or cost is compensated for by an increased payment under clause 12.2 (Tax gross-up), clause 12.7 (Stamp taxes) or clause 12.8 (Value added tax);

(iii)     to the extent a loss, liability or cost is compensated for by a payment under clause 12.4 (Indemnities on after Tax basis); or

(iv)     to the extent a loss, liability or cost relates to a FATCA Deduction required to be made by a Party.

(c)      A Protected Party making, or intending to make a claim under clause 12.3(a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Borrowers and the Guarantors.

(d)      A Protected Party shall, on receiving a payment from an Obligor under this clause 12.3, notify the Agent.

12.4            Indemnities on after Tax basis

(a)      If and to the extent that any sum payable to any Protected Party by the Borrowers under any Finance Document by way of indemnity or reimbursement proves to be insufficient, by reason of any Tax suffered thereon, for that Protected Party to discharge the corresponding liability to a third party, or to reimburse that Protected Party for the cost incurred by it in discharging the corresponding liability to a third party, the Borrowers shall pay that Protected Party such additional sum as (after taking into account any Tax suffered by that Protected Party on such additional sum) shall be required to make up the relevant deficit.

(b)      If and to the extent that any sum (the Indemnity Sum) constituting (directly or indirectly) an indemnity to any Protected Party but paid by the Borrowers to any person other than that Protected Party, shall be treated as taxable in the hands of the Protected Party, the Borrowers shall pay to that Protected Party such sum (the Compensating Sum) as (after taking into account any Tax suffered by that Protected Party on the Compensating Sum) shall reimburse that Protected Party for any Tax suffered by it in respect of the Indemnity Sum.

12.5            FATCA Information

(a)      Subject to clause 12.5(c) below, each Party shall, within ten Business Days of a reasonable request by another Party:

(i)       confirm to that other Party whether it is:

(A)      a FATCA Exempt Party; or

(B)      not a FATCA Exempt Party;

(ii)      supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other Party’s compliance with FATCA; and

(iii)     supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party’s compliance with any other law, regulation or exchange of information regime.

(b)      If a Party confirms to another Party pursuant to clause 12.5(a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c)      Clause 12.5(a) above shall not oblige any Finance Party to do anything, and clause 12.5(a)(iii) above shall not oblige any other Party to do anything, which would or might in its reasonable opinion constitute a breach of:

(i)       any law or regulation;

(ii)      any fiduciary duty; or

(iii)     any duty of confidentiality.

(d)      If a Party fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with clause 12.5(a)(i) or clause 12.5(a)(ii) above (including, for the avoidance of doubt, where clause 12.5(c) above applies), then such Party shall be treated for the purposes of the Finance Documents (and payments under them) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

(e)      If a Borrower is a US Tax Obligor, or the Agent reasonably believes that its obligations under FATCA or any other applicable law or regulation require it, each Lender shall, within ten Business Days of:

(i)       where a Borrower is a US Tax Obligor and the relevant Lender is an Original Lender, the date of this Agreement;

(ii)      where a Borrower is a US Tax Obligor on a Transfer Date and the relevant Lender is a New Lender, the relevant Transfer Date;

(iii)     the date a new US Tax Obligor accedes as a Borrower; or

(iv)     where the Borrower is not a US Tax Obligor, the date of a request from the Agent,

supply to the Agent:

(A)      a withholding certificate on Form W-8 or Form W-9 or any other relevant form; or

(B)      any withholding statement and other documentation, authorisation or waiver as the Agent may require to certify or establish the status of such Lender under FATCA or that other law or regulation.

(f)      The Agent shall provide any withholding certificate, withholding statement, documentation, authorisation or waiver it receives from a Lender pursuant to this paragraph (e) to the Borrowers.

(g)      If any withholding certificate, withholding statement, document, authorisation or waiver provided to the Agent by a Lender pursuant to paragraph (e) above is or becomes materially inaccurate or incomplete, that Lender shall promptly update it and provide such updated withholding certificate, withholding statement, document, authorisation or waiver to the Agent unless it is unlawful for the Lender to do so (in which case the Lender shall promptly notify the Agent). The Agent shall provide any such updated withholding certificate, withholding statement, document, authorisation or waiver to the relevant Borrower.

(h)      The Agent may rely on any withholding certificate, withholding statement, document, authorisation or waiver it receives from a Lender pursuant to paragraphs (e) or (g) above without further verification. The Agent shall not be liable for any action taken by it under or in connection with paragraphs (e), (f) or (g) above.

12.6            FATCA Deduction

(a)      Each Party may make any FATCA Deduction it is required by FATCA to make, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)      Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the

Party to whom it is making the payment and, in addition, shall notify the Borrowers and the Agent and the Agent shall notify the other Finance Parties.

12.7            Stamp taxes

The Borrowers shall pay and, within three Business Days of demand, indemnify each Finance Party against any cost, loss or liability that Finance Party incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Finance Document provided that this clause 12.7 shall not apply in respect of any such stamp duty or Tax which is payable in respect of an assignment or transfer by a Finance Party of any of its rights and/or obligations under any Finance Document, except as such assignment or transfer is required by the terms of the Finance Documents, in terms of which this clause 12.7 shall apply in any event.

12.8            Value added tax

(a)      All amounts set out, or expressed in a Finance Document to be payable by any party to a Finance Party which (in whole or in part) constitute the consideration for any supply for supplies for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply or supplies, and accordingly, subject to clause 12.8(b) below, if VAT is or becomes chargeable on any supply made by any Finance Party to any party under a Finance Document, that party shall pay to the Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of such VAT (and such Finance Party shall promptly provide an appropriate VAT invoice to such party).

(b)      If VAT is or becomes chargeable on any supply made by any Finance Party (the Supplier) to any other Finance Party (the Recipient) under a Finance Document, and any party to a Finance Document other than the Recipient (the Subject Party) is required by the terms of any Finance Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):

(i)       (where the Supplier is the person required to account to the relevant tax authority for the VAT) the Subject Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT.  The Recipient must (where this paragraph (a) applies) promptly pay to the Subject Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and

(ii)      (where the Recipient is the person required to account to the relevant tax authority for the VAT) the Subject Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.

(c)      Where a Finance Document requires any party to it to reimburse or indemnify a Finance Party for any cost or expense, that party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT save to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment of in respect of such VAT from the relevant tax authority.

(d)      Any reference in this clause 12.8 to any Party shall, at any time when such Party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time (the term “representative member” to have the same meaning as in the Value Added Tax Act 1994).

(e)      In relation to any supply made by a Finance Party to any party under a Finance Document, if reasonably requested by such Finance Party, that party must promptly provide such Finance Party with details of that party’s VAT registration and such other information as is reasonably requested in connection with such Finance Party’s VAT reporting requirements in relation to such supply.

12.9            Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

(a)      a Tax Credit is attributable to an increased payment of which that Tax Payment forms part, to that Tax Payment or to a Tax Deduction in consequence of which that Tax Payment was required; and

(b)      that Finance Party has obtained and utilised that Tax Credit in whole or in part,

the Finance Party shall pay an amount to the Obligor which that Finance Party determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

13            Increased Costs

13.1            Increased Costs

(a)      Subject to clause 13.3 (Exceptions), the Borrowers shall, within three Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Cost incurred by that Finance Party or any of its Affiliates which:

(i)       arises as a result of (A) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (B) compliance with any law or regulation made after the date of this Agreement; and/or

(ii)      is a Basel III Increased Cost and is generally ascribed to borrowers as a matter of market practice; and/or

(iii)     is a Reformed Basel III Increased Cost and is generally ascribed to borrowers as a matter of market practice.

(b)      In this Agreement Increased Costs means:

(i)       a reduction in the rate of return from the Facilities or on a Finance Party’s (or its Affiliate’s) overall capital;

(ii)      an additional or increased cost; or

(iii)     a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitments or funding or performing its obligations under any Finance Document.

13.2            Increased Cost claims

(a)      A Finance Party intending to make a claim pursuant to clause 13.1 (Increased Costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Borrowers.

(b)      Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount and basis of calculation of its Increased Costs.

13.3            Exceptions

(a)      Clause 13.1 (Increased Costs) does not apply to the extent any Increased Cost is:

(i)       attributable to a Tax Deduction required by law to be made by an Obligor;

(ii)      compensated for by clause 12.3 (Tax indemnity) (or would have been compensated for under clause 12.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in clause 12.3(b) applied);

(iii)     attributable to a FATCA Deduction required to be made by a Party; or

(iv)     attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation.

(b)      In this clause 13.3, a reference to a Tax Deduction has the same meaning given to the term in clause 12.1 (Definitions).

14            Other indemnities

14.1            Currency indemnity

(a)      If any sum due from an Obligor under the Finance Documents (a Sum), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the First Currency) in which that Sum is payable into another currency (the Second Currency) for the purpose of:

(i)       making or filing a claim or proof against that Obligor; and/or

(ii)      obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall, as an independent obligation, within three (3) Business Days of demand by a Finance Party, indemnify each Finance Party to whom that Sum is due against any Losses arising out of or as a result of the conversion including any discrepancy between (i) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (ii) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)      Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

14.2            Other indemnities

(a)      The Borrowers shall (or shall procure that another Obligor will), within three (3) Business Days of demand by a Finance Party, indemnify each Finance Party against any and all Losses incurred by that Finance Party (as the case may be) as a result of:

(i)       the occurrence of any Event of Default;

(ii)      a failure by an Obligor to pay any amount due under a Finance Document on its due date, including without limitation, any and all Losses arising as a result of clause 34 (Sharing among the Finance Parties);

(iii)     funding, or making arrangements to fund, its participation in a Loan requested by the Borrowers in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone); and

(iv)     a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by the Borrowers.

(b)      The Borrowers shall (or shall procure that another Obligor will), within three Business Days of demand by an Indemnified Person, indemnify each Indemnified Person against any and all Losses, joint or several that may be incurred by or asserted or awarded against any Indemnified Person, in each case arising out of or in connection with or relating to any claim investigation, litigation or proceeding (or the preparation of any defence with respect thereto) commenced or threatened in relation to this Agreement (or the transactions contemplated hereby) or any use made or proposed to be made with the proceeds of any Facility (including an Environmental Claim made or asserted against such Indemnified Person if such Environmental Claim would not have been, or been capable of being, made or asserted against such Indemnified Person if the Finance Parties had not entered into any of the Finance Documents and/or exercised any of their rights, powers and discretions thereby conferred and/or performed any of their obligations thereunder and/or been involved in any of the transactions contemplated by the Finance Documents). This indemnity shall apply whether or not such claims, investigation, litigation or proceedings is brought by any Obligor, any other Group Member, any of their member(s) or (as the case may be) shareholders, their Affiliates, or creditors, or an Indemnified Person or any other person, or an Indemnified Person is otherwise a party thereto, except to the extent such Losses are found in a final non-appealable judgement by a court of competent jurisdiction to have resulted from such Indemnified Person’s gross negligence or wilful default. Each Indemnified Person may enforce and enjoy the benefit of this clause 14.2 under the Third Parties Act.

14.3            Indemnity to the Agent and Security Agent

The Borrowers shall promptly indemnify the Agent and Security Agent against:

(a)      any and all Losses incurred by the Agent or the Security Agent (acting reasonably) as a result of:

(i)       without prejudice to clause 32.7(b)(i) as extended to the Security Agent by clause 32.21 (Application of certain clauses to Security Agent), investigating any event which it reasonably believes is a Default;

(ii)      acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised;

(iii)     instructing lawyers, accountants, tax advisers, insurance consultants, ship managers, valuers, surveyors or other professional advisers or experts as permitted under this Agreement; or

(iv)     any action taken by the Agent or the Security Agent or any of its or their representatives, agents or contractors in connection with any powers conferred by any Security Document to enforce any Security Interest thereunder or to remedy any breach of any Obligor’s obligations under the Finance Documents; and

(b)      any cost, loss or liability (including, without limitation, for negligence or any other category of liability whatsoever) incurred by the Agent or the Security Agent (otherwise than by reason of the Agent’s or the Security Agent’s gross negligence or wilful default) (or, in the case of any cost, loss or liability pursuant to clause 35.11 (Disruption to Payment Systems etc.) notwithstanding the Agent’s or the Security Agent’s negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent in acting as Agent or the Security Agent under the Finance Documents).

14.4            Indemnity concerning security

(a)      The Borrowers shall (or shall procure that another Obligor will) promptly indemnify each Indemnified Person against any and all Losses incurred by it in connection with:

(i)       any failure by the Borrowers to comply with clause 16 (Costs and expenses) or any similar provision in any other Finance Document;

(ii)      acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised;

(iii)     the taking, holding, protection or enforcement of the Security Documents;

(iv)     the exercise or purported exercise of any of the rights, powers, discretions, authorities and remedies vested in the Security Agent and/or any other Finance Party and each Receiver and each Delegate by the Finance Documents or by law unless and to the extent that it was caused by its gross negligence or wilful default;

(v)      any claim (whether relating to the environment or otherwise) made or asserted against the Indemnified Person which would not have arisen but for the execution or enforcement of one or more Finance Documents (unless and to the extent it is caused by the gross negligence or wilful default of that Indemnified Person);

(vi)     any breach by any Obligor of the Finance Documents; or

(vii)    instructing lawyers, accountants, tax advisers, insurance consultants, ship managers, valuers, surveyors or other professional advisers or experts as permitted under the Finance Documents.

(b)      The Security Agent may, in priority to any payment to the other Finance Parties, indemnify itself out of the Trust Property in respect of, and pay and retain, all sums necessary to give effect to the indemnity in this clause 14.4 and shall have a lien on the Security Documents and the proceeds of the enforcement of those Security Documents for all moneys payable to it.

14.5            Continuation of indemnities

The indemnities by the Borrowers in favour of the Indemnified Persons contained in this Agreement shall continue in full force and effect notwithstanding any breach by any Finance Party or any of the Borrowers of the terms of this Agreement, the repayment or prepayment of the Loans, the cancellation of the Total Commitments or the repudiation by the Agent or any of the Borrowers of this Agreement.

14.6            Third Parties Act

Each Indemnified Person may rely on the terms of clause 14.4 (Indemnity concerning security) and clauses 12 (Tax gross-up and indemnities) and 14.7 (Interest) insofar as it relates to interest on any amount demanded by that Indemnified Person under clause 14.4 (Indemnity concerning security), subject to clause 1.3 (Third party rights) and the provisions of the Third Parties Act.

14.7            Interest

Moneys becoming due by the Borrowers to any Indemnified Person under the indemnities contained in this clause 14 or elsewhere in this Agreement shall be paid on demand made by such Indemnified Person and shall be paid together with interest on the sum demanded from the date of demand therefor to the date of reimbursement by the Borrowers to such Indemnified Person (both before and after judgment) at the rate referred to in clause 8.3 (Default interest).

14.8            Exclusion of liability

Without prejudice to any other provision of the Finance Documents excluding or limiting the liability of any Indemnified Person, no Indemnified Person will be in any way liable or responsible to any Obligor (whether as mortgagee in possession or otherwise) who is a Party or is a party to a Finance Document to which this clause applies for any loss or liability arising from any act, default, omission or misconduct of that Indemnified Person, except to the extent caused by its own gross negligence or wilful default. Any Indemnified Person may rely on this clause 14.8 subject to clause 1.3 (Third party rights) and the provisions of the Third Parties Act.

14.9            Email indemnity

The Borrowers shall indemnify each Finance Party against any and all Losses together with any VAT thereon which any of the Finance Parties may sustain or incur as a consequence of any email communication purporting to originate from the Borrowers to the Agent or the Security Agent being made or delivered fraudulently or without proper authorisation (unless such Losses are the direct result of the gross negligence or wilful default of the relevant Finance Party or the Agent or the Security Agent).

14.10     Waiver

In no event shall any of the Finance Parties be liable on any theory of liability for any special, indirect, consequential or punitive damages and the Obligors hereby waive, release and agree (for and on behalf of themselves and on behalf of the other Group Members and their respective Affiliates and shareholders) not to sue upon any such claim for any such damages, whether or not accrued and whether or not known or suspected to exist in their favour.

15            Mitigation by the Lenders

15.1            Mitigation

(a)      Each Finance Party shall, in consultation with the Borrowers, take all reasonable steps to mitigate any circumstances which arise and which would result in any Facility ceasing to be available or any amount becoming payable under or pursuant to, or cancelled pursuant to, any of clause 7.1 (Illegality), clause 12 (Tax gross-up and indemnities), clause 13 (Increased Costs) including (but not limited to) assigning its rights under the Finance Documents to another Affiliate or Facility Office.

(b)      Clause 15.1(a) does not in any way limit the obligations of any Obligor under the Finance Documents.

15.2            Limitation of liability

(a)      The Borrowers shall promptly indemnify each Finance Party for all costs and expenses incurred by that Finance Party as a result of steps taken by it under clause 15.1 (Mitigation).

(b)      A Finance Party is not obliged to take any steps under clause 15.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

16            Costs and expenses

16.1            Transaction expenses

The Borrowers shall promptly within five Business Days of demand pay the Agent, the Arrangers and the Security Agent the amount of all costs and expenses (including fees, costs and expenses of legal advisers and insurance and other consultants and advisers) reasonably incurred by any of them (and by any Receiver or Delegate) in connection with the negotiation, preparation, printing, execution, syndication, registration and perfection and any release, discharge or reassignment of:

(a)      this Agreement, any other documents referred to in this Agreement and the Original Security Documents;

(b)      any other Finance Documents executed or proposed to be executed after the date of this Agreement including any document executed to provide additional security under clause 25 (Minimum security value);or

(c)      any Security Interest expressed or intended to be granted by a Finance Document,

whether or not the transactions contemplated under the Finance Documents are consummated.

16.2            Amendment costs

If an Obligor requests an amendment, waiver or consent, the Borrowers shall, within five Business Days of demand by the Agent, reimburse the Agent for the amount of all costs and expenses (including fees, costs and expenses of legal advisers and (subject to clause 24.17 (Independent report) insurance and other consultants and advisers) reasonably incurred by the Agent or the Security Agent (and by any Receiver or Delegate) in responding to, evaluating, negotiating or complying with that request or requirement.

16.3            Enforcement, preservation and other costs

The Borrowers shall, on demand by a Finance Party, pay to each Finance Party (through the Agent, except where a payment is to be made to the Security Agent, in which case such payment shall be made directly to the Security Agent), the amount of all costs and expenses (including fees, costs and expenses of legal advisers and insurance and other consultants, brokers, surveyors and advisers) reasonably incurred by that Finance Party in connection with:

(a)      the enforcement of, or the preservation of any rights under, any Finance Document and any proceedings initiated by or against any Indemnified Person and as a consequence of holding the Charged Property or enforcing those rights and any proceedings instituted by or against any Indemnified Person as a consequence of taking or holding the Security Documents or enforcing those rights;

(b)      any valuation carried out under clause 25 (Minimum security value) at the times provided in such clauses that the relevant costs must be borne by the Borrowers; or

(c)      any inspection carried out under clause 23.8 (Inspection and notice of drydockings) or any survey carried out under clause 23.16 (Survey report).

17            Guarantee and indemnity

17.1            Guarantee and indemnity

Subject at all times to the provisions of clause 17.10 (Limited recourse) and clause 17.11 (Termination of limited recourse), each Guarantor hereby irrevocably and unconditionally and jointly and severally with the other Guarantors:

(a)      guarantees to the Security Agent (as trustee for the Finance Parties) and the other Finance Parties punctual performance by each other Obligor of all such Obligor’s obligations under the Finance Documents;

(b)      undertakes with the Security Agent (as trustee for the Finance Parties) and the other Finance Parties that whenever another Obligor does not pay any amount when due under or in connection with any Finance Document, it shall immediately on demand pay that amount as if it was the principal obligor; and

(c)      agrees with the Security Agent (as trustee for the Finance Parties) and the other Finance Parties that it will, as an independent and primary obligation, indemnify each Finance Party immediately on demand against any cost, loss or liability it incurs:

(i)

(A)      if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal; or

(B)      by operation of law,

and as a result of the same, the Borrowers have not paid any amount which would, but for such unenforceability, invalidity, illegality or operation of law, have been payable by the Borrowers under any Finance Document on the date when it would have been due; or

(ii)      if as a result (directly or indirectly) of the introduction of or any change in (or the interpretation, administration or application of) any law or regulation, or compliance with any law, regulation or administrative procedure made after entry into this Agreement (a Change in Law), there is a change in the currency, the value of the currency or the timing, place or manner in which any obligation guaranteed by a Guarantor is payable.

The amount payable by a Guarantor under this indemnity:

(1)      in respect of paragraph (i) above, shall be the amount it would have had to pay under this clause 17.1 if the amount claimed had been recoverable on the basis of a guarantee but for any relevant unenforceability, invalidity or illegality, and

(2)      in respect of paragraph (ii) above, shall include (aa) the difference between (x) the amount (if any) received by the Security Agent and the other Finance Parties from the Borrowers and (y) the amount that the Borrowers were obliged to pay under the original express terms of the Finance Documents in the currency specified in the Finance Documents, disregarding any Change in Law (the Original Currency), and (bb) all further costs, losses and liabilities suffered or incurred by the Security Agent and the other Finance Parties as a result of a Change in Law.

For the purposes of (aa)(x) above, if payment was not received by the Security Agent or the other Finance Parties in the Original Currency, the amount received by the Security Agent and the other Finance Parties shall be deemed to be that payment’s equivalent in the Original Currency converted, actually or notionally at the Security Agent’s discretion, on the day of receipt at the then prevailing spot rate of exchange of the Security Agent or if, in the Security Agent’s opinion, it could not reasonably or properly have made a conversion on the day of receipt of the equivalent of that payment in the Original Currency, that payment’s equivalent as soon as the Security Agent could, in its opinion, reasonably and properly have made a conversion of the Original Currency with the currency of payment.

If the Original Currency no longer exists, the Guarantor shall make such payment in such currency as is, in the reasonable opinion of the Security Agent, required, after taking into account any payments by the Borrowers, to place the Security Agent and the other Finance Parties in a position reasonably comparable to that it would have been in had the Original Currency continued to exist.

17.2            Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

17.3            Reinstatement

If any payment is made by an Obligor, or any discharge, release or arrangement is given by a Finance Party (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) in whole or in part on the basis of any payment, security or other disposition, and the same is avoided or reduced or must be restored in, or as a result of, insolvency, liquidation, administration or any other similar event or otherwise, then:

(a)      the liability of each Guarantor under this clause 17 shall continue or be reinstated as if the payment, discharge, release, arrangement, avoidance or reduction had not occurred; and

(b)      each Finance Party shall be entitled to recover the value or amount of that security or payment from each Obligor, as if the payment, discharge, release, arrangement, avoidance or reduction had not occurred.

17.4            Waiver of defences

The obligations of each Guarantor under this clause 17 will not be affected by an act, omission, matter or thing (whether or not known to it or any Finance Party) which, but for this clause, would reduce, release or prejudice any of its obligations under this clause 17 including (without limitation):

(a)      any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)      the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any other Obligor;

(c)      the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)      any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(e)      any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Finance Document or any other document or security including without limitation any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(f)       any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security;

(g)      any insolvency or similar proceedings.

(h)      any law or regulation of any jurisdiction or any other event affecting any term of the guaranteed obligations; or

(i)       any other circumstance that might constitute a defence of any Guarantor.

17.5            Immediate recourse

Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this clause 17. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

17.6            Appropriations

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(a)      refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(b)      hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of a Guarantor’s liability under this clause 17.

17.7            Deferral of Guarantors’ rights

Until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this clause 17:

(a)      to be indemnified or reimbursed by another Obligor;

(b)      to claim any contribution from any other guarantor of any Obligor’s obligations under the Finance Documents;

(c)      to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party;

(d)      to bring legal or other proceedings for an order requiring any Obligor to make any payment, or perform any obligation, in respect of which that Guarantor has given a guarantee, undertaking or indemnity under clause 17 (Guarantee and indemnity);

(e)      to exercise any right of set-off against any other Obligor; and/or

(f)      to claim or prove as a creditor of any other Obligor in competition with any Finance Party.

If a Guarantor receives any benefit, payment or distribution in relation to such rights it will promptly pay an equal amount to the Agent for application in accordance with clause 35 (Payment mechanics). This only applies until all amounts which may be or become payable by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full.

17.8            Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

17.9            Guarantors’ rights and obligations

(a)      The obligations of each Guarantor under the Guarantee and under this Agreement are joint and several. Failure by a Guarantor to perform its obligations under the Guarantee and/or this Agreement shall constitute a failure by all of the Guarantors.

(b)      Each Guarantor irrevocably and unconditionally jointly and severally with the other Guarantor:

(i)       agrees that it is responsible for the performance of the obligations of the other Guarantor under the Guarantee and this Agreement;

(ii)      acknowledges and agrees that it is a principal and original debtor in respect of all amounts due from the Guarantors under the Guarantee and under this Agreement; and

(iii)     agrees with each Finance Party that, if any obligation of the other Guarantor under the Guarantee and this Agreement is or becomes unenforceable, invalid or illegal for any reason it will, as an independent and primary obligation, indemnify that Finance Party immediately on demand against any and all Losses it incurs as a result of the other Guarantor not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by the other Guarantor under the Guarantee and/or this Agreement. The amount payable under this indemnity shall be equal to the amount which that Finance Party would otherwise have been entitled to recover.

(c)      The obligations of each Guarantor under the Finance Documents shall continue until all amounts which may be or become payable by the Guarantors under or in connection with the Finance Documents have been irrevocably and unconditionally paid or discharged in full, regardless of any intermediate payment or discharge in whole or in part.

17.10     Limited recourse

(a)      The Finance Parties hereby agree that the liability of each Guarantor under the Guarantee set out in this clause 17, shall be limited in the manner and subject to the terms and conditions set out in this clause 17.10 but subject always to the overriding provisions of clause 17.11 (Termination of limited recourse).

(b)      At any relevant time, the Finance Parties acknowledge and agree that, notwithstanding anything to the contrary contained in clause 2.4(b) (Borrowers’ rights and obligations), neither the Parent nor GasLog Carriers shall under any circumstances be liable to pay any amount under or in respect of the Guarantee set out in this clause 17 in excess of the aggregate of:

(i)       the outstanding amount of the Term Loans and Revolving Loan Ship Tranches which relate to Ships owned by Parent Relevant Borrowers at the relevant time and all accrued interest thereon; and

(ii)      such proportion of any other amounts owing under this Agreement and the other Finance Documents (other than amounts of principal and interest in respect of the Loans) which are at the relevant time due and payable by the Obligors, as the Agent in its sole discretion determines shall be payable by the Parent Relevant Borrowers at the relevant time.

In any event, the liability of each of the Parent and GasLog Carriers under the Guarantee shall always be joint and several.

For the avoidance of any doubt and notwithstanding anything else to the contrary contained (express or implied) in this clause 17.10, the obligations and liability of the Parent and

GasLog Carriers under this clause 17 in respect of a Term Loan or a Revolving Loan Ship Tranche relating to a Ship owned by a Parent Relevant Borrower (and interest thereon and other amounts payable by that Parent Relevant Borrower as set out in this clause 17.10), shall not be limited by operation of this clause 17.10 on the grounds that such Borrower subsequently ceased to be a Parent Relevant Borrower,  where such change of (direct or indirect) ownership or control of such Borrower (i) was effected in breach by any Obligor of any provisions of this Agreement or the other Finance Documents or (ii) constituted a Change of Control (unless any such breach or Change of Control was expressly waived or approved in writing by the Lenders in accordance with the provisions of this Agreement prior to its taking effect). For the purposes of the previous sentence a Dropdown in relation to a Borrower made in accordance with the provisions of this Agreement shall not constitute a breach of such provisions nor a Change of Control.

(c)      At any relevant time, the Finance Parties acknowledge and agree that, notwithstanding anything to the contrary contained in clause 2.4 (Borrowers’ rights and obligations), neither the MLP nor GPHL shall under any circumstances be liable to pay any amount under or in respect of the Guarantee set out in this clause 17 in excess of the aggregate of:

(i)       the outstanding amount of all the Term Loans and Revolving Loan Ship Tranches which relate to Ships owned by MLP Relevant Borrowers at the relevant time and all accrued interest thereon; and

(ii)      such proportion of any other amounts owing under this Agreement and the other Finance Documents (other than amounts of principal and interest in respect of the Loans) which are at the relevant time due and payable by the Obligors, as the Agent in its sole discretion determines shall be payable by MLP Relevant Borrowers at the relevant time.

In any event, the liability of each of the MLP and GPHL under the Guarantee shall always be joint and several.

For the avoidance of any doubt and notwithstanding anything else to the contrary contained (express or implied) in this clause 17.10, the obligations and liability of the MLP and GPHL under this clause 17 in respect of a Term Loan or a Revolving Loan Ship Tranche relating to a Ship owned by a MLP Relevant Borrower (and interest thereon and other amounts payable by that MLP Relevant Borrower as set out in this clause 17.10), shall not be limited by operation of this clause 17.10 on the grounds that such Borrower subsequently ceased to be a MLP Relevant Borrower, where such change of (direct or indirect) ownership or control of such Borrower (i) was effected in breach by any Obligor of any provisions of this Agreement or the other Finance Documents or (ii) constituted a Change of Control (unless any such breach or Change of Control was expressly waived or approved in writing by the Lenders in accordance with the provisions of this Agreement prior to its taking effect). For the purposes of the previous sentence a Reverse Dropdown in relation to a Borrower made in accordance with the provisions of this Agreement shall not constitute a breach of such provisions nor a Change of Control.

(d)      Notwithstanding anything to the contrary expressly contained in, or implied by, the other provisions of this clause 17 and the other provisions of this Agreement (and subject always to clause 17.11 (Termination of limited recourse):

(i)       even though each Guarantor is a Party to this Agreement and this clause 17 as a guarantor, no Guarantor shall be or become liable under the Guarantee unless and until such Guarantor is or becomes an Active Guarantor under the provisions and by operation of this clause 17 and/or the other provisions of this Agreement;

(ii)      as at the date of this Agreement and at all times thereafter, the Parent and GasLog Carriers shall in any event be (and shall be considered to be) Active Guarantors and liable as guarantors under the Guarantee until a Dropdown has occurred in relation to all  Borrowers and whilst no Reverse Dropdown has occurred in relation to any one of them;

(iii)     unless and until at least one Dropdown has occurred (whereupon the MLP and GPHL shall become (and be considered to be) Active Guarantors and be liable as guarantors under the Guarantee), the MLP and GPHL shall not be or become Active Guarantors or be liable as guarantors under the Guarantee, provided that, upon a Reverse Dropdown in respect of all Borrowers previously the subject of a Dropdown, the MLP and GPHL shall cease to be (and shall not be considered as) Active Guarantors;

(iv)     as at the date of this Agreement (A) the Parent and GasLog Carriers are Active Guarantors and liable as Guarantors under the Guarantee and (B)  MLP and GPHL are not Active Guarantors nor liable as Guarantors under the Guarantee;

(v)      the provisions of this clause 17 and references herein to the Guarantors shall be construed accordingly; and

(vi)     otherwise the Guarantors shall be (and be deemed to be or become, as the case may be) Active Guarantors as required by, and by operation of, the other provisions of this Agreement.

(e)      Each Guarantor agrees that at any time and for any purpose the Agent and/or the Security Agent shall be entitled in its sole discretion (or following instructions by the Majority Lenders) to determine the quantum of each Guarantor’s liability under the Guarantee in accordance with this clause 17.10, clause 17.11 (Termination of limited recourse) and the other provisions of this clause 17.

17.11     Termination of limited recourse

If at any time MLP ceases to be listed on an Approved Exchange, clause 17.10 (Limited recourse) above shall not apply to the Guarantee in respect of the Parent and GasLog Carriers and at that time (to the extent not already so jointly and severally liable at the time) the Parent and GasLog Carriers shall become and shall be jointly and severally liable under the Guarantee as if clause 17.10 (Limited recourse) were not applicable or ever effective in respect of the Parent and GasLog Carriers.

17.12     Amendments

Any amendment, waiver, discharge, release or consent in relation to the Guarantee and/or this clause 17 may only be made or given in writing.

17.13     Guarantor intent

Without prejudice to the generality of clause 17.4 (Waiver of defences), each Guarantor expressly confirms that it intends that this guarantee shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Finance Documents and/or any facility or amount made available under any of the Finance Documents.

18            Representations

(a)      Each Obligor makes and repeats the representations and warranties set out in this clause 18 to each Finance Party at the times specified in clause 18.33 (Times when representations are made) (subject to paragraph (b) below).

(b)      Notwithstanding paragraph (a) above, the representations and warranties of clause 18.32 (Sanctions) insofar as they relate to Sanctions not imposed by Germany, the European Union or the United Nations will not be so made and repeated to any Finance Party if and to the extent that the giving of, and compliance with, such representations and warranties would, in respect of that Finance Party, result in a violation of, or conflict with, section 7 of the German Foreign Trade Regulation (Außenwirtschaftsverordnung) (in conjunction with section 4 paragraph 1 no.3 foreign trade law (AWG) (Außenwirtschaftsgesetz)), any provision of Council Regulation (EC) 2271/1996 (in conjunction with Commission Delegated Regulation EU 2018/1100) or any similar applicable anti-boycott law or regulation.

18.1            Status

(a)      Each Obligor and each Manager is duly incorporated and validly existing or established under the laws of the jurisdiction of its incorporation or establishment as a limited liability company or corporation or limited partnership (as the case may be) and (other than an Obligor formed in the Marshall Islands) has no centre of main interests, permanent establishment or place of business outside the jurisdiction in which it is incorporated (save as notified to the Agent) and is in compliance with its Constitutional Documents.

(b)      Each Obligor and each Manager has power and authority to carry on its business as it is now being conducted and to own its property and other assets.

18.2            Binding obligations

Subject to the Legal Reservations, the obligations expressed to be assumed by each Obligor in each Finance Document and any Charter Document to which it is, or is to be, a party are or, when entered into by it, will be legal, valid, binding and enforceable obligations and each Security Document to which an Obligor is, or will be, a party, creates or will create the Security Interests which that Security Document purports to create and those Security Interests are or will be valid and effective.

18.3            Power and authority

(a)      Each Obligor has, or will have when entered into by it, power to enter into, perform and deliver and comply with its obligations under, and has taken, or will take when entered into by it, all necessary action to authorise its entry into, performance or delivery of, and compliance with, each Finance Document and any Charter Document to which it is, or is to be a party and each of the transactions contemplated by those documents.

(b)      No limitation on any Obligor’s powers to borrow, create security or give guarantees will be exceeded as a result of any transaction under, or the entry into of, any Finance Document or any Charter Document to which such Obligor is, or is to be, a party.

18.4            Non-conflict

The entry into and performance by each Obligor and any Manager of, and the transactions contemplated by the Finance Documents and the Charter Documents and the granting of the Security Interests purported to be created by the Security Documents do not and will not conflict with:

(a)      any law or regulation applicable to any Obligor or any Manager;

(b)      the Constitutional Documents of any Obligor or any Manager; or

(c)      any material obligations of any Obligor or any Manager under any agreement or other instrument binding upon itself or its assets (including the Charter Documents, any management agreements in respect of a Ship and any contract or agreement in respect of Financial Indebtedness), or constitute a default or termination event (however described) under any such agreement or instrument or result in the creation of any Security Interest (save for a Permitted Maritime Lien or under a Security Document) on any such Obligor’s or such Manager’s assets, rights or revenues.

18.5            Validity and admissibility in evidence

(a)      All authorisations required:

(i)       to enable each Obligor lawfully to enter into, exercise its rights and comply with its obligations under each Finance Document and any Charter Document to which it is a party;

(ii)      to make each Finance Document and any Charter Document to which it is a party admissible in evidence in its Relevant Jurisdiction; and

(iii)     to ensure that each of the Security Interests created under the Security Documents has the priority and ranking contemplated by them,

have been obtained or effected or (as the case may be) will be obtained or effected when entered into, and are, or (as the case may be) will be when entered into, in full force and effect except any authorisation or filing referred to in clause 18.12 (No filing or stamp taxes), which authorisation or filing will be promptly obtained or effected within any applicable period.

(b)      All authorisations necessary for the conduct of the business, trade and ordinary activities of each Obligor and each Manager have been obtained or effected and are in full force and effect if failure to obtain or effect those authorisations might have a Material Adverse Effect.

18.6            Governing law and enforcement

(a)      Subject to any relevant Legal Reservations, the choice of English law or any other applicable law as the governing law of any Finance Document and any Charter Document will be recognised and enforced in each Obligor’s Relevant Jurisdiction.

(b)      Subject to any relevant Legal Reservations, any judgment obtained in England in relation to an Obligor will be recognised and enforced in each Obligor’s Relevant Jurisdictions.

18.7            Information

(a)      Any Information is true and accurate in all material respects at the time it was given or made.

(b)      There are no facts or circumstances or any other information which could make the Information incomplete, untrue, inaccurate or misleading in any material respect.

(c)      The Information does not omit anything which could make the Information incomplete, untrue, inaccurate or misleading in any material respect.

(d)      All opinions, projections, forecasts or expressions of intention contained in the Information and the assumptions on which they are based were believed to be fair by the person who provided that Information as at the date it was given or made.

(e)      For the purposes of this clause 18.7, Information means: any material, factual information provided by or on behalf of any Obligor in writing to any of the Finance Parties in connection with the Finance Documents or the Charter Documents or the transactions referred to in them (including that contained in any information memorandum).

18.8            Original Financial Statements

(a)      The Original Financial Statements were prepared in accordance with GAAP consistently applied.

(b)      The Original Financial Statements give a true and fair view of the financial condition and results of operations of the relevant Obligors, the Group and the MLP Group (consolidated in the case of the Group, the MLP Group, GasLog Carriers and GPHL, respectively) during the relevant financial year.

(c)      There has been no change in the assets, business or financial condition or operations of any of the Obligors or the Group taken as a whole or the MLP Group taken as a whole since the date of the latest Financial Statements delivered under this Agreement to the Finance Parties which has had or might reasonably be expected to have a Material Adverse Effect.

18.9            Pari passu ranking

Each Obligor’s payment obligations under the Finance Documents to which it is, or is to be, a party rank at least pari passu with all its other present and future unsecured and unsubordinated payment obligations, except for obligations mandatorily preferred by law applying to companies generally.

18.10     Ranking and effectiveness of security

Subject to the Legal Reservations and any filing, registration or notice requirements which is referred to in any legal opinion delivered to the Security Agent and the Agent under clause 4.1 (Conditions precedent to delivering of a Utilisation Request) and clause 4.2 (Conditions precedent to Utilisation), the security created by the Security Documents has (or will have when the Security Documents have been executed) the priority which it is expressed to have in the Security Documents, the Charged Property is not subject to any Security Interest other than Permitted Security Interests and such security will constitute perfected security on the assets described in the Security Documents.

18.11     No insolvency

No corporate action, legal proceeding or other procedure or step described in clause 29.9 (Insolvency proceedings) or creditors’ process described in clause 29.10 (Creditors’ process) has been taken or, to the knowledge of any Obligor or any Manager threatened in relation to an Obligor or a Manager or a Subsidiary of an Obligor or a Manager and none of the circumstances described in clause 29.8 (Insolvency) applies to an Obligor or a Manager or a Subsidiary of an Obligor or a Manager.

18.12     No filing or stamp taxes

Under the laws of each Obligor’s Relevant Jurisdictions it is not necessary that any Finance Document or any Charter Document to which it is, or is to be, party be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration, notarial or similar Taxes or fees be paid on or in relation to any such Finance Document or any Charter Document or the transactions contemplated by the Finance Documents or the Charter Documents except any filing, recording or enrolling or any tax or fee payable in relation to any Finance Document or any Charter Document which is referred to in any Legal Opinion and which will be made or paid promptly after the date of the relevant Finance Document or Charter Document.

18.13     Tax

No Obligor is required to make any deduction for or on account of Tax from any payment it may make under any Finance Document to which it is, or is to be, a party and no other party is required to make any such deduction from any payment it may make under any, Charter Document.

18.14     No Default

(a)      No Default is continuing or is reasonably likely expected to result from the making of any Utilisation or the entry into, the performance of, or any transaction contemplated by, any Finance Document or any Charter Document.

(b)      No other event or circumstance is outstanding which constitutes (or, with the expiry of a grace period, the giving of notice, the making of any determination or any combination of any of the foregoing, would constitute) a default or termination event (however described) under any other agreement or instrument which is binding on any Obligor or any Manager or to which any Obligor’s or any Manager’s assets are subject, which have had or might reasonably be expected to have a Material Adverse Effect.

(c)      No other events, conditions, facts or circumstances exist or have arisen or occurred since 31 December 2019, which have had or might reasonably be expected to have a Material Adverse Effect.

18.15     No proceedings pending or threatened

(a)      No litigation, arbitration or administrative proceedings or investigations of, or before, any court, arbitral body or agency (including, without limitation, investigative proceedings) which, if adversely determined, might reasonably be expected to have a Material Adverse Effect have (to the best of any Obligor’s or Manager’s knowledge and belief) been started or threatened against any Obligor or any Manager or any Subsidiary of an Obligor.

(b)      No judgement or order of a court, arbitral tribunal or other tribunal or any order of any governmental or other regulatory body which is reasonably likely to have a Material Adverse Effect has (to the best of any Obligor’s or other Manager’s knowledge and belief) (having made due and careful enquiry) been made against any Obligor or any Manager or any Subsidiary of an Obligor.

18.16     No breach of laws

(a)      No Obligor or Manager or Subsidiary or an Obligor or a Manager has breached any law or regulation, which breach might reasonably be expected to have a Material Adverse Effect.

(b)      No labour dispute is current or, to the best of any Obligor’s or any Manager’s knowledge and belief (having made due and careful enquiry), threatened against any Obligor or any Manager or any Subsidiary of an Obligor, which might reasonably be expected to have a Material Adverse Effect.

18.17     Environmental matters

(a)      No Environmental Law applicable to any Fleet Vessel and/or any Obligor or any Manager or any Subsidiary of an Obligor has been violated in a manner or circumstances which might reasonably be expected to have, a Material Adverse Effect.

(b)      All consents, licences and approvals required under such Environmental Laws have been obtained and are currently in force.

(c)      No Environmental Claim has been made or is pending against any Obligor or any Manager or any Subsidiary of an Obligor or any Fleet Vessel where that claim might reasonably be expected to have a Material Adverse Effect and there has been no Environmental Incident which has given, or might give, rise to such a claim.

18.18     Tax compliance

(a)      No Obligor or Manager or any Subsidiary of an Obligor is materially overdue in the filing of any Tax returns or overdue in the payment of any amount in respect of Tax, unless and to the extent that such payment is being contested in good faith, adequate reserves are being maintained for those Taxes and the costs required to contest them and such payment is being lawfully withheld.

(b)      No claims or investigations are being made or conducted against any Obligor or any Manager or any Subsidiary of an Obligor with respect to Taxes such that a liability of, or claim against, any Obligor or any Manager or any Subsidiary of an Obligor is reasonably likely to arise for an amount for which adequate reserves have not been provided in the Original Financial Statements and which might reasonably be expected to have a Material Adverse Effect.

(c)      Except as advised in writing to the Agent prior to the date of this Agreement, each Obligor and each Manager is resident for Tax purposes only in the jurisdiction of its incorporation.

18.19     Anti-corruption law

Each Group Member has conducted its businesses in compliance with applicable anti-corruption and anti-bribery laws and has instituted and maintained policies and procedures designed to promote and achieve compliance with such laws.

18.20     Security and Financial Indebtedness

(a)      No Security Interest exists over all or any of the present or future assets of any Borrower in breach of this Agreement, other than Permitted Security Interests.

(b)      No Borrower has any Financial Indebtedness outstanding in breach of this Agreement.

18.21     Legal and beneficial ownership

(a)      Ownership of assets

Each Obligor is or, on the date the Security Documents to which it is a party are entered into, will be, the sole legal and beneficial owner of the respective assets over which it purports to grant a Security Interest under the Security Documents, to which it is a party.

(b)      Ownership of shares

As at the date of this Agreement:

(i)       each Borrower is a wholly-owned direct Subsidiary of GasLog Carriers;

(ii)      GasLog Carriers is a wholly-owned direct Subsidiary of the Parent;

(iii)     GPHL is a wholly-owned direct subsidiary of MLP;

(iv)     GasLog Partners GP LLC is the general partner of MLP;

(v)      GasLog Partners GP LLC is a wholly-owned direct subsidiary of the Parent; and

(vi)     the person referred to in the definition of the Permitted Holders in clause 1.1 (Definitions) has the right and the ability to control the affairs and composition of the majority of the board of directors of the Parent.

18.22     Shares

The shares of each Owner are fully paid and, other than any option which may be given to MLP in connection with a Dropdown, not subject to any option to purchase or similar rights. The Constitutional Documents of each Owner do not and could not restrict or inhibit any transfer of those shares on creation or enforcement of the Security Documents.  There are no agreements in force which provide for the issue or allotment of, or grant any person the right to call for the issue or allotment of, any share or loan capital of each Owner (including any option or right of pre-emption or conversion).

18.23     Accounting Reference Date

The financial year-end of each Obligor is the Accounting Reference Date.

18.24     No adverse consequences

(a)      It is not necessary under the laws of the Relevant Jurisdictions of any Obligor:

(i)       in order to enable any Finance Party to enforce its rights under any Finance Document; or

(ii)      by reason of the execution of any Finance Document or the performance by any Obligor of its obligations under any Finance Document to which it is, or is to be, a party,

that any Finance Party should be licensed, qualified or otherwise entitled to carry on business in any of such Relevant Jurisdictions.

(b)      No Finance Party is or will be deemed to be resident, domiciled or carrying on business in any Relevant Jurisdiction by reason only of the execution, performance and/or enforcement of any Finance Document.

18.25     Copies of documents

The copies of the Charter Documents and the Constitutional Documents of the Obligors delivered to the Agent under clause 4 (Conditions of Utilisation) will, as at their delivery dates, be true, complete and accurate copies of such documents and include all amendments and supplements to them as at the time of such delivery and no other agreements or arrangements exist between any of the parties to any Charter Document which would materially affect the transactions or arrangements contemplated by any Charter Document or modify or release the obligations of any party under that Charter Document.

18.26     No breach of any Charter Document

No Obligor nor (so far as the Obligors are aware) any other person is in breach of any Charter Document to which it is a party nor has anything occurred which entitles or may entitle any party to any Charter Document to rescind or terminate it or decline to perform their obligations under it or which would render it illegal, invalid or unenforceable.

18.27     No immunity

No Obligor or any of its assets is immune to any legal action or proceeding.

18.28     Ship status

Each Ship will on the first day of the relevant Mortgage Period be:

(a)      registered in the name of the relevant Owner through the relevant Registry as a registered ship under the laws and flag of the relevant Flag State;

(b)      operationally seaworthy and in every way fit for service;

(c)      classed with the relevant Classification with the highest class free of all requirements and recommendations of the relevant Classification Society; and

(d)      insured in the manner required by the Finance Documents.

18.29     Ship’s employment

Each Ship, on the first day of its Mortgage Period, is free of any other charter commitment which, if entered into after that date, would require approval under the Finance Documents (except in the case of Ship B and its Charter).

18.30     Address commission

There are no rebates, commissions or other payments in connection with any Charter other than those referred to in it.

18.31     Money Laundering

In relation to the borrowing by each Borrower of the Loans, the performance and discharge of its obligations and liabilities under the Finance Documents, and the transactions and other arrangements effected or contemplated by the Finance Documents to which each Borrower is a party, each Borrower confirms (i) that it is acting for its own account; (ii) that it will use the proceeds of the Loans for its own benefit, under its full responsibility and exclusively for the purposes specified in this Agreement; and (iii) that the foregoing will not involve or lead to a contravention of any law, official requirement or other regulatory measure or procedure which has been implemented to combat Money Laundering (as defined in clause 21.14 (Bribery and corruption)).

18.32     Sanctions

(a)      No Ship is a vessel with which any individual, entity or any other person is prohibited or restricted from dealing with under any Sanctions;

(b)      No Obligor nor any other Group Member, nor any of their respective directors or officers:

(i)       is a Prohibited Person;

(ii)      is subject to or the target of any action by any regulatory or enforcement authority or third party in relation to any Sanctions of any Sanctions Authority;

(iii)     is owned or controlled by, or acting directly or indirectly on behalf of, or for the benefit of, a Prohibited Person (it being understood that, chartering activity with a charterer that is a Prohibited Person shall not constitute “acting directly or indirectly on behalf of, or for the benefit of, a Prohibited Person”, where such chartering activity with such charterer is not in breach of Sanctions);

(iv)     owns or controls a Prohibited Person;

(v)      is located or resident in, organised or incorporated under the laws of, a country or territory subject to country-wide or territory-wide Sanctions;

(vi)     is in breach of Sanctions; or

(vii)     has received notice of or is aware of any claim, action, suit, proceeding or investigation against it with respect to Sanctions by any Sanctions Authority.

(c)      Any capitalised terms referred to in paragraphs (a) and (b) above shall have the meanings given to them in clause 21.11 (Sanctions).

18.33     Times when representations are made

(a)      All of the representations and warranties set out in this clause 18 (other than Ship Representations) are deemed to be made on the date of this Agreement.

(b)      The Repeating Representations are also deemed to be made and repeated on the dates of each Utilisation Request, each Utilisation Date, the date of issuance of each Compliance Certificate and the first day of each Interest Period and, in the case of the representation in clause 18.7 (Information), on the date of primary syndication of the Facilities.

(c)      All of the Ship Representations are deemed to be made and repeated on the first day of the Mortgage Period for the relevant Ship.

(d)      Each representation or warranty deemed to be made and repeated after the date of this Agreement shall be deemed to be made by reference to the facts and circumstances then existing at the date the representation or warranty is deemed to be made.

19            Information undertakings

Each Obligor undertakes that this clause 19 will be complied with throughout the Facility Period.

In this clause 19:

Annual Financial Statements means each of the financial statements for a financial year of the Group, the MLP Group, the Borrowers, GasLog Carriers and GPHL, respectively, delivered pursuant to clause 19.1 (Financial statements).

Semi-Annual Financial Statements means each of the financial statements for a financial half-year to 30 June of the relevant year of the Group, the MLP Group, GasLog Carriers and GPHL, respectively, delivered pursuant to clause 19.1 (Financial statements).

19.1            Financial statements

(a)      The Obligors shall supply to the Agent or, as the case may be, shall procure that the Agent is supplied with (and the Agent shall supply to each Lender), as soon as the same become available, but in any event within 150 days after the end of each financial year:

(i)       the audited consolidated financial statements of the Group for that financial year;

(ii)      the audited consolidated financial statements of the MLP Group for that financial year; and

(iii)     the unaudited financial statements (consolidated if appropriate) of each of the Borrowers, GasLog Carriers and GPHL respectively, for that financial year.

(b)      The Obligors shall supply to the Agent or, as the case may be, shall procure that the Agent is supplied with, as soon as the same become available, but in any event within 120 days after the end of each half year to 30 June of each financial year:

(i)       the unaudited consolidated financial statements of each of the Group and GasLog Carriers, respectively, for that financial half year; and

(ii)      the unaudited consolidated financial statements of each of the MLP Group and GPHL, respectively, for that financial half year.

(c)      The Borrowers shall also supply to the Agent prior to each financial year budget and cashflow projections for the Borrowers and the Active Guarantors for such financial year.

19.2            Provision and contents of Compliance Certificate and valuations

(a)      The Obligors shall supply to the Agent (and the Agent shall supply to each Lender):

(i)       with each set of audited Annual Financial Statements for the Group and the MLP Group, respectively, and with each set of unaudited Semi-Annual Financial Statements for the Group and the MLP Group, respectively, a Compliance Certificate;

(ii)      with each set of audited Annual Financial Statements for the Group and with each set of unaudited Semi-Annual Financial Statements for the Group, valuations of each Fleet Vessel, each made in accordance with clause 25 (Minimum security value) at the cost and expense of the Obligors and showing the value of each such Fleet Vessel as of the date of the relevant financial statements to which they relate (and for such purposes, the provisions of such clause 25 (Minimum security value) shall apply to each such Fleet Vessel and this paragraph 19.2(a)(ii) mutatis mutandis as if each such Fleet Vessel was a Ship).

(b)      Each Compliance Certificate shall, amongst other things, set out (in reasonable detail) computations as to compliance with clause 20.2 (Group financial condition) (if the Parent is an Active Guarantor) and/or, as the case may be, 20.5 (MLP Group financial condition) (if MLP is an Active Guarantor).

(c)      Each Compliance Certificate in respect of an Active Guarantor shall be signed by the chief executive officer of each relevant Active Guarantor or by the chief financial officer of each relevant Active Guarantor, or, in his or her absence, by any other duly authorised director of each relevant Active Guarantor.

19.3            Requirements as to financial statements

(a)      The Borrowers shall procure that each set of financial statements delivered pursuant to clause 19.1 (Financial statements) includes a profit and loss account, a balance sheet and a cashflow statement and that, in addition, each set of Annual Financial Statements of the Group and the MLP Group shall be audited by the Auditors.

(b)      Each set of financial statements delivered pursuant to clause 19.1 (Financial statements) shall:

(i)       be prepared in accordance with GAAP;

(ii)      give a true and fair view of (in the case of audited annual financial statements for any financial year), or fairly represent (in other cases), the financial condition and operations of the Group or (as the case may be) the MLP Group or the relevant Obligor, as at the date as at which those financial statements were drawn up; and

(iii)     in the case of audited annual financial statements, not be the subject of any qualification in the Auditors’ opinion.

(c)      The Borrowers shall procure that each set of financial statements delivered pursuant to clause 19.1 (Financial statements) shall be prepared using GAAP, accounting practices and financial reference periods consistent with those applied in the preparation of the Original Financial Statements, unless, in relation to any set of financial statements, the Borrowers notify the Agent that there has been a change in GAAP or the accounting practices and the Auditors deliver to the Agent:

(i)       a description of any change necessary for those financial statements to reflect the GAAP or accounting practices and reference periods upon which corresponding Original Financial Statements were prepared; and

(ii)      sufficient information, in form and substance as may be reasonably required by the Agent, to enable the Lenders to determine whether clause 20 (Financial covenants) has been complied with and to make an accurate comparison between the financial position indicated in those financial statements and the Original Financial Statements.

Any reference in this Agreement to any financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.

19.4            Year-end

(a)      The Borrowers shall procure that each financial year-end of each Obligor falls on the Accounting Reference Date.

(b)      The Borrowers shall procure that each accounting period ends on an accounting date.

19.5            Information: miscellaneous

The Borrowers shall supply to the Agent (and the Agent shall supply to each Lender):

(a)      at the same time as they are dispatched, copies of all material documents dispatched by any Obligor to its shareholders generally (or any class of them) or dispatched by any Obligor to its creditors generally (or any class of them);

(b)      promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings (including investigative proceedings) which are current, threatened or pending against any Obligor or any Manager, and which, if adversely determined, might reasonably be expected to have a Material Adverse Effect;

(c)      promptly upon becoming aware of them, the details of any material claims, investigations or other proceedings relating to Sanctions which are pending against any Group Member;

(d)      promptly, such information as the Agent may reasonably require about the Charged Property and compliance of the Obligors with the terms of any Security Documents; and

(e)      promptly on request, such further information regarding the financial condition, assets and operations of the Obligors as any Finance Party through the Agent may reasonably request,

provided that, in the case of (a) to (e) above, the supply of such information would not result in the breach of any confidentiality undertakings granted by the Obligors or Managers to third parties from time to time.

19.6            Notification of Default

The Borrowers shall, and they shall procure that the Obligors shall, notify the Agent (and the Agent shall notify each Lender) of any Default (and the steps, if any, being taken to remedy it) promptly upon any Obligor becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

19.7            Sufficient copies

The Borrowers, if so requested by the Agent, shall deliver sufficient copies of each document to be supplied under the Finance Documents to the Agent to distribute to each of the Lenders.

19.8            Use of websites

(a)      The Borrowers may satisfy their obligation under this Agreement to deliver any information in relation to those Lenders (the Website Lenders) who accept this method of communication by posting this information onto an electronic website designated by the Borrowers and the Agent (the Designated Website) if:

(i)       the Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;

(ii)      both the Borrowers and the Agent are aware of the address of and any relevant password specifications for the Designated Website; and

(iii)     the information is in a format previously agreed between the Borrowers and the Agent.

If any Lender (a Paper Form Lender) does not agree to the delivery of information electronically then the Agent shall notify the Borrowers accordingly and the Borrowers shall supply the information to the Agent (in sufficient copies for each Paper Form Lender) in paper form. In any event the Borrowers shall supply the Agent with at least one copy in paper form of any information required to be provided by it.

(b)      The Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Borrowers and the Agent.

(c)      The Borrowers shall promptly upon any of them becoming aware of its occurrence notify the Agent (and the Agent shall notify each Lender) if:

(i)       the Designated Website cannot be accessed due to technical failure;

(ii)      the password specifications for the Designated Website change;

(iii)     any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(iv)     any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(v)      any Borrower becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

If the Borrowers notify the Agent under paragraphs 19.8(c)(i) or (v) above, all information to be provided by the Borrowers under this Agreement after the date of that notice shall be supplied in paper form unless and until the Agent and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

(d)      Any Website Lender may request, through the Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website. The Borrowers shall comply with any such request within ten Business Days.

19.9            “Know your customer” checks

(a)                        If:

(i)       the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)      any change in the status of an Obligor or the composition of the shareholders of an Obligor after the date of this Agreement;

(iii)      a proposed assignment by a Lender of any of its rights under this Agreement to a party that is not already a Lender prior to such assignment;

(iv)      any law and/or regulation to prevent money laundering and corruption, to conduct ongoing monitoring of the business relationship with the Obligors or in relation to necessary “know your customer” or other similar checks as applicable to a Lender or the transactions contemplated in the Finance Documents; or

(v)      any internal requirement of any Lender applying generally to similar clients borrowing from such Lender,

obliges the Agent, the Security Agent or any Lender (or, in the case of paragraph 19.9(a)(iii) above, any prospective new Lender or the Security Agent) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it (or at any other time reasonably required by a Lender), each Obligor shall as soon as reasonably possible after the request of the Agent or the Security Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender or the Security Agent) or any Lender or the Security Agent (for itself or, in the case of the event described in paragraph 19.9(a)(iii) above, on behalf of any prospective new

Lender or the Security Agent) in order for the Agent, the Security Agent or such Lender or, in the case of the event described in paragraph 19.9(a)(iii) above, any prospective new Lender to carry out and be satisfied with the results of all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)      Each Finance Party shall promptly upon the request of the Agent or the Security Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent or the Security Agent (for itself) in order for it to carry out and be satisfied with the results of all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

19.10     Money Laundering

The Borrowers will:

(a)      provide the Agent (and the Agent shall provide each Lender) with information, certificates and any documents required by the Agent or any other Finance Party to ensure compliance with any law official requirement or other regulatory measure or procedure implemented to combat Money Laundering (as defined in clause 21.14 (Bribery and corruption)) throughout the Facility Period; and

(b)      notify the Agent (and the Agent shall notify each Lender) as soon as it becomes aware of any matters evidencing that a breach of any law official requirement or other regulatory measure or procedure implemented to combat Money Laundering (as defined in clause 21.14 (Bribery and corruption) may or is about to occur or that the person(s) who have or will receive the commercial benefit of this Agreement have changed from the date hereof.

19.11     Liquidity

The Obligors shall procure that there are maintained, from the Utilisation of the Term Loan for a Ship and at all times thereafter throughout the Mortgage Period of such Ship, in the Earnings Account of the Owner of that Ship, minimum cash balances of no less than $1,500,000 (namely, at all times $1,500,000 per Mortgaged Ship).

20            Financial covenants

Each Obligor undertakes that this clause 20 will be complied with throughout the Facility Period.

20.1            Financial definitions (Group)

In clauses 20 (Financial covenants), 20.1 (Financial definitions (Group)) and 20.3 (Group financial testing):

Debt Service means, in respect of any financial period, the sum to be the aggregate of:

(a)      scheduled amounts of principal; and

(b)      scheduled amounts of interest thereon; and

(c)      all other amounts in excess of $30,000,000 per such financial period payable as non-recurring or upfront fees, cost and expenses in connection with the Group’s Financial Indebtedness,

which in each case fell due and was paid by the Parent and its Subsidiaries in such period in respect of Group Total Indebtedness, as shown in the then most recent Group Financial Statements relevant to such period.

EBITDA means, in respect of any period, the consolidated profit on ordinary activities of the Group before taxation for such period, but:

(a)      adjusted to exclude Interest Receivable and Interest Payable and other similar income or costs to the extent not already excluded;

(b)      adjusted to exclude any gain or loss realised on the disposal of fixed assets (whether tangible or intangible);

(c)      after adding back depreciation and amortisation charged which relates to such period;

(d)      adjusted to exclude any exceptional or extraordinary costs or income; and

(e)      after deducting any profit arising out of the release of any provisions against a liability or charge and adding back any provision relating to long term assets or contracts,

as shown in the then most recent Group Financial Statements relevant to such period.

Group Cash and Cash Equivalents means (a) cash and cash equivalents and (b) short term investments as set forth in the Group Financial Statements, which are readily convertible into known amounts of cash and with original maturities of six months or less, but excluding, for the avoidance of doubt, in each case cash and other amounts set forth as “restricted cash” in the Group Financial Statements.

Group Current Assets means, at any time, “Current Assets” of the Group as shown in the then most recent Group Financial Statements.

Group Current Liabilities means, at any time, the “Current Liabilities” of the Group as shown in the Group Financial Statements.

Group Current Portion of Loans means, at any time, the “Borrowings, current portion” and “Lease Liability, current portion” of the Group as shown in the then most recent Group Financial Statements.

Group Financial Statements means any of the Annual Financial Statements and the Semi-Annual Financial Statements of the Group referred to and defined as such in clause 19.1 (Financial statements).

Group Market Adjusted Net Worth means, at any time, Group Total Market Adjusted Assets less Group Total Indebtedness.

Group Maximum Leverage means, at any time, the figure calculated using the following formula:

Group Maximum Leverage =	Group Total Indebtedness

Group Total Assets

Group Total Assets means, at any time, the amount of total assets of the Group on a consolidated basis as determined in accordance with GAAP and shown in the then most recent Group Financial Statements and calculated in the same manner as shown in the Original Financial Statements of the Group.

Group Total Indebtedness means, at any time, the aggregate Financial Indebtedness (on a consolidated basis) of the Group, as shown in the then most recent Group Financial Statements.

Group Total Market Adjusted Assets means, at any time, the Group Total Assets adjusted upwards or downwards, as the case may be, to reflect any difference between the book value of Fleet Vessels and mean valuations of such Fleet Vessels provided to the Agent under clause 19.2 (Provision and contents of Compliance Certificate and valuations) and made in accordance with the provisions of such clause.

Interest means, in respect of any specified Financial Indebtedness, all continuing regular or periodic costs, charges and expenses incurred in effecting, servicing or maintaining such Financial Indebtedness including:

(a)      gross interest, commitment fees, financing premia or other financial charges, discount and acceptance fees and administration and guarantee fees and fronting and ancillary facility fees payable or incurred on any form of such Financial Indebtedness; and

(b)      arrangement fees or other up front fees.

Interest Payable means, in respect of any period, the aggregate (calculated on a consolidated basis) of:

(a)      the amounts charged and posted (or estimated to be charged and posted) as a current accrual accrued during such period in respect of members of the Group by way of Interest, but excluding any amount accruing as interest in-kind (and not as cash pay) to the extent capitalised as principal during such period; and

(b)      net payments in relation to interest rate or currency hedging arrangements in respect of Financial Indebtedness (after deducting net income in relation to such interest rate or currency hedging arrangements), as shown in the then most recent Group Financial Statements relevant to such period.

Interest Receivable means, in respect of any period, the amount of Interest accrued on cash balances of the Group (including the amount of interest accrued on the Accounts, to the extent that the account holder is entitled to receive such interest) during such period, as shown in the then most recent Group Financial Statements relevant to such period.

20.2            Group financial condition

Each Obligor shall ensure that at all times throughout the Facility Period when the Parent is an Active Guarantor:

(a)      Group Net Worth: Group Market Adjusted Net Worth shall be not less than $350,000,000;

(b)      Group current ratio: Group Current Assets shall be greater than or equal to Group Current Liabilities (excluding the Group Current Portion of Loans);

(c)      Group debt service cover: in respect of any six month period, on a trailing four quarter basis, the ratio of EBITDA to Debt Service shall be no less than 1.10:1, provided always that such ratio shall be regarded as having been complied with if at the relevant time when such ratio is being tested the Group Cash and Cash Equivalents is $110,000,000 or higher;

(d)      Group leverage: Group Maximum Leverage shall be less than 75%; and

(e)      Group Cash and Cash Equivalents: Group Cash and Cash Equivalents shall be at least $75,000,000.

20.3            Group financial testing

The financial covenants set out in clause 20.2 (Group financial condition) shall be calculated in accordance with GAAP on a consolidated basis and tested upon receipt of the Annual Financial Statements and Semi-Annual Financial Statements of the Group, by reference to the same and to each Compliance Certificate delivered pursuant to clause 19.2 (Provision and contents of Compliance Certificate and valuations) together with such statements.

20.4            Financial definitions (MLP)

In clauses 20.4 (Financial definitions (MLP)), 20.5 (MLP Group financial condition) and 20.6 (MLP Group financial testing):

MLP Group Cash and Cash Equivalents means (a) cash and cash equivalents and (b) short term investments as set forth in the MLP Group Financial Statements, which are readily convertible into known amounts of cash and with original maturities of six months or less, but excluding, for the avoidance of doubt, in each case cash and other amounts set forth as “restricted cash” in the MLP Group Financial Statements.

MLP Group Financial Statements means any of the Annual Financial Statements and the Semi-Annual Financial Statements of the MLP Group referred to and defined as such in clause 19.1 (Financial statements).

MLP Group Free Liquidity means the aggregate of:

(a)      MLP Group Cash and Cash Equivalents; and

(b)      amounts immediately available to the MLP Group for drawing under committed revolving credit facilities, or other credit facilities for working capital purposes of the MLP Group, in each case with remaining maturities of no less than (6) six months and made available by financial institutions (which, for avoidance of doubt, shall not include lines of credit provided by Affiliates of the Obligors) (provided that the relevant borrowing entity would meet the conditions precedent to which any such drawing is subject under the relevant credit facility and such drawing would not result in an event of default (as such term is defined therein) occurring under any other credit facility of the MLP Group).

MLP Group Maximum Leverage means, at any time, the figure calculated using the following formula:

MLP Group Maximum Leverage =	MLP Group Total Indebtedness

MLP Group Total Assets

MLP Group Total Assets means, at any time, the amount of total assets of the MLP Group on a consolidated basis as determined in accordance with GAAP and shown in the then most recent MLP Group Financial Statements and calculated in the same manner as shown in the Original Financial Statements of the MLP Group.

MLP Group Total Indebtedness means, at any time, the aggregate Financial Indebtedness (on a consolidated basis) of the MLP Group, as shown in the then most recent MLP Group Financial Statements.

20.5            MLP Group financial condition

Each Obligor shall ensure that at all times throughout the Facility Period when the MLP is an Active Guarantor:

(a)      MLP Group leverage: MLP Group Maximum Leverage shall be less than 65%; and

(b)      MLP Group Free Liquidity: MLP Group Free Liquidity shall be at least $45,000,000.

20.6            MLP Group financial testing

The financial covenants set out in clause 20.5 (MLP Group financial condition) shall be calculated in accordance with GAAP on a consolidated basis and tested upon receipt of the Annual Financial Statements and Semi-Annual Financial Statements of the MLP Group, by reference to the same and to each Compliance Certificate delivered pursuant to clause 19.2 (Provision and contents of Compliance Certificate and valuations) together with such statements.

21                   General undertakings

(a)      Each Obligor undertakes with each Finance Party that this clause 21 will be complied with throughout the Facility Period (subject to paragraph (b) below).

(b)      Notwithstanding paragraph (a) above, the undertakings in clause 21.11 (Sanctions) insofar as they relate to Sanctions not imposed by Germany, the European Union or the United Nations are not given in favour of any Finance Party if and to the extent that the giving of, and compliance with, such undertakings would, in respect of that Finance Party, result in a violation of, or conflict with, section 7 of the German Foreign Trade Regulation (Außenwirtschaftsverordnung) (in conjunction with section 4 paragraph 1 no.3 foreign trade law (AWG) (Außenwirtschaftsgesetz)), any provision of Council Regulation (EC) 2271/1996 (in conjunction with Commission Delegated Regulation EU 2018/1100) or any similar applicable anti-boycott law or regulation.

21.1            Use of proceeds

The proceeds of Utilisations will be used exclusively for the purposes specified in clause 3 (Purpose).

21.2            Authorisations

Each Obligor will promptly (and in connection with any Finance Document, as soon as such Finance Document is entered into):

(a)      obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)      supply certified copies to the Agent of,

any authorisation required under any law or regulation of a Relevant Jurisdiction to:

(i)       enable it to perform its obligations under the Finance Documents and the Charter Documents;

(ii)      ensure the legality, validity, enforceability or admissibility in evidence of any Finance Document, Charter Document; and

(iii)     carry on its business, where failure to do so has, or might reasonably be expected to have, a Material Adverse Effect.

21.3            Compliance with laws

Each Obligor and each Manager will comply in all respects with all laws and regulations (including Environmental Laws) to which it may be subject, where failure to do so has, or might reasonably be expected to have, a Material Adverse Effect.

21.4            Tax Compliance

(a)      Each Obligor and each Manager shall pay and discharge all Taxes imposed upon it or its assets within such time period as may be allowed by law without incurring penalties unless and only to the extent that:

(i)       such payment is being contested in good faith;

(ii)      adequate reserves are being maintained for those Taxes and the costs required to contest them which have been disclosed in its latest financial statements delivered to the Agent under clause 19.1 (Financial statements); and

(iii)     such payment can be lawfully withheld.

(b)      Except as approved by the Majority Lenders, each Obligor shall maintain its residence for Tax purposes in the jurisdiction in which it is incorporated and ensure that it is not resident for Tax purposes in any other jurisdiction.

21.5            Change of business or ownership

(a)      Except as approved by the Majority Lenders, or otherwise permitted by the terms of this Agreement, no material change will be made to the general nature of the business of any of the Obligors or the Group or the MLP Group taken as a whole from that carried on at the date of this Agreement, save that any activities involving or undertaken whatsoever within the maritime sector by any Group Member will not be considered a change in the general nature of the business of any of the Obligors or the Group or the MLP Group taken as a whole.

(b)      The Obligors shall procure that (1) there shall not be any transfer of any of the shares in any Borrower from GasLog Carriers or the Parent, to GPHL or MLP (whether directly or indirectly) and (2) neither GPHL nor MLP (whether directly or indirectly) will acquire control of any Borrower, provided however that the Obligors shall be permitted to proceed with a transfer of all (but not some) of the shares in one or more Borrowers from GasLog Carriers or the Parent to GPHL or MLP (whether directly or indirectly) (a Dropdown in respect of the relevant Borrower), only with the prior written approval of all the Lenders and, additionally, subject to the following conditions being met on or before completion of that Dropdown:

(i)       no Event of Default has occurred and is continuing and no Event of Default would result from completion of such Dropdown; and

(ii)      no Change of Control has occurred; and

(iii)     no events or circumstances described in any of clauses 29.7 (Cross default), 29.8 (Insolvency), 29.9 (Insolvency proceedings), 29.10 (Creditors’ process) (inclusive), 29.12 (Cessation of business) or 29.13 (Expropriation) have occurred in respect of the MLP or GPHL as if they were Active Guarantors and such clauses applied to them; and

(iv)     no event or circumstances have occurred which have had a Material Adverse Effect since the date of this Agreement, but for the purposes of this paragraph (iv) the words “at any time when MLP is an Active Guarantor,” in paragraph (a)(iii) of the definition of Material Adverse Effect in clause 1.1 (Definitions) shall be disregarded; and

(v)      paragraph (d) below is complied with; and

(vi)     the following documents and evidence have each been provided by the Obligors to the Agent (at the cost and expense of the Borrowers) either in form and substance substantially similar to the equivalent documentation provided to the Agent pursuant to clause 4 (Conditions of Utilisation) in respect of the Loans, or as otherwise satisfactory to the Agent, acting on the instructions of the Majority Lenders, in each case acting reasonably:

(A)      replacement Share Security duly executed by GPHL in respect of the shares in the relevant Borrower subject to the Dropdown (following which such shares shall be released from the prior Share Security at the cost and expense of the Borrowers);

(B)      any and all relevant corporate authorisations of GPHL in respect of the execution, delivery and performance of such Share Security (of the type and nature described in Schedule 3, Part 1 paragraph 1 (Obligors’ Corporate documents)); and

(C)      any legal opinions reasonably required by the Agent in respect of such Share Security, in form and substance acceptable to all the Lenders.

(c)      In respect of any Borrower whose shares are owned by GPHL or MLP (directly or indirectly) following a Dropdown,  the Obligors shall be permitted to proceed with a transfer of all (but not some) of the shares of that Borrower to the Parent or GasLog Carriers (a Reverse Dropdown in respect of that Borrower), subject to the following conditions being met on or before completion of that Reverse Dropdown:

(i)       no Event of Default has occurred and is continuing and no Event of Default would result from completion of such Reverse Dropdown; and

(ii)      no Change of Control has occurred; and

(iii)     no events or circumstances described in any of clauses 29.7 (Cross default), 29.8 (Insolvency), 29.9 (Insolvency proceedings), 29.10 (Creditors’ process) (inclusive), 29.12 (Cessation of business) or 29.13 (Expropriation) have occurred in respect of the Parent or GasLog Carriers as if they were Active Guarantors and such clauses applied to them; and

(iv)     no event or circumstances have occurred which have had a Material Adverse Effect since the date of this Agreement, but for the purposes of this paragraph (iv) the words “at any time when the Parent is an Active Guarantor,” in paragraph (a)(ii) of the definition of Material Adverse Effect in clause 1.1 (Definitions) shall be disregarded; and

(v)      paragraph (d) below is complied with; and

(vi)     the following documents and evidence have each been provided by the Obligors to the Agent (at the cost and expense of the Borrowers) either in form and substance substantially similar to the equivalent documentation provided to the Agent pursuant to clause 4 (Conditions of Utilisation) in respect of the Loans, or as otherwise satisfactory to the Agent, acting on the instructions of the Majority Lenders, in each case acting reasonably:

(A)      replacement Share Security duly executed by GasLog Carriers in respect of the shares in the relevant Borrower subject to the Reverse Dropdown (following which such share shall be released from the prior Share Security at the cost and expense of the Borrowers);

(B)      any and all relevant corporate authorisations of GasLog Carriers in respect of the execution, delivery and performance of such Share Security (of the type and nature described in Schedule 3, Part 1 paragraph 1 (Obligors’ Corporate documents)); and

(C)      any legal opinions reasonably required by the Agent in respect of such Share Security, in form and substance acceptable to all the Lenders.

(d)      There can be no more than ten (10) Dropdowns and Reverse Dropdowns (in aggregate) per Borrower during the Facility Period. All reasonable fees, costs and expenses incurred by the Finance Parties in connection with a Dropdown or a Reverse Dropdown will be borne by the Borrowers.

(e)      The Obligors represent and undertake to and with the Finance Parties that, as at the date of this Agreement and as at the first Utilisation Date, no Dropdowns or Reverse Dropdowns have occurred and none will occur by the first Utilisation Date.

21.6            Merger and corporate reconstruction

Except as approved by the Majority Lenders, no Obligor, will enter into any amalgamation, demerger, merger, consolidation, redomiciliation, legal migration or corporate reconstruction (other than an amalgamation, merger or consolidation of a Guarantor where such Guarantor is the surviving entity of the same). For the avoidance of doubt, the Parties agree that a Dropdown and a Reverse Dropdown will not constitute an amalgamation, demerger, merger, consolidation or corporate reconstruction within the meaning of this clause 21.6.

21.7            Further assurance

(a)      Each Obligor shall promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Agent may reasonably specify (and in such form as the Agent may reasonably require acting on the instructions of the Majority Lenders) in favour of the Security Agent or its nominee(s) as provided under each Finance Document, as applicable:

(i)       to perfect the Security Interests created or intended to be created by that Obligor under or evidenced by the Security Documents (which may include the execution of a mortgage, charge, assignment or other security over all or any of the assets which are, or are intended to be, the subject of the Security Documents) or to protect or ensure the priority of such Security Interests or for the exercise of any rights, powers and remedies of the Security Agent or any other Finance Party provided by or pursuant to the Finance Documents or by law;

(ii)      to confer on the Security Agent and/or any other Finance Party Security Interests over any property and assets of that Obligor located in any jurisdiction equivalent or similar to the Security Interest intended to be conferred by or pursuant to the Security Documents;

(iii)     to facilitate the realisation of the assets which are, or are intended to be, the subject of the Security Documents; and/or

(iv)     at the request of the New Lender, to facilitate the accession by a New Lender to any Security Document following an assignment in accordance with clause 30.1 (Assignments by the Lenders).

(b)      Each Obligor shall take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Security Interest (or the priority of any Security Interest) conferred or intended to be conferred on the Security Agent and/or any other Finance Party by or pursuant to the Finance Documents.

21.8            Negative pledge in respect of Charged Property or Borrower’s shares

(a)      Except for Permitted Security Interests, no Obligor will grant or allow to exist any Security Interest over any Charged Property.

(b)      Except under the Share Security in respect of each Borrower and except for Permitted Security Interests, no Obligor will grant or allow to exist any Security Interest over any of the shares in any of the Borrowers or over any of the rights deriving from or related to such shares.

(c)      Each Obligor will procure that all of the shares and membership interests of or in all of the Obligors will be in registered form (and not in bearer form) at all times.

21.9            Environmental matters

(a)      The Obligors will notify the Agent as soon as reasonably practicable of any Environmental Claim being made against any Group Member or any Fleet Vessel or the owner of any Fleet Vessel or any Manager which, if successful to any extent, might reasonably be expected to have a Material Adverse Effect and of any Environmental Incident which may give rise to such a claim and will be kept regularly and promptly informed in reasonable detail of the nature of, and response to, any such Environmental Incident and the defence to any such claim.

(b)      The Obligors will procure that all Environmental Laws (and any consents, licences or approvals obtained under them) applicable to Fleet Vessels will not be violated in a way which might reasonably be expected to have a Material Adverse Effect.

21.10     Pari Passu

Each Obligor will ensure that (a) its obligations under the Finance Documents shall, without prejudice to the Security Interests intended to be created by the Security Documents, at all times rank at least pari passu with all its other present and future unsecured and unsubordinated Indebtedness with the exception of any obligations which are mandatorily preferred by law and not by contract and (b) any Financial Indebtedness of any Obligor to any other Group Member or any of its shareholders or other Affiliates shall be in all respects subordinated in ranking and priority of payment to all amounts owing to the Finance Parties under the Finance Documents.

21.11     Sanctions

(a)      No Obligor nor any other Group Member will, directly or indirectly, make any proceeds of the Loans available to, or for the benefit of, a Prohibited Person or permit or authorise any such proceeds to be applied in a manner or for a purpose prohibited by Sanctions or which would put any Finance Party in breach of any Sanctions.

(b)      The Obligors will procure that none of the Obligors nor any of the Group Members will:

(i)      be a Prohibited Person;

(ii)      be subject to or the target of any action by any regulatory or enforcement authority or third party in relation to any Sanctions of any Sanctions Authority;

(iii)     be owned or controlled directly or indirectly by, or act directly or indirectly on behalf of or for the benefit of, a Prohibited Person (it being understood that, chartering activity with a charterer that is a Prohibited Person shall not constitute “acting directly or indirectly on behalf of, or for the benefit of, a Prohibited Person”, where such chartering activity with such charterer is not in breach of Sanctions);

(iv)      own or control, directly or indirectly, a Prohibited Person; or

(v)      be in breach of Sanctions.

(c)      The Borrowers will prevent any Mortgaged Ship from being used, directly or indirectly:

(i)       by, or for the benefit of, any Prohibited Person or any person owned or controlled by any Prohibited Person (including from being sold, chartered, leased or otherwise provided directly or indirectly to any Prohibited Person) if such use would be in breach of Sanctions;

(ii)      in any trade which could expose the relevant Ship, any Finance Party or any Manager to enforcement proceedings arising from Sanctions; and/or

(iii)     in any transport of any goods that are prohibited to be sold, supplied, transferred, purchased, exported or imported under any Sanctions.

(d)      Without prejudice to the rights of the Finance Parties under any other provisions of this Agreement and the other Finance Documents, if an Owner finds out that its Ship, without its knowledge, has been sold, chartered, conferred, leased or otherwise provided directly or indirectly to any Prohibited Person in breach of Sanctions, it shall terminate as soon as possible and in any case within thirty (30) days after the day it finds out that any of the events described in this clause has occurred the relationship with the Prohibited Person under the premise that the Finance Parties may commit a breach of law by this behaviour. In this case the Borrowers will also inform the Finance Parties immediately upon becoming so aware.

(e)      Each Owner will provide the Finance Parties upon their written request with all relevant documentation related to its Mortgaged Ship, and the transported goods which a Finance Party is required to disclose to a regulatory authority of any Sanctions Authority pursuant to any Sanctions.

(f)      The Obligors shall inform the Lenders in writing as soon as possible if any Obligor or any of their Subsidiaries or any of their respective directors or officers becomes a Prohibited Person, or if, as far as an Obligor is aware, any joint venture or any of its directors, officers or employees becomes a Prohibited Person.

(g)      For the purposes of this clause 21.11 the following words shall have the following meanings:

Prohibited Person means any person with whom transactions are prohibited or restricted under:

(a)      OFAC;

(b)      any other United States of America government sanctions, laws including, without limitation, persons or organisations on the United States of America Government’s List of Specially Designated Nationals and Blocked Persons, Denied Persons List, Entities List, Debarred Parties List, Excluded Parties List, Sectoral Sanctions Identifications List and Terrorism Exclusion List;

(c)      European Union sanctions laws (including those of member states of the European Union), including without limitation persons or organisations on the European Union Restricted Person Lists issued under Council Regulation (EC) No. 881/2002 of 27 May 2002, Council Regulation (EC) No. 2580/2001 of 27 December 2001 and Council Common Position 2005/725/CFSP of 17 October 2005, Council Regulation (EU) No 833/2014 and Council Regulation (EU) No 692/2014;

(d)      United Kingdom government sanctions laws, including without limitation persons or organisations on Her Majesty’s Treasury’s Consolidated List of Financial Sanctions Targets and Investment Ban List;

(e)      United Nations sanctions laws, including without limitation persons or organisations on the United Nations Consolidated List established and maintained by the 1267 Committee; and

(f)      Norway sanctions laws,

each as amended from time to time and including any person controlled by or a Subsidiary of any such person.

Sanctions means any economic or trade sanctions laws, regulations, orders or embargoes administered, enacted or enforced by any Sanctions Authority.

Sanctions Authority means any of:

(a)      the United States government;

(b)      the United Nations;

(c)      the United Kingdom;

(d)      the European Union (and/or any member state thereof); or

(e)      Norway,

and includes any relevant government entity of any of the above, including, without limitation, the Office of Foreign Assets Control of the US Department of Treasury (OFAC) and the United States Department of State, Her Majesty’s Treasury (HMT).

21.12     Borrowers’ own account

Each Obligor will ensure that any borrowing by it and/or the performance of its obligations hereunder and under the other Finance Documents to which it is a party will be for its own account and will not involve any breach by it of any law, or regulatory measure relating to money laundering as defined in the provisions of the directive (2005/60/EC) of the European Parliament and of the Council (as this may be repealed or replaced by transposition of directive (EU) 2015/849) or any equivalent law or regulatory measure in any other jurisdiction.

21.13     Inspection

Each Obligor undertakes with the Finance Parties that, from the date of this Agreement and so long as any moneys are owing under any of the Finance Documents, upon the request of the Agent, it shall provide the Agent or any of its representatives, professional advisors and contractors with access to, and permit inspection of, books and records of any Group Member, in each case at reasonable times and upon reasonable notice.

21.14     Bribery and corruption

(a)      No Obligor shall engage in:

(i)       Corrupt Practices, Fraudulent Practices, Collusive Practices or Coercive Practices, including the procurement or the execution of any contract for goods or works relating to its functions in breach of any applicable law;

(ii)      Money Laundering or act in breach of any applicable law relating to Money Laundering; or

(iii)     the Financing of Terrorism.

(b)      Without prejudice to the generality of paragraph (a) above, no Obligor shall directly or indirectly use the proceeds of any Facility for any purpose which would breach the Bribery Act 2010 or the United States Foreign Corrupt Practices Act of 1977 or any other applicable anti-bribery law.

(c)      For the purposes of this clause 21.14 and clause 19.10 (Money Laundering), the following definitions shall apply:

Coercive Practice means impairing or harming or threatening to impair or harm, directly or indirectly, any party or its property or to improperly influence the actions of that party.

Collusive Practice means an arrangement between two or more parties without the knowledge, but designed to improperly influence the actions, of another party.

Corrupt Practice means the offering, giving, receiving, or soliciting, directly or indirectly, anything of value to improperly influence the actions of another party.

Financing of Terrorism means the act of providing or collecting funds with the intention that they be used, or in the knowledge that they are to be used, in order to carry out terrorist acts.

Fraudulent Practice means any action, including misrepresentation, to obtain a financial or other benefit or avoid an obligation, by deception.

Money Laundering means:

(a)      the conversion or transfer of property, knowing it is derived from a criminal offence, for the purpose of concealing or disguising its illegal origin or of assisting any person who is involved in the commission of the crime to evade the legal consequences of its actions;

(b)      the concealment or disguise of the true nature, source, location, disposition, movement, rights with respect to, or ownership of, property knowing that it is derived from a criminal offence; or

(c)      the acquisition, possession or use of property knowing at the time of its receipt that it is derived from a criminal offence.

22                   Dealings with Ship

Each Borrower undertakes that this clause 22 will be complied with in relation to each Mortgaged Ship throughout the relevant Ship’s Mortgage Period.

22.1            Ship’s name and registration

(a)      The Ship’s name shall only be changed after prior notice to the Agent and, the relevant Owner shall promptly take all necessary steps to update all applicable insurance, class and registration documents with such change of name.

(b)      The Ship shall be permanently registered in the name of the relevant Owner with the relevant Registry under the laws of its Flag State. Except with approval of all the Lenders (such approval not to be unreasonably withheld), the Ship shall not be registered under any other flag or at any other port or fly any other flag (other than that of its Flag State) provided that no such approval shall be required for the registration of the Ship under the flag of another Approved Flag State as long as replacement Security Interests are granted in respect of the Ship (which are equivalent to those in place prior to such registration) in favour of the Security Agent and the other Finance Parties immediately following the registration of the Ship under the flag of that Approved Flag State. If that registration is for a limited period, it shall be renewed at least 45 days before the date it is due to expire and the Agent shall be notified of that renewal at least 30 days before that date.

(c)      Nothing will be done and no action will be omitted if that might result in such registration being forfeited or imperilled or the Ship being required to be registered under the laws of another state of registry.

22.2            Sale or other disposal of Ship; refinancing

(a)      Except for a sale of a Ship for a cash price payable on completion of the sale which is no less than the amount by which the Ship Aggregate Loans must be reduced and prepaid under clause 7.6 (Sale or Total Loss) on completion of the sale, the relevant Owner will not sell, or agree to sell, transfer, abandon or otherwise dispose of the relevant Ship or any share or interest in it. Provided that if the Owner agrees to sell or transfer its Ship and the relevant Owner and the other Borrowers are in compliance with this clause 22.2 and clause 7.6 (Sale or Total Loss) in respect of such sale or transfer and no Default has occurred and is continuing at the time, the Lenders will approve such sale or transfer and the Lenders will procure that upon the relevant cancellation and prepayment and the discharge of the other obligations of the Borrowers under this clause 22.2 and clause 7.6 (Sale or Total

Loss), the Mortgage over that Ship will be discharged and the Deed of Covenant, the General Assignment, any Charter Assignment, the Share Security, the Account Security, the Manager’s Undertaking and any Security Power of Attorney relating to that Ship will be released, and the relevant Owner will be released as Borrower under this Agreement, in each case pursuant to deeds of release in agreed form executed at the cost and expense of the Borrowers.

(b)      In any event, if at any time the Borrowers (i) prepay the Ship Aggregate Loans relevant to a Ship in full, (ii) cancel the Ship Aggregate Commitments relevant to that Ship in full, (iii) pay all other amounts owing and payable under this Agreement and the other Finance Documents at the time of such prepayment and cancellation and (iv) no Default has occurred and is continuing at the time, upon such prepayment and cancellation, the Lenders shall, subject to paragraph (c) below,  consent to the discharge of the Mortgage, the Deed of Covenant, the General Assignment, the Manager’s Undertaking, the Share Security, the Account Security, any Charter Assignment and any Security Power of Attorney relating to the Ship, and the release of the Owner of that Ship under the Finance Documents, pursuant to deeds of release in agreed form executed at the cost and expense of the Borrowers.

(c)      If, at the time of such full prepayment and cancellation in respect of a Ship referred to in paragraph (b) above, the relevant Ship is one other than Ship F and on such day:

(i)       Ship F is still a Mortgaged Ship; and

(ii)      at least one of the other Ships is no longer a Mortgaged Ship,

then, in addition to the prepayment and cancellation referred to in paragraph (b) above, the following must occur before the Lenders consent to the discharges and releases referred to in paragraph (b) above in respect of the relevant Ship:

(A)      the Ship Aggregate Commitments for Ship F must be reduced by $2,500,000 (or by such lower amount as would reduce such Ship Aggregate Commitments for Ship F to zero), such reduction must be allocated and applied as between the Revolving Loan Ship Commitment and the Term Loan Ship Commitment in a manner requested by the Borrowers, the Total Commitments shall be reduced accordingly and the Commitments reduced pro rata; and

(B)      the Borrowers must prepay (1) such amount of the Term Loan relevant to Ship F as is equal to the reduction of the Term Loan Ship Commitment for Ship F made under paragraph (A) above; and (2) such amount of the Revolving Loans relevant to Ship F as may be necessary to ensure that the outstanding Revolving Loans under the Revolving Loan Ship Tranche of Ship F after the reduction made under paragraph (A) above will not exceed the then available amount of the Revolving Loan Ship Commitment for Ship F (as so reduced by paragraph (A) above).

22.3            Manager

(a)      A manager of the Ship shall not be appointed unless:

(i)       that manager is approved (and as at the date of this Agreement GasLog LNG Services Ltd. of Bermuda is approved as Commercial Manager and GasLog LNG Services Ltd. of Bermuda is approved as Technical Manager of each Ship) or is, in the case of the Technical Manager of any Ship, another Approved Technical Manager; and

(ii)      the terms of its appointment are approved by the Majority Lenders (such approval not to be unreasonably withheld or delayed); and

(iii)     it has delivered a duly executed Manager’s Undertaking to the Security Agent.

(b)      The relevant Owner shall not agree to any material change to the terms of appointment of a manager whose appointment has been approved unless such change is also approved by the Majority Lenders (such approval not to be unreasonably withheld or delayed).

22.4            Copy of Mortgage on board

A properly certified copy of the relevant Mortgage shall be kept on board the Ship with its papers and shown to anyone having business with the Ship which might create or imply any commitment or Security Interest over or in respect of the Ship (other than a lien for crew’s wages and salvage) and to any representative of the Agent or the Security Agent.

22.5            Notice of Mortgage

A framed printed notice of the Ship’s Mortgage shall be prominently displayed in the navigation room and in the Master’s cabin of the Ship. The notice must be in plain type and read as follows:

“NOTICE OF MORTGAGE

This Ship is subject to a first mortgage in favour of [here insert name of mortgagee] of [here insert address of mortgagee]. Under the said mortgage and related documents, neither the Owner nor any charterer nor the Master of this Ship has any right, power or authority to create, incur or permit to be imposed upon this Ship any commitments or encumbrances whatsoever other than for crew’s wages and salvage”.

No-one will have any right, power or authority to create, incur or permit to be imposed upon the Ship any lien whatsoever other than for crew’s wages and salvage.

22.6            Conveyance on default

Where the Ship is (or is to be) sold in exercise of any power conferred by the Security Documents, the relevant Owner shall, upon the Agent’s (acting on the instructions of the Majority Lenders) request, immediately execute such form of transfer of title to the Ship as the Agent may require.

22.7            Chartering

(a)      Except with approval of the Majority Lenders, and without prejudice to clause 29.21 (Charters) and the other provisions of the Finance Documents, the relevant Owner shall not enter into any charter commitment for a Ship (except for the Charter for each Ship referred to in Schedule 2 (Ship information) where applicable or a Replacement Charter for each Ship), which is:

(i)       a bareboat or demise charter or passes possession and operational control of the Ship to another person;

(ii)      on terms as to payment or amount of hire which are materially less beneficial to it than the terms which at that time could reasonably be expected to be obtained on the open market for vessels of the same age and type as the Ship under charter commitments of a similar type and period;

(iii)     with an Affiliate, other than any charter entered into on an arm’s length between the relevant Owner and the MLP or any of its Affiliates; or

(iv)     capable of lasting more than 60 calendar months and with a fixed charter rate which is, for each calendar month, below breakeven for that Ship (taking into account for that purpose the monthly operational costs of such Ship and the monthly debt service obligations of the Loans for the entire tenor of such charter commitment). However, a charter commitment for a Ship with charter rate which is linked to an index related to LNG commodity pricing or LNG shipping shall not be deemed restricted by this paragraph (iv) above regardless of its tenor.

(b)      Further, without prejudice to the rights of the Finance Parties under the provisions of paragraph (a) above, clause 29.21 (Charters) and any other provisions of the Finance Documents, the relevant Owner shall:

(i)       be permitted to pursue and contract for any charter business with any person other than one with a Non-Acceptable Charterer, provided that it advises the Agent promptly of any charter commitment in respect of its Ship (other than the relevant Charter for each Ship referred to in Schedule 2 (Ship information) or a Replacement Charter for a Ship) which has an original term in excess of 36 calendar months (without taking into account any option to extend or renew contained therein), and the relevant Owner shall:

(A)      deliver a copy of each such charter commitment to the Agent forthwith;

(B)      forthwith following a demand made by the Agent (acting on the instructions of the Majority Lenders):

(1)      execute an assignment of any such charter commitment in favour of the Security Agent (in the same form as a Charter Assignment) and any notice of assignment required in connection therewith;

(2)      procure the service of any such notice of assignment on the relevant counterparty of the Owner under such charter commitment; and

(3)      use best endeavours to obtain, and provide the Agent with, the acknowledgement of such relevant counterparty to the relevant notice of assignment or (in the event that a quiet enjoyment agreement is executed by the Security Agent in respect of such charter commitment) procure that the Agent receives a copy of such acknowledgment by such relevant counterparty to the notice of assignment;

(C)      deliver to the Agent such documents and evidence of the type referred to in Schedule 3 (Conditions precedent), in relation to any such charter assignment or any other related matter referred to in this clause 22.7(b) as the Agent (acting on the instructions of the Majority Lenders in their sole discretion) shall require; and

(D)      pay on the Agent’s demand all reasonable legal costs and other costs incurred by the Agent and/or the Lenders and/or the Security Agent in connection with or in relation to any such charter assignment or any other related matter referred to in this clause 22.7(b); and

(ii)      be permitted to place any Ship under any Pool Arrangement  provided that:

(A)      it provides evidence of such Ship’s acceptance under the relevant Pool Arrangement; and

(B)      it serves on the relevant counterparties of the relevant Owner under the relevant Pool Arrangement, a notice of assignment of the Earnings of such Ship pursuant to the relevant Deed of Covenant or General Assignment and delivers to the Agent the relevant acknowledgement of such notice, each in an approved form.

22.8            Merchant use

The relevant Owner shall use the Ship only as a civil merchant trading ship.

22.9            Sharing of Earnings

Except with the approval of the Majority Lenders, the relevant Owner shall not enter into any arrangement under which its Earnings from the Ship may be shared with anyone else except under the operations of any commercial pool of LNG carriers (any such pool arrangement, a Pool Arrangement) which is similar on terms, in structure and operations as those of Cool Pool Ltd. (the latter, as had previously been described in more detail by the Obligors to the Lenders in the negotiation of this Agreement).

22.10     Payment of Earnings

The relevant Owner’s Earnings from the Ship shall be paid in the way required by the Ship’s General Assignment, Deed of Covenant or any Charter Assignment. If any Earnings are held by brokers or other agents, they shall be paid to the Security Agent or the Agent (as the case may be), if it requires this after the Earnings have become payable to it under the Ship’s General Assignment, Deed of Covenant or any Charter Assignment.

22.11     Lay up

Except with approval by the Majority Lenders (such approval not to be unreasonably withheld), no Ship shall be laid up or deactivated.

23                   Condition and operation of Ship

Each Borrower undertakes that this clause 23 will be complied with in relation to each Mortgaged Ship throughout the relevant Ship’s Mortgage Period.

23.1            Defined terms

In this clause 23.1 and in Schedule 3 (Conditions precedent):

applicable code means any code or prescribed procedures required to be observed by the Ship or the persons responsible for its operation under any applicable law (including but not limited to those currently known as the ISM Code and the ISPS Code).

applicable law means all laws and regulations applicable to vessels registered in the Ship’s Flag State or which for any other reason apply to the Ship or to its condition or operation at any relevant time.

applicable operating certificate means any certificates or other document relating to the Ship or its condition or operation required to be in force under any applicable law or any applicable code.

23.2            Repair

The Ship shall be kept in a good, safe and efficient state of repair. The quality of workmanship and materials used to repair the Ship or replace any damaged, worn or lost parts or equipment shall be sufficient to ensure that the Ship’s value is not materially reduced.

23.3            Modification

Except with approval, the structure, type or performance characteristics of the Ship shall not be modified in a way which could or might materially alter the Ship or materially reduce its value.

23.4            Removal of parts

Except with approval, no material part of the Ship or any equipment shall be removed from the Ship if to do so would materially reduce its value (unless at the same time it is replaced with equivalent parts or equipment owned by the relevant Owner free of any Security Interest except under the Security Documents).

23.5            Third party owned equipment

Except with approval, equipment owned by a third party shall not be installed on the Ship if it cannot be removed without risk of causing damage to the structure or fabric of the Ship or incurring significant expense.

23.6            Maintenance of class; compliance with laws and codes

The Ship’s class shall be the relevant Classification with the relevant Classification Society and neither the Classification nor the Classification Society of the Ship shall be changed without approval of the Agent (acting on the instructions of the Majority Lenders) (such approval not to be unreasonably withheld and which approval shall not be required in respect of a change to any one of DNV GL, American Bureau of Shipping, Lloyd’s Register of Shipping and Korean Register). Immediately after any such approved change the Borrowers shall notify the Lenders (through the Agent) of such change. The Ship and every person who owns, operates or manages the Ship shall comply with all applicable laws and the requirements of all applicable codes. There shall be kept in force and on board the Ship or in such person’s custody any applicable operating certificates which are required by applicable laws or applicable codes to be carried on board the Ship or to be in such person’s custody (including but not limited to the Inventory of Hazardous Materials or any other applicable equivalent document required by applicable law). Promptly upon the Agent’s request, the relevant Owner shall provide to the Agent a copy of the Inventory of Hazardous Materials in respect of the Ship.

23.7            Surveys

The Ship shall be submitted to continuous surveys and any other surveys which are required for it to maintain the Classification as its class. Copies of reports of those surveys shall be provided promptly to the Agent if it so requests.

23.8            Inspection and notice of drydockings

The Agent (acting on the instructions of the Majority Lenders) and/or surveyors appointed by the Agent for such purpose shall be allowed to board the Ship at all reasonable times, subject to prior reasonable notice to the relevant Owner and without hindering the Ship’s operations, to inspect it and given all proper facilities needed for that purpose. The Agent shall be given reasonable advance notice of any intended drydocking of the Ship (whatever the purpose of that drydocking). The Borrowers shall bear the cost of only one such inspection of the Ship per calendar year unless there is an Event of Default.

23.9            Prevention of arrest

All debts, damages, liabilities and outgoings (due and payable and not contested by the relevant Owner in good faith) which have given, or may reasonably give, rise to maritime, statutory or possessory liens on, or claims enforceable against, the Ship, its Earnings or Insurances shall be promptly paid and discharged.

23.10     Release from arrest

The Ship, its Earnings and Insurances shall be released within 15 days (or such longer period as may be approved) from any arrest, detention, attachment or levy, and any legal process against the Ship shall be discharged within 15 days (or such longer period as may be approved), by whatever action is required to achieve that release or discharge.

23.11     Information about the Ship

The Agent shall promptly be given any information which it may reasonably require about the Ship or its employment, position, use or operation, including details of towages and salvages, and copies of all its charter commitments (other than any Confidential Information in respect of any

Pool Arrangement) entered into by or on behalf of any Obligor or any Manager and copies of any applicable operating certificates.

23.12     Notification of certain events

The Agent shall promptly be notified of:

(a)      any damage to the Ship where the cost of the resulting repairs may exceed the Major Casualty Amount for such Ship;

(b)      any occurrence which may result in the Ship becoming a Total Loss;

(c)      any requisition of the Ship for hire;

(d)      any Environmental Incident involving the Ship and Environmental Claim being made in relation to such an incident;

(e)      any withdrawal of any applicable operating certificate;

(f)      the receipt of notification that any application for such a certificate has been refused;

(g)      any requirement or recommendation made in relation to the Ship by any insurer or the Ship’s Classification Society or by any competent authority which is not, or cannot be, complied with in the manner or time required or recommended; and

(h)      any arrest, hijacking or detention of the Ship or any exercise or purported exercise of a lien or other claim on the Ship or its Earnings or Insurances.

23.13     Payment of outgoings

All tolls, dues and other outgoings whatsoever in respect of the Ship and its Earnings and Insurances shall be paid promptly to the extent such payment is not being contested in good faith and with adequate reserves. Proper accounting records shall be kept of the Ship and its Earnings.

23.14     Evidence of payments

The Agent shall be allowed proper and reasonable access, subject to prior written notice and provided that the operations of the relevant Owner are not in any way hindered, to those accounting records when it reasonably requests it and, when it reasonably requires it, shall be given satisfactory evidence that:

(a)      the wages and allotments and the insurance and pension contributions of the Ship’s crew are being promptly and regularly paid;

(b)      all deductions from its crew’s wages in respect of any applicable Tax liability are being properly accounted for; and

(c)      the Ship’s master has no claim for disbursements other than those incurred by him in the ordinary course of trading on the voyage then in progress.

23.15     Repairers’ liens

Except with approval by the Majority Lenders, the Ship shall not be put into any other person’s possession for work to be done on the Ship if the cost of that work will exceed or is likely to exceed the Major Casualty Amount for such Ship unless the relevant Owner has established to the reasonable satisfaction of the Agent that it has sufficient reserves with the Account Bank to pay for such works or that person gives the Security Agent a written undertaking in approved terms not to exercise any lien on the Ship or its Earnings for any of the cost of such work.

23.16     Survey report

As soon as reasonably practicable after the Agent requests it and promptly after each inspection made pursuant to clause 23.8 (Inspection and notice of dry-dockings), the Agent shall be given a report on the seaworthiness and/or safe operation of the Ship, from surveyors or inspectors approved by the Majority Lenders. If any recommendations are made in such a report they shall be complied with in the way and by the time recommended in the report.

23.17     Lawful use

The Ship shall not be employed:

(a)      in any way or in any activity which is unlawful under international law or the domestic laws of any relevant country;

(b)      in carrying illicit or prohibited goods;

(c)      in a way which may make it liable to be condemned by a prize court or destroyed, seized or confiscated; or

(d)      if there are hostilities in any part of the world (whether war has been declared or not), in carrying contraband goods,

and the persons responsible for the operation of the Ship shall take all necessary and proper precautions to ensure that this does not happen, including participation in industry or other voluntary schemes available to the Ship and in which leading operators of ships operating under the same flag or engaged in similar trades generally participate at the relevant time.

23.18     War zones

No Ship shall enter or remain in any zone which has been declared a war zone by any government entity or that Ship’s war risk insurers except with prior written notification to the Agent and provided that the Borrowers have delivered to the Agent written evidence satisfactory to it that any requirements of that Ship’s insurers necessary to ensure that such Ship remains properly insured in accordance with the Finance Documents (including any requirement for the payment of extra insurance premiums) are complied with.

23.19     Scrapping

Subject to the other provisions of this Agreement, if a Ship, or any other vessel owned or controlled by the Obligors, is sold to any person (including an intermediary) with the intention of being scrapped, then such Ship or other vessel shall be recycled at a recycling yard which conducts its recycling business in a socially and environmentally responsible manner in accordance with the Hong Kong International Convention for the Safe and Environmentally Sound Recycling of Ships, 2009 and EU Ship Recycling Regulation, 2013.

23.20     Poseidon principles

(a)      The relevant Owner shall, on or before 31 July in each calendar year, supply or procure the supply to the Agent (for the benefit of all Lenders who require compliance with the Poseidon Principles) such information provided by the Owner to the IMO in the format supplied by the Owner to the IMO, as is necessary in order for such Lenders to comply with their obligations under the Poseidon Principles in respect of the preceding year, including, without limitation, all ship fuel oil consumption data required to be collected and reported in accordance with Regulation 22A of Annex VI and any Statement of Compliance (together with a Carbon Intensity and Climate Alignment Certificate) in each case relating to such Owner’s Ship for the preceding calendar year provided always that no Finance Party shall publicly disclose such information with the identity of any Ship without the prior written consent of the relevant Owner. For the avoidance of doubt, such information shall be Confidential Information for the purposes of clause 43 (Confidentiality) but the relevant

Owner acknowledges that, in accordance with the Poseidon Principles, such Confidential Information will form part of the information published regarding the relevant Lender’s portfolio climate alignment.

(b)      For the purposes of this clause 23.20 the following words shall have the following meanings:

Annex VI means Annex VI of the Protocol of 1997 (as subsequently amended from time to time) to amend the International Convention for the Prevention of Pollution from Ships 1973 (Marpol), as modified by the Protocol of 1978 relating thereto.

Carbon Intensity and Climate Alignment Certificate means a certificate from a Recognized Organisation relating to a Ship and a calendar year setting out:

(a)      the average efficiency ratio of that Ship for all voyages performed by it over that calendar year using ship fuel oil consumption data required to be collected and reported in accordance with Regulation 22A of Annex VI in respect of that calendar year; and

(b)      the climate alignment of that Ship for such calendar year,

in each case as calculated in accordance with the Poseidon Principles.

Poseidon Principles means the financial industry framework for assessing and disclosing the climate alignment of ship finance portfolios published on 18 June 2019 as the same may be amended or replaced (to reflect changes in applicable law or regulation or the introduction of or changes to mandatory requirements of the International Maritime Organisation) from time to time.

Recognized Organisation means, in respect of a Ship, an organisation representing that Ship’s flag state and, for the purposes of this clause 23.20, duly authorised to determine whether the relevant Owner has complied with regulation 22A of Annex Vl.

Statement of Compliance means a Statement of Compliance related to fuel oil consumption pursuant to regulations 6.6 and 6.7 of Annex VI.

24            Insurance

Each Borrower undertakes that this clause 24 shall be complied with in relation to each Mortgaged Ship and its Insurances throughout the relevant Ship’s Mortgage Period.

24.1            Insurance terms

In this clause 24:

excess risks means the proportion (if any) of claims for general average, collision liability, salvage and salvage charges not recoverable under the hull and machinery insurances of a vessel in consequence of the value at which the vessel is assessed for the purpose of such claims exceeding its insured value.

excess war risk P&I cover means cover for claims in excess of amounts recoverable under the usual war risk cover including (but not limited to) hull and machinery, crew and protection and indemnity risks.

hull cover means insurance cover against the risks identified in clause 24.2(a).

minimum hull cover means, in relation to a Mortgaged Ship, an amount equal at the relevant time to 120% of such proportion of the Available Facility at such time as is equal to the proportion which the market value of such Mortgaged Ship bears to the aggregate of the market values of all of the Mortgaged Ships at the relevant time.

P&I risks means the usual risks (including liability for oil pollution, excess war risk P&I cover) covered by a protection and indemnity association which is a member of the International Group of protection and indemnity associations (or, if the International Group ceases to exist, any other leading protection and indemnity association or other leading provider of protection and indemnity insurance) (including, without limitation, the proportion (if any) of any collision liability not covered under the terms of the hull cover).

24.2            Coverage required

The Ship (including its hull and machinery, hull interest, freight interest, disbursements and/or increased value) shall at all times be insured at the Ship’s Owner’s cost:

(a)      against fire and usual marine risks (including excess risks) and war risks (including war protection and indemnity risks (including crew) and terrorism risks, piracy and confiscation risks) on an agreed value basis, for the higher of its minimum hull cover and its market value (and provided that (i) the insured value under the hull and machinery policy shall be for no less than 80% of the agreed value referred to above and (ii) the balance of such agreed value may be covered by increased value insurance of which up to 33.33% may be represented by hull interest and freight interest);

(b)      against P&I risks for the highest amount then available in the insurance market for vessels of similar age, size and type as the Ship (but, in relation to liability for oil pollution, for an amount of not less than $1,000,000,000 or, if lower, the maximum amount available in the relevant insurance market) and a freight, demurrage and defence cover;

(c)      against such other risks and matters which the Agent notifies it that it considers reasonable for a prudent shipowner or operator to insure against at the time of that notice (and in any event and for so long as the Ship operates in the Gulf of Mexico, risks from “named windstorms” for operations in the Gulf of Mexico shall always be insured under the Insurances of the Ship to the extent normally subscribed to by the industry for similar units operating there); and

(d)      on terms which comply with the other provisions of this clause 24.

24.3            Placing of cover

The insurance coverage required by clause 24.2 (Coverage required) shall be:

(a)      in the name of the Ship’s Owner and (in the case of the Ship’s hull cover) no other person (other than the Security Agent and any other Finance Party if required by the Majority Lenders, in which case, to the extent reasonably practicable in the insurance market, without liability on the part of the Security Agent or any such other Finance Party for premiums or calls) (unless such other person is approved and, if so required by the Agent (acting on the instructions of the Majority Lenders), has duly executed and delivered a first priority assignment of its interest in the Ship’s Insurances to the Security Agent or the other Finance Parties in an approved form and provided such supporting documents and opinions in relation to that assignment as the Agent requires);

(b)      in dollars or another approved currency;

(c)      arranged through brokers approved by the Agent (acting on the instructions of the Majority Lenders, acting reasonably) or direct with insurers or protection and indemnity or war risks associations approved by the Agent (acting on the instructions of the Majority Lenders, acting reasonably); and

(d)      on terms approved by the Agent (acting reasonably) (and always applying the terms of the Institute Time Clauses 1/10/1983 or equivalent clauses under the Nordic Marine Insurance

Plan of 2013 or equivalent International Hull Clauses if available in the insurance market) and with insurers or associations approved by the Agent (acting on the instructions of the Majority Lenders).

24.4            Deductibles

The aggregate amount of any excess or deductible under the Ship’s hull cover shall not exceed $1,000,000 or any other approved amount.

24.5            Mortgagee’s insurance

(a)      The Borrowers shall promptly reimburse to the Agent the cost (as conclusively certified by the Agent) of taking out and keeping in force in respect of the Ship and the other Mortgaged Ships on approved terms, or in considering or making claims under a mortgagee’s interest insurance and a mortgagee’s additional perils (pollution risks) cover for the benefit of the Finance Parties for an aggregate amount up to 110% per cent of the Available Facility at such time.

(b)      The Agent shall take out mortgagee’s interest insurance and mortgagee’s additional perils (pollution risks) cover (on the terms provided under clause 24.5(a)) prior to the Utilisation of the Term Loan for that Ship and keep such mortgagee’s interest insurance and mortgagee’s additional perils (pollution risks) cover in force in respect of the Ship throughout the Mortgage Period of that Ship.

24.6            Fleet liens, set off and cancellations

If the Ship’s hull cover also insures other vessels, the Security Agent shall either be given an undertaking in approved terms by the brokers or (if such cover is not placed through brokers or the brokers do not, under any applicable laws or insurance terms, have such rights of set off and cancellation) the relevant insurers that the brokers or (if relevant) the insurers will not:

(a)      set off against any claims in respect of the Ship any premiums due in respect of any of such other vessels insured (other than other Mortgaged Ships); or

(b)      cancel that cover because of non-payment of premiums in respect of such other vessels,

or the Borrowers shall ensure that hull cover for the Ship and any other Mortgaged Ships is provided under a separate policy from any other vessels.

24.7            Payment of premiums

All premiums, calls, contributions or other sums payable in respect of the Insurances shall be paid punctually by the Owner and the Agent shall be provided with all relevant receipts or other evidence of payment upon request.

24.8            Details of proposed renewal of Insurances

At least 14 days before any of the Ship’s Insurances are due to expire, the Agent shall be notified of the names of the brokers, insurers and associations proposed to be used for the renewal of such Insurances and the amounts, risks and terms in, against and on which the Insurances are proposed to be renewed.

24.9            Instructions for renewal

At least seven days before any of the Ship’s Insurances are due to expire, instructions shall be given to brokers, insurers and associations for them to be renewed or replaced on or before their expiry.

24.10     Confirmation of renewal

The Ship’s Insurances shall be renewed upon their expiry in a manner and on terms which comply with this clause 24 and confirmation of such renewal given by approved brokers or insurers which shall be provided to the Agent at least 5 days (or such shorter period as may be approved) before such expiry.

24.11     P&I guarantees

Any guarantee or undertaking required by any protection and indemnity or war risks association in relation to the Ship shall be provided when required by the association.

24.12     Insurance documents

The Agent shall be provided with pro forma copies of all insurance policies and other documentation issued by brokers, insurers and associations in connection with the Ship’s Insurances as soon as they are available after they have been placed or renewed and all insurance policies and other documents relating to the Ship’s Insurances shall be deposited with any approved brokers or (if not deposited with approved brokers) the Agent or some other approved person.

24.13     Letters of undertaking

Unless otherwise approved where the Agent is satisfied that equivalent protection is afforded by the terms of the relevant Insurances and/or any applicable law and/or a letter of undertaking provided by another person, on each placing or renewal of the Insurances, the Agent shall be provided promptly with letters of undertaking in an approved form (having regard to general insurance market practice and law at the time of issue of such letter of undertaking) from the relevant brokers, insurers and associations.

24.14     Insurance Notices and Loss Payable Clauses

The interest of the Security Agent or any other Finance Parties as assignees of the Insurances shall be endorsed on all insurance policies and other documents by the incorporation of a Loss Payable Clause and an Insurance Notice in respect of the Ship and its Insurances signed by its Owner and, unless otherwise approved, each other person assured under the relevant cover (other than the Security Agent or any other Finance Party if it is itself an assured).

24.15     Insurance correspondence

If so required by the Agent (acting on the instructions of the Majority Lenders), the Agent shall promptly be provided with copies of all written communications between the assureds and brokers, insurers and associations relating to any of the Ship’s Insurances as soon as they are available provided that these are not subject to confidentiality obligations to third parties or imposed by law and subject to the Borrowers using all reasonable endeavours to obtain a waiver of any such confidentiality obligation.

24.16     Qualifications and exclusions

All requirements applicable to the Ship’s Insurances shall be complied with and the Ship’s Insurances shall only be subject to approved exclusions or qualifications.

24.17     Independent report

If the Agent (acting on the instructions of the Majority Lenders) requires and obtains a detailed report from an approved independent firm of marine insurance brokers giving their opinion on the adequacy of the Ship’s Insurances then the Agent shall be provided promptly by the Borrowers with such a report at no cost to the Agent or (if the Agent obtains such a report itself, which it shall be entitled to do) the Borrowers shall reimburse the Agent for the cost of obtaining that report. The Borrowers shall not bear the cost of more than one such report per Ship per calendar year, unless there is an Event of Default.

24.18     Collection of claims

All documents and other information and all assistance required by the Agent to assist it and/or the Security Agent in trying to collect or recover any claims under the Ship’s Insurances shall be provided promptly.

24.19     Employment of Ship

The Ship shall only be employed or operated in conformity with the terms of the Ship’s Insurances (including any express or implied warranties) and not in any other way (unless the insurers have consented and any additional requirements of the insurers have been satisfied).

24.20     Declarations and returns

If any of the Ship’s Insurances are on terms that require a declaration, certificate or other document to be made or filed before the Ship sails to, or operates within, an area, those terms shall be complied with within the time and in the manner required by those Insurances.

24.21     Application of recoveries

All sums paid under the Ship’s Insurances to anyone other than the Security Agent shall be applied in repairing the damage and/or in discharging the liability in respect of which they have been paid except to the extent that the repairs have already been paid for and/or the liability already discharged in which case such sums shall be applied in reimbursement of such costs incurred.

24.22     Settlement of claims

Any claim under the Ship’s Insurances for a Total Loss or Major Casualty shall only be settled, compromised or abandoned with prior approval by all Lenders.

25            Minimum security value

Each Borrower undertakes that this clause 25 will be complied with throughout the Facility Period.

25.1            Valuation of assets

For the purpose of the Finance Documents (including for the purposes of 25.12), the value at any time of any Mortgaged Ship or a Ship before any Utilisation obtained under clause 4 (Conditions of Utilisation), or any other asset over which additional security is provided under this clause 25, will be its value as most recently determined in accordance with this clause 25 or, if no such value has been obtained, its value determined under any valuation made pursuant to clause 4 (Conditions of Utilisation).

25.2            Valuation frequency

For the purpose of the Finance Documents (including for the purposes of clause 25.12), valuation of each Mortgaged Ship or each Ship before any Utilisation and each such other asset in accordance with this clause 25 may be required by the Majority Lenders at any time (but in any event not less frequently than twice per calendar year on 30 June and 31 December of each calendar year).

25.3            Expenses of valuation

The Borrowers shall bear, and reimburse to the Agent where incurred by the Agent, all costs and expenses of providing such a valuation provided that, in the absence of an Event of Default, the Borrowers shall bear the cost of the valuations of each Mortgaged Ship under this clause 25 only twice per calendar year (but excluding for such purpose any valuations of a Mortgaged Ship if an Event of Default exists, or a Total Loss of a Ship has occurred or has potentially occurred).

25.4            Valuations procedure

The value of (a) any Mortgaged Ship (namely, after the first Utilisation under this Agreement) and (b) each Ship before the first Utilisation under this Agreement, shall be determined in accordance with, and by valuers approved and appointed in accordance with, this clause 25. Additional security provided under this clause 25 shall be valued in such a way, on such a basis and by such persons (including the Agent itself) as may be approved by the Majority Lenders or as may be agreed in writing by the Borrowers and the Agent (on the instructions of the Majority Lenders).

25.5            Currency of valuation

Valuations shall be provided by valuers in dollars or, if a valuer is of the view that the relevant type of vessel is generally bought and sold in another currency, in that other currency.  If a valuation is provided in another currency, for the purposes of this Agreement it shall be converted into dollars at the Agent’s spot rate of exchange for the purchase of dollars with that other currency as at the date to which the valuation relates.

25.6            Basis of valuation

Each valuation will be addressed to the Agent in its capacity as such, it will be not more than 30 days old from its delivery to the Agent and made:

(a)                      without physical inspection (unless required by the Agent, acting on the instructions of the Majority Lenders);

(b)                     on the basis of a sale for prompt delivery for a price payable in full in cash on delivery at arm’s length on normal commercial terms between a willing buyer and a willing seller; and

(c)                      without taking into account the benefit or detriment of any charter commitment.

25.7            Information required for valuation

The Borrowers shall promptly provide to the Agent and any such valuer any information which they reasonably require for the purposes of providing such a valuation.

25.8            Approved Brokers

All valuers must be Approved Brokers. The Agent may from time to time notify the Borrowers and the Lenders of any additional independent ship brokers which have been approved by the Borrowers and the Agent (acting on the instructions of the Majority Lenders) as Approved Brokers for the purposes of this clause 25 and this Agreement, and the Majority Lenders may from time to time request the replacement of an Approved Broker.

25.9            Appointment of Approved Brokers

When a valuation is required for the purposes of this clause 25, the Borrowers shall promptly appoint the relevant Approved Brokers to provide such a valuation. If the Borrowers fail to do so promptly, the Agent may appoint the relevant Approved Brokers to provide that valuation.

25.10     Number of valuers

(a)                      Each valuation must be carried out by two (2) Approved Brokers both of whom shall be nominated by the Borrowers. If the Borrowers fail promptly to nominate an Approved Broker then the Agent may nominate that valuer.

(b)                     If the two (2) valuations of a Ship made by two (2) Approved Brokers vary by more than 15% (by reference to the lower valuation), then a third Approved Broker must be nominated by the Borrowers to provide a valuation of such Ship. If the Borrowers fail to promptly nominate such third Approved Broker, then the Agent may nominate that third Approved Broker.

25.11     Differences in valuations

(a)                      If valuations of a Ship provided by different Approved Brokers differ, the value of the relevant Ship for the purposes of the Finance Documents will be the mean average of those valuations.

(b)                     If any Approved Broker provides a range of values for a Ship, the value of such Ship for the purposes of the Finance Documents will be the mean average of the values comprising such range.

25.12     Security shortfall

(a)                      If at any time the Security Value is less than the Minimum Value, the Agent may, and shall, if so directed by the Majority Lenders, by notice to the Borrowers require that such deficiency be remedied. The Borrowers shall then within 30 days of receipt of such notice ensure that the Security Value equals or exceeds the Minimum Value. For this purpose, the Borrowers may:

(i)                           provide additional security over cash in dollars or other assets approved by the Majority Lenders in accordance with this clause 25; and/or

(ii)                        cancel part of the Available Term Loan Facility and/or (at the Borrowers’ option) the Available Revolving Loan Facility under clause 7.3 (Voluntary cancellation) and/or prepay all or part of one or more Loans under clause 7.4 (Voluntary prepayment) as necessary to ensure that the outstanding Loans under a Facility, do not exceed the Available Term Loan Facility or (as the case may be) the Revolving Loan Facility, each as so reduced.

(b)                       Any cancellation of part of the Available Facility pursuant to this clause 25.12 shall reduce the Total Commitments by the same amounts and all the Commitments pro rata.  Any cancellation or prepayment pursuant to clause 25.12(a)(i) shall be made without any requirement as to any minimum amount required by clauses 7.3 (Voluntary cancellation) or 7.4 (Voluntary prepayment).

25.13     Creation of additional security

The value of any additional security which the Borrowers offer to provide to remedy all or part of a shortfall in the amount of the Security Value will only be taken into account for the purposes of determining the Security Value if and when:

(a)                        that additional security, its value and the method of its valuation have been approved by the Majority Lenders (except in the case of otherwise approved first ranking security over cash in Dollars which shall be valued at par);

(b)                       a Security Interest over that security has been constituted in favour of the Security Agent or (if appropriate) the Finance Parties in substantially the same form as previously agreed (where relevant) or otherwise in an approved form and manner;

(c)                        this Agreement has been unconditionally amended with such consequential amendments as required by the Agent acting reasonably; and

(d)                       the Agent, or its duly authorised representative, has received such documents and evidence it may require in relation to that amendment and additional security including documents and evidence of the type referred to in Schedule 3 (Conditions precedent) in relation to that amendment and additional security and its execution and (if applicable) registration.

25.14     Security release

If the Security Value shall at any time exceed the Minimum Value, and the Borrowers shall previously have provided further security to the Security Agent and/or the other Finance Parties pursuant to clause 25.12 (Security shortfall), the Security Agent (on the instructions of the Agent) and the other Finance Parties shall, as soon as reasonably practicable after notice from the Borrowers to do so and subject to being indemnified to their satisfaction against the cost of doing so, procure the release of any such further security specified by the Borrowers provided that the Agent (acting on the instructions of the Majority Lenders) is satisfied that, immediately following such release, the Security Value will equal or exceed the Minimum Value and no other Event of Default shall have occurred and be continuing.

26                   Chartering undertakings

Each Borrower undertakes that this clause 26 will be complied with in relation to each Mortgaged Ship which is subject to a Charter and its Charter Documents throughout the relevant Ship’s Mortgage Period.

26.1            Variations

Except for amendments or variations which:

(a)                      reduce the tenor of a Charter;

(b)                     reduce the applicable charter rate in respect of the firm tenor of a Charter;

(c)                      result in a charter hire rate during an extension of the tenor of a Charter which is materially less beneficial to the relevant Owner than the terms which at the time could be reasonably expected to be obtained on the open market for vessels of the same age and type as the relevant Ship and for charter commitments of a similar type and period;

(d)                     in connection with the extension of a Charter would result in the Charterer being a Non-Acceptable Charterer;

(e)                      change the scheduled dates for payment of charter hire under a Charter by more than 30 days or change the payment terms to payments in arrear;

(f)                        result in any assignment, transfer or novation of a Charter Document whether from the relevant Owner, the relevant Charterer or the relevant Charter Guarantor;

(g)                     would result in the conversion of a Charter to a bareboat charter or an arrangement under which operational control over the Ship is passed to another person;

(h)                      affect termination rights under a Charter or relate to or amend or otherwise affect a Charter Guarantee or otherwise relate to, constitute, or cause or could cause, (A) a release of a Charter Guarantee or (B) a release of any obligations under a Charter Guarantee; or

(i)                          change the governing law, jurisdiction, assignability or mortgagee quiet enjoyment provisions of a Charter,

where, in each case, approval from the Majority Lenders shall be required, each Owner shall be entitled to amend or vary a Charter (but not a Charter Guarantee) without approval. The relevant Owner shall notify the Agent of any variation of a Charter promptly upon such variation having been effected. For the avoidance of doubt, in relation to paragraph (f) above, the relevant Owner shall be entitled to novate the Charter of its Ship to another Owner who owns a Ship which at that point is not subject to another Charter because its Charter’s fixed tenor has expired by lapse of time, but always subject and without prejudice to the provisions of Clause 29.21 (Charters), the obligations of the Borrowers under clause 22.7 (Chartering), the other provisions of this clause 26 and any other provisions of this Agreement and the other Finance Documents.

26.2            Releases and waivers

Except with approval, there shall be no release by the relevant Owner of any obligation of any other person under the Charter Documents (including by way of novation, assignment or transfer), no waiver of any breach of any such obligation and no consent to anything which would otherwise be such a breach except if any such release, waiver or consent relates to obligations, breaches or circumstances which are not relevant to, and do not constitute:

(a)                      matters referred to in, or restricted by, clause 26.1 (Variations); or

(b)                     the release from any obligation to pay moneys to any of the Obligors under the Charter Documents in general.

26.3            Termination by Owner

Except with approval, the relevant Owner shall not terminate or rescind any Charter Document or withdraw the Ship from service under the Charter or take any similar action.

26.4            Charter performance

The relevant Owner shall perform its obligations under the Charter Documents and use its reasonable endeavours to ensure that each other party to them performs their obligations under the Charter Documents.

26.5            Notice of assignment

The relevant Owner shall (i) give notice of assignment of the Charter Documents to the other parties to such documents promptly upon execution of the relevant Charter Assignment in the form specified by the relevant Charter Assignment for that Ship, (ii) use best endeavours (or reasonable endeavours in the case of an acknowledgment of notice by a Charter Guarantor) to obtain and provide the Agent with a copy of that notice acknowledged by each counterparty of the Owner thereunder in the form specified therein, and (iii) in the event that a Quiet Enjoyment Agreement is signed in connection with such Charter Documents, ensure that the Agent receives a copy of that notice acknowledged by each such counterparty in the form specified therein and any relevant Quiet Enjoyment Agreement, in each case, as soon as practically possible after the relevant Charter Assignment has been executed by the Security Agent and any relevant counterparty to such documents, and (in respect of the Charter for the Ship referred to in Schedule 2 (Ship information)) in any event at the times required under clause 4.1 (Conditions precedent to delivering of a Utilisation Request) and Schedule 3 (Conditions precedent) as applicable.

26.6            Payment of Charter Earnings

All Earnings which the relevant Owner is entitled to receive under the Charter Documents shall be paid into the relevant Owner’s Earnings Account or, following an Event of Default, in the manner required by the Security Documents.

26.7            Termination Cure

Without prejudice to clause 29.21 (Charters), the rights of the Finance Parties thereunder and the Obligors’ other obligations under the Finance Documents, if a Charter or Charter Guarantee is cancelled or rescinded or (except as a result of the relevant Ship being a Total Loss) frustrated, or if any Ship is withdrawn from service under a Charter before the time that Charter was scheduled to expire, then the Borrowers shall use their reasonable endeavours to ensure that:

(a)                      as soon as reasonably possible after such cancellation, rescission, frustration or withdrawal, the relevant Owner of that Ship will enter into a Replacement Charter for that Ship; and

(b)                     forthwith after the entry into such Replacement Charter, the relevant Owner will grant in favour of the Security Agent a Security Interest in respect of such Replacement Charter in a document in an agreed form and will provide and deliver to the Agent in respect of the same, any documents and evidence of the nature described in Schedule 3 (Conditions precedent) as reasonably required by the Agent.

26.8            Quiet Enjoyment

If required by the Charterer of a Replacement Charter or any other charterer of any other charter commitment which has an original term in excess of 36 months, as a condition to entering into the same, the Lenders agree to instruct the Security Agent to enter into a quiet enjoyment agreement with such Charterer or other charterer on substantially the same terms as the Quiet Enjoyment Agreements in respect of any Charter for a Ship referred to in Schedule 2 (Ship information).

26.9            Ship B delivery

The relevant Owner shall procure that by not later than 30 June 2021 (or such later date as agreed by the Majority Lenders) Ship B has been delivered by it for service to the relevant Charterer under the relevant Charter and has been accepted for service by the Charterer thereunder and it shall provide the Agent upon request with evidence of such delivery and acceptance.

27                   Bank accounts

Each Borrower undertakes that this clause 27 will be complied with throughout the Facility Period.

27.1            Earnings Accounts

(a)                      Each Owner shall be the holder of one or more Accounts with an Account Bank which is designated as an Earnings Account for the purposes of the Finance Documents.

(b)                     The Earnings of the Mortgaged Ships and all moneys payable to the relevant Owner under the Ship’s Insurances shall be paid by the persons from whom they are due to an Earnings Account unless required to be paid to the Security Agent under the relevant Finance Documents.

(c)                      The relevant Account Holder(s) shall not withdraw amounts standing to the credit of an Earnings Account except as permitted by clause 27.1(d).

(d)                     If there is no Event of Default which is continuing, amounts standing to the credit of the Earnings Accounts shall be at the free disposal of the relevant Account Holder(s) and the relevant Account Holder(s) may withdraw moneys from an Earnings Account for any purpose whatsoever which is permitted (or not prohibited) by the terms of this Agreement and the Finance Documents and for as long as any such withdrawal will not result in the Borrowers being in breach of clause 19.11 (Liquidity).

27.2            Other provisions

(a)                      An Account may only be designated for the purposes described in this clause 27 if:

(i)                         it is situated in London, England, in Amsterdam, The Netherlands or in any other jurisdiction acceptable to the Lenders;

(ii)                      such designation is made in writing by the Agent and acknowledged by the Borrowers and specifies the names and addresses of the relevant Account Bank and the Account Holder(s) and the number and any designation or other reference attributed to the Account;

(iii)                   an Account Security has been duly executed and delivered by the relevant Account Holder(s) in favour of the Security Agent or the other Finance Parties;

(iv)                  any notice required by the Account Security to be given to an Account Bank has been given to, and acknowledged by, the Account Bank in the form required by the relevant Account Security; and

(v)                     the Agent, or its duly authorised representative, has received such documents and evidence it may require in relation to the Account and the Account Security including documents and evidence of the type referred to in Schedule 3 (Conditions precedent) in relation to the Account and the relevant Account Security.

(b)                     The rates of payment of interest and other terms regulating any Account will be a matter of separate agreement between the relevant Account Holder(s) and Account Bank.  If an Account is a fixed term deposit account, the relevant Account Holder(s) may select the terms of deposits until the relevant Account Security has become enforceable and the Security Agent directs otherwise.

(c)                      The relevant Account Holder(s) shall not close any Account or alter the terms of any Account from those in force at the time it is designated for the purposes of this clause 27 or waive any of its rights in relation to an Account except with approval.

(d)                     The relevant Account Holder(s) shall, upon request by the Agent, deposit with the Security Agent all certificates of deposit, receipts or other instruments or securities relating to any Account, notify the Security Agent of any claim or notice relating to an Account from any other party and provide the Agent with any other information it may request concerning any Account.

(e)                      Each Finance Party agrees that if it is an Account Bank in respect of an Account then there will be no restrictions on creating a Security Interest over that Account as contemplated by this Agreement and it shall not (except with the approval of the Majority Lenders) exercise any right of combination, consolidation or set-off which it may have in respect of that Account in a manner adverse to the rights of the other Finance Parties.

27.3            Condition subsequent

(a)                      The Borrowers will procure that each Owner shall, as soon as reasonably practicable and in any event not later than twenty (20) Business Days from the date of this Agreement, elect its domicile (woonplaats) for the purpose of performance (tenuitvoerlegging) of the Account Security to be at an office address in the Netherlands and, within such twenty (20) Business Day period, it will also notify the Agent in writing of such election and address of domicile and will deliver to the Agent all necessary evidence of the same, in form and substance satisfactory to the Agent in all respects.

(b)                     The Borrowers will procure that the relevant Owner shall, as soon as reasonably practicable and in any event not later than 56 days from the date of this Agreement, deliver to the Agent evidence that Ship A is classed with the relevant Classification free of all overdue requirements and recommendations of the relevant Classification Society.

28                   Business restrictions

Except as otherwise approved by the Majority Lenders, each Obligor undertakes that throughout the Facility Period this clause 28 will be complied with by and in respect of each Group Member to which each of the provisions below is expressed to apply.

28.1            General negative pledge

(a)                      In this clause 28.1, Quasi-Security means an arrangement or transaction described in clause 28.1(d).

(b)                     No Borrower shall permit any Security Interest to exist, arise or be created or extended over all or any part of its assets except for Permitted Security Interests.

(c)                      (Without prejudice to clauses 28.2 (Financial Indebtedness) and 28.6 (Disposals)), no Borrower shall:

(i)                         sell, transfer or otherwise dispose of any of its assets on terms whereby that asset is or may be leased to, or re-acquired by, any other Group Member other than pursuant to disposals permitted under clause 28.6 (Disposals);

(ii)                      sell, transfer, factor or otherwise dispose of any of its receivables on recourse terms (except for the discounting of bills or notes in the ordinary course of business);

(iii)                   enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(iv)                  enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

(d)                     Clauses 28.1(b) and 28.1(c) above do not apply to any Security Interest or (as the case may be) Quasi-Security, listed below:

(i)                         those granted or expressed to be granted by any of the Security Documents;

(ii)                      in relation to a Mortgaged Ship, Permitted Maritime Liens; and

(iii)                   those granted in connection with the Existing Indebtedness until the Existing Indebtedness is refinanced in full and in any event not later than the first Utilisation Date.

28.2            Financial Indebtedness

No Borrower shall incur or permit to exist, any Financial Indebtedness owed by it to anyone else except:

(a)                        Financial Indebtedness incurred under the Finance Documents;

(b)                     Financial Indebtedness owed to another Obligor (provided that any such Financial Indebtedness owed by an Owner is unsecured and subordinated to the Finance Documents on approved terms);

(c)                      Financial Indebtedness permitted under clause 28.3 (Guarantees);

(d)                       Financial Indebtedness permitted under clause 28.4 (Loans and credit); and

(e)                        the Existing Indebtedness until such Existing Indebtedness is refinanced in full and in any event not later than the first Utilisation Date.

28.3            Guarantees

No Borrower shall give or permit to exist, any guarantee by it in respect of indebtedness of any person or allow any of its indebtedness to be guaranteed by anyone else except:

(a)                        guarantees of obligations of Affiliates that are not Financial Indebtedness or obligations prohibited by any Finance Document;

(b)                       guarantees in favour of its own trade creditors given in the ordinary course of its business or in order to avoid the creation of, or to release, a Permitted Maritime Lien; and

(c)                      guarantees which are Financial Indebtedness permitted under clause 28.2 (Financial Indebtedness).

28.4            Loans and credit

No Borrower shall make, grant or permit to exist any loans or any credit by it to anyone else other than:

(a)                      loans or credit to another Borrower or Guarantor permitted under clause 28.2 (Financial Indebtedness); and

(b)                     trade credit granted by it to its customers on normal commercial terms in the ordinary course of its trading activities.

28.5            Bank accounts, operating leases and other financial transactions

No Borrower shall:

(a)                      maintain any current or deposit account with a bank or financial institution except for the Accounts (or any accounts opened prior to this Agreement in connection with the Existing Indebtedness and until their gradual closure following the first Utilisation) and the deposit of money, operation of current accounts and the conduct of electronic banking operations through the Accounts;

(b)                     hold cash in any account other than the Accounts;

(c)                      enter into any obligations under operating leases relating to assets; or

(d)                     be party to any banking or financial transaction, whether on or off balance sheet, that is not expressly permitted under this clause 28.

28.6            Disposals

No Borrower shall enter into a single transaction or a series of transactions, whether related or not and whether voluntarily or involuntarily, to dispose of any asset except for any of the following disposals so long as they are not prohibited by any other provision of the Finance Documents:

(a)                      disposals of assets made in (and on terms reflecting) the ordinary course of trading of the disposing entity;

(b)                     disposals of obsolete assets, or assets which are no longer required for the purpose of the business of the relevant Borrower, in each case for cash on normal commercial terms and on an arm’s length basis;

(c)                      disposals permitted by clauses 28.1 (General negative pledge), 28.2 (Financial Indebtedness) or 22.2 (Sale or other disposal of a Ship; refinancing); and

(d)                     the application of cash or cash equivalents in the acquisition of assets or services in the ordinary course of its business.

28.7            Contracts and arrangements with Affiliates

No Borrower shall be party to any arrangement or contract with any of its Affiliates (other than intra-Group loans, and then only if and to the extent otherwise expressly permitted by the other provisions of this clause 28) unless such arrangement or contract is on an arm’s length basis.

28.8            Subsidiaries

No Borrower shall establish or acquire a company or other entity.

28.9            Acquisitions and investments

No Borrower shall acquire any person, business, assets or liabilities or make any investment in any person or business or enter into any joint-venture arrangement except:

(a)                      capital expenditures or investments related to maintenance of a Ship in the ordinary course of its business;

(b)                     acquisitions of assets in the ordinary course of business (not being new businesses or vessels);

(c)                      the incurrence of liabilities in the ordinary course of its business;

(d)                       any loan or credit not otherwise prohibited under this Agreement; or

(e)                      pursuant to any Finance Documents or any Charter Documents to which it is party.

28.10     Reduction of capital

No Borrower shall redeem or purchase or otherwise reduce any of its equity or any other share capital or any warrants or any uncalled or unpaid liability in respect of any of them or reduce the amount (if any) for the time being standing to the credit of its share premium account or capital redemption or other undistributable reserve in any manner.

28.11     Distributions and other payments

None of the Obligors shall:

(a)                      declare or pay (including by way of set-off, combination of accounts or otherwise) any dividend or redeem or make any other distribution or payment (whether in cash or in specie), including any interest and/or unpaid dividends, in respect of its equity or any other share capital or any warrants for the time being in issue; or

(b)                     make any payment (including by way of set-off, combination of accounts or otherwise) by way of interest, or repayment, redemption, purchase or other payment, in respect of any shareholder loan, loan stock or similar instrument, except where the following conditions are met:

(i)                         in the case of each Obligor, if no Event of Default is continuing at the time of the declaration or payment of any such dividend, distribution or other payment, nor would result from the declaration or payment of the same; and

(ii)                      additionally, but in the case of each of the Parent and the MLP only for as long as they are an Active Guarantor, only if, at the time when any such dividend, distribution or other payment is declared and made and following declaration and payment of the same, they would be in compliance with clause 20.2(e) (Group financial condition) in the case of the Parent or, clause 20.5(b) (MLP Group financial condition) in the case of the MLP.

29                   Events of Default

Each of the events or circumstances set out in clauses 29.1 (Non-payment) to 29.21 (Charters) is an Event of Default.

29.1            Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable provided however that no Event of Default shall occur if a Payment Disruption Event has occurred and such payment is made within three (3) Business Days of the due date.

29.2            Financial covenants; liquidity; change of business or ownership

(a)                      The Obligors do not comply with clause 20 (Financial covenants) or clause 19.1 (Financial statements).

(b)                     The Obligors do not comply with clause 19.11 (Liquidity).

(c)                      The Obligors do not comply with clause 21.5 (Change of business or ownership).

29.3            Value of security

The Borrowers do not comply with clause 25.12 (Security shortfall).

29.4            Insurance

(a)                      The Insurances of a Mortgaged Ship are not placed and kept in force in the manner required by clause 24 (Insurance).

(b)                     Any insurer either:

(i)                         cancels any such Insurances and such Insurances are not immediately replaced by the Borrowers to the full satisfaction of all the Lenders; or

(ii)                      disclaims liability under them by reason of any mis-statement or failure or default by any person.

29.5            Other obligations

(a)                      An Obligor or a Manager does not comply with any provision of the Finance Documents, except for the following provisions:

(i)                         those referred to in clauses 29.1 (Non-payment), 29.2 (Financial covenants;  liquidity; change of business or ownership), 29.3 (Value of security) and 29.4 (Insurance) or any other provision of this clause 29);

(ii)                      those of clauses 21.11 (Sanctions) and 26.7 (Termination Cure); and

(iii)                   those of clause 26.3 (Termination by Owner) where an Owner has exercised rights available to it to terminate a Charter Document or withdraw its Ship from service under the Charter.

(b)                     No Event of Default under clause 29.5(a) above will occur if the Agent (acting on the instructions of the Majority Lenders) considers that the failure to comply is capable of remedy and the failure is remedied within twenty (20) days of the earlier of (A) the Agent giving notice to the Borrowers and (B) any of the Borrowers becoming aware of the failure to comply.

29.6            Misrepresentation

Any representation or statement made or deemed to be made by an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading when made or deemed to be made, unless the same is capable of remedy and is remedied within twenty (20) days of the earlier of (a) the Agent giving notice to the Borrowers and (b) any of the Borrowers becoming aware of the same (but excluding any representation or statement made under clause 18.32 (Sanctions) insofar as it relates to Sanctions not imposed by Germany, the European Union or the United Nations, to which this clause 29.6 shall not apply).

29.7            Cross default

(a)                      Any Financial Indebtedness of any Obligor (other than a Guarantor who is not an Active Guarantor at the relevant time) is not paid when due nor within any originally applicable grace period.

(b)                     Any Financial Indebtedness of any Obligor (other than a Guarantor who is not an Active Guarantor at the relevant time) is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)                      Any commitment for any Financial Indebtedness of any Obligor (other than a Guarantor who is not an Active Guarantor at the relevant time) is cancelled or suspended by a creditor of that Obligor as a result of an event of default (however described).

(d)                     The counterparty to a Treasury Transaction entered into by any Obligor (other than a Guarantor who is not an Active Guarantor at the relevant time) becomes entitled to terminate that Treasury Transaction early by reason of an event of default (however described).

(e)                      Any creditor of any Obligor (other than a Guarantor who is not an Active Guarantor at the relevant time) becomes entitled to declare any Financial Indebtedness of that Obligor due and payable prior to its specified maturity as a result of an event of default (however described).

(f)                        No Event of Default will occur under this clause 29.7 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within clauses 29.7(a) to 29.7(e) above is:

(i)                         less than $10,000,000 (or its equivalent in any other currency or currencies) in respect of any Guarantor; and/or

(ii)                      less than $1,000,000 (or its equivalent in any other currency or currencies) in respect of any other Obligor.

29.8            Insolvency

(a)                      An Obligor (other than a Guarantor who is not an Active Guarantor at the relevant time) is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

(b)                     The value of the assets of any Obligor (other than a Guarantor who is not an Active Guarantor at the relevant time) is less than its liabilities (taking into account contingent and prospective liabilities).

(c)                      A moratorium is declared in respect of any indebtedness of any Obligor (other than a Guarantor who is not an Active Guarantor at the relevant time). If a moratorium occurs, the ending of the moratorium will not remedy any Event of Default caused by that moratorium.

29.9            Insolvency proceedings

(a)                      Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(i)                         the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Obligor (other than a Guarantor who is not an Active Guarantor at the relevant time);

(ii)                      a composition, compromise, assignment or arrangement with any creditor of any Obligor (other than a Guarantor who is not an Active Guarantor at the relevant time);

(iii)                   the appointment of a liquidator, receiver, administrator, administrative receiver, compulsory manager or other similar officer in respect of any Obligor or any of its assets (including the directors of any Obligor (other than a Guarantor who is not an Active Guarantor at the relevant time) requesting a person to appoint any such officer in relation to it or any of its assets); or

(iv)                  enforcement of any Security Interest over any assets of any Obligor (other than a Guarantor who is not an Active Guarantor at the relevant time),

or any analogous procedure or step is taken in any jurisdiction.

(b)                     Clause 29.9(a) shall not apply to any winding-up petition (or analogous procedure or step) which is frivolous or vexatious and is discharged, stayed or dismissed within fifteen (15) days of commencement or, if earlier, the date on which it is advertised.

29.10     Creditors’ process

(a)                      Any expropriation, attachment, sequestration, distress, execution or analogous process affects any asset or assets of any Obligor (other than a Guarantor who is not an Active Guarantor at the relevant time) having an aggregate value equal to or in excess of $10,000,000 (or the equivalent in any other currency) in respect of any of the Guarantors and/or $1,000,000 (or the equivalent in any other currency) in respect of any other Obligor, and is not discharged within thirty (30) days.

(b)                     Any judgment or order for an amount in excess of $10,000,000 (or the equivalent in any other currency) in respect of any of the Guarantors and/or $1,000,000 (or the equivalent in any other currency) in respect of any other Obligor, is made against any Obligor (other than a Guarantor who is not an Active Guarantor at the relevant time) and is not stayed or complied with within thirty (30) days.

29.11     Unlawfulness and invalidity

(a)                      It is or becomes unlawful for an Obligor to perform any of its obligations under the Finance Documents or any Security Interest created or expressed to be created or evidenced by the Security Documents ceases to be effective.

(b)                     Any obligation or obligations of any Obligor under any Finance Documents are not (subject to the Legal Reservations) or cease to be legal, valid, binding or enforceable and the cessation individually or cumulatively materially and adversely affects the interests of the Lenders under the Finance Documents.

(c)                      Any Finance Document or any Security Interest created or expressed to be created or evidenced by the Security Documents ceases to be in full force and effect or is alleged by a party to it (other than a Finance Party) to be ineffective for any reason.

(d)                     Any Security Document does not create legal, valid, binding and enforceable security over the assets charged under that Security Document or the ranking or priority of such security is adversely affected.

29.12     Cessation of business

Any Obligor (other than a Guarantor who is not an Active Guarantor at the relevant time) suspends or ceases to carry on (or threatens to suspend or cease to carry on) all or a material part of its business (except in the case of an Owner as a result of the sale of its Ship in accordance with, and subject to, the provisions of this Agreement).

29.13     Expropriation

The authority or ability of any Obligor (other than a Guarantor who is not an Active Guarantor at the relevant time) to conduct its business is limited or wholly or substantially curtailed by any seizure, expropriation, nationalisation, intervention, restriction or other action by or on behalf of any governmental, regulatory or other authority or other person in relation to any Obligor or any of its assets.

29.14     Repudiation and rescission of Finance Documents

An Obligor repudiates a Finance Document.

29.15     Litigation

Any litigation, alternative dispute resolution, arbitration or administrative proceeding is taking place against any Obligor or any of its assets, rights or revenues which, if adversely determined, might reasonably be expected to have a Material Adverse Effect.

29.16     Material Adverse Effect

Any event or circumstance or series of events (including any Environmental Incident or any change of law) occurs which the Majority Lenders reasonably believe has, or is reasonably expected to have, a Material Adverse Effect.

29.17     Security enforceable

Any Security Interest (other than a Permitted Maritime Lien) in respect of Charged Property becomes enforceable.

29.18     Arrest of Ship

Any Mortgaged Ship is arrested, confiscated, seized, taken in execution, impounded, forfeited, detained in exercise or purported exercise of any possessory lien or other claim and the relevant Owner fails to procure the release of such Ship within a period of 30 days thereafter (or such longer period as may be approved).

29.19     Ship registration

Except with approval of the Majority Lenders, the registration of any Mortgaged Ship under the laws and flag of its Flag State is cancelled or terminated or, where applicable, not renewed or, if such Mortgaged Ship is only provisionally registered on the date of its Mortgage, such Ship is not permanently registered under such laws within 90 days of such date.

29.20     Political risk

The Flag State of any Mortgaged Ship or any Relevant Jurisdiction of an Obligor becomes involved in hostilities or civil war or there is a seizure of power in the Flag State or any such Relevant Jurisdiction by unconstitutional means if, in any such case, such event or circumstance, has or might reasonably be expected to have, a Material Adverse Effect and, within 14 days of notice from the Agent to do so (or such longer period as may be approved), such action as the Agent may require to ensure that such event or circumstance will not have such an effect has not been taken by the Borrowers.

29.21     Charters

Except with approval of the Majority Lenders, a Charter (including, for the avoidance of doubt, a Replacement Charter) of any Ship is cancelled or rescinded or (except as a result of the relevant Ship being a Total Loss) frustrated or Ship B is not delivered for service to, and accepted by, the relevant Charterer under the relevant Charter by the time required in clause 26.9 (Ship B delivery)

or any Ship is withdrawn from service under a Charter before the time that Charter was scheduled to expire (any such Ship, an Affected Ship), provided however that no Event of Default shall occur under this clause 29.21 in relation to a Charter (including, for the avoidance of doubt, a Replacement Charter) or Affected Ship, if the conditions under either paragraph (a) or paragraph (b) below are satisfied in respect of that Charter or (as the case may be) Affected Ship within 120 days of such cancellation, rescission, frustration, non-delivery and acceptance or withdrawal (as applicable):

(a)                      the Borrowers:

(i)                         have prepaid in full the Ship Aggregate Loans relevant to such Affected Ship under clause 7.4 (Voluntary prepayment) and have cancelled in full the Ship Aggregate Commitments in respect of such Affected Ship under clause 7.3 (Voluntary cancellation) (but on three (3) Business Day’s notice instead of the period required by such clauses); or

(ii)                      have either:

(A)                   prepaid such part of the Ship Aggregate Loans relevant to such Affected Ship and cancelled such part of the Ship Aggregate Commitments relevant to such Affected Ship (and otherwise as specified in paragraph (i) above); or

(B)                   provided to the Finance Parties additional security (in agreed form) for the Ship Aggregate Loans relevant to such Affected Ship, over cash in such amount of dollars,

as would, in either case, result in the aggregate of (1) all Ship Aggregate Loans for such Affected Ship plus (2) any undrawn portion of the Ship Aggregate Commitments for such Affected Ship, being not higher than 50% of the aggregate of the market value of the Affected Ship (as most recently determined pursuant to clause 25 (Minimum security value) plus any such additional security over cash as applicable, and have undertaken that, for as long as any such security over cash remains in place, they will not utilise any part of the undrawn Revolving Loan Ship Commitment for that Ship (except Rollover Loans); or

(b)                     the relevant Owner has entered into a new charter commitment in respect of the Affected Ship (a Replacement Charter) in accordance with clause 26.7 (Termination Cure) and the Affected Ship has been delivered for service thereunder, and the Borrowers are otherwise in compliance with such clause 26.7 (Termination Cure) in respect of the same and which:

(i)                         is with a charterer which is not a Non-Acceptable Charterer and with a credit rating of not less than BBB- or its equivalent by at least one of Standard and Poor’s, Moody’s or Fitch; and

(ii)                      provides for a daily charter rate which is at least equal to the daily charter rate for such Ship under the Charter that is being replaced by such Replacement Charter; and

(iii)                   provides for a fixed charter tenor of no less than 36 months without taking into account any option to extend; and

(iv)                  is not a bareboat or demise charter or other charter commitment which passes possession and operational control of the Affected Ship to another person; and

(v)                     is otherwise in form and substance reasonably acceptable to the Majority Lenders,

or is otherwise acceptable in form and substance in all respects to the Majority Lenders in their absolute discretion.

29.22     Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the Agent shall, if so directed by the Majority Lenders, by notice to the Borrowers:

(a)                      cancel the Total Commitments at which time they shall immediately be cancelled; and/or

(b)                     declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, at which time they shall become immediately due and payable; and/or

(c)                      declare that all or part of the Loans be payable on demand, at which time they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders; and/or

(d)                     declare that no withdrawals be made from any Account; and/or

(e)                      exercise or direct the Security Agent and/or any other beneficiary of the Security Documents to exercise any or all of its rights, remedies, powers or discretions under the Finance Documents.

30                   Changes to the Lenders

30.1            Assignments by the Lenders

Subject to this clause 30, a Lender (the Existing Lender) may assign any of its rights to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the New Lender).

30.2            Conditions of assignment

(a)                      The prior written consent of the Borrowers is required for an assignment by a Lender, unless:

(i)        the assignment is to another Lender or an Affiliate of a Lender; or

(ii)       an Event of Default is continuing; or

(iii)      the assignment is made by an Existing Lender who voted not to approve a Change of Control described in clause 41.3(b) (Other exceptions) but such approval was given by operation of such clause, and then only provided that the assignment is to a New Lender who is a person who is a participant in the London interbank market.

The Agent will immediately advise the Borrowers of the assignment.

(b)                     The Borrowers’ consent may not be unreasonably withheld or delayed and will be deemed to have been given five (5) Business Days after the Lender has requested consent unless consent is expressly refused within that time. Provided however that the Borrowers shall be entitled to withhold consent in their discretion if the assignment is to a trust or fund.

(c)                      An assignment will only be effective:

(i)        on receipt by the Agent of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the Borrowers and the other Finance Parties as it would have been under if it was the Existing Lender;

(ii)       on the New Lender entering into any documentation required for it to accede as a party to any Security Document to which the Existing Lender is a party in its capacity as a Lender and, in relation to such Security Documents, completing any filing, registration or notice requirements;

(iii)      on the performance by the Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations relating to any person that it is required to carry out in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the New Lender and the Existing Lender;

(iv)      if an assignment takes effect after there has been a Utilisation, the assignment of an Existing Lender’s participation in the Utilisations (if any) under a Facility shall take effect in respect of the same fraction of each such Utilisation under that Facility;

(v)       if that Existing Lender assigns equal fractions of its Commitment and participation in a Facility and each Utilisation (if any) under the same Facility; and

(vi)      if the total amount of participations and Commitments of the Existing Lender being assigned is not less than $10,000,000 (or its entire participations and Commitments if lower than $10,000,000) or, if less, its entire participation and Commitments.

(d)                     Each New Lender, by executing the relevant Transfer Certificate, confirms, for the avoidance of doubt, that the Agent has authority to execute on its behalf any amendment or waiver that has been approved by or on behalf of the requisite Lender or Lenders in accordance with the Finance Documents on or prior to the date on which the assignment becomes effective in accordance with the Finance Documents and that it is bound by that decision to the same extent as the Existing Lender would have been had it remained a Lender.

(e)                      If:

(i)        a Lender transfers any of its rights or obligations or assigns any of its rights under the Finance Documents or changes its Facility Office; and

(ii)       as a result of circumstances existing at the date the transfer, assignment or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under clause 12 (Tax gross-up and indemnities) or clause 13 (Increased Costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the transfer, assignment or change had not occurred unless the transfer, assignment or change is made by the Lender with the Borrowers’ agreement to mitigate any circumstances giving rise to a Tax Payment or increased cost, or a right to be prepaid and/or cancelled by reason of illegality.

30.3            Fee

The New Lender shall, on the date upon which an assignment takes effect, pay to the Agent (for its own account) a fee of $5,000.

30.4            Limitation of responsibility of Existing Lenders

(a)                      Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)        the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)                      the financial condition of any Obligor;

(iii)                   the performance and observance by any Obligor or any other person of its obligations under the Finance Documents or any other documents;

(iv)                  the application of any Basel II Regulation or any Basel III Regulation to the transactions contemplated by the Finance Documents; or

(v)                     the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)                     Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)                         has made (and shall continue to make) its own independent investigation and assessment of:

(A)                   the financial condition and affairs of the Obligors and their related entities in connection with its participation in this Agreement; and

(B)                   the application of any Basel II Regulation or any Basel III Regulation to the transactions contemplated by the Finance Documents,

and has not relied exclusively on any information provided to it by the Existing Lender or any other Finance Party in connection with any Finance Document;

(ii)                        will continue to make its own independent appraisal of the application of any Basel II Regulation or Basel III Regulation to the transactions contemplated by the Finance Documents; and

(iii)                   will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)                        Nothing in any Finance Document obliges an Existing Lender to:

(i)                         accept a re-assignment from a New Lender of any of the rights assigned under this clause 30; or

(ii)                      support any Losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or by reason of the application of any Basel II Regulation or Basel III Regulation to the transactions contemplated by the Finance Documents or otherwise.

30.5            Procedure for assignment

(a)                      Subject to the conditions set out in clause 30.2 (Conditions of assignment) an assignment may be effected in accordance with clause 30.5(d) below when (a) the Agent executes an otherwise duly completed Transfer Certificate and (b) the Agent executes any document required under clause 30.2(c) which it may be necessary for it to execute in each case delivered to it by the Existing Lender and the New Lender duly executed by them and, in the case of any such other document, any other relevant person. The Agent shall, subject to clause 30.5(b) as soon as reasonably practicable after receipt by it of a Transfer Certificate and any such other document each duly completed, appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate and such other document. The Obligors and the other Finance Parties irrevocably authorise the Agent to execute any Transfer Certificate on their behalf without any consultation with them.

(b)                     The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assignment to such New Lender.

(c)                      The Obligors and the other Finance Parties irrevocably authorise the Agent to execute any Transfer Certificate on their behalf without any consultations with them.

(d)                     Subject to clause 30.8 (Pro rata interest settlement), on the Transfer Date:

(i)                         the Existing Lender will assign absolutely to the New Lender the rights under the Finance Documents expressed to be the subject of the assignment in the Transfer Certificate;

(ii)                      the Existing Lender will be released by each Obligor and the other Finance Parties from the obligations owed by it (the Relevant Obligations) and expressed to be the subject of the release in the Transfer Certificate (but the obligations owed by the Obligors under the Finance Documents shall not be released); and

(iii)                   the New Lender shall become a Party to the Finance Documents as a “Lender for the purposes of all the Finance Documents and will be bound by obligations equivalent to the Relevant Obligations.

(e)                      Lenders may utilise procedures other than those set out in this clause 30.5 (Procedure for assignment) to assign their rights under the Finance Documents (but not, without the consent of the relevant Obligor or unless in accordance with clauses 30.5 (Procedure for assignment) to obtain a release by that Obligor from the obligations owed to that Obligor by the Lenders nor the assumption of equivalent obligations by a New Lender) provided that they comply with the conditions set out in clause 30.2 (Conditions of assignment).

30.6     Copy of Transfer Certificate to Borrowers

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate and any other document required under clause 30.2(c), send a copy of that Transfer Certificate and such other documents to the Borrowers.

30.7     Security over Lenders’ rights

In addition to the other rights provided to Lenders under this clause 30.7, each Lender may without consulting with or obtaining consent from an Obligor, at any time charge, assign or otherwise create a Security Interest in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(a)                      any charge, assignment or other Security Interest to secure obligations to a federal reserve or central bank; and

(b)                     in the case of any Lender which is a fund, any charge, assignment or other Security Interest granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security Interest shall:

(i)                         release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security Interest for the Lender as a party to any of the Finance Documents; or

(ii)                      require any payments to be made by an Obligor other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Lender under the Finance Documents.

30.8            Pro rata interest settlement

(a)                      If the Agent has notified the Lenders that it is able to distribute interest payments on a “pro rata basis” to Existing Lenders and New Lenders then (in respect of any assignment pursuant to clause 30.5 (Procedure for assignment) the Transfer Date of which, in each case, is after the date of such notification and is not on the last day of an Interest Period):

(i)                         any interest or fees in respect of the relevant participation which are expressed to accrue by reference to the lapse of time shall continue to accrue in favour of the Existing Lender up to but excluding the Transfer Date (Accrued Amounts) and shall become due and payable to the Existing Lender (without further interest accruing on them) on the last day of the current Interest Period (or, if the Interest Period is longer than six months, on the next of the dates which falls at six monthly intervals after the first day of that Interest Period); and

(ii)                      the rights assigned by the Existing Lender will not include the right to the Accrued Amounts, so that, for the avoidance of doubt:

(A)                   when the Accrued Amounts become payable, those Accrued Amounts will be payable to the Existing Lender; and

(B)                   the amount payable to the New Lender on that date will be the amount which would, but for the application of this clause 30.8, have been payable to it on that date, but after deduction of the Accrued Amounts.

(b)                     In this clause 30.8 references to Interest Period shall be construed to include a reference to any other period for accrual of fees.

(c)                      An Existing Lender which retains the right to the Accrued Amounts pursuant to this clause 30.8 but which does not have a Commitment shall be deemed not to be a Lender for the purposes of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve any request for a consent, waiver, amendment or other vote of Lenders under the Finance Documents

31                   Changes to the Obligors/Restriction on Debt Purchase Transactions

31.1            Changes to the Obligors

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents without the prior written consent of all the Lenders.

31.2            Prohibition on Debt Purchase Transactions by the Group or the MLP Group

The Obligors shall not, and each Guarantor shall procure that each Group Member and MLP Group Member shall not, enter into any Debt Purchase Transaction or be a Lender or beneficially own all or any part of the share capital of a company that is or is to be a Lender or a party to a Debt Purchase Transaction of the type referred to in the definition of Debt Purchase Transaction.

31.3            Disenfranchisement of Debt Purchase Transactions entered into by Affiliates

(a)                      For so long as a Parent Affiliate (i) beneficially owns a Commitment or (ii) has entered into a sub-participation agreement relating to a Commitment or other agreement or arrangement having a substantially similar economic effect and such agreement or arrangement has not been terminated:

(i)                         in ascertaining the Majority Lenders or whether any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments or any agreement of any specified group of Lenders (whether Majority Lenders, all Lenders or otherwise) has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents, such Commitment shall be deemed to be zero; and

(ii)                      for the purposes of clause 41.2 (All Lender matters), such Parent Affiliate or the person with whom it has entered into such sub-participation, other agreement or arrangement shall be deemed not to be a Lender for the purpose of paragraph (i) above (unless, in the case of a person not being a Parent Affiliate, it is a Lender by virtue otherwise than by beneficially owning the relevant Commitment).

(b)                     Each Lender shall, unless such Debt Purchase Transaction is an assignment or transfer, promptly notify the Agent in writing if it knowingly enters into a Debt Purchase Transaction with a Parent Affiliate (a Notifiable Debt Purchase Transaction), such notification to be substantially in the form set out in Part 1 of Schedule 8 (Forms of Notifiable Debt Purchase Transaction Notice).

(c)                      No Lender shall knowingly enter into any Notifiable Debt Purchase Transaction unless such Notifiable Debt Purchase Transaction relates to the entirety of its Commitment in all Facilities.

(d)                     A Lender shall promptly notify the Agent if a Notifiable Debt Purchase Transaction to which it is a party:

(i)                         is terminated; or

(ii)                      ceases to be with a Parent Affiliate,

such notification to be substantially in the form set out in Schedule 8, Part 2 (Forms of Notifiable Debt Purchase Transaction Notice).

(e)                      Each Parent Affiliate that is a Lender agrees that:

(i)                         in relation to any meeting or conference call to which all the Lenders are invited to attend or participate, it shall not attend or participate in the same if so requested by the Agent or, unless the Agent otherwise agrees, be entitled to receive the agenda or any minutes of the same; and

(ii)                      in its capacity as Lender, unless the Agent otherwise agrees, it shall not be entitled to receive any report or other document prepared at the behest of, or on the instructions of or addressed to, the Agent or one or more of the Lenders.  For the avoidance of doubt the only information the Lender is entitled to receive are operational notices for that Lender in connection with their Commitment.

31.4            Parent Affiliates’ notification to other Lenders of Debt Purchase Transactions

Any Parent Affiliate which is or becomes a Lender and which enters into a Debt Purchase Transaction as a purchaser or a participant shall, by 5.00 pm on the Business Day following the day on which it entered into the Debt Purchase Transaction, notify the Agent of the extent of the Commitment(s) or amount outstanding to which that Debt Purchase Transaction relates.  The Agent shall promptly disclose such information to the Lenders.

32                   Roles of Agent, Security Agent and Arrangers

32.1            Appointment of the Agent

(a)                      Each other Finance Party (other than the Security Agent) appoints the Agent to act as its agent under and in connection with the Finance Documents.

(b)                     Each other Finance Party (other than the Security Agent) authorises the Agent:

(i)                         to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions; and

(ii)                      to execute each of the Security Documents and all other documents that may be approved by the Majority Lenders for execution by it.

(c)                      The Agent accepts its appointment under clause 32.1(a) as agent for the Finance Parties (for so long as they are Finance Parties) on and subject to the terms of this clause 32, and any Finance Documents to which it is a Party.

32.2            Instructions to Agent

(a)                      The Agent shall:

(i)                         unless a contrary indication appears in a Finance Document, exercise or refrain from exercising any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by:

(A)                   all Lenders or the Majority Lenders (as the case may be) if the relevant Finance Document stipulates the matter requires such decision; and

(B)                   in all other cases, the Majority Lenders; and

(ii)                      not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with paragraph 32.2(a)(i) above.

(b)                     The Agent shall be entitled to request instructions, or clarification of any instruction, from the Majority Lenders (or, if the relevant Finance Document stipulates the matter is a decision for any other Lender or group of Lenders, from that Lender or group of Lenders) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion and the Agent may refrain from acting unless and until it receives those instructions or that clarification.

(c)                      Save in the case of decisions stipulated to be a matter for any other Lender or group of Lenders under the relevant Finance Document and unless a contrary indication appears in a Finance Document, any instructions given to the Agent by the Majority Lenders shall override any conflicting instructions given by any other Parties and will be binding on all Finance Parties save for the Security Agent.

(d)                     The Agent may refrain from acting in accordance with any instructions of any Lender or group of Lenders until it has received any indemnification and/or security that it may in its discretion require (which may be greater in extent than that contained in the Finance Documents and which may include payment in advance) for any cost, loss or liability which it may incur in complying with those instructions.

(e)                      In the absence of instructions, the Agent may act (or refrain from acting) as it considers to be in the best interest of the Lenders.

(f)                        The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document. This paragraph (f) shall not apply to any legal or arbitration proceeding relating to the perfection, preservation or protection of rights under the Security Documents or enforcement of the Security Documents.

32.3            Duties of the Agent

(a)                      The Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

(b)                     The Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

(c)                      Without prejudice to clause 30.6 (Copy of Transfer Certificate to Borrowers), clause 32.3(b) shall not apply to any Transfer Certificate.

(d)                     Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(e)                      If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

(f)                        If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent or an Arranger or the Security Agent for their own account) under this Agreement it shall promptly notify the other Finance Parties.

(g)                     The Agent shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party (and no others shall be implied).

32.4            Role of the Arrangers and Bookrunner

Except as specifically provided in the Finance Documents, the Arrangers and the Bookrunner have no obligations of any kind to any other Party under or in connection with any Finance Document or the transactions contemplated by the Finance Documents.

32.5            No fiduciary duties

(a)                      Nothing in this Agreement constitutes the Agent, the Arrangers and the Bookrunner as a trustee or fiduciary of any other person.

(b)                     None of the Agent, the Security Agent, the Arrangers and the Bookrunner shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account or have any obligations to the other Finance Parties beyond those expressly stated in the Finance Documents.

32.6            Business with the Group or the MLP Group

The Agent, the Security Agent, the Arrangers and the Bookrunner may accept deposits from, lend money to and generally engage in any kind of banking or other business with any Obligor or other Group Member or MLP Group Member or their Affiliates and shall not be obliged to account to the other Finance Parties for any profits.

32.7            Rights and discretions of the Agent

(a)                      The Agent may:

(i)                         rely on any representation, communication, notice or document (including, without limitation, any notice given by a Lender pursuant to clauses 31.3(b) and 31.3(d) (Disenfranchisement on Debt Purchase Transactions entered into by Affiliates)) believed by it to be genuine, correct and appropriately authorised and on any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his/her knowledge or within his/her power to verify; and

(ii)                      assume that:

(A)                   any instructions received by it from the Majority Lenders, any Lenders or any group of Lenders are duly given in accordance with the terms of the Finance Documents; and

(B)                   unless it has received notice of revocation, that those instructions have not been revoked; and

(iii)                   rely on a certificate from any person:

(A)                   as to any matter of fact or circumstance which might reasonably be expected to be within the knowledge of that person; or

(B)                   to the effect that such person approves of any particular dealing, transaction, step, action or thing,

as sufficient evidence that that is the case and, in the case of paragraph (i) above, may assume the truth and accuracy of that certificate.

(b)                     The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the other Finance Parties) that:

(i)                         no Default has occurred (unless it has actual knowledge of a Default arising under clause 29.1 (Non-payment));

(ii)                      any right, power, authority or discretion vested in any Party or any group of Lenders (whether Majority Lenders or all the Lenders or otherwise) has not been exercised;

(iii)                   any notice or request made by a Borrower (other than a Utilisation Request or Selection Notice) is made on behalf of and with the consent and knowledge of all the Obligors; and

(iv)                    no Notifiable Debt Purchase Transaction:

(A)                   has been entered into;

(B)                   has been terminated; or

(C)                   has ceased to be with a Parent Affiliate.

(c)                      The Agent may engage and pay for the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts in the conduct of its obligations and responsibilities under the Finance Documents.

(d)                       Without prejudice to the generality of clause 32.7(c) or clause 32.7(e), the Agent may at any time engage and pay for the services of any lawyers to act as independent counsel to the Agent (and so separate from any lawyers instructed by the Lenders) if the Agent in its reasonable opinion deems this to be necessary.

(e)                      The Agent may rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by the Agent or by any other Party and whether or not liability thereunder is limited by reference to monetary cap or otherwise) and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying except where such damages, costs or losses to any person, such diminution in value or such liability are directly caused by the gross negligence or wilful misconduct of the Agent acting alone and on its own discretion without instructions from any Lender under the provisions of the Finance Documents.

(f)                        The Agent may act in relation to the Finance Documents through its personnel and agents.

(g)                     Unless a Finance Document expressly provides otherwise, the Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(h)                      Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor any Arranger is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality. The Agent and any Arranger may do anything which in its opinion, is necessary or desirable to comply with any law or regulation of any jurisdiction.

(i)                          Without prejudice to the generality of clause 32.7(h), the Agent may (but is not obliged) disclose the identity of a Defaulting Lender to the other Finance Parties and the Borrowers and the Agent shall disclose the same upon the written request of the Majority Lenders

(j)                            Notwithstanding any provision of any Finance Document to the contrary, the Agent is not obliged to expend or risk its own funds or otherwise incur any financial liability in the performance of its duties, obligations or responsibilities or the exercise of any right, power, authority or discretion if it has grounds for believing the repayment of such funds or adequate indemnity against, or security for, such risk or liability is not reasonably assured to it.

(k)                        Neither the Agent nor any Arranger shall be obliged to request any certificate, opinion or other information under clause 19 (Information undertakings) unless so required in writing by a Lender, in which case the Agent shall promptly make the appropriate request of the Borrowers if such request would be in accordance with the terms of this Agreement.

32.8            Responsibility for documentation and other matters

Neither the Agent nor any Arranger is responsible or liable for:

(a)                      the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, any Arranger, an Obligor or any other person given in or in connection with any Finance Document or the transactions contemplated in the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or of any representations in any Finance Document or of any copy of any document delivered under any Finance Document;

(b)                     the legality, validity, effectiveness, adequacy or enforceability of any Finance Document, any Charter Document or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or any Charter Document;

(c)                      the application of any Basel II Regulation or Basel III Regulation to the transactions contemplated by the Finance Documents;

(d)                     any loss to the Trust Property arising in consequence of the failure, depreciation or loss of any Charged Property or any investments made or retained in good faith or by reason of any other matter or thing;

(e)                      accounting to any person for any sum or the profit element of any sum received by it for its own account;

(f)                        the failure of any Obligor or any other party to perform its obligations under any Finance Document, any Charter Document or the financial condition of any such person;

(g)                     ascertaining whether all deeds and documents which should have been deposited with it (or the Security Agent and/or any other beneficiary of a Security Document) under or pursuant to any of the Security Documents have been so deposited;

(h)                      investigating or making any enquiry into the title of any Obligor to any of the Charged Property or any of its other property or assets;

(i)                          failing to register any of the Security Documents with the Registrar of Companies or any other public office;

(j)                          failing to register any of the Security Documents in accordance with the provisions of the documents of title of any Obligor to any of the Charged Property;

(k)                      failing to take or require any Obligor to take any steps to render any of the Security Documents effective as regards property or assets outside England or Wales or to secure the creation of any ancillary charge under the laws of the jurisdiction concerned;

(l)                          (unless it is the same entity as the Security Agent) the Security Agent and/or any other beneficiary of a Security Document failing to perform or discharge any of its duties or obligations under the Security Documents;

(m)                  any determination as to whether any information provided or to be provided to any Finance Party is non-public information the use of which may be regulated or prohibited by any applicable law or regulation relating to insider dealing or otherwise;

(n)                      making any investigation in respect of or in any way be liable whatsoever for the existence, accuracy or sufficiency of any legal or other opinions, reports, certificates or investigations delivered or obtained or required to be delivered or obtained at any time in connection herewith;

(o)                     any unsuitability, inadequacy or unfitness of any Charged Property as security for the Loans and shall not be obliged to make any investigation into, and shall be entitled to assume, the suitability, adequacy and fitness of the Charged Property as security for the Loans; or

(p)                     any damage to or any unauthorised dealing with the Charged Property nor shall it have any responsibility or liability arising from the fact that the Charged Property, or documents relating thereto, may be registered in its name or held by it or any other bank or agent selected by the Agent or the Security Agent.

32.9            No duty to monitor

The Agent shall not be bound to enquire:

(a)                      whether or not any Default has occurred;

(b)                     as to the performance, default or any breach by any Party of its obligations under any Finance Document; or

(c)                        whether any other event specified in any Finance Document has occurred.

32.10     Exclusion of liability

(a)                      Without limiting clause 32.10(b) (and without prejudice to any other provision of the Finance Documents excluding or limiting the liability of the Agent) the Agent will not be liable (including, without limitation, for negligence or any other category of liability whatsoever and other than as specified below) for:

(i)                         any damages, costs or losses to any person, any diminution in value, or any liability whatsoever arising as a result of taking or not taking any action under or in connection with any Finance Document or the Charged Property, unless directly caused by its gross negligence or wilful default. For the avoidance of doubt and notwithstanding anything contained in the Finance Documents, the Agent shall not in any event be liable for any indirect or consequential loss (including, without limitation, loss of profit, business or goodwill) regardless of whether it was informed of the likelihood of such loss and irrespective of whether any such claim is made for breach of contract, in tort or otherwise;

(ii)                      exercising, or not exercising, any right, power, authority or discretion given to it by, or in connection with, any Finance Document, the Charged Property or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with, any Finance Document or the Charged Property unless directly caused by the gross negligence or wilful default of the Agent and in the course of the exercise or non exercise by it of any right, power, authority or discretion given to it expressly under a Finance Document; or

(iii)                   without prejudice to the generality of paragraphs (a) and (b) above, any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of:

(A)                   any act, event or circumstance not reasonably within its control; or

(B)                   the general risks of investment in, or the holding of assets in, any jurisdiction,

including (in each case and without limitation) such damages, costs, losses, diminution in value or liability arising as a result of: nationalisation, expropriation or other governmental actions; any regulation, currency restriction, devaluation or fluctuation; market conditions affecting the execution or settlement of transactions or the value of assets (including any Payment Disruption Event); breakdown, failure or malfunction of any third party transport, telecommunications, computer services or systems; natural disasters or acts of God; war, terrorism, insurrection or revolution; or strikes or industrial action.

(b)                     No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent may rely on this clause 32.10 subject to clause 1.3 (Third party rights) and the provisions of the Third Parties Act.

(c)                      The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

(d)                     Nothing in this Agreement shall oblige the Agent or any Arranger to carry out:

(i)                         any “know your customer” or other checks in relation to any person; or

(ii)                      any check on the extent to which any transaction contemplated by this Agreement might be unlawful for any Lender,

on behalf of any Lender and each Lender confirms to the Agent and the Arrangers that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or any Arranger.

(e)                      Without prejudice to any provision of any Finance Document excluding or limiting the Agent’s liability, any liability of the Agent arising under or in connection with any Finance Document or the Charged Property shall be limited to the amount of actual loss which has been finally judicially determined to have been suffered (as determined by reference to the date of default of the Agent or, if later, the date on which the loss arises as a result of such default) but without reference to any special conditions or circumstances known to the Agent at any time which increase the amount of that loss. In no event shall the Agent be liable for any loss of profits, goodwill, reputation, business opportunity or anticipated saving, or for special, punitive, indirect or consequential damages, whether or not the Agent has been advised of the possibility of such loss or damages.

32.11     Lenders’ indemnity to the Agent

(a)                      Each Lender shall (in proportion (if no part of the Loans is then outstanding) to its share of the Total Commitments or (at any other time) to its participation in the Loans) indemnify the Agent, within three Business Days of demand, against:

(i)                         any Losses for negligence or any other category of liability whatsoever incurred by the Agent in the circumstances contemplated pursuant to clause 35.11 (Disruption to Payment Systems etc.) (except if caused solely by the Agent’s gross negligence or wilful misconduct or any claim based on the fraud of the Agent) notwithstanding the Agent’s negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent; and

(ii)                      any other Losses (otherwise than by reason of the Agent’s gross negligence or wilful default) including the costs of any person engaged in accordance with clause 32.7 (Rights and discretions of the Agent) and any Receiver and any Delegate in acting as its agent under the Finance Documents, in each case incurred by the Agent in acting as such under the Finance Documents (unless the Agent has been reimbursed by an Obligor pursuant to a Finance Document or out of the Trust Property) and this clause 32.11 as applied in favour of the Security Agent pursuant to clause 32.21 (Application of certain clauses to Security Agent) shall be without prejudice to any right to indemnity by law given to trustees generally and any other indemnity in the Security Agent’s favour in any other Finance Document.

The indemnities contained in this clause 32.11 shall survive the termination or discharge of this Agreement for a period of four calendar years from the irrevocable and unconditional payment of all sums owing by the Obligors to the Finance Parties under this Agreement and the other Finance Documents.

(b)                     Subject to clause 32.11(c), the Borrowers shall immediately on demand reimburse any Lender for any payment that Lender makes to the Agent pursuant to clause 32.11(a).

(c)                      Clause 32.11(b) shall not apply to the extent that the indemnity payment in respect of which the Lender claims reimbursement relates to a liability of the Agent to an Obligor.

32.12     Resignation of the Agent

(a)                      The Agent may without giving any reason therefor resign and appoint one of its Affiliates as successor by giving notice to the Lenders, the Security Agent and the Borrowers.

(b)                     Alternatively the Agent may without giving any reason therefor resign by giving 30 days’ notice to the other Finance Parties and the Borrowers, in which case the Majority Lenders (after consultation with the Borrowers) may appoint a successor Agent acting through an office in London.

(c)                      If the Majority Lenders have not appointed a successor Agent in accordance with clause 32.12(b) above within 30 days after notice of resignation was given, the retiring Agent (after consultation with the Borrowers) may appoint a successor Agent.

(d)                     The retiring Agent shall, either at the Lenders’ expense if it has been required to resign pursuant to clause 32.13 (Replacement of the Agent) or otherwise at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents. The Borrowers shall, within three Business Days of demand, reimburse the retiring Agent for the amount of all costs and expenses (including legal fees) properly incurred by it in making available such documents and records and providing such assistance.

(e)                      The Agent’s resignation notice shall only take effect upon the appointment of a successor.

(f)                        The appointment of the successor Agent shall take effect on the date specified in the notice from the Majority Lenders to the retiring Agent. As from this date, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under clause 32.12(d)) but shall remain entitled to the benefit of clause 14.3 (Indemnity to the Agent, Security Agent) and this clause 32 (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date). Any successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g)                     The Agent shall resign in accordance with paragraph 32.12(b) above (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Agent pursuant to paragraph 32.12(c) above) if on or after the date which is three months before the earliest FATCA Application Date relating to any payment to the Agent under the Finance Documents, either:

(i)                         the Agent fails to respond to a request under clause 12.5 (FATCA Information) and a Borrower or a Lender reasonably believes that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(ii)                      the information supplied by the Agent pursuant to clause 12.5 (FATCA Information) indicates that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

(iii)                   the Agent notifies the Borrowers and the Lenders that the Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date,

and (in each case) a Borrower or a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Agent were a FATCA Exempt Party, and a Borrower or that Lender, by notice to the Agent, requires it to resign.

(h)                      If the Agent decides to resign because (acting reasonably) it has concluded that it is no longer appropriate for it to remain as agent and the Agent is entitled to appoint a successor Agent under paragraph (c) above, the Agent may (if it concludes (acting reasonably) that it is necessary to do so in order to persuade the proposed successor Agent to become a party to this Agreement as Agent) agree with the proposed successor Agent amendments to this clause 32 and any other term of this Agreement dealing with the rights or obligations of the Agent consistent with then current market practice for the appointment and protection of corporate trustees together with any reasonable amendments to the agency fee payable under this Agreement which are consistent with the successor Agent’s normal fee rates and those amendments will bind the Parties.

32.13     Replacement of the Agent

(a)                      After consultation with the Borrowers, the Majority Lenders may, by giving 30 days’ notice to the Agent (or, at any time the Agent is an Impaired Agent, by giving any shorter notice determined by the Majority Lenders) replace the Agent by appointing a successor Agent.

(b)                     The retiring Agent shall (at its own cost if it is an Impaired Agent and otherwise at the expense of the Lenders) make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(c)                      The appointment of the successor Agent shall take effect on the date specified in the notice from the Majority Lenders to the retiring Agent. As from this date, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents (other than its obligations under clause 32.13(b)) (and any agency fees for the account of the retiring Agent shall cease to accrue from (and shall be payable on) that date).

(d)                     Any successor Agent and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

32.14     Confidentiality

(a)                      In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its department, division or team directly responsible for the management of the Finance Documents which shall be treated as a separate entity from any other of its divisions, departments or teams.

(b)                     If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

(c)                      Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor any Arranger is obliged to disclose to any other person (i) any Confidential Information or (ii) any other information if the disclosure would, or might in its reasonable opinion, constitute a breach of any law or regulation or a breach of a fiduciary duty.

32.15     Relationship with the Lenders

(a)                      Subject to clause 30.8 (Pro rata interest settlement) the Agent may treat the person shown in its records as each Lender at the opening of business (in the place of the Agent’s principal office as notified to the Finance Parties from time to time) as a Lender acting through its Facility Office:

(i)                         entitled to or liable for any payment due under any Finance Document on that day; and

(ii)                      entitled to receive and act upon any notice, request, document or communication or make any decision or determination under any Finance Document made or delivered on that day,

unless it has received not less than five Business Days prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)                     Any Lender may by notice to the Agent appoint a person to receive on its behalf all notices, communications, information and documents to be made or despatched to that Lender or (as the case may be) under the Finance Documents.  Such notice shall contain the address and (where communication by electronic mail or other electronic means is permitted under clause 37.5 (Electronic communication)) electronic mail address and/or any other information required to enable the sending and receipt of information by that means (and, in each case, the department or officer, if any, for whose attention communication is to be made) and be treated as a notification of a substitute address, electronic mail address, department and officer by that Lender for the purposes of clause 37.2 (Addresses) and clause 37.5 (Electronic communication) and the Agent shall be entitled to treat such person as the person entitled to receive all such notices, communications, information and documents as though that person were that Lender.

(c)                      Each Lender shall supply the Agent with any information that the Agent may reasonably specify as being necessary or desirable to enable the Agent or the Security Agent to perform its functions as Agent or Security Agent.

(d)                     Each Lender shall deal with the Security Agent exclusively through the Agent and shall not deal directly with the Security Agent.

32.16     Credit appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to each other Finance Party that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)                      the financial condition, status and nature of each Obligor and other Group Member;

(b)                     the legality, validity, effectiveness, adequacy or enforceability of any Finance Document , any Charter Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or any Charter Document;

(c)                        the application of any Basel II Regulation or Basel III Regulation to the transactions contemplated by the Finance Documents;

(d)                     whether any Finance Party has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or the Charged Property;

(e)                      the adequacy, accuracy and/or completeness of any information provided by the Agent, any Party or by any other person under or in connection with any Finance Document or any Charter Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document or any Charter Document; and

(f)                        the right or title of any person in or to, or the value or sufficiency of, any part of the Charged Property, the priority of the Security Documents or the existence of any Security Interest affecting the Charged Property.

32.17     Agent’s management time and additional remuneration

(a)                      Any amount payable to the Agent under clause 14.3 (Indemnity to the Agent and Security Agent), clause 16 (Costs and expenses) and clause 32.11 (Lenders’ indemnity to the Agent) (and in the case of the Security Agent, as extended to it by virtue of clause 32.21 (Application of certain clauses to Security Agent)) shall include the cost of utilising the Agent’s management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Agent may notify to the Borrowers and the Lenders, and is in addition to any fee paid or payable to the Agent under clause 11 (Fees).

(b)                     Without prejudice to clause (a), in the event of:

(i)                           a Default;

(ii)                        the Agent being requested by an Obligor or the Majority Lenders to undertake duties which the Agent and the Borrowers agree to be of an exceptional nature or outside the scope of the normal duties of the Agent under the Finance Documents; or

(iii)                     the Agent and the Borrowers agreeing that it is otherwise appropriate in the circumstances,

the Borrowers shall pay to the Agent any additional remuneration that may be agreed between them or determined pursuant to clause 32.17(c).

(c)                      If the Agent and the Borrowers fail to agree upon the nature of the duties, or upon the additional remuneration referred to in clause 32.17(b) or whether additional remuneration is appropriate in the circumstances, any dispute shall be determined by an investment bank (acting as an expert and not as an arbitrator) selected by the Agent and approved by the Borrowers or, failing approval, nominated (on the application of the Agent) by the President for the time being of the Law Society of England and Wales (the costs of the nomination and of the investment bank being payable by the Borrowers) and the determination of any investment bank shall be final and binding upon the Parties.

32.18     Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed.  For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

32.19     Common parties

Although the Agent and the Security Agent may from time to time be the same entity, that entity will have entered into the Finance Documents (to which it is party) in its separate capacities as agent for the Finance Parties and (as appropriate) security agent and trustee for the Finance Parties. Where any Finance Document provides for the Agent or Security Agent to communicate with or provide instructions to the other, while they are the same entity, such communication or instructions will not be necessary.

32.20     Security Agent

(a)                      Each other Finance Party appoints the Security Agent to act as its agent and (to the extent permitted under any applicable law) trustee under and in connection with the Security Documents and confirms that the Security Agent shall have a lien on the Security Documents and the proceeds of the enforcement of those Security Documents for all moneys payable to the beneficiaries of those Security Documents.

(b)                     Each other Finance Party authorises the Security Agent:

(i)                         to perform the duties, obligations and responsibilities and to exercise the rights, powers, authorities and discretions specifically given to the Security Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions; and

(ii)                      to execute each of the Security Documents and all other documents that may be approved by the Agent and/or the Majority Lenders for execution by it.

(c)                        The Security Agent accepts its appointment under this clause 32.20 (Security Agent) as trustee of the Trust Property with effect from the date of this Agreement and declares that it holds the Trust Property on trust for itself, the other Finance Parties (for so long as they are Finance Parties) on and subject to the terms set out in clauses 32.20 - 32.32 (Indemnity from Trust Property) (inclusive) and the Security Documents to which it is a party.

32.21     Application of certain clauses to Security Agent

(a)                      Clauses 32.7 (Rights and discretions of the Agent), 32.8 (Responsibility for documentation and other matters), 32.9 (No duty to monitor), 32.10 (Exclusion of liability), 32.11 (Lenders’ indemnity to the Agent), 32.12 (Resignation of the Agent), 32.13 (Replacement of the Agent), 32.14 (Confidentiality), 32.15 (Relationship with the Lenders), 32.16 (Credit appraisal by the Lenders), 32.17 (Agent’s management time and additional remuneration) and 32.18 (Deduction from amounts payable by the Agent) shall each extend so as to apply to the Security Agent in its capacity as such and for that purpose each reference to the “Agent” in these clauses shall extend to include in addition a reference to the “Security Agent” in its capacity as such and, in clause 32.7 (Rights and discretions of the Agent), references to the Lenders and a group of Lenders shall refer to the Agent.

(b)                     In addition, clause 32.12 (Resignation of the Agent) and clause 32.13 (Replacement of the Agent) shall, for the purposes of its application to the Security Agent pursuant to clause 32.21(a), have the following additional sub-clause inserted after them:

“At any time after the appointment of a successor, the retiring Security Agent shall do and execute all acts, deeds and documents reasonably required by its successor to transfer to it (or its nominee, as it may direct) any property, assets and rights previously vested in the retiring Security Agent pursuant to the Security Documents and which shall not have vested in its successor by operation of law. All such acts, deeds and documents shall be done or, as the case may be, executed at the cost of the Borrowers (except where the Security Agent is retiring under clause 32.12(a) as extended to it by clause 32.21(a), in which case such costs shall be borne by the Lenders (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero)).”.

(c)                      Clause 32.7(e) shall, for the purposes of its application to the Security Agent pursuant to clause 32.21(a), read as follows:

“The Security Agent may, at the cost of the Borrowers, rely on the advice or services of any lawyers, accountants, tax advisers, surveyors or other professional advisers or experts (whether obtained by the Security Agent or by any other Party), whether or not liability thereunder is limited by reference to monetary cap or otherwise, and shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever arising as a result of its so relying.”.

(d)                     Clause 32.10 (Exclusion of liability) shall, for the purposes of its application to the Security Agent pursuant to clause 32.21(a), include the following after sub clause 32.10(a)(iii)(B):

“(C)               any shortfall which arises on the enforcement or realisation of the Security Interests created by the Finance Documents.”.

(e)                      Clause 32.14 (Confidentiality) shall, for the purposes of its application to the Security Agent pursuant to clause 32.21(a), be read and construed as to refer to “its agency and trust department” instead of “its department, division or team directly responsible for the management of the Finance Documents”.

(f)                        Without prejudice to the generality of any other provision of this Agreement or any other Security Document, the entry into possession of the Charged Property shall not render the Security Agent or any Receiver or any Delegate liable to account as mortgagee in possession thereunder (or its equivalent in any other applicable jurisdiction) or take any action which would expose it to any liability in respect of Environmental Claims in respect of which it has not been indemnified and/or secured and/or pre-funded to its satisfaction or to be liable for any loss on realisation or for any default or omission on realisation or for any default or omission for which a mortgagee in possession might be liable unless such loss, default or omission is caused by its own gross negligence or wilful default.

(g)                       The Security Agent shall not be bound to take any steps to ascertain whether any event, condition or act, the happening of which would cause a right or remedy to become exercisable by the Security Agent or any agent under this Agreement or the other Security Documents has happened or to monitor or supervise the observance and performance by the Borrowers, any agent or any of the other parties thereto of their respective obligations thereunder and, until it shall have actual knowledge or express notice to the contrary, the Security Agent shall be entitled to assume that no such event, condition or act has happened and that the Borrowers, the agents and the other parties thereto are observing and performing all their respective obligations thereunder.

32.22     Instructions to Security Agent

(a)                      The Security Agent shall:

(i)                         unless a contrary indication appears in a Finance Document, exercise or refrain from exercising any right, power, authority or discretion vested in it as Security Agent in accordance with any written instructions given to it by the Agent; and

(ii)                      not be liable for any act (or omission) if it acts (or refrains from acting) in accordance with paragraph (i) above even though it may subsequently be found that there was a defect on the giving of such instruction.

(b)                     The Security Agent shall be entitled (but not obliged) to request instructions, or clarification of any instruction, from the Agent as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion and the Security Agent may refrain from acting unless and until it receives those instructions or that clarification.

(c)                      Unless a contrary indication appears in a Finance Document, any instructions given to the Security Agent by the Agent shall override any conflicting instructions given by any other Parties and will be binding on all Finance Parties.

(d)                     The Security Agent may refrain from acting in accordance with any instructions of the Agent until it has received any indemnification and/or security and/or pre-funding that it may require (which may include payment in advance) for any cost, loss or liability (together with any associated VAT or other applicable tax) which it may incur in complying with those instructions.

(e)                      For the avoidance of doubt, no provision of this Agreement shall require the Security Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties, or in the exercise of any of its rights or powers, if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity and/or security and/or prefunding against such risk or liability is not assured to it.

(f)                        In the absence of instructions, the Security Agent may act (or refrain from acting) as it considers to be in the best interest of the Finance Parties.

(g)                     The Security Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document. This paragraph (g) shall not apply to any legal or arbitration proceeding relating to the perfection, preservation or protection of rights under the Security Documents or enforcement of the Security Documents.

(h)                      The Security Agent shall have no responsibility whatsoever to the Borrowers, the Agent, or any Finance Party as regards any deficiency which might arise because the Security Agent is subject to any Tax in respect of all or any of the Charged Property, the income therefrom or the proceeds thereof.

(i)                          Until the delivery of an enforcement notice pursuant to clause 29.22 (Acceleration), the moneys standing to the credit of any accounts comprised in the Security Documents shall be dealt with in accordance with the provisions of this Agreement and the Security Documents and the Security Agent shall not be responsible in such circumstances or at any other time for any liabilities (howsoever described) suffered by any person, whether by reason of depreciation in value or by fluctuation in exchange rates or otherwise.

32.23     Security Agent’s actions

Without prejudice to the provisions of clause 32.22 (Instructions to Security Agent) the Security Agent may (but shall not be obliged to), in the absence of any instructions to the contrary, take such action in the exercise of any of its powers and duties under the Finance Documents as it considers in its discretion to be appropriate and in the best interests of the Finance Parties.

32.24     Order of application

(a)                      The Security Agent agrees to apply the Trust Property and each other beneficiary of the Security Documents agrees to apply all moneys received by it in the exercise of its rights under the Security Documents in accordance with the following respective claims:

(i)                         first, as to a sum equivalent to the amounts due and payable (i) to the Security Agent under the Finance Documents (excluding any amounts received by the Security Agent pursuant to clause 32.11 (Lenders’ indemnity to the Agent) as extended to the Security Agent pursuant to clause 32.21 (Application of certain clauses to Security Agent)), for the Security Agent absolutely and (ii) to the Agent under the Finance Documents (excluding any amounts received by the Agent pursuant to clause 32.11 (Lenders’ indemnity to the Agent)) for the Agent absolutely;

(ii)                      secondly, as to a sum equivalent to the aggregate amount then due and owing to the other Finance Parties under the Finance Documents, for those Finance Parties absolutely for application between them in accordance with clause 35.5 (Partial payments);

(iii)                   thirdly, until such time as the Security Agent is satisfied that all obligations owed to the Finance Parties have been irrevocably and unconditionally discharged in full, held by the Security Agent on a suspense account for payment of any further amounts owing to the Finance Parties under the Finance Documents and further application in accordance with this clause 32.24(a) as and when any such amounts later fall due;

(iv)                  fourthly, to such other persons (if any) as are legally entitled thereto in priority to the Obligors; and

(v)                     fifthly, as to the balance (if any), for the Obligors by or from whom or from whose assets the relevant amounts were paid, received or recovered or other person entitled to them.

(b)                       The Security Agent and each other beneficiary of the Security Documents shall make each application as soon as is practicable after the relevant moneys are received by, or otherwise become available to, it save that (without prejudice to any other provision contained in any of the Security Documents) the Security Agent (acting on the instructions of the Agent), any other beneficiary of the Security Documents or any receiver or administrator may credit any moneys received by it to a suspense account for so long and in such manner as the Security Agent, such other beneficiary of the Security Documents or such receiver or administrator may from time to time determine with a view to preserving the rights of the Finance Parties or any of them to prove for the whole of their respective claims against the Borrowers or any other person liable.

(c)                        The Security Agent and/or any other beneficiary of the Security Documents shall obtain a good discharge in respect of the amounts expressed to be due to the other Finance Parties as referred to in this clause 32.24 by paying such amounts to the Agent for distribution in accordance with clause 35 (Payment mechanics).

32.25     Powers and duties of the Security Agent as trustee of the security

In its capacity as trustee in relation to the Trust Property, the Security Agent:

(a)                      shall, without prejudice to any of the powers, discretions and immunities conferred upon trustees by law (and to the extent not inconsistent with the provisions of this Agreement or any of the Security Documents), have all the same powers and discretions as a natural person acting as the beneficial owner of such property and/or as are conferred upon the Security Agent by this Agreement and/or any Security Document but so that the Security Agent may only exercise such powers and discretions to the extent that it is authorised to do so by the provisions of this Agreement;

(b)                     shall (subject to clause 32.24(a) (Order of application)) be entitled (in its own name or in the names of nominees) to invest moneys from time to time forming part of the Trust Property or otherwise held by it as a consequence of any enforcement of the security constituted by any Finance Document which, in the reasonable opinion of the Security Agent, it would not be practicable to distribute immediately, by placing the same on deposit in the name or under the control of the Security Agent as the Security Agent may think fit without being under any duty to diversify the same and the Security Agent shall not be responsible for any loss due to interest rate or exchange rate fluctuations except for any loss arising from the Security Agent’s gross negligence or wilful default and shall not be liable to account for an amount of interest greater than the standard amount that would be payable to an independent customer;

(c)                      may, in the conduct of its obligations under and in respect of the Security Documents, instead of acting personally, employ and pay any agent (whether being a lawyer or any other person) to transact or concur in transacting any business and to do or concur in doing any acts required to be done by the Security Agent (including the receipt and payment of money) or may delegate to any person on any terms (including the power to sub-delegate) and on the basis that (i) any such agent or delegate engaged in any profession or business shall be entitled to be paid all usual professional and other charges for business transacted and acts done by him or any partner or employee of his or her in connection with such employment and (ii) the Security Agent shall not be bound to supervise, or be responsible for any loss incurred by reason of any act or omission of, any such agent or delegate if the Security Agent shall have exercised reasonable care in the selection of such agent;

(d)                     may place all deeds and other documents relating to the Trust Property which are from time to time deposited with it pursuant to the Security Documents in any safe deposit, safe or receptacle selected by the Security Agent or with any firm of solicitors or company whose business includes undertaking the safe custody of documents selected by the Security Agent and may make any such arrangements as it thinks fit for allowing Obligors access to, or its solicitors or auditors possession of, such documents when necessary or convenient and the Security Agent shall not be responsible for any loss incurred in connection with any such deposit, access or possession if it has exercised reasonable care in the selection of a safe deposit, safe, receptacle or firm of solicitors or company;

(e)                      may, unless and to the extent the express provisions of any Security Document provide otherwise, do any act or thing in the exercise of any of its duties under the Finance Documents which in its absolute discretion (in the absence of any instructions of the Agent as to the doing of such act or thing) it deems advisable for the protection and benefit of all the Finance Parties;

(f)                        may, unless the express provisions of any such Security Document provide otherwise, if authorised by the Agent following instructions of all the Lenders or the Majority Lenders (as the case may be), amend or vary the terms of or waive breaches of or defaults under, or otherwise excuse performance of any provision of, or grant consents under any of the Security Documents to which it is a party, any such amendment, variation, waiver or consent so authorised to be binding on all the parties hereto and that Security Agent to be under no liability whatsoever in respect thereof;

(g)                     shall not be bound to disclose to any other person (including but not limited to any other Finance Party) (i) any Confidential Information or (ii) any other information if disclosure would, or might in its reasonable opinion, constitute a breach of any law or be a breach of fiduciary duty;

(h)                      shall have no responsibility to make any payment, deduction or withholding of any Tax or governmental charge as a result of the Security Agent (i) holding the Security Interests created by the Finance Documents or (ii) enforcing such Security Interests created by the Finance Documents;

(i)                          shall not have or be deemed to have any relationship of trust or agency with, any Obligor;

(j)                          shall have only those duties, obligations and responsibilities expressly specified in the Finance Documents to which it is expressed to be a party (and no others shall be implied) and the role and functions of the Security Agent under this Agreement shall be purely mechanical and administrative in nature and, subject to the terms of this Agreement, acting on the instructions of the Agent; and

(k)                      shall not be liable for any failure to:

(i)                         require the deposit with it of any deed or document certifying, representing or constituting the title of any Obligor to any of the Charged Property;

(ii)                      obtain any licence, consent or other authority for the execution, delivery, legality, validity, enforceability or admissibility in evidence of any Finance Document or the Security Interests created under the Security Documents;

(iii)                   register, file or record or otherwise protect any Security Interests created under the Security Documents (or the priority of any such Security Interests) under any law or regulation or to give notice to any person of the execution of any Finance Document;

(iv)                  take, or to require any Obligor to take, any step to perfect its title to any of the Charged Property or to render the Security Interests created under the Security Documents effective or to secure the creation of any ancillary Security Interests under any law or regulation; or

(v)                     require any further assurance in relation to any Security Document.

The rights, powers and discretions conferred upon the Security Agent by this Agreement shall be supplemental to the Trustee Act 1925 and the Trustee Act 2000 and in addition to any which may be vested in the Security Agent by general law or otherwise.

Section 1 of the Trustee Act 2000 shall not apply to the duties of the Security Agent in relation to the trusts constituted by this Agreement. Where there are any inconsistencies between the Trustee Act 1925 or the Trustee Act 2000 and the provisions of this Agreement, the provisions of this Agreement shall, to the extent allowed by law, prevail and, in the case of any inconsistency with the Trustee Act 2000, the provisions of this Agreement shall constitute a restriction or exclusion for the purposes of that Act.

32.26     Insurance by Security Agent

Where the Security Agent is named on any insurance policy (including the Insurances) as an insured party and/or loss payee, the Security Agent shall not be responsible for any loss which may be suffered by reason of, directly or indirectly, its failure to notify the insurers of any material fact relating to the risk assumed by such insurers or any other information of any kind, unless the Agent shall have requested it to do so in writing and the Security Agent shall have failed to do so within 14 days after receipt of that request. The Security Agent shall have no obligation to, or any liability for any failure to:

(a)                      insure any of the Charged Property;

(b)                     require any other person to maintain any insurance; or

(c)                      verify any obligation to arrange or maintain insurance contained in any Finance Document,

and the Security Agent shall not be liable for any damages, costs or loss to any person as a result of the lack of, or inadequacy of, any such insurance.

32.27     Custodians and nominees

The Security Agent may (to the extent legally permitted) appoint and pay any person to act as a custodian or nominee on any terms in relation to any assets of the trust as the Security Agent may determine, including for the purpose of depositing with a custodian this Agreement or any document relating to the trust created under this Agreement and the Security Agent shall not be responsible for any loss, liability, expense, demand, cost, claim or proceedings incurred by reason of the misconduct, omission or default on the part of any person appointed by it under this Agreement or be bound to supervise the proceedings or acts of any person if it has exercised reasonable care in the selection of such person.

32.28     Acceptance of title

The Security Agent shall be entitled to accept without enquiry, and shall not be obliged to investigate, any right and title that any of the Obligors have to any of the Charged Property and shall not be liable for or bound to require any debtor to remedy any defect in its right or title.

32.29     Refrain from illegality

Notwithstanding anything to the contrary expressed or implied in the Finance Documents, the Security Agent may refrain from doing anything which in its opinion will or may be contrary to any relevant law, directive or regulation of any applicable jurisdiction and the Security Agent may do anything which is, in its opinion, necessary to comply with any such law, directive or regulation.

32.30     All enforcement action through the Security Agent

(a)                      None of the other Finance Parties shall have any independent power to enforce any of those Security Documents which are executed in favour of the Security Agent only, or to exercise any rights, discretions or powers or to grant any consents or releases under or pursuant to such Security Documents or otherwise have direct recourse to the security and/or guarantees constituted by such Security Documents except through the Security Agent.

(b)                     None of the other Finance Parties shall have any independent power to enforce any of those Security Documents which are executed in their favour or to exercise any rights, discretions or powers or to grant any consents or releases under or pursuant to such Security Documents or otherwise have direct recourse to the security and/or guarantees constituted by such Security Documents except with the prior written consent of the Agent (acting through the Security Agent and on the instructions of the Majority Lenders). If any Finance Party (other than the Security Agent) is a party to any Security Document it shall promptly upon being requested by the Agent to do so grant a power of attorney or other sufficient authority to the Security Agent to enable the Security Agent to exercise any rights, discretions or powers or to grant any consents or releases under such Security Document.

32.31     Co-operation to achieve agreed priorities of application

The other Finance Parties shall co-operate with each other and with the Security Agent and any receiver or administrator under the Security Documents in realising the property and assets subject to the Security Documents and in ensuring that the net proceeds realised under the Security Documents after deduction of the expenses of realisation are applied in accordance with clause 32.24(a) (Order of application).

32.32     Indemnity from Trust Property

(a)                     In respect of all liabilities, costs or expenses for which the Obligors are liable under this Agreement, the Security Agent and each Affiliate of the Security Agent and each officer or employee of the Security Agent or its Affiliate (each a Relevant Person) shall be entitled to be indemnified out of the Trust Property in respect of all liabilities, damages, costs, claims, charges or expenses whatsoever properly incurred or suffered by such Relevant Person:

(i)                         in the execution or exercise or bona fide purported execution or exercise of the trusts, rights, powers, authorities, discretions and duties created or conferred by or pursuant to the Finance Documents;

(ii)                      as a result of any breach by an Obligor of any of its obligations under any Finance Document;

(iii)                   in respect of any Environmental Claim made or asserted against a Relevant Person which would not have arisen if the Finance Documents had not been executed; and

(iv)                  in respect of any matter or thing done or omitted in any way in accordance with the terms of the Finance Documents relating to the Trust Property or the provisions of any of the Finance Documents.

(b)                    The rights conferred by this clause 32.32 are without prejudice to any right to indemnity by law given to trustees generally and to any provision of the Finance Documents entitling the Security Agent or any other person to an indemnity in respect of, and/or reimbursement of, any liabilities, costs or expenses incurred or suffered by it in connection with any of the Finance Documents or the performance of any duties under any of the Finance Documents.  Nothing contained in this clause 32.32 shall entitle the Security Agent or any other person to be indemnified in respect of any liabilities, damages, costs, claims, charges or expenses to the extent that the same arise from such person’s own gross negligence or wilful default.

32.33     Finance Parties to provide information

The other Finance Parties shall provide the Security Agent with such written information as it may reasonably require for the purposes of carrying out its duties and obligations under the Security Documents and, in particular, with such necessary directions in writing so as to enable the Security Agent to make the calculations and applications contemplated by clause 32.24(a) (Order of application) above and to apply amounts received under, and the proceeds of realisation of, the Security Documents as contemplated by the Security Documents, clause 35.5 (Partial payments) and clause 32.24(a) (Order of application).

32.34     No reliance on Security Agent

It is understood and agreed by each Finance Party (other than the Security Agent) that it has itself been, and will continue to be, solely responsible for making its own independent appraisal of and investigations into the financial condition, creditworthiness, condition, affairs, status and nature of each Obligor and, accordingly, the Security Agent shall not have any liability or responsibility for and each other Finance Party warrants to the Security Agent that it has not relied and will not hereafter rely on the Security Agent:

(a)                        to check or enquire on its behalf into the adequacy, accuracy or completeness of any information provided to it by any Obligor or any other person in connection with any of the Finance Documents, the Charged Property or the transactions therein contemplated (whether or not such information has been or is hereafter circulated to such Finance Party by the Security Agent);

(b)                       to check or enquire on its behalf into the adequacy, accuracy or completeness of any communication delivered to it under any of the Finance Documents, the Charged Property, any legal or other opinions, reports, valuations, certificates, appraisals or other documents delivered or made or required to be delivered or made at any time in connection with any of the Finance Documents, the Charged Property, any security to be constituted thereby or any other report or other document, statement or information circulated, delivered or made, whether orally or otherwise and whether before, on or after the date of this Agreement;

(c)                        to check or enquire on its behalf into the due execution, delivery, validity, legality, perfection, adequacy, suitability, performance, enforceability or admissibility in evidence of any of the Finance Documents, the Charged Property or any other document referred to in paragraph (b) above or of any guarantee, indemnity or security given or created thereby or any obligations imposed thereby or assumed thereunder;

(d)                       to check or enquire on its behalf into the ownership, value, existence or sufficiency of any Charged Property, the priority of any of the Security Interests or the registration thereof, the right or title of any person in or to any property comprised therein or the existence of any encumbrance affecting the same; or

(e)                        to assess or keep under review on its behalf the identity, financial condition, creditworthiness, condition, affairs, status or nature of any Obligor or other Group Member.

32.35     Release to facilitate enforcement and realisation

Each Finance Party acknowledges that pursuant to any enforcement action by the Security Agent (or a Receiver) carried out on the instructions of the Agent it may be desirable for the purpose of such enforcement and/or maximising the realisation of the Charged Property being enforced against, that any rights or claims of or by the Security Agent (for the benefit of the Finance Parties) and/or any Finance Parties against any Obligor and/or any Security Interest over any assets of any Obligor (in each case) as contained in or created by any Finance Document, other than such rights or claims or security being enforced, be released in order to facilitate such enforcement action and/or realisation and, notwithstanding any other provision of the Finance Documents, each Finance Party hereby irrevocably authorises the Security Agent (acting on the instructions of the Agent) to grant any such releases (and the Security Agent will notify the Lenders through the Agent as soon as reasonably practicable of such release) to the extent necessary to fully effect such enforcement action and realisation including, without limitation, to the extent necessary for such purposes to execute release documents in the name of and on behalf of the Finance Parties. Where the relevant enforcement is by way of disposal of shares in an Obligor, the requisite release shall include releases of all claims (including under guarantees) of the Finance Parties and/or the Security Agent against such Obligor and of all Security Interests over the assets of such Obligor.

32.36     Undertaking to pay

Each Obligor which is a Party undertakes with the Security Agent on behalf of the Finance Parties that it will, on demand by the Security Agent, pay to the Security Agent all money from time to time owing, and discharge all other obligations from time to time incurred, by it under or in connection with the Finance Documents.

32.37     Additional trustees

The Security Agent shall have power by notice in writing to the other Finance Parties and the Borrowers to appoint any person either to act as separate trustee or as co-trustee jointly with the Security Agent:

(a)                      if the Security Agent reasonably considers such appointment to be in the best interests of the Finance Parties;

(b)                     for the purpose of conforming with any legal requirement, restriction or condition in any jurisdiction in which any particular act is to be performed; or

(c)                      for the purpose of obtaining a judgment in any jurisdiction or the enforcement in any jurisdiction against any person of a judgment already obtained,

and any person so appointed shall (subject to the provisions of this Agreement) have such rights (including as to reasonable remuneration), powers, duties and obligations as shall be conferred or imposed by the instrument of appointment.  The Security Agent shall have power to remove any person so appointed.  At the request of the Security Agent, the other parties to this Agreement shall forthwith execute all such documents and do all such things as may be required to perfect such appointment or removal and each such party irrevocably authorises the Security Agent in its name and on its behalf to do the same.  Such a person shall accede to this Agreement as a Security Agent to the extent necessary to carry out their role on terms satisfactory to the Security Agent and (subject always to the provisions of this Agreement) have such trusts, powers, authorities, liabilities and discretions (not exceeding those conferred on the Security Agent by this Agreement and the other Finance Documents) and such duties and obligations as shall be conferred or imposed by the instrument of appointment (being no less onerous than would have applied to the Security Agent but for the appointment).  The Security Agent shall not be bound to supervise, or be responsible for any loss incurred by reason of any act or omission of, any such person if the Security Agent shall have exercised reasonable care in the selection of such person.

32.38     Non-recognition of trust

It is agreed by all the parties to this Agreement that:

(a)                      in relation to any jurisdiction the courts of which would not recognise or give effect to the trusts expressed to be constituted by this clause 32, the relationship of the Security Agent and the other Finance Parties shall be construed as one of principal and agent, but to the extent permissible under the laws of such jurisdiction, all the other provisions of this Agreement shall have full force and effect between the parties to this Agreement; and

(b)                     the provisions of this clause 32 insofar as they relate to the Security Agent in its capacity as trustee for the Finance Parties and the relationship between themselves and the Security Agent as their trustee may be amended by agreement between the other Finance Parties and the Security Agent.  The Security Agent may amend all documents necessary to effect the alteration of the relationship between the Security Agent and the other Finance Parties and each such other party irrevocably authorises the Security Agent in its name and on its behalf to execute all documents necessary to effect such amendments.

32.39     Security Agent’s Ongoing Fees

(a)                      The Borrowers shall pay to the Agent and the Security Agent certain fees in accordance with clause 11 (Fees).

(b)                     If:

(i)                         a Default has occurred; or

(ii)                      the Security Agent considers it expedient and/or necessary or is requested by the Borrowers or any Finance Party or group of Finance Parties to undertake duties which the Security Agent considers to be of an exceptional nature and/or outside the scope of the normal duties of the Security Agent under the Finance Documents (which for the avoidance of doubt shall include any amendments to the Finance Documents and the time incurred in relation thereto), the Borrowers shall pay to the Security Agent any additional reasonable remuneration (together with any applicable taxes thereon) which shall be calculated by reference to its hourly rates in force from time to time.

32.40     Interest on Demand

If the Borrowers fail to pay any amount payable by them to the Security Agent under this Agreement on its due date, interest shall accrue on the overdue amount (and be compounded with it) from the due date up to the date of actual payment (both before and after judgment and to the extent interest at a default rate is not otherwise being paid on such sum) at the rate which is two per cent. (2%) per annum over the rate at which the Security Agent was being offered, by prime banks in the London interbank market, deposits in an amount comparable to the unpaid amounts in the currencies of those amounts for such period(s) as the Security Agent may from time to time select.

32.41     Release of Security

If all of the amounts owing under the Finance Documents and all other obligations the discharge of which is secured by any of the Security Documents have been fully and finally discharged and none of the Finance Parties is under any commitment, obligation or liability (whether actual or contingent) to make advances or provide other financial accommodation to the Borrowers under or pursuant to this Agreement or any other Finance Document, the trusts herein set out shall be wound up and the Security Agent shall, at the request and cost of the Borrowers and acting on the instructions of the Agent, release, without recourse or warranty, all of the security then held by it, whereupon the Security Agent, the Agent, the Lenders and the Obligors shall be released from their obligations hereunder (save for those which arose prior to such winding up).

32.42     Delegation by the Security Agent

(a)                      Each of the Security Agent, any Receiver and any Delegate may, at any time, delegate by power of attorney or otherwise to any person for any period, all or any right, power, authority or discretion vested in it in its capacity as such.

(b)                     Such delegation may be made upon any terms and conditions (including the power to sub-delegate) and subject to any restrictions that the Security Agent, such Receiver or such Delegate (as the case may be) may, in its discretion, think fit in the interests of the Finance Parties.

(c)                      Neither the Security Agent nor any Receiver or Delegate shall be bound to supervise, or be in any way responsible for any damages, costs or losses incurred by reason of any misconduct, omission or default on the part of, any such delegate or sub-delegate if the Security Agent or such Receiver or Delegate has exercised reasonable care in the selection of such delegate or sub-delegate.

32.43     Acceptance of title

The Security Agent shall be entitled to accept without enquiry, and shall not be obliged to investigate, any right and title that any Obligor may have to any of the Charged Property and shall not be liable for, or bound to require any Obligor to remedy, any defect in its right or title.

32.44     Permitted Deductions

The Security Agent shall be entitled, in its discretion:

(a)                      to set aside by way of reserve amounts required to meet, and to make and pay, any deductions and withholdings (on account of taxes or otherwise) which it is or may be required by any applicable law to make from any distribution or payment made by it under this Agreement; and

(b)                     to pay all Taxes which may be assessed against it in respect of any of the Charged Property, or as a consequence of performing its duties, or by virtue of its capacity as Security Agent under any of the Finance Documents or otherwise (other than in connection with its remuneration for performing its duties under this Agreement).

33            Conduct of business by the Finance Parties

33.1     Finance Parties tax affairs

No provision of this Agreement will:

(a)                      interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)                     oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)                      oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

33.2     Finance Parties acting together

Notwithstanding clause 2.3 (Finance Parties’ rights and obligations), if the Agent makes a declaration under clause 29.22 (Acceleration) the Agent shall, in the names of all the Finance Parties, take such action on behalf of the Finance Parties and conduct such negotiations with the Borrowers and any Group Members and generally administer the Facilities in accordance with the wishes of the Majority Lenders.  All the Finance Parties shall be bound by the provisions of this clause and no Finance Party shall be entitled to take action independently against any Obligor or any of its assets without the prior consent of the Majority Lenders.

This clause shall not override clause 32 (Roles of Agent, Security Agent and Arrangers) as it applies to the Security Agent.

33.3     Majority Lenders

Where any Finance Document provides for any matter to be determined by reference to the opinion of, or to be subject to the consent, approval or request of, the Majority Lenders or for any action to be taken on the instructions of the Majority Lenders (a majority decision), such majority decision shall (as between the Lenders) only be regarded as having been validly given or issued by the Majority Lenders if all the Lenders shall have received prior notice of the matter on which such majority decision is required and the relevant majority of Lenders shall have given or issued such majority decision. However (as between any Obligor and the Finance Parties) the relevant Obligor shall be entitled (and bound) to assume that such notice shall have been duly received by each Lender and that the relevant majority shall have been obtained to constitute Majority Lenders when notified to this effect by the Agent whether or not this is the case.

33.4     Conflicts

(a)                      Each Borrower acknowledges that any Arranger and its parent undertaking, subsidiary undertakings and fellow subsidiary undertakings (together an Arranger Group) may be providing debt finance, equity capital or other services (including financial advisory services) to other persons with which the Borrowers may have conflicting interests in respect of the Facilities or otherwise.

(b)                     No member of an Arranger Group shall use confidential information gained from any Obligor by virtue of the Facilities or its relationships with any Obligor in connection with their performance of services for other persons. This shall not, however, affect any obligations that any member of an Arranger Group has as Agent in respect of the Finance Documents. The Borrowers also acknowledge that no member of an Arranger Group has any obligation to use or furnish to any Obligor information obtained from other persons for their benefit.

(c)                      The terms parent undertaking, subsidiary undertaking and fellow subsidiary undertaking when used in this clause have the meaning given to them in sections 1161 and 1162 of the Companies Act 2006.

34                   Sharing among the Finance Parties

34.1            Payments to Finance Parties

If a Finance Party (a Recovering Finance Party) receives or recovers any amount from an Obligor other than in accordance with clause 35 (Payment mechanics) (a Recovered Amount) and applies that amount to a payment due under the Finance Documents then:

(a)                      the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery, to the Agent;

(b)                     the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with clause 35 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)                        the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the Sharing Payment) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with clause 35.5 (Partial payments).

34.2            Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) (the Sharing Finance Parties) in accordance with clause 35.5 (Partial payments) towards the obligations of that Obligor to the Sharing Finance Parties.

34.3            Recovering Finance Party’s rights

On a distribution by the Agent under clause 34.2 (Redistribution of payments) of a payment received by a Recovering Finance Party from an Obligor, as between the relevant Obligor and the Recovering Finance Party, an amount of the Recovered Amount equal to the Sharing Payment will be treated as not having been paid by that Obligor to that Recovering Finance Party.

34.4     Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)                      each Sharing Finance Party shall, upon request of the Agent, pay to the Agent for the account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay) (the Redistributed Amount); and

(b)                     as between the relevant Obligor and each relevant Sharing Finance Party, an amount equal to the relevant Redistributed Amount will be treated as not having been paid by that Obligor.

34.5            Exceptions

(a)                      This clause 34 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this clause, have a valid and enforceable claim against the relevant Obligor.

(b)                     A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings in accordance with the terms of this Agreement, if:

(i)                         it notified that other Finance Party of the legal or arbitration proceedings; and

(ii)                      that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

35                   Payment mechanics

35.1            Payments to the Agent

(a)                      On each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)                       Payment shall be made to such account in the principal financial centre of the country of that currency (or, in relation to euro, in a principal financial centre in a Participating Member State or London, as specified by the Agent) and with such bank as the Agent specifies.

35.2            Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to clause 35.3 (Distributions to an Obligor) and clause 35.4 (Clawback and pre-funding) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days’ notice with a bank specified by that Party in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre of a Participating Member State or London, as specified by that Party).

35.3            Distributions to an Obligor

The Agent may (with the consent of the Obligor or in accordance with clause 36 (Set-off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

35.4            Clawback and pre-funding

(a)                      Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)                     Unless clause 35.4(c) applies, if the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

(c)                      If the Agent has notified the Lenders that, pursuant to the Borrowers’ request, it is willing to make available amounts for the account of a Borrower before receiving funds from the Lenders, and such Lenders and the Borrowers agree, then if and to the extent that the Agent does so but it proves to be the case that it does not then receive funds from a Lender in respect of a sum which it paid to a Borrower:

(i)                         the Borrower shall on demand refund it to the Agent; and

(ii)                      the Lender by whom those funds should have been made available or, if that Lender fails to do so, the Borrowers, shall on demand pay to the Agent the amount (as certified by the Agent) which will indemnify the Agent against any funding cost incurred by it as a result of paying out that sum before receiving those funds from that Lender.

35.5            Partial payments

(a)                      If the Agent receives a payment for application against amounts in respect of any Finance Documents that is insufficient to discharge all the amounts then due and payable by an Obligor under those Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under those Finance Documents in the following order:

(i)                         first, in or towards payment pro rata of any unpaid amount owing to the Agent, the Security Agent or the Arrangers under those Finance Documents;

(ii)                      secondly, in or towards payment to the Lenders pro rata of any amount owing to the Lenders under clause 32.11 (Lenders’ indemnity to the Agent) including any amount resulting from the indemnity to the Security Agent under clause 32.21(a) (Application of certain clauses to Security Agent);

(iii)                   thirdly, in or towards payment to the Lenders pro rata of any accrued interest, fee or commission due but unpaid under those Finance Documents;

(iv)                  fourthly, in or towards payment to the Lenders pro rata of any principal due but unpaid to the Lenders under those Finance Documents; and

(v)                     fifthly, in or towards payment pro rata of any other sum due but unpaid to the Finance Parties under the Finance Documents.

(b)                     The Agent shall, if so directed by all the Lenders, vary the order set out in paragraphs (iii) to (v) of clause 35.5(a).

(c)                      Clauses 35.5(a) and 35.5(b) above will override any appropriation made by an Obligor.

35.6            No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

35.7            Business Days

(a)                      Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)                     During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

35.8     Payments on demand

For the purposes of clause 29.1 (Non-payment) and subject to the Agent’s right to demand interest under clause 8.3 (Default interest), payments on demand shall be treated as paid when due if paid within three Business Days of demand.

35.9            Currency of account

(a)                      Subject to clauses 35.9(b) to 35.9(c), dollars is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)                     A repayment of all or part of the Loan or an Unpaid Sum and each payment of interest shall be made in dollars on its due date.

(c)                      Each payment in respect of the amount of any costs, expenses or Taxes or other losses shall be made in dollars and, if they were incurred in a currency other than dollars, the amount payable under the Finance Documents shall be the equivalent in dollars of the relevant amount in such other currency on the date on which it was incurred.

(d)                     All moneys received or held by the Security Agent or by a Receiver under a Security Document in a currency other than dollars may be sold for dollars and the Obligor which executed that Security Document shall indemnify the Security Agent against the full cost in relation to the sale.  Neither the Security Agent nor such Receiver will have any liability to that Obligor in respect of any loss resulting from any fluctuation in exchange rates after the sale.

35.10     Change of currency

(a)                      Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)                         any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Borrowers); and

(ii)                      any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

(b)                     If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Borrowers) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Interbank Market and otherwise to reflect the change in currency.

35.11     Disruption to Payment Systems etc.

If either the Agent determines (in its discretion) that a Payment Disruption Event has occurred or the Agent is notified by the Borrowers that a Payment Disruption Event has occurred:

(a)                      the Agent may, and shall if requested to do so by the Borrowers, consult with the Borrowers with a view to agreeing with the Borrowers such changes to the operation or administration of the Facilities as the Agent may deem necessary in the circumstances;

(b)                     the Agent shall not be obliged to consult with the Borrowers in relation to any changes mentioned in paragraph (a) above if, in its opinion, it is not practicable to do so in the circumstances and, in any event, shall have no obligation to agree to such changes;

(c)                      the Agent may consult with the Finance Parties in relation to any changes mentioned in paragraph (a) above but shall not be obliged to do so if, in its opinion, it is not practicable to do so in the circumstances;

(d)                     any such changes agreed upon by the Agent and the Borrowers shall (whether or not it is finally determined that a Payment Disruption Event has occurred) be binding upon the Parties as an amendment to (or, as the case may be, waiver of) the terms of the Finance Documents notwithstanding the provisions of clause 41 (Amendments and grant of waivers);

(e)                      the Agent shall not be liable for any damages, costs or losses to any person, any diminution in value or any liability whatsoever (including, without limitation for negligence, gross negligence or any other category of liability whatsoever but not including any claim based on the fraud of the Agent) arising as a result of its taking, or failing to take, any actions pursuant to or in connection with this clause 35.11; and

(f)                        the Agent shall notify the Finance Parties of all changes agreed pursuant to paragraph (d) above.

35.12     Impaired Agent

(a)                      If, at any time, the Agent becomes an Impaired Agent, an Obligor or a Lender which is required to make a payment under the Finance Documents to the Agent in accordance with clause 35.1 (Payments to the Agent) may instead either pay that amount direct to the required recipient or pay that amount to an interest-bearing account held with an Acceptable Bank within the meaning of paragraph (a) of the definition of Acceptable Bank and in relation to which no Insolvency Event has occurred and is continuing, in the name of the Obligor or the Lender making the payment and designated as a trust account for the benefit of the Party or Parties beneficially entitled to that payment under the Finance Documents. In each case such payments must be made on the due date for payment under the Finance Documents.

(b)                     All interest accrued on the amount standing to the credit of the trust account shall be for the benefit of the beneficiaries of that trust account pro rata to their respective entitlements.

(c)                      A Party which has made a payment in accordance with clause 35.1 (Payments to the Agent) shall be discharged of the relevant payment obligation under the Finance Documents and shall not take any credit risk with respect to the amounts standing to the credit of the trust account.

(d)                     Promptly upon the appointment of a successor Agent in accordance with clause 32.13 (Replacement of the Agent), each Party which has made a payment to a trust account in accordance with clause 35.1 (Payments to the Agent) shall give all requisite instructions to the bank with whom the trust account is held to transfer the amount (together with any accrued interest) to the successor Agent for distribution in accordance with clause 35.2 (Distributions by the Agent).

35.13     Contractual recognition of bail-in

Notwithstanding any other term of any Finance Document or any other agreement, arrangement or understanding between the Parties, each Party acknowledges and accepts that any liability of any Party to any other Party under or in connection with the Finance Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:

(a)                      any Bail-In Action in relation to any such liability, including (without limitation):

(i)                         a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;

(ii)                      a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and

(iii)                   a cancellation of any such liability; and

(b)                     a variation of any term of any Finance Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.

For the purposes of this clause 35.13 the following words shall have the following meanings:

Article 55 BRRD means Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms.

Bail-In Action means the exercise of any Write-down and Conversion Powers.

Bail-In Legislation means:

(a)                     in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 BRRD, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time; and

(b)                    in relation to any state other than such an EEA Member Country or (to the extent that the United Kingdom is not such an EEA Member Country) the United Kingdom, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation.

EEA Member Country means any member state of the European Union, Iceland, Liechtenstein and Norway.

EU Bail-In Legislation Schedule means the document described as such and published by the Loan Market Association (or any successor person) from time to time.

Resolution Authority means any body which has authority to exercise any Write-down and Conversion Powers.

UK Bail-In Legislation means (to the extent that the United Kingdom is not an EEA Member Country which has implemented, or implements, Article 55 BRRD) Part I of the United Kingdom Banking Act 2009 and any other law or regulation applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings).

Write-down and Conversion Powers means:

(a)                     in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule;

(b)                    in relation to any other applicable Bail-In Legislation:

(i)                         any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and

(ii)                      any similar or analogous powers under that Bail-In Legislation; and

(c)                     in relation to any UK Bail-In Legislation:

(i)                         any powers under that UK Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that UK Bail-In Legislation that are related to or ancillary to any of those powers; and

(ii)                      any similar or analogous powers under that UK Bail-In Legislation.

36                   Set-off

A Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation.  If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off. For the purpose of this clause the term “Finance Party” includes each of the relevant Finance Party’s holding companies and subsidiaries and each subsidiary of the relevant Finance Party’s holding companies (as defined in the Companies Act 2006).

37                   Notices

37.1            Communications in writing

(a)                      Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by letter.

(b)                     Each Finance Party may rely on any representation, communication, notice or document received from or made by any Obligor believed by it to be genuine, correct and appropriately authorised.

37.2            Addresses

The address (and the department or officer, if any, for whose attention the communication is to be made) of each Obligor or Finance Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)                      in the case of any Obligor which is a Party, that identified with its name in Schedule 1 (The original parties);

(b)                     in the case of any Obligor which is not a Party, that identified in any Finance Document to which it is a party;

(c)                      in the case of the Security Agent, the Agent and any other original Finance Party that identified with its name in Schedule 1 (The original parties); and

(d)                     in the case of each Lender or other Finance Party, that notified in writing to the Agent on or prior to the date on which it becomes a Party in the relevant capacity,

or, in each case, any substitute address, or department or officer as an Obligor or Finance Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days’ notice.

37.3            Delivery

(a)                      Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address and, if a particular department or officer is specified as part of its address details provided under clause 37.2 (Addresses), if addressed to that department or officer.

(b)                     Any communication or document to be made or delivered to the Agent or the Security Agent will be effective only when actually received by the Agent or the Security Agent and then only if it is expressly marked for the attention of the department or officer identified in Schedule 1 (The original parties) (or any substitute department or officer as the Agent or the Security Agent shall specify for this purpose).

(c)                      All notices from or to an Obligor shall be sent through the Agent.

(d)                     Any communication or document made or delivered to the Borrowers in accordance with this clause will be deemed to have been made or delivered to each of the Obligors.

(e)                      Any communication or document which becomes effective, in accordance with clauses 37.3(a) to 37.3(d) above, after 5:00pm in the place of receipt shall be deemed only to become effective on the following day.

37.4            Notification of address

The Agent shall notify the other Parties on changing its address.  All other Parties should notify promptly upon change of their address pursuant to clause 37.2 (Addresses).

37.5            Electronic communication

(a)                      Any communication to be made between any two Parties under or in connection with the Finance Documents may be made by electronic mail or other electronic means to the extent that those two Parties agree that, unless and until notified to the contrary, this is to be an accepted form of communication and if those two Parties:

(i)       notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(ii)      notify each other of any change to their address or any other such information supplied by them by not less than five Business Days’ notice.

(b)      Any electronic communication made between those two Parties will be effective only when actually received in readable form and in the case of any electronic communication made by a Party to the Agent or the Security Agent only if it is addressed in such a manner as the Agent or the Security Agent shall specify for this purpose.

(c)      Any electronic communication which becomes effective, in accordance with clause 37.5(b) above, after 5:00 p.m. in the place of receipt shall be deemed only to become effective on the following day.

(d)      In particular, the Obligors are aware and acknowledge that:

(i)       the unencrypted information is transported over an open, publicly accessible network and can, in principle, be viewed by others, thereby allowing conclusions to be drawn about a banking relationship;

(ii)      the information can be changed and manipulated by a third party;

(iii)     the sender’s identity (sender of any electronic communication) can be assumed or otherwise manipulated;

(iv)     the exchange of information can be delayed or disrupted due to transmission errors, technical faults, disruptions, malfunctions, illegal interventions, network overload, the malicious blocking of electronic access by third parties, or other shortcomings on the part of the network provider. In certain situations, time-critical orders and instructions might not be processed on time; and

(v)      the Finance Parties assume no liability for any loss incurred as a result of manipulation of the electronic address or content nor is it liable for any loss incurred by the Borrowers or any other Obligor due to interruptions and delays in transmission caused by technical problems.

(e)      The Finance Parties are entitled to assume that all the orders and instructions, and communications in general, received from the Borrowers or any other Obligor or a third party are from an authorised individual, irrespective of the existing signatory rights in accordance with the commercial register (or any other applicable equivalent document) or the specimen signature provided to any Finance Party. The Obligors shall further procure that all third parties referred to herein agree with the use of electronic communication and are aware of the above terms and conditions related to the use of electronic communication.

37.6            English language

(a)      Any notice given under or in connection with any Finance Document shall be in English.

(b)      All other documents provided under or in connection with any Finance Document shall be:

(i)       in English; or

(ii)      if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

37.7            Communication with Agent when Agent is Impaired Agent

If the Agent is an Impaired Agent the Parties may, instead of communicating with each other through the Agent, communicate with each other directly and (while the Agent is an Impaired Agent) all the provisions of the Finance Documents which require communications to be made or notices to be given to or by the Agent shall be varied so that communications may be made and notices given to or by the relevant parties directly. This provision shall not operate after a replacement Agent has been appointed.

38                   Calculations and certificates

38.1            Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

38.2            Certificates and determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

38.3            Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Interbank Market differs, in accordance with that market practice.

39     Partial invalidity

If, at any time, any provision of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

40                   Remedies and waivers

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under a Finance Document shall operate as a waiver of any such right or remedy or constitute an election to affirm any of the Finance Documents. No election to affirm any of the Finance Documents on the part of any Finance Party shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in the Finance Documents are cumulative and not exclusive of any rights or remedies provided by law.

41     Amendments and grant of waivers

41.1            Required consents

(a)      Subject to clauses 41.2 (All Lender matters) and 41.3 (Other exceptions), any term of the Finance Documents may be amended or waived with the consent of the Agent (acting on the instructions of the Majority Lenders and, if it affects the rights and obligations of the Agent or the Security Agent, the consent of the Agent or the Security Agent) and any such amendment or waiver agreed or given by the Agent will be binding on all the Finance Parties.

(b)      The Agent may (or, in the case of the Security Documents, instruct the Security Agent to) effect, on behalf of any Finance Party, any amendment or waiver permitted by this clause 41.

(c)      Without prejudice to the generality of sub-clauses 32.7(c), 32.7(d) and 32.7(e) of clause 32.7 (Rights and discretions of the Agent), the Agent may engage, pay for and rely on the services of lawyers in determining the consent level required for and effecting any amendment, waiver or consent under this Agreement.

(d)      Each Obligor agrees to any such amendment or waiver permitted by this clause 41 which is agreed to by the Borrowers. This includes any amendment or waiver which would, but for this clause 41.1(d), require the consent of the Parent.

41.2            All Lender matters

(a)      An amendment, waiver or discharge or release or a consent of, or in relation to, the terms of any Finance Document that has the effect of changing or which relates to:

(i)       the definition of “Change of Control” in clause 1.1 (Definitions);

(ii)      the definition of “Majority Lenders” in clause 1.1 (Definitions);

(iii)     the definition of “Last Availability Date” in clause 1.1 (Definitions);

(iv)     an extension to the date of payment of any amount under the Finance Documents;

(v)      a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable or the rate at which they are calculated;

(vi)                    an increase in, or extension of, any Commitment, Revolving Loan Commitment, Term Loan Commitment, Term Loan Ship Commitments, Revolving Loan Ship Commitments or the Total Commitments, an extension of any period within which a Facility is available for Utilisation or any requirement that a cancellation of Commitments reduces the Commitments of the Lenders pro rata and/or the Term Loan Commitments of the Lenders pro rata and/or the Revolving Loan Commitments of the Lenders pro rata;

(vii)     a change to any Borrower or any other Obligor;

(viii)    any provision which expressly requires the consent or approval of all the Lenders;

(ix)      clause 2.3 (Finance Parties’ rights and obligations), clause 7.9 (Mandatory prepayment and cancellation following non-compliance with Sanctions), clause 18.32 (Sanctions), clause 21.11 (Sanctions), clause 30 (Changes to the Lenders), clause 34.1 (Payments to Finance Parties), this clause 41 (Amendments and grant of waivers), clause 44 (Governing law) or clause 45.1 (Jurisdiction of English courts);

(x)      the order of distribution under clause 35.5 (Partial payments);

(xi)     the order of distribution under clause 32.24 (Order of application);

(xii)     the currency in which any amount is payable under any Finance Document;

(xiii)    the nature or scope of the Charged Property or the manner in which the proceeds of enforcement of the Security Documents are distributed;

(xiv)   the nature or scope of the Guarantee;

(xv)                the release of any security constituted by the Security Documents or the Guarantee (other than as expressly contemplated or permitted by the provisions of this Agreement), or circumstances in which the security constituted by the Security Documents or the Guarantee are permitted or required to be released under any of the Finance Documents; or

(xvi)             the approval of a Dropdown under clause 21.5 (Change of business or ownership),

shall not be made, or given, without the prior consent of all the Lenders and must be in writing.

41.3            Other exceptions

(a)      An amendment or waiver which relates to the rights or obligations of the Agent, the Security Agent or the Arrangers in their respective capacities as such (and not just as a Lender) may not be effected without the consent of the Agent, the Security Agent or the Arrangers (as the case may be).

(b)      In respect of any amendment, waiver, release or consent relating to clause 7.2(a) (Change of Control; de- listing), insofar as it results from or relates to a Change of Control in respect of a Borrower and/or GasLog Carriers and/or GPHL (but not any other person), and which would require the written approval of the Majority Lenders, such amendment, waiver, release or consent shall be deemed granted unless the same has been declined in writing within 40 Business Days of a written request of the Borrowers to this effect by such number of Lenders as would in effect rule out Majority Lenders’ approval of the same.

(c)      Amendments to or waivers in respect of any Finance Document may only be agreed in writing.

(d)      Notwithstanding clauses 41.1 (Required consents), 41.2(a) (All Lender matters) and paragraphs (a) to (c) above (inclusive), the Agent may make technical amendments to the Finance Documents arising out of manifest errors on the face of the Finance Documents, where such amendments would not prejudice or otherwise be adverse to the interests of any Finance Party without any reference or consent of the Finance Parties.

41.4            Disenfranchisement of Defaulting Lenders

(a)      For so long as a Defaulting Lender has any Commitment, in ascertaining (i) the Majority Lenders or (ii) whether any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments under the Facilities, or the agreement of any specified group of Lenders (whether Majority Lenders, all Lenders or otherwise), has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents, that Defaulting Lender’s Commitment will be reduced by the amount of its Commitment and, to the extent that the reduction results in that Defaulting Lender’s Commitments being zero and it has no participation in the Loans, that Defaulting Lender shall be deemed not to be a Lender for the purposes paragraphs (i) and (ii) above.

(b)      For the purposes of this clause 41.4, the Agent may assume that the following Lenders are Defaulting Lenders:

(i)       any Lender which has notified the Agent that it has become a Defaulting Lender; and

(ii)      any Lender in relation to which it is aware that any of the events or circumstances referred to in paragraphs (a), (b) or (c) of the definition of Defaulting Lender has occurred, unless it has received notice to the contrary from the Lender concerned (together with any supporting evidence reasonably requested by the Agent) or the Agent is otherwise aware that the Lender has ceased to be a Defaulting Lender.

41.5            Replacement of a Defaulting Lender

(a)      The Borrowers may, at any time a Lender has become and continues to be a Defaulting Lender, by giving 10 Business Days’ prior written notice to the Agent and such Lender replace such Lender by requiring such Lender to (and, to the extent permitted by law such Lender shall) transfer pursuant to clause 30 (Changes to the Lenders) all (and not part only) of its rights and obligations under this Agreement to a Lender or other bank, financial institution, trust, fund or other entity (a Replacement Lender) selected by the Borrowers, and which (unless the Agent is an Impaired Agent) is acceptable to the Agent (acting reasonably) and which confirms its willingness to assume and does assume all the obligations or all the relevant obligations of the transferring Lender (including the assumption of the transferring Lender’s participations or unfunded participations (as the case may be) on the same basis as the transferring Lender) for a purchase price in cash payable at the time of transfer equal to the outstanding principal amount of such Lender’s participation in the outstanding Utilisations and all accrued interest, Break Costs and other amounts payable in relation thereto under the Finance Documents (or at any other purchase price approved by all of the other Lenders who are not Defaulting Lenders at the time).

(b)      Any transfer of rights and obligations of a Defaulting Lender pursuant to this clause shall be subject to the following conditions:

(i)       the Borrowers shall have no right to replace the Agent or the Security Agent;

(ii)      neither the Agent nor the Defaulting Lender shall have any obligation to the Borrowers to find a Replacement Lender;

(iii)     the transfer must take place no later than 14 days after the notice referred to in clause 41.5(a) above (or such other longer period as agreed by the Majority Lenders); and

(iv)     in no event shall the Defaulting Lender be required to pay or surrender to the Replacement Lender any of the fees received by the Defaulting Lender pursuant to the Finance Documents.

41.6            Excluded Commitments; “Snooze you lose”

If any Defaulting Lender fails to respond to a request for a consent, waiver, amendment of or in relation to any term of any Finance Document or any other vote of Lenders under the terms of this Agreement within thirty (30) Business Days of that request being made (unless the Borrowers and the Agent agree to a longer time period in relation to any request):

(a)      its Commitments or its participation in the Loans shall not be included for the purpose of calculating the Total Commitments or the amount of the Loans when ascertaining whether any relevant percentage (including, for the avoidance of doubt, unanimity) of Total Commitments or the amount of the Loans has been obtained to approve that request; and

(b)      its status as a Lender shall be disregarded for the purpose of ascertaining whether the agreement of any specified group of Lenders has been obtained to approve that request.

41.7            Releases

Except with the approval of all the Lenders or for a release which is expressly permitted or required by the Finance Documents, the Agent shall not have authority to authorise the Security Agent to release:

(a)      any Charged Property from the security constituted by any Security Document; or

(b)      any Obligor from any of its guarantee or other obligations under any Finance Document.

41.8            Replacement of Screen Rate

(a)      Subject to clause 41.3 (Other exceptions), if a Screen Rate Replacement Event has occurred in relation to the Screen Rate, any amendment or waiver which relates to providing for the use of a Replacement Benchmark; and

(i)       aligning any provision of any Finance Document to the use of that Replacement Benchmark;

(ii)      enabling that Replacement Benchmark to be used for the calculation of interest under this Agreement (including, without limitation, any consequential changes required to enable that Replacement Benchmark to be used for the purposes of this Agreement);

(iii)     implementing market conventions applicable to that Replacement Benchmark;

(iv)     providing for appropriate fallback (and market disruption) provisions for that Replacement Benchmark; or

(v)      adjusting the pricing to reduce or eliminate, to the extent reasonably practicable, any transfer or economic value from one Party to another as a result of the application of that Replacement Benchmark (and if any adjustment or method for calculating any adjustment has been formally designated, nominated or recommended by the Relevant Nominating Body, the adjustment shall be determined on the basis of that designation, nomination or recommendation), may be made with the consent of the Agent (acting on the instructions of the Majority Lenders) and the Borrowers.

(b)      For the purposes of this clause 41.8, the following definitions shall have the following meanings:

Relevant Nominating Body means any applicable central bank, regulator or other supervisory authority or a group of them, or any working group or committee sponsored or chaired by, or constituted at the request of, any of them or the Financial Stability Board.

Replacement Benchmark means a benchmark rate which is:

(a)      formally designated, nominated or recommended as the replacement for the Screen Rate by:

(i)       the administrator of that Screen Rate; or

(ii)      any Relevant Nominating Body,

and if replacements have, at the relevant time, been formally designated, nominated or recommended under both paragraphs, the “Replacement Benchmark” will be the replacement under paragraph (i) above;

(b)      in the opinion of the Majority Lenders and the Borrowers, generally accepted in the international or any relevant domestic syndicated loan markets as the appropriate successor to the Screen Rate; or

(c)      in the opinion of the Majority Lenders and the Borrowers, an appropriate successor to the Screen Rate.

Screen Rate Replacement Event means, in relation to the Screen Rate:

(a)      the methodology, formula or other means of determining that Screen Rate has, in the opinion of the Majority Lenders and the Borrowers, materially changed; or

(b)

(i)

(A)      the administrator of that Screen Rate or its supervisor publicly announces that such administrator is insolvent; or

(B)      information is published in any order, decree, notice, petition or filing, however described, of or filed with a court, tribunal, exchange, regulatory authority or similar administrative, regulatory or judicial body which reasonably confirms that the administrator of that Screen Rate is insolvent, provided that, in each case, at that time, there is no successor administrator to continue to provide that Screen Rate; or

(ii)      the administrator of that Screen Rate publicly announces that it has ceased or will cease, to provide that Screen Rate permanently or indefinitely and, at that time, there is no successor administrator to continue to provide that Screen Rate; or

(iii)     the supervisor of the administrator of that Screen Rate publicly announces that the Screen Rate has been or will be permanently or indefinitely discontinued; or

(iv)     the administrator of that Screen Rate or its supervisor announces that that Screen Rate may no longer be used; or

(c)      the administrator of the Screen Rate determines that the Screen Rate should be calculated in accordance with its reduced submissions or other contingency or fallback policies or arrangements and either:

(i)       the circumstance(s) or event(s) leading to such determination are not (in the opinion of the Majority Lenders and the Borrowers) temporary; or

(ii)      that Screen Rate is calculated in accordance with any such policy or arrangement for a period no less than 15 Business Days; or

(d)      in the opinion of the Majority Lenders and the Borrowers, the Screen Rate is otherwise no longer appropriate for the purposes of calculating interest under this Agreement.

41.9            Modification and/or discontinuation of certain benchmarks

(a)      Without prejudice to any other provisions of this Agreement (including in particular clause 10 (Changes to the calculation of interest) and clause 41.8 (Replacement of Screen Rate)), each Party acknowledges and agrees to the benefit of the other Parties that:

(i)       LIBOR benchmarks and other benchmarks used in this Agreement (1) may be subject to methodological or other changes which could affect their value, (2) may not comply with applicable laws and regulations and/or (3) may be permanently discontinued (in particular LIBOR which may be phased out after 2021); and

(ii)      the occurrence of any of the aforementioned events and/or a Screen Rate Replacement Event may have adverse consequences which may materially impact the economics of the financing transaction contemplated under this Agreement.

(b)      The Parties further acknowledge that if any of the aforementioned events and/or a Screen Rate Replacement Event (as defined in clause 41.8 (Replacement of Screen Rate)) is forthcoming, they shall enter into negotiations with a view to agreeing the necessary changes to this Agreement in order to preserve the economics of the financing transaction contemplated therein and, in particular, the Margin initially agreed between the Parties. Such negotiations shall be carried out by each Party in good faith and in consideration of the then prevailing market practice (without prejudice to the particularities, as the case may be, of the transaction).

42            Counterparts

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

43            Confidentiality

43.1            Confidential Information

Each Finance Party agrees to keep all Confidential Information confidential and not to disclose it to anyone, save to the extent permitted by clause 43.2 (Disclosure of Confidential Information) and clause 43.3 (Disclosure to numbering service providers), and to ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information. To the extent that Confidential Information comprises personal information of any officer, director or employee of an Obligor, each Finance Party agrees to hold that personal information in accordance with applicable privacy laws.

43.2            Disclosure of Confidential Information

(a)      Any Finance Party and any of that Finance Party’s Affiliates may disclose to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional and other advisers, auditors, partners and Representatives and to any of their insurers, reinsurers, insurance brokers and their own officers, partners, employees, Affiliates, professional or other advisers or Representatives (irrespective of whether such party is located in the jurisdiction where a Finance Party is located) such Confidential Information as that Finance Party shall consider appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information.

(b)      Any Finance Party and any of that Finance Party’s Affiliates may disclose to any person:

(i)       to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents or which succeeds (or which may potentially succeed) it as Agent or Security Agent, and, in each case, to any of that person’s Affiliates, Related Funds, Representatives and professional advisers;

(ii)      with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents (including derivative market participants) and/or one or more Obligors and to any of that person’s Affiliates, Related Funds, Representatives, professional advisers and actual or potential credit protection providers;

(iii)     appointed by any Finance Party or any of that Finance Party’s Affiliates or by a person to whom paragraphs (b)(i) or (b)(ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf (including, without limitation, any person appointed under paragraph (c) of clause 32.15 (Relationship with the Lenders));

(iv)     appointed by any Finance Party or any of that Finance Party’s Affiliates or by a person to whom paragraph (b)(ii) above applies to act as a verification agent in respect of any transaction referred to in paragraph (b)(ii) above;

(v)      who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraphs (b)(i) or (b)(ii) above;

(vi)     to whom information is required or requested to be disclosed by any court of competent jurisdiction or any tribunal or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vii)     to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(viii)    to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security (or may do so) pursuant to clause 30.7 (Security over Lenders’ rights);

(ix)     who is a Party; or

(x)      with the consent of the Borrowers,

in each case, such Confidential Information as that Finance Party shall consider appropriate if:

(A)      in relation to paragraphs (b)(i), (b)(ii), (b)(iii) and (b)(iv) above, the person to whom the Confidential Information is to be given has entered into a  Confidentiality Undertaking except that there shall be no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(B)      in relation to paragraph (b)(v) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information; and

(C)      in relation to paragraphs (b)(vi), (b)(vii) and (b)(viii) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances.

(c)      Any Finance Party and any of that Finance Party’s Affiliates may disclose to any person appointed by that Finance Party or by a person to whom paragraphs (b)(i) or (b)(ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or

such other form of confidentiality undertaking agreed between the Borrowers and the relevant Finance Party.

(d)      Any Finance Party and any of that Finance Party’s Affiliates may disclose to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Obligors if the rating agency to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information.

43.3            Disclosure to numbering service providers

(a)      Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Facilities and/or one or more Obligors the following information:

(i)       names of Obligors;

(ii)      country of domicile of Obligors;

(iii)     place of incorporation of Obligors;

(iv)     date of this Agreement;

(v)      clause 44 (Governing law);

(vi)     the names of the Agent and the Arranger;

(vii)    date of each amendment and restatement of this Agreement;

(viii)    amount of Total Commitments;

(ix)      currency of the Facilities;

(x)      type of the Facilities;

(xi)     ranking of the Facilities;

(xii)    the term of the Facilities;

(xiii)    changes to any of the information previously supplied pursuant to paragraphs 43.3(a)(i) to 43.3(a)(xii) above; and

(xiv)   such other information agreed between such Finance Party and the Borrowers,

to enable such numbering service provider to provide its usual syndicated loan numbering identification services.

(b)      The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facilities and/or one or more Obligors by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

(c)      The Borrowers represent that none of the information set out in clauses 43.3(a)(i) to 43.3(a)(xiii) above is, nor will at any time be, unpublished price-sensitive information.

(d)      The Agent shall notify the Borrowers and the other Finance Parties of:

(i)       the name of any numbering service provider appointed by the Agent in respect of this Agreement, the Facilities and/or one or more Obligors; and

(ii)      the number or, as the case may be, numbers assigned to this Agreement, the Facilities and/or one or more Obligors by such numbering service provider.

43.4            Entire agreement

This clause 43 constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information and supersedes any previous agreement, whether express or implied, regarding Confidential Information.

43.5            Inside information

Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

43.6            Banking secrecy laws

(a)      Each Obligor hereby releases each Finance Party and each of its Affiliates and each of its or their officers, directors, employees, head office, professional advisers, auditors and representatives (together, the Disclosing Party) from any confidentiality obligations or confidentiality restrictions arising from any applicable banking secrecy and data protection legislation which would prevent a Disclosing Party from disclosing any Confidential Information in accordance with this clause 43 (Confidentiality).

(b)      Each of the Obligors acknowledges to the Finance Parties that they have as at the date hereof fulfilled and will continue to fulfil their obligations under applicable data protection legislation (including that of the jurisdiction of incorporation of that Obligor) in relation to personal data of third party individuals which an Obligor may pass on to a Finance Party from time to time (to enable the latter to comply with its obligations under all applicable laws (including without limitation anti-terrorism and related legislation and the laws of the jurisdiction of incorporation of that Obligor).

43.7            Continuing obligations

The obligations in this clause 43 are continuing and, in particular, shall survive and remain binding on each Finance Party for a period of twelve months from the earlier of:

(a)      the date on which all amounts payable by the Obligors under or in connection with this Agreement have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

(b)      the date on which such Finance Party otherwise ceases to be a Finance Party.

43.8            Confidentiality of Funding Rates

(a)      Confidentiality and disclosure

(i)       The Agent and each Obligor agree to keep each Funding Rate confidential and not to disclose it to anyone, save to the extent permitted by paragraphs (ii) and (iii) below.

(ii)      The Agent may disclose:

(A)      any Funding Rate to the Borrowers pursuant to clause 8.4 (Notification of rates of interest); and

(B)      any Funding Rate to any person appointed by it to provide administration services in respect of one or more of the Finance Documents to the extent necessary to enable such service provider to provide those services if the service provider to whom that information is to be given has entered into a confidentiality agreement substantially in the form agreed between the Borrowers and the relevant Finance Party.

(iii)     The Agent may disclose any Funding Rate, and each Obligor may disclose any Funding Rate, to:

(A)      any of its Affiliates and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives if any person to whom that Funding Rate is to be given pursuant to this paragraph (i) is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of that Funding Rate or is otherwise bound by requirements of confidentiality in relation to it;

(B)      any person to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation if the person to whom that Funding Rate is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances;

(C)      any person to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes if the person to whom that Funding Rate is to be given is informed in writing of its confidential nature and that it may be price-sensitive information except that there shall be no requirement to so inform if, in the opinion of the Agent or the relevant Obligor, as the case may be, it is not practicable to do so in the circumstances; and

(D)      any person with the consent of the relevant Lender.

(b)      Related obligations

(i)       The Agent and each Obligor acknowledge that each Funding Rate is or may be price-sensitive information and that its use may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and the Agent and each Obligor undertake not to use any Funding Rate for any unlawful purpose.

(ii)      The Agent and each Obligor agree (to the extent permitted by law and regulation) to inform the relevant Lender:

(A)      of the circumstances of any disclosure made pursuant to clause 43.8(a)(iii)(B) (Confidentiality of Funding Rates) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(B)      upon becoming aware that any information has been disclosed in breach of this clause 43.8.

(c)      No Event of Default

No Event of Default will occur under clause 29.5 (Other obligations) by reason only of an Obligor’s failure to comply with this clause 43.8.

43.9            Personal Data Protection Act

(a)      Without prejudice to any Data Protection Agreement (whether existing at the date of this Agreement or entered into from time to time) (as defined below), each Obligor represents and warrants that, to the extent required by applicable law and regulations (including, without limitation, the Personal Data Protection Act 2012 of Singapore (the PDPA)), prior to the disclosure of any Personal Data to a Finance Party, it has provided notice to and obtained the necessary consents from the relevant individuals whose Personal Data is being disclosed to a Finance Party to allow that Finance Party to collect, use and/or disclose their Personal Data for or in connection with the Purposes (as defined below). Each Obligor further represents and warrants that it will, should it become aware that any individual whose Personal Data was previously disclosed to a Finance Party has subsequently withdrawn such consent or whose Personal Data is no longer accurate, notify that Finance Party thereof and promptly provide to that Finance Party with the updated Personal Data. Any consent given pursuant to this Agreement in relation to Personal Data shall, subject to all applicable laws and regulations, survive death, incapacity, bankruptcy or insolvency of any such individual and the termination or expiration of this Agreement.

(b)      For the purposes of this clause 43.9:

Data Protection Agreement means any document relating to the agreement and consent from an individual in relation to the use, collection and/or disclosure of his/ her Personal Data in connection with the purposes set out in that document entered or to be entered into between any Obligor and any Finance Party;

Personal Data shall have the meaning given to it in the PDPA;

Purposes shall refer to one or more of the following purposes:

(a)      collecting, using, disclosing, sharing, storing and processing (through authorised service providers, relevant third parties or otherwise) the individuals’ Personal Data for or in connection with the Transaction;

(b)      administering and/or managing the Transaction and dealing in all matters relating to the Transaction including (A) the carrying out of due diligence or other screening activities (including background checks) in accordance with legal or regulatory obligations or internal risk management procedures (including but not limited to those designed to combat financial crime, “know-your customer”, anti-money laundering, counter-terrorist financing or anti-bribery), (B) credit checks and assessments, (C) prevention and investigation of crime, fraud, misconduct, any unlawful action or omission and (D) complying with policies and procedures that may be required by law, applicable regulation, guidelines or notices and/or that may have been put in place by the Finance Parties applying to the Transaction; and

(c)      such other purposes as set out in the Finance Party’s data privacy statement (a copy of which has been extended to each Obligor); and

Transaction means the execution of the Agreement and the other Finance Documents and the performance of all transactions by the Finance Parties, including the exercise of all rights, remedies and powers of or by the Finance Parties, as contemplated under the Agreement and the other Finance Documents.

44            Governing law

This Agreement and any non-contractual obligations connected with it are governed by English law.

45            Enforcement

45.1            Jurisdiction of English courts

(a)      The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement or any non-contractual obligations connected with it (including a dispute regarding the existence, validity or termination of this Agreement) (a Dispute).

(b)      The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)      This clause 45.1 is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

45.2            Service of process

Without prejudice to any other mode of service allowed under any relevant law, each Obligor which is a Party:

(a)      irrevocably appoints the person named in Schedule 1 (The original parties) as that Obligor’s English process agent as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document;

(b)      agrees that failure by a process agent to notify the relevant Obligor of the process will not invalidate the proceedings concerned; and

(c)      if any person appointed as process agent for an Obligor is unable for any reason to act as agent for service of process, that Obligor must immediately (and in any event within ten days of such event taking place) appoint another agent on terms acceptable to the Agent.  Failing this, the Agent may appoint another agent for this purpose.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

Schedule 1
The original parties

Borrowers

Name:	GAS-one Ltd.
Jurisdiction of incorporation	Bermuda
Registration number (or equivalent, if any)	41494
English process agent (if not incorporated in England)	GasLog Services UK Ltd., c/o 81 Kings Road, London, SW3 4XN
Registered office	Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda
Address for service of notices	Achilleas Tasioulas, c/o GasLog LNG Services Ltd., c/o 69 Akti Miaouli Piraeus, GR 185 37, Greece

Name:	GAS-two Ltd.
Jurisdiction of incorporation	Bermuda
Registration number (or equivalent, if any)	41495
English process agent (if not incorporated in England)	GasLog Services UK Ltd., c/o 81 Kings Road, London, SW3 4XN
Registered office	Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda
Address for service of notices	Achilleas Tasioulas, c/o GasLog LNG Services Ltd., c/o 69 Akti Miaouli Piraeus, GR 185 37, Greece

Name:	GAS-six Ltd.
Jurisdiction of incorporation	Bermuda
Registration number (or equivalent, if any)	45105
English process agent (if not incorporated in England)	GasLog Services UK Ltd., c/o 81 Kings Road, London, SW3 4XN
Registered office	Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda
Address for service of notices	Achilleas Tasioulas, c/o GasLog LNG Services Ltd., c/o 69 Akti Miaouli Piraeus, GR 185 37, Greece

Name:	GAS-nine Ltd.
Jurisdiction of incorporation	Bermuda
Registration number (or equivalent, if any)	45502
English process agent (if not incorporated in England)	GasLog Services UK Ltd., c/o 81 Kings Road, London, SW3 4XN
Registered office	Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda
Address for service of notices	Achilleas Tasioulas, c/o GasLog LNG Services Ltd., c/o 69 Akti Miaouli Piraeus, GR 185 37, Greece

Name:	GAS-ten Ltd.
Jurisdiction of incorporation	Bermuda
Registration number (or equivalent, if any)	45503
English process agent (if not incorporated in England)	GasLog Services UK Ltd., c/o 81 Kings Road, London, SW3 4XN
Registered office	Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda
Address for service of notices	Achilleas Tasioulas, c/o GasLog LNG Services Ltd., c/o 69 Akti Miaouli Piraeus, GR 185 37, Greece

Name:	GAS-eighteen Ltd.
Jurisdiction of incorporation	Bermuda
Registration number (or equivalent, if any)	48623
English process agent (if not incorporated in England)	GasLog Services UK Ltd., c/o 81 Kings Road, London, SW3 4XN
Registered office	Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda
Address for service of notices	Achilleas Tasioulas, c/o GasLog LNG Services Ltd., c/o 69 Akti Miaouli Piraeus, GR 185 37, Greece

Guarantors

Parent

Name:	GasLog Ltd.
Jurisdiction of incorporation	Bermuda
Registration number (or equivalent, if any)	33928
English process agent (if not incorporated in England)	GasLog Services UK Ltd., c/o 81 Kings Road, London, SW3 4XN
Registered office	Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda
Address for service of notices	Achilleas Tasioulas, c/o GasLog LNG Services Ltd., c/o 69 Akti Miaouli Piraeus, GR 185 37, Greece

GasLog Carriers

Name:	GasLog Carriers Ltd.
Jurisdiction of incorporation	Bermuda
Registration number (or equivalent, if any)	41493
English process agent (if not incorporated in England)	GasLog Services UK Ltd., c/o 81 Kings Road, London, SW3 4XN
Registered office	Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda
Address for service of notices	Achilleas Tasioulas, c/o GasLog LNG Services Ltd., c/o 69 Akti Miaouli Piraeus, GR 185 37, Greece

MLP

Name:	GasLog Partners LP
Jurisdiction of incorporation	Marshall Islands
Registration number (or equivalent, if any)	950063
English process agent (if not incorporated in England)	GasLog Services UK Ltd., c/o 81 Kings Road, London, SW3 4XN
Registered office	Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960
Address for service of notices	Achilleas Tasioulas, c/o GasLog LNG Services Ltd., c/o 69 Akti Miaouli Piraeus, GR 185 37, Greece

GPHL

Name:	GasLog Partners Holdings LLC
Jurisdiction of incorporation	Marshall Islands
Registration number (or equivalent, if any)	962930
English process agent (if not incorporated in England)	GasLog Services UK Ltd., c/o 81 Kings Road, London, SW3 4XN
Registered office	Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960
Address for service of notices	Achilleas Tasioulas, c/o GasLog LNG Services Ltd., c/o 69 Akti Miaouli Piraeus, GR 185 37, Greece

The Original Lenders

Name	ABN AMRO BANK N.V.
Facility Office, address and attention details for notices	Facility Office:
	Address:	Gustav Mahlerlaan 10 1082 PP Amsterdam The Netherlands

	Attention:	Agency Syndicated Loans / Agency Team 1 / PAC HQ9037
	Email:	abn.amro.agency.team.1@nl.abnamro.com

Term Loan Commitment ($)	$114,994,186
Revolving Loan Commitment ($)	$19,165,698
Aggregate Lender’s Commitments ($)	$134,159,884

Name	Citibank, N.A., London Branch
Facility Office, address and attention details for notices	Facility Office:
	Address:	Citigroup Centre Canada Square London E14 5LB United Kingdom

	Attention:	Vassilios Maroulis

For Credit Matters:
	Address:	Citigroup Centre Canada Square London E14 5LB United Kingdom

	Tel:	+ 44 (0)20 7986 7103
	Email:	jonathan.graham@citi.com
	Attention:	Jonathan Graham

Operations/Administrations:
	Address:	Loans Processing Unit
Citibank Europe plc, Poland Branch on behalf of Citibank N.A. London Prosta 36 Street Warszawa 00-838 Poland

	Tel:	+48 22 148 1366 / +48 22 148 1387
	Email:	londonloans@citi.com
	Attention:	Adam Drozd / Katarzyna Paduchowska
Term Loan Commitment ($)	$114,994,186
Revolving Loan Commitment ($)	$19,165,698
Aggregate Lender’s Commitments ($)	$134,159,884

Name	Credit Agricole Corporate and Investment Bank
Facility Office, address and attention details for notices	Address:	12, place des Etats-Unis CS 70052, 92547 Montrouge Cedex
	Attention:	Clémentine Costil / Cyprien Foulfoin

For Credit Matters:
	Address:	Crédit Agricole CIB London Broadwalk House, 5 Appold Street London, EC2A 2DA – United Kingdom

	Tel:	+44 207 214 59 82
	Attention:	Daniel Quirk / Luca Zabeo / Justin Lande

For Operational Matters:
	Address:	12, place des Etats-Unis, CS 70052, 92547 Montrouge Cedex

	Tel:	+33 141 89 90 47 / +33 141 89 98 05
	Attention:	Clémentine Costil / Cyprien Foulfoin
Term Loan Commitment ($)	$38,331,395
Revolving Loan Commitment ($)	$6,388,566
Aggregate Lender’s Commitments ($)	$44,719,961

Name	HSBC Bank plc
Facility Office, address and attention details for notices	Facility Office:
	Address:	8 Canada Square
London, E14 5HQ
United Kingdom

For Credit Matters:
	Address:	109-111 Messoghion Avenue
GR-115 26 Athens
Greece

	Tel:	+30 210 696 1457 / +30 210 696 1429 /
+30 210 696 000
	Email:	antonis.lamnides@hsbc.com
katerina.eleftheriou@hsbc.com
	Attention:	Antonis Lamnides (Senior Relationship Manager – Shipping) / Katerina Eleftheriou

Operations/Administrations:
	Address:	HSBC Bank Plc
Level 28, 8 Canada Square
London, E145 HQ
United Kingdom

	Tel:	+44 (0) 2033 591928 Ext 604473591928
	Email:	ecbc.london@hsbc.com
sean.j.robertson@hsbc.com
	Attention:	Sean Robertson (Corporate Banking Manager)

Operations contact International (EMEA) Loans Team:
	Address:	Corporate Trust and Loan Agency, Europe /
HSBC Security Services
Level 27, 8 Canada Square
London, E145 HQ
United Kingdom

	Tel:	+0044 207 992 4680
	Email:	lad.international@hsbc.com
loan.admin.queries@hsbc.com, muhammad.shakir.mohd.samsuri@hsbc.com.my
	Attention:	Muh.Shakir Samsuri (Process Manager)

Operations Contact Athens Greece:
	Address:	109-111 Messoghion Avenue
GR-115 26 Athens
Greece

	Tel:	+30 210 696 1261 / +30 210 696 1266 /
+30 210 696 1264
	Email:	commercial.operations-gr@hsbc.com
sissy.constantinidou@hsbc.com
maria.drimoussi@hsbc.com
michael.filippas@hsbc.com
	Attention:	Loans Administration / Sissy Constantinidou / Michael Filippas / Maria Drimoussi
Term Loan Commitment ($)	$76,662,791
Revolving Loan Commitment ($)	$12,777,132
Aggregate Lender’s Commitments ($)	$89,439,922

Name	National Australia Bank Limited
Facility Office, address and attention details for notices	Facility Office:

	Address:	Level 22
255 George Street
Sydney, NSW 2000
Australia

	Attention:	Asset Finance & Leasing

For Credit Matters:
	Address:	12 Marina View
#20-02 Asia Square Tower 2
Singapore 01896

	Email:	quincy.chan@nabasia.com
	Attention:	Quincy Chan

	Address:	Level 22
255 George Street
Sydney NSW 2000
Australia

	Email:	angus.mcfarlane@nab.com.au
	Attention:	Angus McFarlane
Email for Notices: Set.260.Mailbox@nab.com.au

For Operational Matters:
	Address:	Specialised Transaction Management
Level 29, 500 Bourke Street
Melbourne
Australia

	Email:	Wholesale.Banking.Transaction.Management.
Group@nab.com.au
	Attention:	Specialised Transaction Management
Term Loan Commitment ($)	$15,332,558
Revolving Loan Commitment ($)	$2,555,426
Aggregate Lender’s Commitments ($)	$17,887,985

Name	Nordea Bank ABP, Filial I Norge
Facility Office, address and attention details for notices	Facility Office:
	Address:	Essendrops gate 7 PO Box 1166 Sentrum 0107 Oslo, Norway

	E-mail:	lars.kristian.klemo@nordea.com / nasos.tsarouchis@nordea.com
	Attention:	Lars Kristian Klemo / Nasos Tsarouchis

Term Loan Commitment ($)	$114,994,186
Revolving Loan Commitment ($)	$19,165,698
Aggregate Lender’s Commitments ($)	$134,159,884

Name	UniCredit Bank AG
Facility Office, address and attention details for notices	Registeres Office: Address: Arabellastraße 12, 81925 Munich, Germany

	Facility Office:
	Address:	Neuer Wall 64, 20354 Hamburg, Germany

	Tel:	+49 40 3692 - 4069 / - 3080 / -6801
	Email:	oliver.trennt@unicredit.de / eike.wilde@unicredit.de / manuela.laudahn@unicredit.de
Term Loan Commitment ($)	$19,165,698
Revolving Loan Commitment ($)	$3,194,283
Aggregate Lender’s Commitments ($)	$22,359,981

The Agent

Name	ABN AMRO Bank N.V.
Facility Office, address and attention details for notices	Facility Office:
	Address:	Gustav Mahlerlaan 10 1082 PP Amsterdam Netherlands

	Attention:	Agency Syndicated Loans / Agency Team 1 / PAC HQ9037

	Email:	abn.amro.agency.team.1@nl.abnamro.com

The Security Agent

Name	ABN AMRO Bank N.V.
Facility Office, address and attention details for notices	Facility Office:
	Address:	Gustav Mahlerlaan 10 1082 PP Amsterdam Netherlands

	Attention:	Agency Syndicated Loans / Agency Team 1 / PAC HQ9037

	Email:	abn.amro.agency.team.1@nl.abnamro.com

The Arrangers

Mandated Lead Arrangers

Name	ABN AMRO Bank N.V.
Name	Citigroup Global Markets Limited
Name	Nordea Bank ABP, Filial i Norge
Name	HSBC Bank plc

Arrangers

Name	Credit Agricole Corporate and Investment Bank
Name	National Australia Bank Limited
Name	UniCredit Bank AG

The Bookrunners

Name	ABN AMRO Bank N.V.
Name	Citigroup Global Markets Limited
Name	Nordea Bank ABP, Filial i Norge

Schedule 2
Ship information

Ship B

Schedule 3
Conditions precedent

Part 1

Conditions precedent to any Utilisation

1        Obligors’ corporate documents

(a)      A copy of the Constitutional Documents and, if applicable, a certificate of good standing of each Obligor and each Manager.

(b)      A copy of a resolution of the board of directors of each Obligor and each Manager (or, if applicable, any committee of such board empowered to approve and authorise the following matters):

(i)       approving the terms of, and the transactions contemplated by, the Finance Documents or any Charter (Relevant Documents) to which it is a party and resolving that it execute the Relevant Documents to which it is a party;

(ii)      authorising a specified person or persons to execute the Relevant Documents to which it is a party on its behalf; and

(iii)     authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Relevant Documents to which it is a party.

(c)      A specimen of the signature of each person authorised by the resolution referred to in paragraph (b) above in relation to the Finance Documents and any related documents.

(d)      If a requirement under the Constitutional Documents of each Obligor or under Bermudian law, a copy of a resolution signed by all the holders of the issued shares in each Obligor and each Manager, approving the terms of, and the transactions contemplated by, the Relevant Documents to which such Obligor or a Manager is a party.

(e)      If a requirement under the Constitutional Documents of each Obligor or a Manager or under Bermudian law, a copy of a resolution of the board of directors of each corporate shareholder of each Obligor and each Manager approving the terms of the resolution referred to in paragraph (d) above.

(f)      A copy of any power of attorney under which any person is to execute any of the Relevant Documents on behalf of any Obligor and each Manager.

(g)      A certificate of an authorised signatory of the relevant Obligor and each Manager certifying that each copy document relating to it specified in this Part of this Schedule is correct, complete and in full force and effect and has not been amended or superseded as at a date no earlier than the date of this Agreement and that any such resolutions or power of attorney have not been revoked.

2        Charters

The Charter for Ship B duly executed.

3        Security

The Share Security in respect of each Borrower duly executed by GasLog Carriers together with all letters, transfers, certificates and other documents required to be delivered under each such Share Security.

4        Legal opinions

The following legal opinions, each addressed to the Agent, the Security Agent and the Lenders (and in a form and substance reasonably satisfactory to the Agent and the Lenders) and capable of being relied upon by any persons who become Lenders pursuant to the primary syndication of the Facilities:

(a)      A legal opinion of Norton Rose Fulbright Greece on matters of English law.

(b)      A legal opinion of the legal advisers to the Arrangers and the Agent in each jurisdiction (other than England) in which an Obligor is incorporated and/or which is or is to be the Flag State of a Mortgaged Ship, or in which an Account opened at the relevant time is established.

5        Other documents and evidence

(a)      Evidence that any process agent referred to in clause 45.2 (Service of process) or any equivalent provision of any other Finance Document entered into on or before the first Utilisation Date, if not an Obligor, has accepted its appointment.

(b)      Each Fee Letter duly executed by the parties thereto.

(c)      The Original Financial Statements, together with a Compliance Certificate.

6        Bank Accounts

Evidence that any Account required to be established under clause 27 (Bank accounts) has been opened and established with the Account Bank.

7        “Know your customer” information

Such documentation and information as any Finance Party may request through the Agent and which is necessary for that Finance Party to comply with “know your customer” or similar identification procedures under all laws and regulations applicable to that Finance Party.

8        Existing Indebtedness

Brief description of each credit facility comprising the Existing Indebtedness, including the relevant Existing Indebtedness Lender and the relevant Ship mortgaged under and in relation to each such facility, and the total principal amount and interest thereon forecast to be outstanding on the first Utilisation Date in connection with the same.

Part 2

Conditions precedent to initial Utilisation

1        Corporate documents

(a)      A certificate of an authorised signatory of the relevant Owner certifying that each copy document relating to it specified in Part 1 of this Schedule remains correct, complete and in full force and effect as at a date no earlier than a date approved for this purpose and that any resolutions or power of attorney referred to in Part 1 of this Schedule in relation to it have not been revoked or amended.

(b)      A certificate of an authorised signatory of each other Obligor or a Manager which is party to any of the Original Security Documents required to be executed under this Part 2 in respect of the relevant Ship certifying that each copy document relating to it specified in Part 1 of this Schedule remains correct, complete and in full force and effect as at a date no earlier than a date approved for this purpose and that any resolutions or power of attorney referred to in Part 1 of this Schedule in relation to it have not been revoked or amended.

2        Security

(a)      The Mortgage and the Deed of Covenant or General Assignment in respect of the relevant Ship and the relevant Charter Assignment for Ship B.

(b)      Any Manager’s Undertaking duly executed by the relevant Manager.

(c)      Evidence that the Borrowers are in compliance with clause 26.5 (Notice of assignment) in respect of Ship B.

(d)      The Quiet Enjoyment Agreement for Ship B duly executed by the relevant Owner, the Security Agent and the relevant Charterer.

(e)      Duly executed notices of assignment and acknowledgments required by the Charter Assignment for Ship B.

(f)      The Account Security in respect of the Earnings Accounts of the Owner of the relevant Ship, duly executed by each relevant Account Holder, together with evidence that (i) any notice required to be given to an Account Bank under that Account Security has been given to it and acknowledged by it in the manner required by that Account Security and (ii) an amount has been credited to such Account.

(g)      Other than the notices of assignment and acknowledgements referred to in paragraphs (e) and (f) above, duly executed notices of assignment and acknowledgements of those notices as required by any of the above Security Documents.

3        Registration of Ship

Evidence that the relevant Ship:

(a)      is legally and beneficially owned by the relevant Owner and registered in the name of the relevant Owner free from any Security Interests (other than Security Interests created under the Finance Documents) through the relevant Registry as a ship under the laws and flag of the relevant Flag State;

(b)      (other than Ship A) is classed with the relevant Classification free of all overdue requirements and recommendations of the relevant Classification Society;

(c)      is insured in the manner required by the Finance Documents; and

(d)      is otherwise free of any other charter commitment (other than the relevant Charter, where applicable) which would require approval under the Finance Documents and is not otherwise approved.

4        Mortgage registration

Evidence that the Mortgage in respect of the relevant Ship has been registered with first priority and/or preferred status against the relevant Ship through the relevant Registry under the laws and flag of the relevant Flag State.

5        Legal opinions

The following further legal opinions, each addressed to the Agent, the Security Agent and the Lenders (and in a form and substance reasonably satisfactory to the Agent and the Lenders) and capable of being relied upon by any persons who become Lenders pursuant to the primary syndication of the Facilities:

(a)      A legal opinion of Norton Rose Fulbright Greece on matters of English law, in relation to the Security Documents.

(b)      A legal opinion of the legal advisers to the Arrangers and the Agent in each jurisdiction (other than England) in which an Obligor is incorporated and/or which is or is to be the Flag State of a Mortgaged Ship, or in which an Account opened at the relevant time is established.

6        Insurance

In relation to the relevant Ship’s Insurances:

(a)      an opinion from insurance consultants appointed by the Agent on such Insurances in such form as acceptable to all Lenders;

(b)      evidence that such Insurances have been placed in accordance with clause 24 (Insurance); and

(c)      evidence that approved brokers, insurers and/or associations have issued or will issue letters of undertaking in favour of the Security Agent in an approved form in relation to the Insurances.

7        ISM and ISPS Code

Copies of:

(a)      the document of compliance issued in accordance with the ISM Code to the person who is the operator of the relevant Ship for the purposes of that code;

(b)      the safety management certificate in respect of the relevant Ship issued in accordance with the ISM Code;

(c)      the international ship security certificate in respect of the relevant Ship issued under the ISPS Code; and

(d)      if so requested by the Agent, any other certificates issued under any applicable code required to be observed by the relevant Ship or in relation to its operation under any applicable law.

8        Value of security

Valuations (not older than 30 days prior to the first Utilisation Date) of the relevant Ship obtained and made in accordance with clause 25 (Minimum security value).

9        Existing Indebtedness

(a)      Evidence that the total amount of the Existing Indebtedness has been repaid in full, or will be so repaid in full with the proceeds of the Loans utilised on the first Utilisation Date under this Agreement simultaneously with such Utilisations.

(b)      Evidence that all Security Interests over the Ships and their Earnings, Insurances and Requisition Compensation created in relation to the Existing Indebtedness have been discharged and reassigned to the Borrowers by the Existing Indebtedness Lenders under deeds of releases in form and substance satisfactory to the Agent.

10      Fees and expenses

Evidence that the fees, commissions, costs and expenses that are due from the Borrowers pursuant to clause 11 (Fees) and clause 16 (Costs and expenses) have been paid or will be paid by the relevant Utilisation Date.

11      Environmental matters

Copies of the relevant Ship’s certificate of financial responsibility and vessel response plan required under United States law and evidence of their approval by the appropriate United States government entity and (if requested by the Agent) an environmental report in respect of the relevant Ship from an approved person.

12      Consents

Evidence that any consents required in connection with the registration of title to the relevant Ship, the registration of the Mortgage over the relevant Ship and, if applicable, the assignment of any Charter in relation to the Ship have been obtained.

13      Management Agreement

A copy, certified by an approved person to be a true and complete copy, of the agreement between the relevant Owner and the Manager relating to the appointment of that Manager in respect of the relevant Ship and, in relation to the appointment of GasLog LNG Services Ltd. as Commercial Manager of the Ship, of a novation agreement between the relevant Owner and GasLog LNG Services Ltd. relating to the latter’s appointment in respect of the relevant Ship with effect from the first Utilisation Date.

14      Survey report

(If required by the Agent) A survey report from approved surveyors obtained not more than 10 days before the relevant Utilisation Date evidencing that the relevant Ship is seaworthy and capable of safe operation.

15      Liquidity

Evidence that the Borrowers are in compliance with clause 19.11 (Liquidity) in respect of the relevant Ship and that the minimum balance required thereunder in respect of the relevant Ship upon the Utilisation of the Term Loan for that Ship has been paid into the relevant Earnings Account.

16      Process agent

Evidence that any process agent of any Obligor or Manager referred to in any provision of any Finance Document to be entered into under this Part 2, if not an Obligor, has accepted its appointment.

17      Security Power of Attorney

A duly executed and dated original of the Security Power of Attorney provided by each Obligor relating to the Security Documents in respect of the relevant Ship.

18      Additional documents

Any other document, authorisation, opinion or assurance required by the Agent.

Schedule 4
Utilisation Request

From:	GAS-one Ltd.
GAS-two Ltd.
GAS-six Ltd.
GAS-nine Ltd.
GAS-ten Ltd.
GAS-eighteen Ltd.

To:	ABN AMRO Bank N.V. as Agent

Dated:	[•]

Dear Sirs

$576,887,500 Facilities Agreement dated [•] 2020 (the “Agreement”)

1	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2	We wish to borrow [Term Loan][a Revolving Loan under Revolving Loan Ship Tranche] [A] [B] [C] [D] [E] [F] on the following terms:

	Proposed Utilisation Date:	[•] (or, if that is not a Business Day, the next Business Day)

	Amount:	$[•]

3	We confirm that each condition specified in clause 4.4 (Further conditions precedent) is satisfied on the date of this Utilisation Request.

4

[Term Loans: This Term Loan is the Term Loan Ship Commitment for Ship [A][B][C][D][E][F][G]. The purpose of this Term Loan is to refinance the Existing Indebtedness and its proceeds should be credited to [•] [and [•] in respect of [•]].

5

[Revolving Loans: This Revolving Loan is part of the Revolving Loan Ship Commitment for Ship [A][B][C][D][E][F]. The purpose of this Revolving Loan is to [refinance the Existing Indebtedness][specify other] and its proceeds should be credited to [•] and [•] in respect of [•].

6

[Revolving Loans other than Rollover Loans or Revolving Loans utilised together with the Term Loans]: We attach to this Utilisation Request a set of valuations obtained in accordance with clause 25 (Minimum security value) in accordance with clause 4.4 (Further conditions precedent).

7	We confirm that we will use the proceeds of this Loan for our benefit and under our full responsibility and exclusively for the purposes specified in the Agreement.

8	We request that the first Interest Period for the said Loan be [6] months.

9	This Utilisation Request is irrevocable and cannot be varied without the prior consent of the Majority Lenders.

Yours faithfully

authorised signatory for GAS-one LTD.

authorised signatory for GAS-two LTD.

authorised signatory for GAS-six LTD.

authorised signatory for GAS-nine LTD.

authorised signatory for GAS-ten LTD.

authorised signatory for GAS-eighteen Ltd.

Schedule 5
Selection Notice

From:	GAS-one Ltd.
GAS-two Ltd.
GAS-six Ltd.
GAS-nine Ltd.
GAS-ten Ltd.
GAS-eighteen Ltd.

To:	ABN AMRO Bank N.V. as Agent

Dated:	[•]

Dear Sirs

$576,887,500 Facilities Agreement dated [•] 2020 (the “Agreement”)

1	We refer to the Agreement. This is a Selection Notice. Terms defined in the Agreement have the same meaning in this Selection Notice unless given a different meaning in this Selection Notice.

2	We request that the next Interest Period for the Term Loan in relation to Ship [A] [B] [C] [D] [E] [F] be [•] months.

3	This Selection Notice is irrevocable.

Yours faithfully

authorised signatory for GAS-one LTD.

authorised signatory for GAS-two LTD.

authorised signatory for GAS-six LTD.

authorised signatory for GAS-nine LTD.

authorised signatory for GAS-ten LTD.

authorised signatory for GAS-eighteen LTD.

Schedule 6
Form of Compliance Certificate

To:	ABN AMRO Bank N.V. as Agent

From:	GasLog Ltd. [and GasLog Partners LP]

Dated:	[•]

Dear Sirs

$576,887,500 Facilities Agreement dated [•] 2020 (the “Agreement”)

1

We refer to the Agreement. This is a Compliance Certificate. Terms defined in clause 20.1 (Financial definitions (Group)) and clause 20.4 (Financial definitions (MLP)) of the Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2

We confirm that by reference to the [Semi-Annual][Annual] Financial Statements for the [Group] [and the MLP Group] for the financial period ending on [•] attached hereto [report Group and/or MLP Group depending on Active Guarantors, as applicable, at time of reporting]:

	(a)	Group Net Worth: our Group Market Adjusted Net Worth is $[•] (being $[•] (Group Total Market Adjusted Assets) less $[•] (Group Total Indebtedness)) [Requirement being $350,000,000]];

(b)

Group current ratio: our Group Current Assets (being $[•]) are [not] greater than or equal to Group Current Liabilities, (excluding Group Current Portion of Loans (being $[•])) [Requirement being that Group Current Assets shall be greater than or equal to Group Current Liabilities (excluding the Group Current Portion of Loans)];

(c)

[Group debt service cover: taking into account that the Group Cash and Cash Equivalents is less than $110,000,000 as shown in paragraph (e) below, the ratio of EBITDA: Debt Service has been [•] calculated on a four quarter trailing basis (being $[•] EBITDA and $[•] Debt Service) [If applicable, when Group Cash and Cash Equivalents is less than $110,000,000, requirement being that the ratio of EBITDA to Debt Service is not less than 1.10:1 in each 6 month period];]

	(d)	Group leverage: the Group Maximum Leverage is [•]% (being $[•] Group Total Indebtedness divided by $[•] Group Total Assets) [Requirement being that the Group Maximum Leverage shall be less than 75%];

	(e)	Group Cash and Cash Equivalents: the Group Cash and Cash Equivalents is $[•] [Requirement being that the Group Cash and Cash Equivalents shall be at least $75,000,000];

(f)

MLP Group leverage: the MLP Group Maximum Leverage is [•]% (being $[•] MLP Group Total Indebtedness divided by $[•] MLP Group Total Assets) [Requirement being that the MLP Group Maximum Leverage shall be less than 65%]; and

	(g)	MLP Group Free Liquidity: the MLP Group Free Liquidity is $[•] [Requirement being that the MLP Group Free Liquidity shall be at least $45,000,000];

3	In order to demonstrate our confirmations in paragraph 2, we attach:

(a)

two valuations of all of the Fleet Vessels from [•] and [•], each being Approved Brokers referred to in clause 25.8 (Approved Brokers) of the Agreement and prepared in accordance with clause 19.2 (Provision and contents of Compliance Certificate and valuations) and clause 25 (Minimum security value) of the Agreement;

	(b)	valuations of all other assets owned wholly or in part by [the Group] [the MLP Group] prepared in accordance with clause 25.4 (Valuations procedure) of the Agreement; [and]

(c)

[reconciliations prepared by us as to the difference between the book value of the assets referred to in 3(a) [(and (b))] and their market values as demonstrated by the valuations referred to in 3(a) [(and (b))]; and]

	(d)	marked-to-market valuations of all Treasury Transactions entered into by a member of [the Group] [the MLP Group] reconciled against the [Semi-Annual][Annual] Financial Statements.

4

We confirm that no Event of Default is continuing [If this statement cannot be made, the certificate should identify any Event of Default that is continuing and the steps, if any, being taken to remedy it.]

Signed by:

Chief Financial Officer
For and on behalf of GASLOG LTD.

Chief Financial Officer
For and on behalf of [GASLOG PARTNERS LP]

Schedule 7
Form of Transfer Certificate

To:	ABN AMRO Bank N.V. as Agent

From:	[The Existing Lender] (the Existing Lender) and [The New Lender] (the New Lender)

Dated:

$576,887,500 Facilities Agreement dated [•] 2020 (the “Agreement”)

1

We refer to the Agreement. This is a Transfer Certificate. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2	We refer to clause 30.5 (Procedure for assignment) of the Agreement:

(a)

The Existing Lender assigns absolutely to the New Lender all the rights of the Existing Lender under the Agreement and the other Finance Documents which relate to that portion of the Existing Lender’s Commitment(s) and participations in the Loans under the Agreement as specified in the Schedule.

(b)

The Existing Lender is released from all the obligations of the Existing Lender which correspond to that portion of the Existing Lender’s Commitment(s) and participations in the Loans under the Agreement specified in the Schedule.

(c) The New Lender becomes a Party as a Lender and is bound by obligations equivalent to those from which the Existing Lender is released under paragraph (b) above.

(d) The proposed Transfer Date is [•].

(e) The Facility Office and address, email address and attention details for notices of the New Lender for the purposes of clause 37.2 (Addresses) are set out in the Schedule.

3	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in sub-clause 30.4(c) of clause 30.4 (Limitation of responsibility of Existing Lenders).

4	The New Lender confirms that it is [not] a Group Member or an Affiliate of any Group Member.

5	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

6

[Consider including reference to accession to an intercreditor agreement, mortgage or other Finance Documents to which Lenders may need to be party and checklist of steps necessary for the New Lender to obtain the benefit of the Security Documents.]

7	This Transfer Certificate and any non-contractual obligations connected with it are governed by English law.

8	This Transfer Certificate has been entered into on the date stated at the beginning of this Transfer Certificate.

Note: The execution of this Transfer Certificate alone may not assign a proportionate share of the Existing Lender’s interest in the Security Interests constituted by the Security Documents in all jurisdictions.  It is the responsibility of the New Lender to ascertain whether any other documents or other formalities are required to perfect an assignment of such a share in the Existing Lender’s interest in the Security Interests constituted by the Security Documents in any jurisdiction and, if so, to arrange for execution of those documents and completion of those formalities.

The Schedule

Rights to be assigned and obligations to be released and undertaken

[insert relevant details]

[Facility Office address, email and attention details for notices and account details for payments.]

[Existing Lender]	[New Lender]
By:	By:

This is accepted by the Agent as a Transfer Certificate and the Transfer Date is confirmed as [•].

Signature of this Transfer Certificate by the Agent constitutes confirmation by the Agent of receipt of notice of the assignment referred to herein, which notice the Agent receives on behalf of each Finance Party.

ABN AMRO Bank N.V. as Agent

By:

Schedule 8
Forms of Notifiable Debt Purchase Transaction Notice

Part 1

Form of Notice on Entering into Notifiable Debt Purchase Transaction

To:	ABN AMRO Bank N.V. as Agent

From:	[The Lender]

Dated:

$576,887,500  Facilities Agreement dated [•] 2020 (the “Agreement”)

1	We refer to clause 31.3(b) of the Agreement. Terms defined in the Agreement have the same meaning in this notice unless given a different meaning in this notice.

2	We have entered into a Notifiable Debt Purchase Transaction.

3	The Notifiable Debt Purchase Transaction referred to in paragraph 2 above relates to the amount of our Commitment(s) as set out below.

	Commitment	Amount of our Commitment to which Notifiable Debt Purchase Transaction relates

	[•]	[insert amount (of Commitment) to which the relevant Debt Purchase Transaction applies]

[Lender]

By:

Part 2

Form of Notice on Termination of Notifiable Debt Purchase Transaction / Notifiable Debt Purchase Transaction ceasing to be with a Parent Affiliate

To:     ABN AMRO Bank N.V. as Agent

From: [The Lender]

Dated:

$576,887,500  Facilities Agreement dated [•] 2020 (the “Agreement”)

1

We refer to clause 31.2 (Prohibition on Debt Purchase Transactions by the Group or the MLP Group) of the Agreement. Terms defined in the Agreement have the same meaning in this notice unless given a different meaning in this notice.

4	A Notifiable Debt Purchase Transaction which we entered into and which we notified you of in a notice dated [•] has [terminated]/[ceased to be with a Parent Affiliate].

5	The Notifiable Debt Purchase Transaction referred to in paragraph 2 above relates to the amount of our Commitment(s) as set out below.

	Commitment	Amount of our Commitment to which Notifiable Debt Purchase Transaction relates (Base Currency)

	[•]	[insert amount (of Commitment) to which the relevant Debt Purchase Transaction applies]

[Lender]

By:

Schedule 9
Table of Repayment Instalments

Ship A

Term Loan	Amount ($)
First	3,535,531
Second	1,767,765
Third	1,767,765
Fourth	1,767,765
Fifth	1,767,765
Sixth	1,767,765
Seventh	1,767,765
Eighth	1,767,765
Ninth	1,767,765
Tenth	1,767,765
Eleventh	1,767,765
Twelfth	1,767,765
Thirteenth	1,767,765
Fourteenth	1,767,765
Fifteenth	1,767,765
Sixteenth	1,767,765
Seventeenth	1,767,765
Eighteenth	1,767,765
Nineteenth	50,202,464

Ship B

Term Loan	Amount ($)
First	3,523,006
Second	1,761,503
Third	1,761,503
Fourth	1,761,503
Fifth	1,761,503
Sixth	1,761,503
Seventh	1,761,503
Eighth	1,761,503
Ninth	1,761,503
Tenth	1,761,503
Eleventh	1,761,503
Twelfth	1,761,503
Thirteenth	1,761,503
Fourteenth	1,761,503
Fifteenth	1,761,503
Sixteenth	1,761,503
Seventeenth	1,761,503
Eighteenth	1,761,503
Nineteenth	51,033,943

Ship C

Term Loan	Amount ($)
First	3,291,833
Second	1,645,917
Third	1,645,917
Fourth	1,645,917
Fifth	1,645,917
Sixth	1,645,917
Seventh	1,645,917
Eighth	1,645,917
Ninth	1,645,917
Tenth	1,645,917
Eleventh	1,645,917
Twelfth	1,645,917
Thirteenth	1,645,917
Fourteenth	1,645,917
Fifteenth	1,645,917
Sixteenth	1,645,917
Seventeenth	1,645,917
Eighteenth	1,645,917
Nineteenth	64,630,078

Ship D

Term Loan	Amount ($)
First	2,956,868
Second	1,478,434
Third	1,478,434
Fourth	1,478,434
Fifth	1,478,434
Sixth	1,478,434
Seventh	1,478,434
Eighth	1,478,434
Ninth	1,478,434
Tenth	1,478,434
Eleventh	1,478,434
Twelfth	1,478,434
Thirteenth	1,478,434
Fourteenth	1,478,434
Fifteenth	1,478,434
Sixteenth	1,478,434
Seventeenth	1,478,434
Eighteenth	1,478,434
Nineteenth	65,247,254

Ship E

Term Loan	Amount ($)
First	2,948,921
Second	1,474,460
Third	1,474,460
Fourth	1,474,460
Fifth	1,474,460
Sixth	1,474,460
Seventh	1,474,460
Eighth	1,474,460
Ninth	1,474,460
Tenth	1,474,460
Eleventh	1,474,460
Twelfth	1,474,460
Thirteenth	1,474,460
Fourteenth	1,474,460
Fifteenth	1,474,460
Sixteenth	1,474,460
Seventeenth	1,474,460
Eighteenth	1,474,460
Nineteenth	66,747,759

Ship F

Term Loan	Amount ($)
First	2,442,433
Second	1,221,216
Third	1,221,216
Fourth	1,221,216
Fifth	1,221,216
Sixth	1,221,216
Seventh	1,221,216
Eighth	1,221,216
Ninth	1,221,216
Tenth	1,221,216
Eleventh	1,221,216
Twelfth	1,221,216
Thirteenth	1,221,216
Fourteenth	1,221,216
Fifteenth	1,221,216
Sixteenth	1,221,216
Seventeenth	1,221,216
Eighteenth	1,221,216
Nineteenth	18,976,895

SIGNATURES

THE BORROWERS

GAS-ONE LTD.	)	/s/ Achilleas Tasioulas
By:	)

GAS-TWO LTD.	)	/s/ Achilleas Tasioulas
By:	)

GAS-SIX LTD.	)	/s/ Achilleas Tasioulas
By:	)

GAS-NINE LTD.	)	/s/ Achilleas Tasioulas
By:	)

GAS-TEN LTD.	)	/s/ Achilleas Tasioulas
By:	)

GAS-EIGHTEEN LTD.	)	/s/ Achilleas Tasioulas
By:	)

THE GUARANTORS

EXECUTED as a DEED	)
By	)
for and on behalf of	)	/s/ Achilleas Tasioulas
GASLOG LTD.	)	Attorney-in-fact
as Parent and Guarantor	)
in the presence of:	)

/s/ Zachary Michael Warne
Witness
Name: Zachary Michael Warne
Address: Norton Rose Fulbright
Occupation: Paralegal

EXECUTED as a DEED	)
By	)
for and on behalf of	)
GASLOG CARRIERS LTD.	)	/s/ Achilleas Tasioulas
as Guarantor	)	Attorney-in-fact
in the presence of:	)

/s/ Zachary Michael Warne
Witness
Name: Zachary Michael Warne
Address: Norton Rose Fulbright
Occupation: Paralegal

EXECUTED as a DEED	)
By	)
for and on behalf of	)
GASLOG PARTNERS LP	)	/s/ Achilleas Tasioulas
as Guarantor	)	Attorney-in-fact
in the presence of:	)

/s/ Zachary Michael Warne
Witness
Name: Zachary Michael Warne
Address: Norton Rose Fulbright
Occupation: Paralegal

EXECUTED as a DEED	)
By	)
for and on behalf of	)
GASLOG PARTNERS HOLDINGS LLC.	)	/s/ Achilleas Tasioulas
as Guarantor	)	Attorney-in-fact
in the presence of:	)

/s/ Zachary Michael Warne
Witness
Name: Zachary Michael Warne
Address: Norton Rose Fulbright
Occupation: Paralegal

THE ARRANGERS

ABN AMRO BANK N.V.	)	/s/ Niki Alexandrou
as Mandated Lead Arranger	)	Attorney-in-fact
By:	)

CITIGROUP GLOBAL MARKETS LIMITED	)	/s/ Zain Zaidi
as Mandated Lead Arranger	)
By:	)

NORDEA BANK ABP, FILIAL I NORGE	)	/s/ Niki Alexandrou
as Mandated Lead Arranger	)	Attorney-in-fact
By:	)

CREDIT AGRICOLE CORPORATE AND	)
INVESTMENT BANK	)	/s/ Niki Alexandrou
as Mandated Lead Arranger	)	Attorney-in-fact
By:	)

HSBC BANK PLC	)	/s/ Antonis Lamnidis
as Mandated Lead Arranger	)	Attorney-in-fact
By:	)

NATIONAL AUSTRALIA BANK LIMITED	)	/s/ Geir Bakkelund
as Arranger	)
By:	)

UNICREDIT BANK AG	)	/s/ Ureshnie Kaperonis
as Arranger	)	Attorney-in-fact
By:	)

THE LENDERS

ABN AMRO BANK N.V.	)	/s/ Niki Alexandrou
By:	)	Attorney-in-fact

CITIBANK, N.A., LONDON BRANCH	)	/s/ Zain Zaidi
By:	)

CREDIT AGRICOLE CORPORATE AND	)
INVESTMENT BANK	)	/s/ Niki Alexandrou
By:	)	Attorney-in-fact

HSBC BANK PLC	)	/s/ Antonis Lamnidis
By:	)	Attorney-in-fact

NATIONAL AUSTRALIA BANK LIMITED	)	/s/ Geir Bakkelund
By:	)

NORDEA BANK ABP, FILIAL I NORGE	)	/s/ Niki Alexandrou
By:	)	Attorney-in-fact

UNICREDIT BANK AG	)	/s/ Ureshnie Kaperonis
By:	)	Attorney-in-fact

THE BOOKRUNNERS

ABN AMRO BANK N.V.	)	/s/ Niki Alexandrou
By:	)	Attorney-in-fact

CITIGROUP GLOBAL MARKETS LIMITED	)	/s/ Zain Zaidi
By:	)

NORDEA BANK ABP, FILIAL I NORGE	)	/s/ Niki Alexandrou
By:	)	Attorney-in-fact

THE AGENT

ABN AMRO BANK N.V.	)	/s/ Niki Alexandrou
By:	)	Attorney-in-fact

THE SECURITY AGENT

ABN AMRO BANK N.V.	)	/s/ Niki Alexandrou
By:	)	Attorney-in-fact